SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

SUBURBAN LODGES OF AMERICA, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, par value $.01 per share, of Suburban Lodges of America, Inc. (the “Common Stock”).

(2)	Aggregate number of securities to which transaction applies: 11,979,260 shares of Common Stock outstanding as of January 31, 2002, and all shares underlying outstanding options to purchase shares of Common Stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: The filing fee of $10,081 was calculated by multiplying .000092 by an amount equal to the sum of (x) the product of 11,979,260 shares of Common Stock that are proposed to be converted into the right to receive the transaction consideration, and the cash merger consideration of $8.25 per share, (y) $1,386,769, the aggregate amount anticipated to be paid to persons holding in-the-money options to acquire Common Stock in consideration of cancellation of such options and (z) $9,357,457, the book value as of December 31, 2001, of assets to be transferred to a liquidating trust for the benefit of the holders of Common Stock and in-the-money options to acquire Common Stock.

(4)	Proposed maximum aggregate value of transaction: $109,573,121

(5)	Total fee paid: $10,081

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid: N/ A

(2)	Form, Schedule or Registration Statement No.: N/A

(3)	Filing Party: N/A

         (4)    Date Filed: N/A

SUBURBAN LODGES OF AMERICA, INC. 300 Galleria Parkway, Suite 1200 Atlanta, Georgia 30339

                  , 2002

Dear Shareholder:

     You are cordially invited to attend the special meeting of shareholders of Suburban Lodges of America, Inc., or Suburban Lodges, which will be held on                   , 2002, at 9:00 a.m., local time, at                                                     .

     At the special meeting, you will be asked to consider and vote on proposals to:

     1. adopt and approve a merger agreement, dated as of January 29, 2002, among Intown Holding Company, L.L.C., a Georgia limited liability company, or Holding, Intown Suites Management, Inc., a Georgia corporation and a direct wholly owned subsidiary of Holding, or Intown, Intown Sub, Inc., a Georgia corporation and a wholly owned subsidiary of Intown, or Sub, and Suburban Lodges, and the merger of Sub with and into Suburban Lodges; and

     2. transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Before closing of the merger, we will continue with our previously announced plan to dispose of undeveloped real estate, and will transfer any remaining unsold parcels, as well as the net cash proceeds from any such sales, and certain other assets, to a liquidating trust for the benefit of our shareholders and holders of in-the-money options to acquire shares of our common stock. The liquidating trust will be responsible for directing the disposition of any assets we transfer to it, and beginning after the first anniversary of the merger, distributing any available sales proceeds to the trust beneficiaries.

     The total value of the proposed transaction, before taking into account any distributions from the liquidating trust, is approximately $219.9 million, consisting of approximately $100.2 million in cash consideration to be paid to our shareholders and in-the-money option holders, plus the assumption of approximately $119.7 million of our existing debt. The merger agreement provides that, upon consummation of the merger, each share of our common stock, par value $.01 per share, issued and outstanding before the merger, other than shares owned by Holding, Intown, Sub, us, our subsidiaries or by shareholders exercising dissenters’ rights, will be converted into the right to receive $8.25 in cash plus one non-transferable unit representing a proportionate beneficial interest in the liquidating trust.

     After careful consideration, our board of directors has determined that the merger agreement and the transactions contemplated by it are fair to, and in the best interests of, Suburban Lodges and our shareholders. Accordingly, the members of the board of directors unanimously approved the merger agreement and the merger, and recommend that you vote FOR adoption and approval of the merger agreement and approval of the merger. The attached notice of special meeting and proxy statement explain the proposed merger and provide more detailed information concerning the special meeting.

     After reading the enclosed proxy statement, please mark, date, sign and return the enclosed proxy card in the accompanying reply envelope as promptly as possible, but no later than                   , 2002. No additional postage is necessary if it is mailed in the United States. If you decide to attend the special meeting and would prefer to vote in person, please notify the Secretary of Suburban Lodges that you wish to vote in person and your proxy will not be voted. Your vote is very important. Adoption and approval of the merger agreement and approval of the merger require the affirmative vote of holders of a majority of the total outstanding shares of our common stock entitled to vote. Your shares cannot be voted unless you sign, date and return the enclosed proxy card or attend the special meeting in person.

     If you have any questions about the merger agreement or the merger, please call Paul A. Criscillis, Jr., our Chief Financial Officer, at (770) 799-5000. We look forward to seeing you at the special meeting.

Very truly yours,

DAVID E. KRISCHER
Chairman and Chief Executive Officer

This proxy statement is dated                   , 2002, and is first being mailed or otherwise distributed to shareholders on or about                   , 2002.

SUBURBAN LODGES OF AMERICA, INC.

300 Galleria Parkway, Suite 1200
Atlanta, Georgia 30339

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on                         , 2002

To the Shareholders of Suburban Lodges of America, Inc.:

      Notice is hereby given that a special meeting of shareholders of Suburban Lodges of America, Inc., or Suburban Lodges, a Georgia corporation, will be held on                     , 2002, at 9:00 a.m., local time, at the                                                              , for the following purposes:

      1. to consider and vote on a proposal to adopt and approve a merger agreement, dated as of January 29, 2002, among Intown Holding Company, L.L.C., a Georgia limited liability company, or Holding, Intown Suites Management, Inc., a Georgia corporation and a wholly owned subsidiary of Holding, or Intown, Intown Sub, Inc., a Georgia corporation and a wholly owned subsidiary of Intown, or Sub, and Suburban Lodges, and approve the merger of Sub with and into Suburban Lodges; and

      2. to transact such other business as may properly come before the meeting or any adjournment or postponement thereof;

all as set forth in the proxy statement accompanying this notice. Only shareholders of record at the close of business on                     , 2002, are entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof. A list of shareholders entitled to vote at the special meeting will be available for examination by any shareholder at the special meeting.

      You have the right to dissent from the proposed merger and, if you comply with the procedural requirements of Article 13 of the Georgia Business Corporation Code, to receive the fair value of your shares if the merger is completed. See “The Special Meeting — Dissenters’ Rights of Shareholders” on page 41 of the proxy statement. A copy of Article 13 of the Georgia Business Corporation Code is attached to the proxy statement as Appendix G.

      PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. If the merger is consummated, you will be sent instructions regarding the surrender of your certificates.

                                                         By order of the Board of Directors,

                                                         KEVIN R. PFANNES

                                                         Secretary

                    , 2002

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY TERM SHEET
FORWARD LOOKING STATEMENTS
RISK FACTORS
THE SPECIAL MEETING
General
Date, Time and Place
Matters to be Considered at the Special Meeting
Record Date
Voting of Proxies
Vote Required
Quorum, Abstentions and Broker Non-Votes
Solicitation of Proxies and Expenses
THE COMPANIES
Suburban Lodges
Intown, Holding and Sub
THE MERGER
General Description
Background of the Merger
Our Reasons for the Merger; Recommendation of the Board of Directors
Intown’s Reasons for the Merger
Opinion of Our Financial Advisor
Voting Agreement
Indemnification Agreement
Conduct of Our Business if the Merger is not Completed
Material Federal Income Tax Consequences
Anticipated Accounting Treatment of the Merger
New Credit Facilities
Regulatory Approvals Relating to the Merger
Dissenters’ Rights
Amendment of our Rights Plan
Other Effects of the Merger
THE MERGER AGREEMENT
Effective Time of the Merger
General
Treatment of Equity Plans
Surrender and Exchange of Share Certificates
Transfers
Representations and Warranties
Conduct of Business Prior to the Merger
Agreement Not to Solicit Other Offers
Board Recommendations
Additional Agreements
Conditions Precedent
Termination
Escrow Deposit and Termination Right
Payment of Termination Fee and Expense Reimbursement
Amendments
Waivers
RELATED AGREEMENTS
Voting Agreement
Escrow Agreement
MARKET PRICES OF COMMON STOCK AND DIVIDEND INFORMATION
Suburban Lodges Market Price Data
Recent Closing Prices
Dividend Policy
SHAREHOLDER PROPOSALS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
APPENDIX B [LETTERHEAD OF SALOMON SMITH BARNEY INC.]
APPENDIX F DEPOSIT ESCROW AGREEMENT
APPENDIX G ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY TERM SHEET	4
FORWARD LOOKING STATEMENTS	10
RISK FACTORS	11
THE SPECIAL MEETING	13
General	13
Date, Time and Place	13
Matters to be Considered at the Special Meeting	13
Record Date	13
Voting of Proxies	13
Vote Required	13
Quorum, Abstentions and Broker Non-Votes	14
Solicitation of Proxies and Expenses	14
THE COMPANIES	14
Suburban Lodges	14
Intown, Holding and Sub	15
THE MERGER	15
General Description	15
Background of the Merger	15
Our Reasons for the Merger; Recommendation of the Board of Directors	20
Intown’s Reasons for the Merger	21
Opinion of Our Financial Advisor	21
Interests of Certain Persons in the Transactions	27
Voting Agreement	28
Share Ownership by Certain Beneficial Owners and Management	28
The Liquidating Trust	30
Conduct of Our Business if the Merger is not Completed	35
Material Federal Income Tax Consequences	35
Anticipated Accounting Treatment of the Merger	40
New Credit Facilities	40
Regulatory Approvals Relating to the Merger	41
Dissenters’ Rights	41
Amendment of Our Rights Plan	42
Other Effects of the Merger	43
THE MERGER AGREEMENT	44
Effective Time of the Merger	44
General	44
Treatment of Equity Plans	45
Surrender and Exchange of Share Certificates	45
Escrow Deposit	46
Transfers	46
Representations and Warranties	46
Conduct of Business Prior to the Merger	47
Agreement Not to Solicit Other Offers	49
Board Recommendations	50
Additional Agreements	51
Conditions Precedent	56
Termination	58
Escrow Deposit and Termination Right	59
Payment of Termination Fee and Expense Reimbursement	59
Amendments	61
Waivers	61
RELATED AGREEMENTS	61
Voting Agreement	61
Escrow Agreement	62
MARKET PRICES OF COMMON STOCK AND DIVIDEND INFORMATION	63
Suburban Lodges Market Price Data	63
Recent Closing Prices	63
Dividend Policy	63
SHAREHOLDER PROPOSALS	63
OTHER MATTERS	64
WHERE YOU CAN FIND MORE INFORMATION	64

Appendix A	Agreement and Plan of Merger
Appendix B	Opinion of Salomon Smith Barney Inc.
Appendix C	Form of Suburban Lodges Liquidating Trust Agreement
Appendix D	Indemnification Agreement
Appendix E	Voting Agreement
Appendix F	Deposit Escrow Agreement
Appendix G	Article 13 of the Georgia Business Corporation Code

QUESTIONS AND ANSWERS ABOUT THE MERGER

1. Q:	Why did I receive this proxy statement?

A:	You are being asked to adopt and approve the merger agreement that we entered into with Holding, Intown and Sub, and to approve the merger of Sub into Suburban Lodges as contemplated by the merger agreement.

2. Q:	Who is soliciting my proxy?

A:	Suburban Lodges’ board of directors is soliciting proxies for the special meeting.

3. Q:	Where and when is the special meeting?

A:	Suburban Lodges special meeting will take place at , on , 2002, at 9:00 a.m., local time.

4. Q:	What will I receive in the merger?

A:	In the merger, Sub will be merged with and into Suburban Lodges, with Suburban Lodges surviving the merger as a wholly owned subsidiary of Intown. Each share of our common stock will be converted into the right to receive $8.25 per share in cash, without interest, and one non-transferable unit representing a proportionate beneficial interest in a liquidating trust that we will establish before the merger.

5. Q:	What is the liquidating trust?

A:	Before the merger, we will transfer assets that will not be acquired by Intown to a liquidating trust for the benefit of our shareholders and holders of in-the-money options to acquire shares of our common stock. In addition to some cash, the liquidating trust assets will include our entire ownership interest in Suburban Lodges Liquidating Company, LLC, or the liquidating company. The liquidating company is a Georgia limited liability company organized to hold 16 parcels of undeveloped real property, the net proceeds realized upon the sale of any of these parcels that may be completed before the effective time of the merger, and a promissory note of one of our franchisees.

6. Q:	What will you receive pursuant to the liquidating trust?

A:	We estimate, based on our estimates of the current values of the assets that will be contributed to the liquidating company and liquidating trust, that you could receive cash distributions of up to $0.79 per beneficial interest unit from the liquidating trust, beginning one year after the completion of the merger subject to the satisfaction of any liabilities of the liquidating company and liquidating trust. However, we cannot assure you that the liquidating company and liquidating trust will be able to sell or otherwise dispose of their assets for value or that any such proceeds will be sufficient to discharge their liabilities, including potential indemnification obligations arising under an indemnification agreement that the liquidating company and the liquidating trust will enter into with Intown. Therefore, you should evaluate the merger without regard to any amount that you may receive from the liquidating trust.

7. Q:	When do you expect the merger to be completed?

A:	We plan to complete the merger as soon as possible after the special meeting, subject to the satisfaction or waiver of the conditions to the merger, and the merger agreement requires that we complete the merger within five business days after all such conditions are satisfied or waived. We cannot predict when, or if, these conditions will be satisfied or waived.

8. Q:	What vote is required for approval?

A:	Adoption and approval of the merger agreement and approval of the merger require the affirmative vote of holders of a majority of the total number of shares of our common stock outstanding and entitled to vote at the special meeting. Our directors, an affiliate of one of our direc-

tors, and all of our executive officers have agreed to vote all of the shares of our common stock over which they have the power to vote in favor of adoption and approval of the merger agreement and approval of the merger.

9. Q:	How does the board of directors recommend that I vote?

A:	Our board of directors, by a unanimous vote, has approved the merger and the merger agreement and recommends that the shareholders vote FOR adoption and approval of the merger agreement and approval of the merger. The board of directors has determined that the merger is advisable and is fair to, and in the best interests of, our shareholders.

10. Q:	What happens if I transfer my shares after the record date?

A:	The merger will not occur until after , 2002, which is the record date for the special meeting. Therefore, if you transfer your shares of common stock after the record date, but prior to the merger, you will retain the right to vote the shares at the special meeting, but you will lose the right to receive the merger consideration.

11. Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, please respond by completing, signing and dating your proxy card or voting instructions form and returning it in the enclosed envelope as soon as possible so that your shares may be represented at the special meeting.

12. Q:	What happens if I do not return a proxy card?

A:	If you do not return your proxy card and you do not attend and vote at the special meeting, it will have the same effect as voting against the merger.

13. Q:	May I vote in person?

A:	Yes. You may attend the special meeting and may vote your shares in person, rather than signing and mailing a proxy card.

14. Q:	May I change my vote after I have mailed my signed and dated proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting by following the instructions as detailed in “The Special Meeting — Voting of Proxies” on page 13. Before your proxy card is voted, you may submit a new proxy card, or you may attend the special meeting and vote in person.

15. Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares of common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker and you do not attend and vote at the special meeting, your shares will not be voted and they will have the same effect as votes against the merger.

16. Q:	Do I have any dissenters’ rights with respect to the merger?

A:	Yes. If you wish, you may dissent from the merger and obtain payment of the fair value of your shares, but only if you comply with all requirements of Georgia law, which are summarized under the heading “The Merger — Dissenters’ Rights of Shareholders” on page 41 of this proxy statement. A complete copy of Article 13 of the Georgia Business Corporation Code, which governs dissenters’ rights, is included in this proxy statement as Appendix G. The fair value of your shares may be more or less than the merger consideration to be paid in the merger.

17. Q:	What risks should I consider in evaluating the merger?

A:	You should consider the risks described under the heading “Risk Factors” on page 11.

18. Q:	What are the U.S. federal income tax consequences of the merger?

A:	You will generally recognize gain or loss for federal income tax purposes equal to the difference between the value of the consideration you receive in the merger, including the cash and the units in the liquidating trust, and the adjusted basis of your shares. The specific tax consequences to you depend on your particular circumstances. Accordingly, you are urged to consult your tax advisor as to the specific tax consequences to you of the merger, including the effects of state, local or other tax laws.

19. Q:	Should I send in my share certificates now?

A:	No. After the merger is completed, we will send you written instructions for exchanging your share certificates.

20. Q: Who can help answer my questions?

A:	If you have additional questions about the merger, you should contact Paul A. Criscillis, Jr., our Chief Financial Officer, at (770) 799-5000.

SUMMARY TERM SHEET

      This summary, together with the previous question and answer section, provides an overview of the material information discussed in this proxy statement and presented in the attached appendices and may not contain all of the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should carefully read this entire document and the merger agreement, which is attached as Appendix A. For convenience, Suburban Lodges of America, Inc. will be referred to in this proxy statement as “Suburban Lodges,” Intown Holding Company L.L.C. will be referred to as “Holding,” Intown Suites Management, Inc. will be referred to as “Intown” and Intown Sub, Inc. will be referred to as “Sub.” When we refer to “we,” “our” and “us” in this proxy statement, we mean Suburban Lodges.

The Companies (page 14)

      Suburban Lodges. We own, manage and franchise Suburban Lodge® hotels, which are limited service extended-stay hotels designed to appeal to value-conscious guests. As of December 31, 2001, we owned 65 Suburban Lodge® hotels with 8,587 rooms in 19 states, and franchised an additional 61 Suburban Lodge hotels with 8,297 rooms in 12 states. In addition, we franchise GuestHouse International® Inns, Hotels and Suites, which are mid-market traditional nightly hotels. As of December 31, 2001, we franchised 72 GuestHouse International Hotels, Inns and Suites with 4,960 rooms in 22 states. Our address is 300 Galleria Parkway, Suite 1200, Atlanta, Georgia 30339, and our telephone number is (770) 799-5000.

      Intown, Holding and Sub. Intown is a privately held corporation based in Atlanta, Georgia that develops, owns and manages Intown Suites® hotels. Intown Suites hotels are extended-stay facilities that offer the consumer an affordable alternative to the nightly rates of hotels and the long-term commitments of apartment leases. As of December 31, 2001, Intown owned 53 hotels with more than 6,800 rooms in 13 states.

      Intown is a wholly owned subsidiary of Holding. All of the equity interests in Holding are owned, beneficially and of record, by the founders of the Intown Suites hotel brand and by a fund managed by Lazard Freres Real Estate Investors L.L.C.

      Sub is a wholly owned subsidiary of Intown formed for the sole purpose of effecting the merger. Sub has no independent operations. The address of Holding, Intown and Sub is 2102 Piedmont Road, Atlanta, Georgia 30324, and their telephone number is (404) 875-7910.

      Neither Holding, Intown nor Sub is an affiliate of Suburban Lodges.

Overview of the Merger (page 15)

      When the merger occurs, Sub will be merged with and into us, with Suburban Lodges surviving as a wholly owned subsidiary of Intown. At that time, each issued and outstanding share of our common stock, other than shares owned by Holding, Intown, Sub, us, our subsidiaries or by shareholders who exercise dissenters’ rights, will cease to be outstanding and will be converted into the right to receive $8.25 in cash, without interest, and one non-transferable unit representing a proportionate beneficial interest in the liquidating trust.

Recommendation of the Board of Directors (pages 20 through 21)

      Our board of directors has unanimously determined that the merger is fair to, and in the best interests of, Suburban Lodges and our shareholders, and recommends that our shareholders vote FOR adoption and approval of the merger agreement and approval of the merger.

Our Reasons For the Merger (page 20)

      For a description of the reasons which our board of directors considered in approving and recommending the merger, see “The Merger — Our Reasons for the Merger; Recommendation of the Board of Directors,” beginning on page 20.

Opinion of Our Financial Advisor (pages 21 through 27)

      In connection with the merger, our board of directors received a written opinion from Salomon Smith Barney Inc. as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the holders of our common stock. The full text of Salomon Smith Barney’s written opinion, dated January 28, 2002, is attached to this proxy statement as Appendix B. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. Salomon Smith Barney’s opinion is addressed to our board of directors and does not constitute a recommendation to any shareholder as to any matters relating to the proposed merger or any related transactions.

New Credit Facilities (page 40)

      Concurrently with the consummation of the merger, Intown will enter into a new term loan facility with iSTAR Financial Inc. and will amend an existing term loan facility with SouthTrust Bank. Each of the credit facilities will be secured by first-priority mortgages or deeds of trust on extended-stay hotel facilities, including facilities owned by Suburban Lodges before the merger. The merger is not conditioned upon the consummation of these new credit facilities.

The Liquidating Trust (pages 30 through 35)

      Before the merger, we will establish a liquidating trust. We will transfer to the liquidating trust our entire ownership interest in the liquidating company, the net proceeds realized upon any sales of the 16 parcels of undeveloped land that Intown will not be acquiring which are completed before the merger less the amount of the outstanding principal balance under a franchisee note plus accrued interest. The trustee of the liquidating trust will be responsible for directing the disposition of the assets transferred to it and the liquidating company, and beginning after the first anniversary of the effective time, distributing the proceeds from the sale of the land parcels and other assets to the beneficiaries after payment of expenses and liabilities and the making of reasonable provision for claims and contingent liabilities. However, we cannot assure you that the liquidating company and the liquidating trust will be able to sell or otherwise dispose of their assets for value or that any sales proceeds will be sufficient to discharge their liabilities. Therefore, you should evaluate the merger without regard to any amount you may receive from the liquidating trust. The liquidating trust will be governed by a trust agreement, the form of which is attached to this proxy statement as Appendix C.

The Indemnification Agreement (page 34)

      The liquidating company and the liquidating trust will enter into an indemnification agreement with us, Holding, Intown and Sub at the effective time of the merger, which will provide that Holding, Intown, Sub and Suburban Lodges will be indemnified by the liquidating trust and the liquidating company, out of their assets, for any losses or liabilities incurred as a result of their formation, the distributions made to them, and amounts payable with respect to dissenting shares in the merger attributable to beneficial interest units. The form of the indemnification agreement is attached to this proxy statement as Appendix D.

The Special Meeting (pages 13 through 14)

      The special meeting of our shareholders is scheduled to be held on                     , 2002, at 9:00 a.m., local time, at the                               .

Record Date (page 13)

      Our board of directors fixed the close of business on                     , 2002, as the record date to determine holders of shares of our common stock entitled to notice of and to vote at the special meeting. On the record date, there were                               shares of common stock outstanding and held by approximately                               record holders. If you held common stock at the close of business on the record date, you are entitled to one vote per share on the proposal to approve and adopt the merger agreement and approve the merger.

Voting of Proxies; Vote Required and Quorum (pages 13 through 14)

      Quorum. The special meeting can be held only if a quorum is present. A quorum is established when a majority of the outstanding shares of common stock are represented at the special meeting either in person or by proxy. Abstentions and broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

      Merger Proposal. You will have one vote for each share of common stock owned on the record date. Adoption and approval of the merger agreement and approval of the merger require the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting.

      Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstention or broker non-vote will have the same effect as a vote against the adoption and approval of the merger agreement and approval of the merger.

      Properly executed proxies that we receive before the vote at the special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, those proxies will be voted “FOR” the proposal to adopt and approve the merger agreement and to approve the merger. Additionally, the proxy holder may vote the proxy in his or her discretion as to any other matter that may come properly before the special meeting. If necessary, the proxy holder may vote in favor of a proposal to adjourn the special meeting in order to permit further solicitation of proxies if there are not sufficient votes to approve a proposal at the time of the special meeting. However, no proxy holder will vote any proxies voted against approval and adoption of the merger agreement in favor of a proposal to adjourn the special meeting.

      Voting Agreement. All of our directors, an affiliate of one of our directors, and all of our executive officers are parties to a voting agreement with Intown, dated January 29, 2002. Under the terms of the voting agreement, these persons have agreed to vote all of the shares of common stock which they have the power to vote, representing approximately 28.85% of the outstanding shares of common stock entitled to vote at the special meeting, in favor of adoption and approval of the merger agreement and approval of the merger.

Terms of the Merger Agreement (pages 44 through 51)

      The merger agreement is attached to this proxy statement as Appendix A. You should read the merger agreement carefully. It is the legal agreement that governs the merger.

      Agreement Not to Solicit Other Offers. Subject to the fiduciary duties they owe to our shareholders, our board of directors has agreed that we, our subsidiaries and our representatives will not do any of the following:

•	solicit, initiate or encourage any alternative business combination proposal; or

•	participate in or encourage any discussions or negotiations regarding, or furnish any person with any non-public information with respect to, or knowingly facilitate any inquiries or the making of any alternative business combination proposal.

      Conditions Precedent. The completion of the merger depends on the satisfaction of a number of conditions, including the following:

•	the merger agreement and the merger must have been approved by our shareholders;

•	there must be no legal restraints against any party to the merger agreement which would prohibit the merger or the creation of the liquidating company and the liquidating trust and the distributions to each of them, and any required governmental approvals must have been obtained;

•	our representations and warranties, as well of those of Holding, Intown and Sub, must be materially true and correct, and each party to the merger agreement must have performed its obligations under that agreement in all material respects;

•	there must not be any material adverse changes to us after the date the merger agreement was signed;

•	we may not make any transfers of our properties after the date the merger agreement was signed, other than the transfers to the liquidating trust;

•	Intown must receive title insurance policies on each of our hotels, and real property estoppels relating to one of our hotels, each in the form that we agreed upon in the merger agreement;

•	our counsel must deliver their executed legal opinions to Intown;

•	we must have received the consent of two of our lenders to the re-branding of certain Subur-

ban Lodge branded hotels to Intown Suites branded hotels;

•	we must have received estoppels from certain of our lenders;

•	we, the liquidating company and the liquidating trust must have executed the indemnification agreement; and

•	we must deliver an environmental liability insurance policy to Intown.

      Termination. In addition to terminating upon mutual written consent, any party may terminate the merger agreement if:

•	any court or other governmental entity has issued an order, decree, or ruling or taken any other action prohibiting the merger;

•	the merger has not been completed on or before May 14, 2002, but this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of or resulted in the failure to complete the merger by that date; or

•	the special meeting has been held and the required approval of our shareholders was not obtained.

      We may terminate the merger agreement if:

•	Holding, Intown or Sub fails to fulfill or breaches its conditions to the merger and has not cured its breach within 10 days following receipt of written notice of the breach; or

•	our board of directors complies with its obligations under the merger agreement but withdraws or modifies its recommendation of the merger agreement and the merger because of its receipt of an offer to acquire us or our assets that is superior for our shareholders, and Intown does not match that superior proposal;

      Holding, Intown or Sub may terminate the merger agreement:

•	if we breach or fail to fulfill our conditions to the merger, and the breach or failure is not curable or has not been cured within 10 business days following receipt of written notice of the breach or failure;

•	if our board of directors withdraws, modifies or changes its recommendation or approval of the merger agreement or the merger in any manner which is adverse to Intown or Sub, or causes us to enter into or recommends any alternative transaction to purchase us, our subsidiaries, or our respective assets; or

•	for any other reason, in its sole discretion, in which event we will be entitled to receive a $5 million cash deposit that Intown has placed in escrow.

Escrow Deposit and Termination Right (page 59)

      On January 29, 2001, the date of the merger agreement, Intown deposited $5 million with SouthTrust Bank, as escrow agent, to be held and disbursed by the escrow agent in accordance with the terms of a deposit escrow agreement that we have entered into with Intown and the escrow agent. If Holding, Intown or Sub exercise their right to terminate the merger agreement without cause, or the conditions precedent for the obligations of Holding, Intown and Sub set forth in the merger agreement are satisfied or waived and Holding, Intown or Sub nonetheless fail to consummate the merger, then Intown will, upon demand, direct the escrow agent to release the $5 million escrow deposit to us.

Payment of Termination Fee and Expense Reimbursement (pages 59 through 60)

      We will be required to pay Intown a $5 million termination fee if our board of directors withdraws or modifies its recommendation of this merger or the merger agreement, including as a result of its receipt of a superior offer, or approves or causes us to enter into an acquisition transaction with a different third party acquirer. We also will be required to pay the $5 million termination fee if Holding, Intown and Sub exercise their right to terminate the merger agreement as a result of an uncured knowing or intentional breach by us of our representations, warranties, covenants or other obligations under the merger agreement, and within the following twelve months we enter into an agreement for the sale of Suburban Lodges or its assets, other than a sale of our franchise business, a sale of a small number of our hotels, or a conversion of Suburban Lodges to a real estate investment trust. This amount will be reduced by any amount we may have previously paid, or may then be required to pay, to Intown to cover their transaction expenses under the expense reimbursement provisions of the merger agreement.

      If Holding, Intown or Sub exercise their right to terminate the merger agreement as a result of an uncured knowing or intentional breach by us of our representations, warranties, covenants or other obligations under the merger agreement, then we will pay to Intown or Sub, upon demand, their reasonable costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement up to a maximum of $3 million.

Conduct of Our Business if the Merger is not Completed (page 35)

      If the merger is not completed, we intend to continue to operate our business substantially in the manner in which it is operated today and, from time to time, we will evaluate and review our business, operations, properties, corporate structure, dividend policy and capitalization, make changes as are deemed appropriate, and continue to seek to identify strategic alternatives to maximize shareholder value.

Material Federal Income Tax Consequences (pages 35 through 40)

      You will generally recognize gain or loss for federal income tax purposes equal to the difference between the value of the consideration that you receive in the merger, including the cash and the beneficial interest units in the liquidating trust, and the adjusted basis of your shares. The specific tax consequences to you depend on your particular circumstances. Accordingly, you are urged to consult your tax advisor as to the specific tax consequences to you of the merger, including the effects of state, local or other tax laws.

Regulatory Approvals (page 41)

      We are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to consummate the merger, other than filing a certificate of merger with the Secretary of State of the State of Georgia and filing this proxy statement with the Securities and Exchange Commission. If any additional approvals or filings are required, we will use our commercially reasonable efforts to obtain those approvals and make any required filings before completing the merger.

Treatment of Equity Plans (page 45)

      All options, whether vested or unvested, that are not exercised before the merger will be cancelled as of the effective time of the merger in exchange for:

•	a cash payment equal to the amount, if any, by which $8.25 exceeds the per share exercise price of the option, multiplied by the number of shares of common stock subject to the option, less all required tax withholding; and

•	with respect to in-the-money options, that number of beneficial interest units equal to the number of shares underlying such in-the-money options.

Interests of Certain Persons in the Transaction (pages 27 through 28)

      Our directors and executive officers have interests in the merger that may differ from your interests as a holder of our common stock, and that may present a conflict of interest. For instance,

•	certain of our officers and directors will receive substantial severance payments upon the completion of the merger;

•	under the merger agreement, Intown has agreed, for a period of six years after the effective time of the merger, to the continuation of our existing indemnification and directors’ and officers’ liability insurance arrangements; and

•	each director and executive officer who holds vested or unvested in-the-money options to acquire our common stock will be entitled to receive, with respect to each such option share, cash equal to the excess of $8.25 over the option exercise price and a beneficial interest unit in the liquidating trust.

Dissenters’ Rights (pages 41 through 42)

      You are entitled to exercise dissenters’ rights in connection with the merger. If you elect to exercise dissenters’ rights, you must deliver to us, before the shareholder vote to adopt and approve the merger agreement and approve the merger is taken, written notice of your intent to demand payment of the “fair value” of your shares if the merger is completed, and you must not vote to adopt and approve the merger agreement and approve the merger. A copy of Article 13 of the Georgia Business Corporation Code is included in this proxy statement as Appendix G.

Amendment of Our Rights Agreement (page 42)

      In connection with the execution of the merger agreement, we amended our Amended and Restated Rights Agreement, dated as of May 4, 2001, between us and American Stock Transfer & Trust Company, as rights agent, so that:

•	entering into the merger agreement and the voting agreement, and the consummation of the merger and the other transactions contemplated thereby, did not and will not result in the “rights” under the rights agreement being triggered; and

•	the “rights” will expire upon the effective time of the merger.

Other Effects of the Merger (page 43)

      After the merger, our common stock will no longer be traded on The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

FORWARD LOOKING STATEMENTS

      This proxy statement contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to our plans, beliefs and expectations with respect to the amount of the cash proceeds to be distributed by the liquidating trust, the expected impact of the merger on Intown and Suburban Lodges, and our growth prospects and other factors considered by our board of directors to be important reasons for its decision to approve the merger agreement. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions indicate forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Accordingly, you should not place undue reliance on forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the immediately following section entitled “Risk Factors” on page 11, those set forth under “The Merger — Background of the Merger” on page 15, “The Merger — Our Reasons for the Merger; Recommendation of the Board of Directors” on page 20 and “The Merger — Opinion of Our Financial Advisor” on page 21, and in the information included elsewhere in this proxy statement.

      All subsequent written and oral forward-looking statements attributable to Suburban Lodges or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. You also should note that all forward-looking statements in this proxy statement speak only as of the date of this proxy statement. We do not assume any obligation to update any such forward-looking statements to reflect events or circumstances after the date of this proxy statement.

RISK FACTORS

      In addition to the other information contained in this proxy statement, you should carefully consider the following risk factors in deciding whether to vote for the merger. If any of the following risks actually occurs, our business and prospects may be seriously harmed, and the trading price of our common stock could decline.

Failure to complete the merger could negatively impact our stock price and our future business and operations.

      If the merger is not completed for any reason, we may be subject to a number of material risks, including the following:

•	we may be required to pay Intown’s expenses up to $3 million or a termination fee of $5 million, which may have a material adverse impact on our balance sheet;

•	the price of our common stock may decline to the extent that the current market price of our common stock reflects an assumption that the merger will be completed; and

•	many costs related to the merger, such as legal, accounting and some of our financial advisor fees, must be paid even if the merger is not completed.

      In addition, some customers, potential franchisees and suppliers may, in response to the announcement of the merger, delay or defer decisions concerning us. Any delay or deferral in those decisions by our customers or suppliers could have a material adverse effect on us. Similarly, our current and prospective employees may experience uncertainty about their future roles with Intown until Intown’s strategies with regard to our employees are announced or executed. This may adversely affect our ability to attract and retain key management, sales, marketing and technical personnel.

      Further, if the merger is terminated and our board of directors determines to seek another merger or business combination, we cannot predict whether we will be able to find a buyer or other partner willing to pay an equivalent or more attractive price than the price to be paid in the merger. In addition, while the merger agreement is in effect, subject to compliance with applicable securities laws and our board’s fulfillment of its fiduciary duties, we are prohibited from soliciting, initiating, encouraging or entering into extraordinary transactions, such as a merger, sale of assets or other business combination, with any party other than Intown. This may prevent us from entering into an agreement with a party other than Intown that might be perceived as more favorable to our shareholders.

Our officers and directors have interests in the merger in addition to the interests of our shareholders that may influence them to support or approve the merger agreement and the merger, even if approval is not in the best interests of all shareholders.

      Our directors and officers participate in arrangements that provide them with interests in the merger that are different from, or in addition to, those of our shareholders generally, including the following:

•	the consummation of the merger will result in the payment or provision of substantial benefits to some of our directors and officers;

•	Intown has agreed to provide our executive officers and directors with insurance relating to actions or omissions occurring before the effective time of the merger and has also agreed to provide them with certain indemnification rights; and

•	Intown has agreed that each outstanding in-the-money option to purchase our common stock, whether vested or unvested, held by our officers and directors will be canceled and converted into the right to receive cash equal to the difference between the $8.25 cash merger consideration and the exercise price per share of the options, resulting in aggregate cash payments of approximately $1.1 million, and a number of beneficial interest units equal to the number of shares of common stock underlying such options.

      As a result of these interests, our directors and officers could be more likely to vote to adopt and approve the merger agreement and approve the merger than if they did not hold these interests. Our shareholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

You may not realize any proceeds from the liquidation of the assets in the liquidating company or the assets held by the liquidating trust.

      We cannot assure you that the liquidating company will be able to sell all or any of the assets that we and two of our subsidiaries plan to contribute to it for the amounts that we have estimated, or that the expenses and liabilities of the liquidating company or the liquidating trust will not exceed our estimates. Shareholders, in determining whether to vote in favor of the proposals to approve the merger agreement and the merger, are cautioned not to attribute undue certainty to any estimates set forth in this proxy statement. Those estimates are based on a variety of assumptions relating to the likelihood of selling the properties in the liquidating company and the proceeds likely to be realized upon such sales. The amount of the proceeds from the sale of the properties and the amount to be distributed to shareholders are based on our current estimates and are subject to various and significant uncertainties, many of which are beyond our control, that could cause the actual results to differ materially from our expectations. You may receive nothing from the liquidating trust, and you should evaluate the merger without regard to any amount that you may receive from the liquidating trust. Examples of uncertainties that could cause the aggregate amount of distributions to be less than our estimates include the following:

•	changes in the real estate markets in which the real property that will be sold by the liquidating company is located, or changes in interest rates or other economic conditions, could cause the amounts that can be realized by the liquidating company upon a sale of such property to decline;

•	delays in consummating sales of properties or other unanticipated events or occurrences could cause the actual costs and expenses of administering the liquidating company and the liquidating trust to exceed our estimates;

•	if the properties in the liquidating company are sold on the installment basis, or for a promissory note, and there is a default by the purchaser in payment on the related promissory note or installment contract, our exercise of our remedies, which may include foreclosure on any property securing the promissory note, could delay dissolution of the liquidating company and involve additional costs and expenses to the liquidating company; and

•	the liquidating company or the liquidating trust could be subjected to unanticipated claims relating to the assets in the liquidating company or the liquidating trust or arising out of the merger, including under the indemnification agreement that the liquidating company and the liquidating trust will enter into in favor of Holding, Intown, Sub and Suburban Lodges in connection with the merger.

THE SPECIAL MEETING

General

      We are furnishing this proxy statement to holders of our common stock in connection with the solicitation of proxies by our board of directors for use at our special meeting to be held on                     , 2002, and any adjournment or postponement of that meeting.

      This proxy statement is first being mailed to our shareholders on or about                     , 2002.

Date, Time and Place

      Our special meeting will be held on                     , 2002, at 9:00 a.m., local time, at                                         .

Matters to be Considered at the Special Meeting

      At the special meeting and any adjournment or postponement of the special meeting, our shareholders will be asked:

•	to consider and vote upon the adoption and approval of the merger agreement and approval of the merger; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Record Date

      Our board of directors has fixed the close of business on                     , 2002, as the record date for determination of our shareholders entitled to notice of and to vote at the special meeting.

Voting of Proxies

      We request that our shareholders complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope. Brokers holding shares in “street name” may vote the shares only if the shareholder provides instructions on how to vote. Brokers will provide instructions to beneficial owners on how to direct the broker to vote the shares. All properly executed proxies that we receive prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to adopt and approve the merger agreement and to approve the merger. Our board of directors does not currently intend to bring any other business before the special meeting and our board of directors is not aware of any other matters to be brought before the special meeting. If other business properly comes before the special meeting, the proxies will be voted in accordance with the judgment of the proxyholders.

      A shareholder may revoke his or her proxy at any time prior to its use:

•	by delivering to our secretary a signed notice of revocation or a later-dated, signed proxy; or

•	by attending the special meeting and voting in person.

      Attendance at the special meeting does not in itself constitute the revocation of a proxy.

Vote Required

      The holders of a majority of our outstanding shares of common stock as of the close of business on                     , 2002, must adopt and approve the merger agreement and approve the merger. As of the close of business on                     , 2002, there were                     shares of our common stock outstanding and entitled to vote. Our shareholders have one vote per share of our common stock that they owned on the record date.

      As of January 29, 2002, all of our directors, an affiliate of one of our directors, and all of our executive officers had the power to vote an aggregate of 3,456,572 shares of our common stock, exclusive of any shares issuable upon the exercise of options, or approximately 28.85% of the shares of our common stock. Under a voting agreement with Intown, these persons have agreed to vote all of the shares of our common stock over which they have the power to vote for adoption and approval of the merger agreement and approval of the merger. As of                     , 2002, no directors or executive officers of Holding, Intown or Sub owned any shares of Suburban Lodges common stock. See “The Merger — Interests of Certain Persons in the Merger” on page 27.

Quorum, Abstentions and Broker Non-Votes

      The required quorum for the transaction of business at the special meeting is a majority of the shares of our common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. Because adoption and approval of the merger agreement and approval of the merger requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against adoption and approval of the merger agreement and approval of the merger. In addition, the failure of a shareholder to vote, either by returning a proxy or by attending and voting at the special meeting, will have the effect of a vote against adoption and approval of the merger agreement and approval of the merger. Brokers holding shares for beneficial owners cannot vote on the actions proposed in this proxy statement without the owners’ specific instructions. Therefore, we urge you to return the enclosed proxy card marked to indicate your vote.

Solicitation of Proxies and Expenses

      In addition to solicitation by mail, our directors, officers and employees may solicit proxies from our shareholders by telephone, facsimile or in person. No additional compensation will be paid to our directors, officers or employees for any solicitations. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners. We are paying the expenses of soliciting proxies, including expenses related to the printing and mailing of this proxy statement.

THE COMPANIES

Suburban Lodges

      We own, manage and franchise Suburban Lodge hotels, which are limited service extended-stay hotels designed to appeal to value-conscious guests. As of December 31, 2001, we owned 65 Suburban Lodge hotels with 8,587 rooms in 19 states, and franchised an additional 61 Suburban Lodge hotels with 8,297 rooms in 12 states. In addition, we franchise GuestHouse International Inns, Hotels and Suites, which are mid-market traditional nightly hotels. As of December 31, 2001, we franchised 72 GuestHouse International Hotels, Inns and Suites with 4,960 rooms in 22 states.

      Suburban Lodge guest rooms are fully furnished and include a combination living room and bedroom, a bathroom and a fully-equipped kitchenette. Weekly maid and linen services, access to cable or satellite television and coin-operated laundromats are also provided to allow guests to stay comfortably for extended periods. Although daily rates are available, a majority of all guests pay our weekly rates, which currently range from approximately $149 to $339 for standard guest rooms and from $169 to $359 for larger guest rooms.

      Our address is 300 Galleria Parkway, Suite 1200, Atlanta, Georgia 30339, and our telephone number is (770) 799-5000.

Intown, Holding and Sub

      Intown is a privately held corporation based in Atlanta, Georgia that develops, owns and manages Intown Suites hotels. Intown Suites hotels are extended-stay facilities that offer the consumer an affordable alternative to the nightly rates of hotels and the long-term commitments of apartment leases. As of December 31, 2001, Intown owned 53 hotels with more than 6,800 rooms in 13 states.

      Intown Suites hotels, which have an average weekly rate of approximately $175, attract a broad cross-section of guests, including persons relocating, individuals on extended business assignments, and individuals experiencing domestic transitions. A typical Intown Suites hotel features 121 studio suites and is located in urban and suburban areas on major thoroughfares with high visibility, usually near large concentrations of retail facilities. The hotels are both interior and exterior corridor facilities. Each suite includes a full-size refrigerator, two-burner cook-top stove, microwave oven and dining area. Furnishings include a full-size bed, foldout sofa, television set and chest of drawers. Almost all of the Intown Suites hotels offer free, in-room high speed internet access and cable television.

      Intown was formed as a Georgia corporation in 1989. Intown is a wholly owned subsidiary of Holding. Intown’s address is 2102 Piedmont Road, Atlanta, Georgia 30324, and Intown’s telephone number is (404) 875-7910.

      Holding is a Georgia limited liability company formed in 1997 to acquire all of the equity interests in Intown. All of the equity interests in Holding are owned, beneficially and of record, by the founders of the Intown Suites hotel brand and by a fund managed by Lazard Freres Real Estate Investors L.L.C. Lazard Freres Real Estate Investors L.L.C. is a real estate investment affiliate of Lazard Freres & Co. LLC, a leading global investment bank.

      Sub is a wholly owned subsidiary of Intown formed for the sole purpose of effecting the merger. Sub has no independent operations.

      Neither Holding, Intown nor Sub is an affiliate of Suburban Lodges.

THE MERGER

General Description

      At the time the merger becomes effective, Sub will be merged with and into Suburban Lodges. Suburban Lodges will be the surviving corporation in the merger. As a result of the merger, holders of our common stock will receive $8.25 in cash, without interest, plus one non-transferable unit representing a proportionate beneficial interest in the liquidating trust for each share of common stock they hold.

Background of the Merger

      In mid-April 2000, a representative of Andersen Corporate Finance LLC, or Andersen, Intown’s financial advisor, contacted our Chief Executive Officer, David Krischer, to arrange a meeting with Mr. Krischer to discuss strategic opportunities with Intown Suites.

      On April 17, 2000, representatives of Andersen met with Mr. Krischer at our offices to discuss Intown’s interest in acquiring all of our hotels. Mr. Krischer informed them that we were not interested in selling all of our hotels, but that we would consider selling Intown six of our hotels located in Texas that were already listed with a broker. Intown signed a confidentiality agreement in connection with its interest in the Texas hotel portfolio on May 18, 2000, and we subsequently provided Intown with information concerning the Texas hotels.

      On June 26, 2000, Mr. Krischer and Paul A. Criscillis, Jr., our Chief Financial Officer, met with David Vickers, the Chief Executive Officer of Intown, Bill Brewer, Intown’s Chief Financial Officer, and representatives of Andersen. In the meeting, Intown reiterated its interest in acquiring all of our hotels. We communicated that we were not interested in such a transaction.

      There was no further communication between the parties until September 29, 2000, when Mr. Krischer met with a representative of Andersen. The representative expressed Intown’s continued interest in acquiring all of our hotels through an asset transaction or possibly through a cash merger. Mr. Krischer informed the Andersen representative that we were considering retaining a financial advisor to assist us in exploring strategic alternatives. Mr. Krischer also informed the Andersen representative that we were willing to enter into a new confidentiality agreement with Intown and to provide them with materials that would enable them to begin a due diligence review of us and our hotels. The confidentiality agreement was executed on October 2, 2000, at which time we began to provide limited financial information to Intown.

      On October 24, 2000, our board of directors instructed management to engage a financial advisor to assist us in considering strategic alternatives. We subsequently retained Salomon Smith Barney Inc. as our financial advisor.

      On October 27, 2000, Intown sent a letter to Mr. Krischer expressing an interest in acquiring us and valuing Suburban Lodges at between $8.00 and $9.00 per share. The letter also provided that we would be responsible for all expenses that might be incurred in a sale transaction, and that Intown’s offer would be subject to a number of conditions and contingencies, including a financing contingency.

      In early November 2000, our management, with the assistance of Salomon Smith Barney, prepared a confidential information book containing information regarding Suburban Lodges to be provided to potential buyers. In mid November 2000, at our direction, Salomon Smith Barney contacted Intown to inform them that we would be undertaking a process to solicit third party indications of interest in Suburban Lodges and that Intown would be contacted in connection with that process.

      In late November and in December of 2000, approximately 45 potential purchasers, including Intown, were contacted in an effort to identify potential strategic opportunities for us. On December 20, 2000, the confidential information book was distributed to 16 companies, including Intown, that had expressed interest in receiving information regarding Suburban Lodges and had executed a confidentiality agreement required to be signed by potential purchasers in connection with our solicitation process. Concurrent with the delivery of the confidential information book to Intown, we delivered a letter outlining our objections to Intown’s October 27, 2000, proposal.

      On January 16, 2001, a property book, containing a detailed summary of the operational history of each of our owned hotels, was delivered to Intown and other potential purchasers.

      In early January 2001, a representative of Andersen met with our financial advisor and reiterated Intown’s interest in acquiring us. In accordance with our instructions, our financial advisor informed Intown’s representatives that Intown would have to offer a higher price per share with fewer closing conditions and contingencies.

      On January 23, 2001, Intown delivered a preliminary proposal to us responding to our December 20, 2000, letter. Intown expressed interest in an acquisition at $8.50 per share, subject to reduction of the purchase price under various circumstances and including a number of conditions and contingencies. On February 6, 2001, our board of directors met with our senior management and financial advisor to discuss our strategic options and determined to reject Intown’s proposal.

      On February 19, 2001, Intown submitted a revised proposal expressing an interest in acquiring us at a price of $10.00 per share, subject to substantial potential reductions of the purchase price under various circumstances, providing for a four month exclusivity period and including a number of conditions and contingencies, including a financing contingency. On February 27, 2001, our board of directors met with our senior management and our financial advisor to discuss Intown’s proposal and determined to reject it.

      During the first quarter of 2001, we considered the possibility of pursuing a stock-for-stock merger with another company in our industry. After exploring this alternative, the other company and we elected not to pursue the proposed transaction.

      On March 20, 2001, Intown delivered a second revised proposal to Mr. Krischer and our board. Intown expressed interest in an acquisition at $8.50 per share. The purchase price was still subject to reduction of the purchase price under various circumstances and the proposal provided for a four month exclusivity period. However, some conditions and contingencies included in the prior proposal, including a financing contingency, had been removed. In addition, Intown offered to deposit $3 million in escrow at the time of signing a definitive agreement, and an additional $2 million 30 days later, to be paid to us if they did not consummate the proposed transaction. Management and our board of directors decided to reject Intown’s proposal due to the uncertainty caused by potential purchase price adjustments, the extensive due diligence and exclusivity period and the remaining contingencies.

      There was no further communication between the parties until April 30, 2001, when Mr. Krischer had a lunch meeting with Mr. Vickers, which Mr. Krischer had arranged for the purpose of maintaining a continuing relationship with Mr. Vickers and Intown. At the meeting, Mr. Vickers delivered a revised proposal expressing Intown’s interest in acquiring us for $9.00 per share, subject to purchase price reductions under various circumstances, and requiring that numerous financial conditions be met. In this letter, Intown’s proposal to deposit up to $5 million in escrow was revised to provide that the escrow deposit would be released to us if Intown’s conditions to closing were satisfied and it nonetheless decided not to close the transaction. Intown also reduced the exclusivity period to sixty days. Although we continued to have concerns about the potential purchase price adjustments and the fact that Intown would have to arrange financing in order to complete the transaction, we resumed providing Intown with information about us in early May of 2001.

      On May 9, 2001, our representatives met with representatives of Intown. At the meeting, Intown informed our representatives that it had received an expression of interest from a lender to provide financing for an acquisition of us, and that they would continue to work toward securing that financing.

      At our annual meeting of shareholders held on May 17, 2001, Raymond A. D. French and Paul R. Coulson were elected to our board. Messrs. French and Coulson carried out a successful proxy contest and were elected to our board based in part upon a platform for change, which included consideration of asset sales or a sale of Suburban Lodges.

      Immediately after our annual meeting of shareholders on May 17, 2001, Mr. Krischer met with our new board members to discuss the steps we had taken to investigate potential strategic opportunities to date and to review the status of our renewed discussions with Intown. That same day, Mr. Criscillis met with representatives of Andersen to discuss Intown’s assumptions and methodology in its valuation of Suburban Lodges.

      On May 24, 2001, Intown submitted a revised written expression of interest to acquire us at a price of $8.35 per share, subject to several requirements as to the amounts of cash, working capital and debt that we would have as of the closing date and setting a limit on the total transaction costs for which Intown would be responsible. The proposal anticipated that the purchase price would be adjusted prior to closing to reflect any deviation from these specified financial requirements. However, the financial requirements outlined in the May 24 proposal were designed to reduce the extent of the potential purchase price adjustments from the adjustments included in previous proposals.

      On June 6, 2001, we responded that Intown’s offer would need to provide greater certainty as to the purchase price to be received by our shareholders and that the proposed purchase price would have to be increased. Based on information that had been provided by Intown’s representatives to Mr. Criscillis at the May 17 meeting which indicated that Intown did not ascribe as much value to the unimproved land as we believed could be obtained by selling the land independently, we also proposed that our unimproved land be placed into a liquidating trust.

      On June 20, 2001, Intown delivered a revised written proposal to acquire us for $8.35 per share and providing for a liquidating trust to dispose of our unimproved land. The revised proposal continued to include the requirement that the price be adjusted at closing to reflect any deviations in the amounts of several balance sheet items from the amounts reflected on our most recent balance sheet and limited the aggregate amount of transaction costs that could be incurred by us without a reduction in the purchase price.

      On June 28, 2001, our board decided to proceed with negotiations and enter into an exclusivity agreement with Intown based on Intown’s June 20, 2001 letter. At the June 28 meeting the board also considered the possibility of converting Suburban Lodges to a real estate investment trust, as an alternative to a transaction with Intown. Although the board ultimately determined that a sale of Suburban Lodges to Intown would be likely to be a more beneficial transaction to its shareholders, the board directed its officers to continue to explore the possibility of converting to a REIT in the event a transaction could not be completed with Intown.

      On July 2, 2001, we entered into an exclusivity agreement with Intown, but indicated to them that a fixed price for the purchase of our shares would have to be agreed upon before a definitive agreement was signed. On July 9, 2001, Intown began a more detailed due diligence review based on information provided through our counsel. Legal due diligence continued through September 2001.

      During August and September 2001, our senior officers met on several occasions with representatives of Intown to discuss the status of Intown’s efforts to obtain financing of the proposed transaction and progress in due diligence.

      On August 15, 2001, Intown’s counsel provided us with a draft merger agreement, to which we responded on August 31, 2001. Based on this exchange, and a meeting between Messrs. Krischer and Vickers on August 23, 2001, it became apparent that there were a number of significant business issues that would need to be resolved before the parties could enter into a definitive merger agreement.

      On September 7 and September 13, 2001, Mr. Criscillis discussed open business issues and changes in Intown’s plans for financing in connection with the transaction with a representative of Andersen. On September 20, 2001, we agreed that we would extend the exclusivity period in our initial exclusivity agreement with Intown to October 20, 2001.

      On September 24, 2001, a representative of Andersen met with Messrs. Krischer and Criscillis and provided them with a list of business and legal issues that Intown indicated were critical. Messrs. Krischer and Vickers met on October 1, 2001 to discuss the status of Intown’s continuing efforts to arrange financing and the results of their due diligence investigation, as well as some of the significant unresolved business issues between the parties, including our desire for the parties to agree upon a fixed price.

      On October 10, 2001, Mr. Criscillis met with a representative of Andersen to discuss the unresolved business issues in further detail, with a focus on identifying those issues that were of greatest importance to each party. The Andersen representative also provided us with an update on Intown’s progress toward arranging financing. At this meeting, the Andersen representative indicated that in light of the events of September 11, 2001, and the effects these events were continuing to have on the hospitality industry, Intown was reducing the price it proposed to pay to a fixed price of $8.00 per share in cash, plus the proceeds of the liquidating trust.

      On October 23, 2001, our board of directors met to discuss Intown’s proposal. The board directed our officers to respond with a counteroffer of a fixed price of $8.35 per share plus the proceeds of the liquidating trust. This counteroffer was delivered by Mr. Criscillis to a representative of Andersen later that day.

      On October 26, 2001, Intown indicated that its final offer was a fixed price of $8.25 per share in cash, plus the proceeds of the liquidating trust, and that Intown would expect us to agree to its position on several of the significant business issues that continued to divide the parties if it were to pay that price. Later that day, Intown delivered a revised list of its critical business issues to us.

      On October 30, 2001, our board of directors met with our legal and financial advisors to discuss Intown’s offer. The board instructed our management to continue negotiations in an attempt to resolve the remaining business issues in a manner acceptable to us. That evening, Mr. Krischer met with Mr. Vickers and agreed to continue working toward a transaction. Messrs. Krischer and Vickers also agreed that

Intown’s counsel would seek to produce a revised merger agreement that would incorporate the preliminary understandings the parties had reached and serve as an appropriate basis for the resolution of those issues that remained.

      On November 8, 2001, the parties entered into a new exclusivity agreement to replace the one that had expired on October 20, 2001. The new exclusivity agreement provided that we would negotiate exclusively with Intown for a period that would expire on November 30, 2001, subject to extension under various circumstances to December 31, 2001.

      Intown continued its due diligence efforts during the month of November. The parties, through their counsel, exchanged drafts of the merger agreement in an effort to determine more precisely the issues that remained open. On November 27, 2001, a representative of Andersen met with Messrs. Krischer and Criscillis at our offices to discuss the status of the draft merger agreement and to review several of the more significant business issues that appeared to remain between the parties, based on the drafts that had been exchanged.

      On December 5, 2001, the parties and their respective representatives and counsel met to discuss the outstanding issues. Only a few of these issues were resolved as a result of the meeting. On December 6, 2001, Intown delivered a letter to us, setting forth its position on each of the principal open issues. On or about that time, Intown’s representatives informed us that, based on discussions with its prospective lenders, they believed Intown would be able to obtain new financing commitments in connection with the proposed transaction.

      On December 13, 2001, the parties and their attorneys met again at the offices of Intown’s counsel to discuss real estate matters that Intown indicated it would need to have resolved in order to secure financing of the proposed transaction. On December 19, 2001, Intown’s counsel delivered a revised draft of the merger agreement that we reviewed with our counsel and responded to on December 28, 2001. Intown informed us on December 21, 2001 that it had obtained a financing commitment from iSTAR Financial Inc., and on December 28, 2001 that it had obtained a financing commitment from SouthTrust Bank.

      On January 10, 2002, the parties and their attorneys met to discuss remaining open real estate matters, particularly in light of Intown’s understanding of the title and survey requirements that their lenders would be imposing as a condition to the new credit facilities with iSTAR and SouthTrust. From January 4, 2002 through January 28, 2002, the parties continued to work, through their counsel and otherwise in periodic meetings and telephone conferences, to narrow and resolve the remaining open business issues and to resolve as many of the real estate title and survey issues as possible before entering into a definitive agreement.

      On January 25, 2002, Intown’s board of directors approved the merger agreement and related agreements.

      On January 28, 2002, our board of directors met to review the terms of the merger agreement and related arrangements. Our legal counsel reviewed the material terms of the merger agreement and the liquidating trust with the directors. Salomon Smith Barney reviewed its financial analysis of the merger consideration and delivered to our board of directors an opinion to the effect that, as of the date of the opinion and based on and subject to the matters described in its opinion, the merger consideration to be received by holders of our common stock was fair, from a financial point of view, to such holders. For the reasons summarized below, our directors then unanimously voted to approve and adopt the terms of the merger agreement, including the creation of the liquidating trust and related transactions, and to recommend that our shareholders approve the same at the special meeting.

      On January 29, 2001, Intown deposited $5 million in escrow as contemplated by the escrow agreement and we entered into the merger agreement and the escrow agreement with Intown.

Our Reasons for the Merger; Recommendation of the Board of Directors

      Our board of directors unanimously determined that the merger agreement and the merger are fair to, and in the best interests of, Suburban Lodges and our shareholders. The board consulted with our management, and with our legal and financial advisors, in its consideration of the merger and the merger agreement. Our board made its determinations, and recommends that the shareholders vote FOR the adoption and approval of the merger agreement and approval of the merger for the reasons set forth below:

•	the board’s belief that our growth prospects, as an owner, franchisor and manager of limited-service extended stay hotels, are currently limited by a scarcity of development capital, particularly to small public hotel companies resulting in part from an oversupply of competing properties;

•	the board’s belief that as a relatively small public hotel company, Suburban Lodges would continue to suffer from a relative lack of liquidity in the trading market for its shares, a lack of research coverage and poor peer group performance, which factors would tend to continue to cause our shares to be unattractive to many investors and limit our ability to finance growth through equity issuances;

•	the board’s concern that increased competition in the extended stay segment of the hospitality industry might adversely affect our operating performance in future periods and cause trading prices of our shares to decline;

•	the fact that our owned hotels are aging, which could require us to incur increased repair and maintenance expenses in future periods, resulting in reduced net income and cash flow;

•	the board’s belief, based on the results of the efforts made on our behalf to solicit third party indications of interest and its review of possible strategic alternatives to the merger with Intown, including the sale of individual hotels or groups of hotels or the conversion of Suburban Lodges to a real estate investment trust, that the proposed merger with Intown would provide greater value to our shareholders than any alternative currently available to us or reasonably likely to be available to us in the foreseeable future;

•	the financial presentation of our financial advisor, including its opinion, dated January 28, 2002, as to the fairness, from a financial point of view and as of that date, of the merger consideration to be received by holders of our common stock, as described under the heading “— Opinion of Our Financial Advisor” beginning on page 21;

•	our board’s belief that the trading price of our common stock may have been supported in recent months by expectations that we would be sold, with the result that comparisons of the merger consideration to recent trading prices may not yield a fair measure of the premium being offered in the merger, and that trading prices would decline, perhaps significantly, if it were to become apparent that a sale of Suburban Lodges or its assets was not likely to occur; and

•	our board’s review of a comparison of the merger consideration with trading prices for our common stock over the preceding three years, during which period our shares typically traded at prices below the per share merger consideration.

      Our board of directors believed that each of the above factors generally supported its determination and recommendation. Our board also considered a number of perceived disadvantages of the proposed transaction in its deliberations concerning the merger including:

•	the fact that our shareholders would receive cash in the merger and could not have the opportunity to participate in any increase in the value of Suburban Lodges resulting from the merger and any potential improvements in Suburban Lodges’ business after the merger;

•	the limitations imposed by the merger agreement on our ability to solicit or pursue alternative transactions;

•	the termination fee that we will be required to pay if we wish to terminate the merger agreement in order to pursue a superior proposal that may be made before the closing of the merger, or if we wish to enter into an alternative transaction with another party within one year after any termination of the merger agreement due to a breach of the merger agreement by us that was knowing or intentional;

•	the risk that we might become obligated to reimburse up to $3 million of Intown’s expenses if Intown terminates the merger agreement due to a knowing or intentional breach by us of the merger agreement;

•	the fact that the merger will result in taxable gain to our shareholders whose basis in their shares is less than the value of the merger consideration they will receive in the merger;

•	the risk that the merger might not be completed due to a failure of one or more of the conditions to closing to be satisfied;

•	the risk that Intown may terminate the merger agreement without cause, and the likelihood that the $5 million payment to be made by Intown in that event would not fully compensate us for our expenses and other costs of pursuing the merger.

      The board of directors concluded, however, that many of these risks could be managed or mitigated, and that, overall, the disadvantages, risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

      The discussion of information and factors considered and given weight by our board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of our board of directors may have given different weights to different factors.

      For the reasons discussed above, our board unanimously approved the merger agreement and the merger, and has determined that the merger is advisable and fair to, and in the best interests of, Suburban Lodges and our shareholders. The board unanimously recommends that our shareholders vote “FOR” adoption and approval of the merger agreement and the approval of merger.

      In considering the recommendation of the board, you should be aware that our directors have interests in the merger that are different from or in addition to the interests of our shareholders generally. The board was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. See “— Interests of Certain Persons in the Transactions” on page 27.

Intown’s Reasons for the Merger

      The merger will enable Intown to expand its operations in the extended-stay hotel segment through the acquisition of properties that geographically complement Intown’s existing operations. The merger is also expected to create overhead synergies and operating economies of scale and to increase recognition of the Intown Suites brand.

Opinion of Our Financial Advisor

      We retained Salomon Smith Barney to act as our exclusive financial advisor in connection with the proposed merger. In connection with its engagement, we requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, of the merger consideration to be received by the holders of our common stock. On January 28, 2002, at a meeting of our board of directors held to evaluate the proposed merger, Salomon Smith Barney delivered to our board of directors a written opinion dated January 28, 2002, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of our common stock.

      In arriving at its opinion, Salomon Smith Barney:

•	reviewed a form of an execution copy of the merger agreement and related documents;

•	held discussions with senior officers, directors and other representatives and advisors of Suburban Lodges concerning the business, operations and prospects of Suburban Lodges;

•	examined publicly available business and financial information relating to Suburban Lodges;

•	examined financial forecasts and other information and data for Suburban Lodges which were provided to or otherwise discussed with Salomon Smith Barney by our management, including management estimates, third party appraisals and executed purchase and sale agreements relating to assets that will not be acquired by Intown but will be transferred to the liquidating company or the liquidating trust, referred to as the unacquired assets;

•	reviewed the financial terms of the merger as described in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of our common stock, our historical and projected operating data, and our financial condition and capitalization;

•	considered, to the extent publicly available, the financial terms of other transactions recently effected which Salomon Smith Barney considered relevant in evaluating the merger;

•	analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of Suburban Lodges; and

•	conducted other analyses and examinations and considered other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion.

      In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with it. Salomon Smith Barney is not a real estate appraiser and, for purposes of its analysis of the value of the unacquired assets, relied, with our consent, on management estimates, third party appraisals and purchase prices specified in executed purchase and sale agreements relating to the undeveloped parcels of land provided to or discussed with Salomon Smith Barney by our management. With respect to financial forecasts and estimates, third party appraisals and other information and data, Salomon Smith Barney was advised that the forecasts and estimates, appraisals and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Suburban Lodges and the value of the unacquired assets.

      Salomon Smith Barney assumed, with our consent, that the merger and related transactions would be completed in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement, and in compliance with all applicable laws, including, with respect to the transfer of the unacquired assets to the liquidating company and liquidating trust, laws relating to insolvency and fraudulent conveyance. In addition, representatives of Suburban Lodges advised Salomon Smith Barney, and Salomon Smith Barney assumed, that the final terms of the merger agreement and related documents would not vary materially from the forms of the merger agreement and related documents reviewed by it. Salomon Smith Barney did not make and, with the exception of third party appraisals with respect to certain of the unacquired assets, was not provided with an independent evaluation or appraisal of our assets or liabilities, contingent or otherwise, and Salomon Smith Barney did not make any physical inspection of our properties or assets, including the unacquired assets.

      In connection with its engagement, Salomon Smith Barney was requested to solicit, and it held discussions with, third parties regarding the possible acquisition of all or a part of Suburban Lodges. Salomon Smith Barney did not express any opinion as to what the value of a beneficial interest unit in the liquidating trust actually will be when issued in the merger or thereafter or the prices at which a beneficial interest unit would trade, if a public trading market for the beneficial interest units existed, or would otherwise be transferable at any time. Salomon Smith Barney also expressed no view as to, and its opinion does not address, the relative merits of the merger or related transactions as compared to any alternative business strategies that might exist for Suburban Lodges or the effect of any other transaction in which we might engage. Salomon Smith Barney’s opinion was necessarily based on information available to Salomon Smith Barney, and financial, stock market and other conditions and circumstances existing and disclosed to Salomon Smith Barney, as of the date of its opinion. Although Salomon Smith Barney evaluated the merger consideration from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the merger, which was determined through negotiations between Suburban Lodges and Intown and its affiliates. We imposed no other instructions or limitations on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

      The full text of Salomon Smith Barney’s written opinion dated January 28, 2002, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached to this proxy statement as Appendix B and is incorporated into this proxy statement by reference. Salomon Smith Barney’s opinion is directed to our board of directors and relates only to the fairness of the merger consideration from a financial point of view, does not address any other aspect of the merger or any related transaction and does not constitute a recommendation to any shareholder as to any matters relating to the proposed merger or any related transactions.

      In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Salomon Smith Barney’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

      In its analyses, Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond our control. No company or business used in those analyses as a comparison is identical to us, the liquidating company or the liquidating trust or the proposed merger and related transactions, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or business segments analyzed.

      The estimates contained in Salomon Smith Barney’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Salomon Smith Barney’s analyses and estimates are inherently subject to substantial uncertainty.

      Salomon Smith Barney’s opinion and analyses were only one of many factors considered by our board of directors in its evaluation of the merger and should not be viewed as determinative of the views of our board of directors or management with respect to the merger consideration or the proposed merger and related transactions.

      The following is a summary of the material financial analyses performed by Salomon Smith Barney in connection with the rendering of its opinion dated January 28, 2002. The financial analyses summarized below include information presented in tabular format. In order to fully understand Salomon Smith Barney’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Salomon Smith Barney’s financial analyses.

Merger Consideration Analysis

      The merger consideration consists of $8.25 in cash and one beneficial interest unit in the liquidating trust for each outstanding share of our common stock. In evaluating the non-cash component of the merger consideration, Salomon Smith Barney reviewed a valuation of the unacquired assets prepared by our management based on management estimates, third party appraisals and, for those assets subject to executed purchase and sale agreements, the purchase prices negotiated for such assets. This valuation reflected an implied equity value for our common stock, based on the estimated value of the unacquired assets after adjustment for estimated costs and fees associated with such assets, of approximately $0.79 per share. Utilizing this implied per share equity value as the estimated maximum potential value of the non-cash component of the merger consideration, together with the cash amount of the merger consideration of $8.25, Salomon Smith Barney compared the estimated aggregate implied value range of the merger consideration of approximately $8.25 to $9.04 per share to the implied equity reference ranges derived for Suburban Lodges on a standalone basis as more fully described below.

Suburban Lodges Standalone Analyses

Selected Companies Analysis

      Using publicly available information, Salomon Smith Barney reviewed the market values and trading multiples of Suburban Lodges and the following 10 selected publicly traded C corporations and real estate investment trusts, commonly referred to as REITs, in the lodging industry:

C Corporations
• Extended Stay America, Inc.
• Choice Hotels International, Inc.
• Hilton Hotels Corporation
• Meristar Hotels & Resorts, Inc.
• Prime Hospitality Corp.
• Starwood Hotels & Resorts Worldwide, Inc.

REITs
• Equity Inns, Inc.
• Innkeepers USA Trust
• RFS Hotel Investors, Inc.
• Winston Hotels, Inc.

     All multiples were based on closing stock prices on January 25, 2002. Estimated financial data for the selected companies were based on public filings and research analysts’ estimates. Estimated financial data for Suburban Lodges were based on internal estimates of our management. Salomon Smith Barney compared enterprise values of Suburban Lodges and the selected companies as multiples of calendar years 2001 and 2002 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Salomon Smith Barney also compared equity values of Suburban Lodges and the selected companies as a multiple of calendar years 2001 and 2002 estimated earnings per share, commonly referred to as EPS. Salomon Smith Barney then applied a range of selected multiples derived from the selected companies to corresponding financial data of Suburban Lodges. This analysis indicated the following implied mean per share equity reference range for Suburban Lodges, as compared to the estimated aggregate implied per share value range of the merger consideration based on the per share cash component of the merger consideration of $8.25 and estimated maximum potential value of the non-cash component of the merger consideration of approximately $0.79:

Implied Mean Per Share Equity	Estimated Aggregate Implied Per Share Merger
Reference Range For Suburban Lodges	Consideration Value Range

$6.39 - $8.70	$8.25 - $9.04

Net Asset Valuation Analysis

      Salomon Smith Barney performed a net asset valuation analysis of our assets by adding the estimated gross value of our assets and subtracting our estimated outstanding liabilities and costs associated with the sale of such assets. Estimated financial data for our assets were based on internal estimates of our management, third party appraisals and executed purchase and sale agreements relating to specified assets as provided by our management. In the case of hotels owned by us, an estimated gross value range for those hotels was derived by capitalizing the calendar year 2002 adjusted net operating income attributable to the hotels utilizing capitalization rates of 11.75% to 12.75%. In the case of our franchise and management business, an estimated gross value range of that business was derived by applying EBITDA margins of 50.0% to 60.0% to the calendar year 2002 franchise and management revenues generated from the business and EBITDA multiples of 4.0x to 6.0x to the calendar year 2002 estimated EBITDA attributable to the business. In the case of our undeveloped land parcels, an estimated gross value range of the land parcels was estimated at between the current book value of the land parcels provided by our management and the estimated value of the land parcels based on third party appraisals and purchase prices negotiated for those land parcels subject to executed purchase and sale agreements. This analysis indicated the following implied per share equity reference range for Suburban Lodges, as compared to the estimated aggregate implied per share value range of the merger consideration based on the per share cash component of the merger consideration of $8.25 and estimated maximum potential value of the non-cash component of the merger consideration of approximately $0.79:

Implied Per Share Equity	Estimated Aggregate Implied Per Share Merger
Reference Range For Suburban Lodges	Consideration Value Range

$7.92 - $10.29	$8.25 - $9.04

Discounted Cash Flow Analysis

      Salomon Smith Barney performed a discounted cash flow analysis of Suburban Lodges to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows that Suburban Lodges could generate over calendar years 2002 through 2006. Estimated financial data used in this analysis were based on internal estimates of our management for calendar year 2002 and extrapolated for calendar years 2003 through 2006 based on guidance from our management. Salomon Smith Barney derived an implied equity reference range for Suburban Lodges by applying a range of EBITDA terminal value multiples of 8.0x to 9.8x to our calendar year 2006 estimated EBITDA. The present value of the cash flows and terminal values were calculated using discount rates ranging from 12.0% to 14.0%. This analysis indicated the following implied per share equity reference range for Suburban Lodges, as compared to the estimated aggregate implied per share value range of the merger consideration based on the per share cash component of the merger consideration of $8.25 and estimated maximum potential value of the non-cash component of the merger consideration of approximately $0.79:

Implied Per Share Equity	Estimated Aggregate Implied Per Share Merger
Reference Range For Suburban Lodges	Consideration Value Range

$7.62 - $11.31	$8.25 - $9.04

Precedent Transactions Analysis

      Using publicly available information, Salomon Smith Barney reviewed the implied transaction value multiples paid in the following 10 selected transactions in the lodging industry:

Target	Acquiror

• Homestead Village Inc. (Security Capital Group Incorporated)	• The Blackstone Group
• Sunburst Hospitality Corporation	• Nova Finance Company LLC
• U.S. Franchise Systems, Inc.	• USFS Acquisition Co.
• Homestead Village Inc.	• Security Capital Group Incorporated
• Red Roof Inns, Inc.	• Accor S.A.
• Supertel Hospitality, Inc.	• Humphrey Hospitality Trust, Inc.
• Sunstone Hotel Investors, Inc.	• SHP Acquisition, L.L.C.
• Impac Hotel Group, L.L.C.	• Servico, Inc.
• American General Hospitality Corporation	• CapStar Hotel Company
• Red Lion Inns Limited Partnership	• Boykin Lodging Company

All multiples for the selected transactions were based on publicly available financial information. Estimated financial data for Suburban Lodges were based on internal estimates of our management. Salomon Smith Barney compared transaction values in the selected transactions as multiples of latest 12 months and one-year forward estimated EBITDA. Salomon Smith Barney then applied a range of selected multiples derived from the selected transactions to our calendar years 2001 and 2002 estimated EBITDA. This analysis indicated the following implied mean per share equity reference range for Suburban Lodges, as compared to the estimated aggregate implied per share value range of the merger consideration based on the per share cash component of the merger consideration of $8.25 and estimated maximum potential value of the non-cash component of the merger consideration of approximately $0.79:

Implied Mean Per Share Equity	Estimated Aggregate Implied Per Share Merger
Reference Range For Suburban Lodges	Consideration Value Range

$7.12 - $10.51	$8.25 - $9.04

Other Factors

      In rendering its opinion, Salomon Smith Barney also reviewed and considered other factors, including:

•	historical trading prices and trading volumes for our common stock for the 12-month, nine-month, six-month and three-month periods ended January 25, 2002, and for the period May 24, 1996, the date of the initial public offering of our common stock, to January 25, 2002; and

•	the relationship between movements in our common stock and movements in the common stock of selected C corporations and REITs in the lodging industry.

Miscellaneous

      Under the terms of its engagement, we have agreed to pay Salomon Smith Barney customary fees for its financial advisory services in connection with the merger. We also have agreed to reimburse Salomon Smith Barney for reasonable travel and other expenses incurred by Salomon Smith Barney in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

      In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold our securities for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney and its affiliates in the past have provided services to us unrelated to the proposed merger, for which services Salomon Smith Barney and its affiliates have received compensation. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Suburban Lodges, Intown and their respective affiliates.

      Salomon Smith Barney is an internationally recognized investment banking firm and was selected by us based on its reputation, experience and familiarity with Suburban Lodges and its business. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Interests of Certain Persons in the Transactions

      In considering the recommendation of the board of directors, you should be aware that some of our officers and the members of our board have interests in the merger that are different from, or in addition to, your interest as a shareholder generally. These conflicts of interest are further described below.

Treatment of Shares and Options

      Our directors and officers will receive payments or other benefits as a result of the merger from several sources that are different from, or in addition to, the consideration you will receive in the merger, as described below.

•	Shares of common stock held by our officers and directors will be treated like all other shares of common stock and will be entitled to cash in an amount equal to $8.25 per share and a non-transferable unit representing a proportionate beneficial interest in the liquidating trust.

•	Each outstanding in-the-money option to purchase Suburban Lodges common stock held by our directors and executive officers, whether vested or unvested, will become immediately vested and will be canceled and converted into a right to receive cash equal to the difference between the $8.25 cash merger consideration and the exercise price per share of the options, resulting in aggregate cash payments of approximately $1.1 million, and one beneficial interest unit in the liquidating trust for each underlying option share. The exercise prices of the in-the-money options held by our directors and executive officers range from $5.625 to $7.65 per share with a weighted average exercise price of $5.89 per share.

Change in Control Agreements

      Eight of our key current and former officers are parties to severance compensation agreements with us, including our six executive officers. Under the terms of these severance compensation agreements, shareholder approval of the merger will constitute a “change in control.” Upon the occurrence of a change in control, in the event the employment of those officers is terminated by either a voluntary or an involuntary termination, as those terms are defined in their agreements, they will be entitled to certain benefits. Those benefits include

•	payment of pro-rated bonus awards for the current fiscal year;

•	a lump sum equal to the present value of 36 months of salary and 36 months of average bonus;

•	a lump sum to replace forfeited benefits and the present value of 36 months of anticipated employer contributions under our 401(k) plan;

•	payment for outplacement services in amounts actually incurred up to $25,000;

•	36 months of continued health, life and dental insurance; and

•	acceleration of stock options previously forfeited if the officer was terminated during the six months preceding the change in control.

Under the merger agreement, seven of these officers will be entitled to receive the severance payments specified in their severance compensation agreements upon the closing of the merger. G. Hunter Hilliand, our vice president of construction, will only be entitled to these payments if his employment is terminated following the merger. Further, under the terms of his severance compensation agreement, the payments would not be made until 30 days after his termination.

      Each severance compensation agreement provides that the officer may be required to reduce his benefits so that no payment will be an “excess parachute payment” within the meaning of section 280G of the Internal Revenue Code. We expect that the payments that will be made to these officers under the merger agreement and, in the case of one officer, under his severance compensation agreement, if applicable, will be reduced as a result of this provision, by an amount that will not be determinable until we can more closely estimate the effective time of the merger. Based on several assumptions that we consider reasonable, we have estimated that the following amounts of cash and other benefits would be payable under the severance compensation agreements as of the expected closing date of the merger:

Estimated Lump-Sum
Officer	Cash Payment

Dan J. Berman	$447,300
Paul A. Criscillis, Jr.	$586,600
G. Hunter Hilliard	$328,500
David E. Krischer	$1,092,900
Kevin R. Pfannes	$511,200
Gregory C. Plank	$609,900
Robert E. Schnelle	$442,300
Robert N. Wilson	$676,400
Total for 8 officers	$4,695,100

Indemnification and Insurance

      Under the merger agreement, Intown has agreed for six years after the effective time of the merger to cause the surviving company to maintain in effect directors’ and officers’ liability insurance policies with coverage at least equal to the coverage provided under our current policies, if purchasable at a price equal to up to 200% of our current annual premium. Intown has also agreed for six years after the effective time of the merger to indemnify, and to cause the surviving corporation to indemnify our and our subsidiaries’ present and former officers and directors.

Voting Agreement

      All of our directors, an affiliate of one of our directors, and all of our executive officers are parties to a voting agreement with Intown, dated January 29, 2002. Each of these persons has agreed to vote all of the shares of common stock which he or it has the power to vote, representing approximately 28.85% of the outstanding shares of common stock entitled to vote at the special meeting, in favor of adoption and approval of the merger agreement, and approval of the merger and the transactions contemplated thereby. The voting agreement is discussed in greater detail under the section entitled “Related Agreements — Voting Agreement” on page 61.

Share Ownership by Certain Beneficial Owners and Management

      The following table sets forth certain information regarding the beneficial ownership of our common stock by:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each person known to us to beneficially own more than five percent of our outstanding common stock.

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and dispositive power. The number of shares represents the number of shares of common stock the person holds as of January 31, 2002, unless otherwise indicated.

	Number of Shares
Name of Beneficial Owner(1)	Owned Beneficially	Percent of Class(16)

David E. Krischer(2)	2,900,437	23.9%
Dimensional Fund Advisors, Inc.(3)	1,024,500	8.6%
WR Investment Partners Small Cap Corp.(4)	779,300	6.5%
Raymond A.D. French(5)	778,100	6.5%
SAFECO Resource Series Trust(6)	734,900	6.1%
J.P. Morgan Chase & Co.(7)	619,820	5.2%
Dan J. Berman(8)	150,930	1.3%
G. Hunter Hilliard(9)	125,122	1.0%
John W. Spiegel(10)	20,629	*
Paul A. Criscillis, Jr.(11)	72,499	*
Kevin R. Pfannes(12)	53,126	*
Gregory C. Plank(13)	51,049	*
Paul R. Coulson(14)	0	*
All Directors and Executive Officers as a Group (nine persons)(15)	4,151,892	33.5%

*	Represents less than one percent of our outstanding common stock.

(1)	Unless otherwise indicated, the address of the persons named above is care of Suburban Lodges of America, Inc., 300 Galleria Parkway, Suite 1200, Atlanta, Georgia 30339.

(2)	Includes options to purchase 150,000 shares, which are exercisable within 60 days of January 31, 2002, 117 shares held in an individual retirement account for the benefit of Mr. Krischer’s spouse, 117 shares held in an individual retirement account for the benefit of Mr. Krischer’s daughter, and 550,000 shares held in the name of Parrotts Cove Associates, LP, a limited partnership of which Mr. Krischer is a the managing partner.

(3)	The address of Dimensional Fund Advisors, Inc., an Illinois corporation, is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Share information is as of December 31, 2000, based upon a Schedule 13G filed with the Securities and Exchange Commission by Dimensional Fund Advisors, Inc. on February 2, 2001. The shares are reported as owned by investment companies and certain group trusts and separate accounts to whom the reporting entity provides investment advice and management services. Dimensional Fund Advisors, Inc. disclaims beneficial ownership of the shares.

(4)	The address of WR Investment Partners Small Cap Corp., a New Jersey corporation, is P.O. Box 1975, 330 South Street, Morristown, New Jersey 07962-1975. Share information is as of April 12, 1999, based upon a Schedule 13D filed with the Securities and Exchange Commission by WR Investment Partners Small Cap Corp. on May 13, 1999. E. Burke Ross, Jr. is reported as the sole shareholder of the reporting corporation.

(5)	Includes 254,543 shares held in managed accounts of Mr. French’s parents, Raymond J.R. French and Alys G.C. French, over which Mr. French has the sole power to vote or to direct the vote, and to dispose of or to direct the disposition of, and 53,296 shares owned by Raymond A.D. French outright. Mr. French also has the shared power to dispose or direct the disposition of an additional 470,261 shares of which 197,000 are owned by Sharwell Securities Trading Ltd., the address of which is 22 Grenville Street, St. Helier, Jersey, Channel Islands JE2 3WQ, 122,574 shares are owned by Kappa Alpha Ltd., the address of which is International House, Castle Hill, Victoria

Road, Douglas, Isle of Man, and 150,687 shares are owned by Hibernian Investment Managers Ltd., the address of which is Haddington Rd., Dublin 2, Ireland.

(6)	The address of SAFECO Asset Management Company, a Washington corporation, is 4333 Brooklyn Avenue NE, SAFECO Plaza, Seattle, Washington 98185. Share information is as of December 31, 2000, based upon a Schedule 13G amendment filed with the Securities and Exchange Commission on January 23, 2001, SAFECO Corporation, SAFECO Asset Management Company, 601 Union Street, Suite 2500, Seattle, Washington 98101 and SAFECO Resource Series Trust, 10865 Willows Rd NE, Redmond, Washington 98052, jointly report shared voting and dispositive power as to these shares. SAFECO Corporation and SAFECO Asset Management Company disclaim beneficial ownership of the shares. Each of SAFECO Corporation and SAFECO Asset Management Company reports that it has filed the statement because it is considered an indirect beneficial owner of the shares based on its ownership or control of SAFECO Resource Series Trust.

(7)	The address of J.P. Morgan Chase & Co., a Delaware corporation, is 270 Park Avenue, 39th Floor, New York, New York 10017. Share information is as of December 31, 2000, based upon a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2001, J.P. Morgan Chase & Co. reports the shares as owned by other persons known to have one or more of the following with respect to the shares: the right to receive or the power to direct the receipt of dividends, or the right to receive or the power to direct the receipt of sale proceeds.

(8)	Includes options to purchase 49,999 shares, which are exercisable within 60 days of January 31, 2002.

(9)	Includes 1,830 shares owned by Mr. Hilliand’s spouse and options to purchase 49,999 shares, which are exercisable within 60 days of January 31, 2002.

(10)	Includes 1,307 shares of restricted common stock and options to purchase 7,500 shares, which are exercisable within 60 days of January 31, 2002.

(11)	Includes options to purchase 62,499 shares, which are exercisable within 60 days of January 31, 2002.

(12)	Includes options to purchase 49,999 shares, which are exercisable within 60 days of January 31, 2002.

(13)	Includes options to purchase 49,999 shares, which are exercisable within 60 days of January 31, 2002.

(14)	As of the date of this proxy statement, Mr. Coulson owns no shares, outright or beneficially, and has no power to vote or to direct the vote, or to dispose of or to direct the disposition of, any shares. Mr. Coulson is a director of Sharwell Securities Trading Ltd., which owns 197,000 shares outright and has the sole power to direct the vote and the shared power to dispose or direct the disposition of such shares.

(15)	Includes 1,307 shares of restricted Common Stock and options to purchase 419,995 shares, which are exercisable within 60 days of January 31, 2002.

(16)	Based on 11,979,260 shares of Common Stock outstanding on January 31, 2002, as adjusted for shares subject to options exercisable within 60 days of January 31, 2002.

The Liquidating Trust

Background

      We own 16 parcels of undeveloped land and a note from one of our franchisees that we believe can be sold for aggregate sales proceeds that will substantially exceed the values that were placed on those assets by Intown for purposes of arriving at a purchase price for our stock. As a result, we agreed that we would transfer the land parcels and other assets to the liquidating trust for the benefit of our shareholders and holders of in-the-money options to acquire shares of our common stock. In the merger, these holders will receive one non-transferable unit representing a proportionate beneficial interest in the liquidating trust for each share of common stock or in-the-money option to purchase a share of common stock they hold.

      We will transfer to the liquidating trust, on behalf of these beneficiaries, our entire ownership interest in the liquidating company, which will constitute 99% of the total membership interests in the liquidating company. The remaining 1% membership interest in the liquidating company will be held by a manager, who will be responsible for disposing of all of our non-cash assets not being acquired by Intown and distributing any net sales proceeds to the liquidating trust.

      The following contributions will be made to the liquidating company and the liquidating trust before the merger:

•	two of our subsidiaries will contribute to the liquidating company 16 parcels of undeveloped land located in and around metropolitan areas of Arizona, Colorado, Florida, Michigan, Pennsylvania, and Texas that we are currently holding for sale;

•	we will contribute to the liquidating company a secured promissory note of one of our franchisees that had a principal outstanding balance of $384,850 as of December 31, 2001 and matures on November 1, 2004; and

•	we will contribute to the liquidating trust cash in an amount equal to the difference between the principal amount of the franchisee note and $856,799, which is the amount of sales proceeds we received from the sale of a parcel of undeveloped land that was sold before January 29, 2002.

      As of the date of this proxy statement, four of the 16 parcels are under contract to be sold. These sales are subject to conditions and contingencies. It is possible that none of the sales will close. However, if any of these parcels are sold before the closing of the merger, the proceeds of such sales will be contributed to the liquidating trust. The franchisee is making monthly payments of principal and interest on the franchisee note, as a result of which the amount outstanding under the note will be less than $384,850 upon the closing of the merger. The franchisee is current on time on its payments on the note. If the franchisee continues to make the required monthly payments on the note, as of March 31, 2002, the principal amount outstanding under the note will be $383,430.

      We believe the beneficiaries of the liquidating trust may receive up to $0.79 for each beneficial interest unit they hold following the sale of the assets held by the liquidating company. This estimate is based on the following:

•	the expected outstanding principal amount of the franchisee note upon the closing of the merger;

•	the contract price of those real estate parcels that are currently under contract; and

•	recent appraisals of each of the other parcels that will be held for sale by the liquidating company.

      In developing this estimate, we also have assumed that:

•	the liquidating company will incur transaction costs of approximately 8% of the estimated value of the land;

•	the administrative costs of the liquidating trust and the liquidating company will be approximately $750,000 over the life of the liquidating company and the liquidating trust;

•	no claims for indemnification will be made by Intown under the indemnification agreement; and

•	there will be no other material future claims on the assets of the liquidating company or liquidating trust.

      These estimates are based on a variety of assumptions relating to the likelihood of selling the properties in the liquidating company and the proceeds likely to be realized upon such sales. The amount of the proceeds from the sale of the properties and the amount to be distributed to the trust beneficiaries are based on our current estimates and are subject to various and significant uncertainties, many of which are beyond our control, that could cause actual results to differ materially from our expectations. These uncertainties include the risk that changes in the real estate markets or other factors may cause the liquidating company to sell properties for less than the contract prices or appraised values or that the proceeds from any such sales will be insufficient to discharge the liabilities of the liquidating company and the liquidating trust, including claims for indemnification under the indemnification agreement.

      You may receive nothing from the liquidating trust, and you should evaluate the merger without regard to any amount that you may receive from the liquidating trust.

Purpose of the Liquidating Trust

      The sole purpose and objective of the liquidating trust is to liquidate the assets transferred to the liquidating company and the liquidating trust, and to collect and distribute the income and proceeds from such assets to the beneficiaries in as prompt and orderly a fashion as possible after the payment of expenses and liabilities and the making of reasonable provision for claims and contingent liabilities, including any claims pursuant to the indemnification agreement. The liquidating trust will not have, nor will it permit the liquidating company to have, any objective to engage in the conduct of a trade or business.

Beneficial Interests

      The proportionate beneficial interest of a beneficiary in the liquidating trust will be equal to a percentage determined by dividing:

•	the number of shares of our stock, other than dissenting shares, held by the beneficiary before the merger plus, in the case of any beneficiary holding in-the-money options before the merger, the number of shares of our stock underlying such options; by

•	the total number of shares of our common stock, other than dissenting shares, outstanding before to the merger, plus the total number of shares underlying all in-the-money options outstanding before the merger.

      The beneficial interests will be expressed in terms of units, but will not be certificated. Each distribution by the trustee to the beneficiaries will be made pro rata according to the beneficiaries’ respective units. Beneficial interest units may not be transferred or assigned, except by will, intestate succession or operation of law.

Reports to Beneficiaries

      The liquidating trust will prepare and distribute to the beneficiaries annual statements showing the assets and liabilities of the liquidating trust, as well as the receipts and disbursements of the liquidating trust. We do not contemplate that any of the financial statements of the liquidating trust will be audited by independent public accountants. During the course of the year, whenever a material event relating to the assets of the liquidating trust or the liquidating company occurs, the trustee will prepare and mail to the beneficiaries an interim report describing such event.

Duration and Termination of Trust

      The existence of the liquidating trust will terminate on the third anniversary of the effective time of the merger, unless an earlier termination is required by law or by action of the beneficiaries pursuant to the trust agreement, or unless earlier terminated by exhaustion of the trust assets through the distribution to beneficiaries, payment or discharge of the liquidating trust’s liabilities, or the payment of expenses of, and claims against the liquidating trust. The trustee may extend the term of the liquidating trust beyond the third anniversary of the effective time in order to resolve any remaining contingent or unliquidated claims or any other outstanding contingent liabilities for which the liquidating trust may be responsible, but only if the trustee has received no-action assurances from the SEC regarding the registration and reporting requirements of the liquidating trust under the Securities Act of 1933, as amended, the Securities

Exchange Act of 1934, as amended, and any other applicable federal securities act based on such extension, and then, only pursuant to:

•	the provisions of a no-action letter received from the SEC; or

•	guidelines outlined in an oral no-action position taken by the SEC staff that are confirmed by the trustee in a letter to the SEC.

      Beneficiaries holding more than 66.7% of the beneficial interest units may terminate the liquidating trust at any time. However, the liquidating trust may not be terminated:

•	before the first anniversary of the effective time of the merger;

•	unless all assets consisting of real property have been sold for cash;

•	if, before the termination, the trustee has determined that it remains responsible for some liabilities; or

•	if there is a pending or asserted claim for indemnification outstanding pursuant to the indemnification agreement.

Distributions

      The liquidating trust shall not make any distributions to the beneficiaries before the first anniversary of the effective time. In addition, the liquidating trust will be required to withhold distributions to the extent of and for the time period that any timely claim for indemnification remains pending under the indemnification agreement.

Trustee

      The initial trustee will be                     . The trustee will be responsible for:

•	selling or otherwise disposing of the assets held by the liquidating company and the liquidating trust;

•	resolving any claims or liabilities of the liquidating trust;

•	collecting all property it determines to be part of the trust assets and holding the property until distribution to beneficiaries;

•	paying all claims, expenses and liabilities of the trust out of the trust assets, or making a reasonable reserve to pay those obligations;

•	making ratable distributions of cash to beneficiaries on any record dates as it may determine, subject to the terms of the trust agreement; and

•	making a final distribution to beneficiaries after it determines that all claims, debts, liabilities and obligations of the liquidating trust have been paid or discharged, or when the liquidating trust terminates in accordance with its terms.

      The trustee will be compensated for its services and will be reimbursed by the liquidating trust for all out-of-pocket costs and expenses. The trustee will not be subject to any personal liability to any person in connection with the trust estate and the liquidating trust, except for its own misconduct knowingly and intentionally committed in bad faith. The liquidating trust will also indemnify the trustee against any and all claims, losses, liabilities or damages which it may incur or sustain in the good faith exercise and performance of any of its powers and duties under the trust agreement. In addition, in accordance with the trust agreement, the trustee will be authorized to purchase one or more insurance policies, the premiums for which will be paid by the liquidating trust, covering the trustee for any such liabilities.

  Amendments

      At the direction of or with the consent of beneficiaries having aggregate beneficial interest units of more than 66.7% of all beneficial units, the trustee will be required to amend the liquidating trust agreement. The trustee may not amend the trust agreement if the amendment would permit the trustee to engage in any activity prohibited by the trust agreement or affect the beneficiaries’ rights to receive their pro rata shares of the liquidating trust assets at the effective time of the merger or otherwise materially and adversely affect the rights of the beneficiaries.

      The trustee may amend the liquidating trust agreement without the consent of any of the beneficiaries to:

•	add to the representations, duties or obligations of the trustee or surrender any right or power granted to the trustee in the trust agreement; and

•	cure any ambiguity, to correct or supplement any provision in the trust agreement which may be inconsistent with any other provision in the trust agreement, or to make any other provisions with respect to matters or questions arising under the trust agreement which will not be inconsistent with the provisions of the trust agreement.

      After the effective time of the merger, Intown will be an additional beneficiary under the liquidating trust agreement, and will have the right to prohibit amendments to the trust agreement related to, among other things, the purposes of the liquidating trust, pro rata distributions to the beneficiaries, non-certification of beneficial interest units, prohibitions against transfers of beneficial interest units, duration and termination of the liquidating trust, and reports to beneficiaries.

  Indemnification Agreement

      At the closing of the merger, Holding, Intown, Sub, Suburban Lodges,        , as trustee of the liquidating trust, and the liquidating company will enter into an indemnification agreement. This agreement will require the liquidating trust and the liquidating company to indemnify Holding, Intown, Sub and Suburban Lodges, and their respective agents, affiliates, subsidiaries, controlling persons, officers, directors, successors and assigns for, and hold them harmless against, all losses, liabilities, damages and expenses incurred as a result of any one or more of the following:

•	the formation of the liquidating trust and the liquidating company;

•	the transfer of the undeveloped real property assets to the liquidating company;

•	the transfer by us of the liquidating company interests to the liquidating trust;

•	the transfer of the interests in the liquidating trust to our shareholders;

•	any tax consequences associated with any of the actions listed above;

•	any liability arising out of or related to any of the parcels of land to be placed in the liquidating company;

•	all matters otherwise relating to the liquidating trust and the liquidating company regardless of when those matters arise or occur; and

•	any amount to be paid to holders of dissenting shares from the merger, to the extent they are attributable to interests in the liquidating trust as determined by a court in accordance with the Georgia Business Corporation Code.

      The indemnification agreement contains several customary representations and warranties by each of us, the liquidating trust, and the liquidating company to Intown. The representations and warranties survive until the earlier of the termination of the liquidating trust in accordance with its terms, or the expiration of any statute of limitations that may apply. In addition, the indemnification agreement contains representations of the liquidating trust and liquidating company that the liquidating trust will generally terminate upon the earlier of the exhaustion of the trust estate or three years after the closing, the interests in the liquidating trust and liquidating company are not certificated, transferable or assignable, and the liquidating company will terminate before the liquidating trust.

      The indemnification agreement contains limitations on the ability of the indemnified parties to seek indemnification. Any claims must be made within two years from the date the parties sign the agreement, or by the date the liquidating trust terminates, whichever is earlier. In addition, you, as a holder of beneficial interests in the liquidating trust, will not have any personal liability with respect to the subject matter of the indemnification agreement, because potential liability is specifically limited to the liquidating company and the liquidating trust. The indemnification agreement provides the exclusive remedies for Holding, Intown and Sub to recover damages with respect to claims to rights of payment in connection with the matters identified above.

      In order to ensure that the liquidating company and the liquidating trust will have enough money to meet their obligations under the indemnification agreement, neither of them can declare or make any distributions to you for a period of one year following the date the agreement is executed. After the one year period ends, the liquidating trust and the liquidating company must keep enough funds to cover the disputed amounts of any claims that were made before the end of the period. At the end of the one year period, the liquidating trust and the liquidating company can distribute any cash on hand that is greater than the amount of cash that may be needed to settle any disputes regarding a pending claim.

      The indemnification agreement contains a separate covenant by the trustee of the liquidating trust to provide trust beneficiaries with (1) annual statements showing the assets and liabilities of the liquidating trust at the end of each calendar year as well as the receipts and disbursements of the liquidating trust for that time period, and (2) interim reports to discuss any material developments regarding the liquidating trust or the properties held in the liquidating company. The indemnification agreement is attached as Appendix D to this proxy statement.

Conduct of Our Business if the Merger is not Completed

      If the merger is not completed, we intend to continue to operate our business substantially in the manner in which it is operated today and, from time to time, we will evaluate and review our business, operations, properties, corporate structure, dividend policy and capitalization, make changes as are deemed appropriate, and continue to seek to identify strategic alternatives to maximize shareholder value.

Material Federal Income Tax Consequences

      The following is a summary of the material U.S. federal income tax consequences of the merger to holders of our common stock. This summary does not address all aspects of federal income taxation that might be relevant to holders of our common stock in light of their particular circumstances or to holders of our common stock subject to special treatment under the federal income tax laws, including, but not limited to, shareholders who are financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, shareholders holding stock as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes, or shareholders who acquired our stock in connection with the exercise or other satisfaction of compensatory options or otherwise as part of their compensation for employment. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that might be applicable to the merger. The discussion assumes that shareholders hold their common stock as capital assets and not as inventory or as property held primarily for sale to customers in the ordinary course of a trade or business. This summary is based upon the provisions of the Internal Revenue Code of 1986, treasury regulations, Internal Revenue Service rulings and judicial decisions, all in effect as of the date hereof and all of which are subject to change by subsequent legislative, judicial or administrative action. Some of these changes might possibly be retroactive. This summary is for general informational purposes only and is not tax advice.

      The specific tax consequences to you depend on your particular tax circumstances. Accordingly, you are urged to consult your tax advisors as to the specific tax consequences to you of the merger, including the effects of applicable state, local or other tax laws.

Exchange of Shares in Merger

      A holder of our common stock will generally recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash and the fair market value of property other than cash received by the holder as merger consideration and the holder’s adjusted tax basis in our stock exchanged in the merger. The consideration for each share of our stock exchanged will equal cash in the amount of $8.25 and one beneficial interest unit in the liquidating trust. The liquidating trust will be a grantor trust for federal income tax purposes. The receipt of a beneficial interest unit in the liquidating trust will be treated for federal income tax purposes as the receipt of an undivided interest in the assets of the trust estate. Accordingly, for purposes of computing the holder’s gain or loss recognized in the merger, the fair market value of the beneficial interest units in the liquidating trust will be equal to the fair market value of the deemed undivided interest in assets transferred to the liquidating trust. Any gain or loss recognized will be long-term capital gain or loss if the holder has held the stock for more than one year as of the effective time of the merger.

      A holder of our common stock will be treated as having an initial basis in his undivided interest in the assets of the trust estate of the liquidating trust equal to the fair market value of such proportionate interest taken into account for purposes of determining the amount of the holder’s gain or loss recognized in the merger. A holder’s deemed holding period with respect to the undivided interest in the assets of the liquidating trust begins as of the effective time of the merger.

Ownership of Units in Liquidating Trust

      As a result of receiving beneficial interest units in the liquidating trust, a holder of our common stock will be treated as owning an undivided proportionate interest in the assets of the liquidating trust. The holder must take into account income, gain, loss, or deduction with respect to the beneficiary’s undivided interest in the trust estate as if he owned those assets directly.

      The assets of the liquidating trust will include, among other things, a membership interest in the liquidating company. Treasury Regulations classify an unincorporated domestic entity such as a limited liability company that has more than one member as a partnership for federal income tax purposes, unless the entity affirmatively elects to be classified as a corporation for such purposes. The liquidating company is a Georgia limited liability company, and it does not intend to elect to be taxable as a corporation for federal income tax purposes.

      Notwithstanding the general characterization, certain unincorporated entities that have interests publicly traded on an established securities market or a secondary market, or the substantial equivalent thereof, are characterized as corporations for U.S. federal income tax purposes. Neither the units of the liquidating company nor the beneficial interest units of the liquidating trust will be traded on an established securities market or a secondary market or the substantial equivalent thereof. Accordingly, the liquidating company will be classified as a partnership for federal income tax purposes. Each beneficiary of the liquidating trust will be treated for federal income tax purposes as if it were a partner in the liquidating company. The portions of the remaining discussion that set forth certain federal income tax consequences of being a beneficiary of the liquidating trust would not apply if the liquidating company were determined to be taxable as a corporation.

      The liquidating company will not be subject to federal income tax, and each beneficiary of the liquidating trust will be taxed on its allocable share of the liquidating company’s taxable income, if any, whether or not distributed to the liquidating trust by the liquidating company or to such holder by the liquidating trust. Thus, a beneficiary’s tax liability might exceed the cash distributed to it in a particular year. The liquidating company will effectively allocate its taxable income and losses attributable to the 99%

non-managing member interest held by the liquidating trust among the beneficiaries of the liquidating trust in proportion to their respective beneficial interests in the liquidating trust.

      Generally, the characterization of an item of taxable income, gain, deduction or loss will be the same for a beneficiary of the liquidating trust as it is for the liquidating company. The liquidating company believes that its basis in the assets will be equal to the historic adjusted basis of those assets in the hands of our subsidiaries that contributed those assets to the liquidating company. The liquidating company anticipates selling its underlying assets for an amount less than the historic basis in those assets. The liquidating company intends to report any gains and losses recognized on the sale of its assets as arising in the ordinary course of its trade or business. This treatment would cause any loss to be an ordinary loss, and any beneficiary of the liquidating trust could deduct its allocable share of such loss in computing its taxable income, subject to certain limitations discussed below. Any such loss allocated to a beneficiary will reduce the beneficiary’s tax basis, but not below zero, in the interest in the liquidating company.

      The law regarding the federal income tax treatment of the liquidating company’s transactions is not entirely clear, and the Internal Revenue Service might challenge (1) whether the liquidating company’s basis in its assets is equal to the historic adjusted bases of those assets in the hands of our subsidiaries that contributed those assets to the liquidating company or (2) whether any loss was an ordinary loss incurred in the liquidating company’s trade or business. If any such challenge were successful, it could adversely impact the amount or deductibility of any loss reported by the liquidating company. The remainder of this discussion assumes that the liquidating company’s tax treatment of the sale of its underlying assets is respected.

      The deductibility of losses from the trade or business activities of the liquidating company will be subject to certain limitations, including but not necessarily limited to, the passive activity limitation. The passive activity limitation might limit the ability of a beneficiary of the liquidating trust that is an individual, estate, trust or a closely-held corporation to deduct losses recognized by the liquidating company attributable to trade or business activities of the liquidating company and allocated to such beneficiary until the liquidating company disposes of all of its assets, unless the beneficiary has passive activity income from the liquidating company or from other passive activities prior to such disposition. Generally, income and gain from investments in securities, including gain recognized by a shareholder as a result of the merger, will not be income from a passive activity.

      Moreover, if the tax basis of a beneficiary of the liquidating trust in its deemed interest in the liquidating company at the end of any tax year is less than the beneficiary’s distributive share of the liquidating company’s losses for the tax year, the distributive share of losses is deductible by the beneficiary only to the extent of the tax basis of the deemed interest in the liquidating company. A beneficiary’s distributive share of the liquidating company’s losses in excess of the tax basis of the interest in the liquidating company may be carried over indefinitely and deducted, subject to the other limitations discussed herein, in any subsequent taxable year in which the beneficiary’s tax basis of the interest in the liquidating company is increased above zero.

      If a beneficiary’s beneficial interest in the net cash distributions to the liquidating trust from the liquidating company in any year exceeds such beneficiary’s allocable share of the liquidating company’s taxable income for that year, the excess generally will constitute a return of capital to such unit holder. A return of capital will not be reportable as taxable income by the beneficiary for federal income tax purposes, but it will reduce the tax basis of the beneficiary’s interest in the liquidating company. The beneficiary’s beneficial interest in net cash distributions that exceed the beneficiary’s tax basis of the deemed interest in the liquidating company will result generally in gain being recognized by the beneficiary as if it had sold or exchanged its interest in the liquidating company. For this purpose, the beneficiary’s basis in the liquidating company will be reduced by tax losses incurred by the liquidating company in any prior tax year and allocated to the beneficiary. Any gain should be characterized as long-term capital gain if the beneficiary holds the units in the liquidating trust as a capital asset and is deemed to have held the interest in the liquidating company for more than one year as of the date of such distribution.

      The liquidating company anticipates that the tax losses from the sales of its underlying assets allocated to a beneficiary will reduce significantly the beneficiary’s tax basis in its deemed interest in the liquidating company, but not below zero. The distributions of proceeds of those sales will occur in a tax year after the sales have occurred. Accordingly, a significant portion of the proceeds distributed in a tax year after the liquidating company incurs losses will give rise to capital gain to beneficiaries who hold the units of the liquidating trust as a capital asset.

Special Tax Considerations Applicable to Non-U.S. Shareholders

      For purposes of the following discussion, a non-U.S. shareholder is a holder of our common stock who, for United States federal income tax purposes, is not (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust of which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions. The rules governing United States federal income taxation of our non-U.S. shareholders are complex, and we make no attempt herein to provide more than a brief summary of these rules. Accordingly, the discussion does not address all aspects of United States federal income tax law and does not address state, local or foreign tax consequences that might be relevant to a non-U.S. shareholder in light of its particular circumstances.

      Because the consideration received by a holder of our stock in the merger will be treated as payments in exchange for the holder’s stock and not as dividends, Suburban Lodges will not be required to withhold any amounts with respect to such distributions to a non-U.S. shareholder unless our shares held by the non-U.S. shareholder are treated as United States real property interests under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended, commonly referred to as FIRPTA. If our shares were to constitute United States real property interests in the hands of a non-U.S. shareholder, 10% of the gross amount of the merger consideration payable to such shareholder, even if the shareholder recognizes a loss on the distribution, would be required to be withheld and paid as federal income tax. In addition, the non-U.S. shareholder would be subject to regular U.S. income tax with respect to any gain or loss realized on the deemed sale of such shares resulting from the receipt of merger consideration, subject to any applicable alternative minimum tax, a special alternative minimum tax.

      If our common stock is regularly traded on an established securities market at any time during the calendar year, our common stock will not constitute United States real property interests with respect to any shareholder in such calendar year unless such shareholder has owned, actually or constructively under certain attribution rules, more than 5% of our outstanding common stock at all times during the shorter of (1) the period during which the shareholder has held its shares or (2) the five-year period ending on the date that of the merger. Shares of our stock owned by a non-U.S. shareholder whose actual or constructive ownership of our outstanding stock has exceeded the 5% threshold described above, or shares owned by any non-U.S. shareholder if our stock is not regularly traded on an established securities market at any time during the calendar year, will be treated as United States real property interests unless, at all times during a prescribed testing period, Suburban Lodges has not been a United States real property holding corporation. Suburban Lodges will constitute a United States real property holding corporation with respect to a particular non-U.S. shareholder if, at any time during the five-year period preceding the merger or shorter period that the shareholder has held its shares, the fair market value of our United States real property interests equals or exceeds 50% of the fair market value of such United States real property interests, its interests in real property located outside the United States, and any other of its assets which are used or held for use in a trade or business. For this purpose, the term United States real property interest includes any interest other than an interest solely as a creditor in real estate located within the United States and in certain entities that own U.S. real estate. Suburban Lodges believes that it is a United States real property holding corporation and that its common stock is regularly traded on an established securities market.

      Although no withholding will be required against merger consideration paid to any non-U.S. shareholder unless its shares constitute United States real property interests with respect to such shareholder, a non-U.S. shareholder nevertheless will be subject to U.S. federal income tax with respect to the receipt of merger consideration if the non-U.S. shareholder is engaged in a U.S. trade or business and the gain is effectively connected to that U.S. trade or business. In that case, the non-U.S. shareholder will be subject to the same treatment generally as a U.S. shareholder, and if the non-U.S. shareholder is a corporation, it might be subject to the branch profits tax. If a non-U.S. shareholder’s investment in our shares is effectively connected with the non-U.S. shareholder’s U.S. trade or business, the non-U.S. shareholder generally will be subject to the same treatment as U.S. shareholders with respect the receipt of merger consideration, and if the non-U.S. shareholder is a corporation, it might also be subject to the branch profits tax.

      As a result of being a beneficiary of the liquidating trust, any trade or business activities of the liquidating company will be attributed to the non-U.S. beneficiary of the liquidating trust. A discussion of the activities of the liquidating company is set forth under the heading “Material Federal Income Tax Consequences — Ownership of Units in Liquidating Trust,” on page 36. As a result, Suburban Lodges believes that the non-U.S. beneficiary will be considered to be engaged in a U.S. trade or business. The non-U.S. beneficiary will be subject to federal income tax at regular tax rates with respect to its share of any taxable income allocated to the non-U.S. beneficiary by the liquidating company, other than certain interest, and other fixed or determinable annual or periodic income not effectively connected to the liquidating company’s trade or business. A withholding tax is payable generally at a rate of 35% of the non-U.S. beneficiary’s share of the taxable income from the liquidating company other than interest and certain other fixed or determinable annual or periodic income. A withholding tax is payable at a rate of 38.6%, or 35% in the case of a foreign corporation, on any beneficiary’s share of interest or other income effectively connected with the liquidating company’s U.S. trade or business. In addition, a withholding tax is payable at a rate of 30%, unless reduced or eliminated by treaty, of the non-U.S. beneficiary’s share of certain interest and other fixed and determinable annual or periodic income not effectively connected with the liquidating company’s trade or business. Any withholding tax paid with respect to a non-U.S. beneficiary’s constructive interest in the liquidating company as a constructive distribution to the non-U.S. beneficiary. The non-U.S. beneficiary receives a credit against U.S. income tax liability for the withholding tax paid.

      Non-U.S. shareholders should consult their own tax advisors regarding the U.S. federal income tax consequences of receiving merger consideration and owning an interest in the liquidating trust.

Tax Information Reporting and Backup Withholding

      Under certain circumstances, a shareholder might be subject to backup withholding at a rate equal to the fourth lowest federal income tax rate to individuals, which rate is 30% for 2002, on distributions on, or proceeds of a sale of, our stock. Backup withholding will not apply if the shareholder is a corporation or other exempt entity or the shareholder furnishes a correct taxpayer identification number and certifies that the shareholder is not subject to backup withholding on Internal Revenue Service Form W-9, in the case of a U.S. person, or W-8BEN in the case of a non-U.S. shareholder, or an appropriate substitute form; or otherwise complies with applicable requirements of the backup withholding rules.

      Any amounts withheld under the backup withholding rules described above will be treated as a tax payment made by you. If such withheld amounts cause your tax payments to exceed your actual tax liability, such excess will be allowed as a refund or a credit against United States federal income tax liability if the required information is furnished to the Internal Revenue Service on a timely basis.

      Additional issues might arise pertaining to information reporting and backup withholding with respect to non-U.S. shareholders, and non-U.S. shareholders should consult their own advisors regarding the application and effect of the information reporting and backup withholding rules to them. A discussion of special rules relating to withholding arising from the ownership of a beneficial interest in the liquidating trust is set forth under the heading “Special Tax Considerations Applicable to Non-U.S. Shareholders,” above.

Anticipated Accounting Treatment of the Merger

      The merger is expected to be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles, or GAAP.

New Credit Facilities

      Concurrently with the consummation of the merger, Intown will enter into a new term loan facility with iSTAR Financial Inc. and will amend an existing term loan facility with SouthTrust Bank. Each of the credit facilities will be secured by first-priority mortgages or deeds of trust on extended-stay hotel facilities, including facilities owned by Suburban Lodges prior to the merger. The merger is not conditioned upon the completion of these new credit facilities. These credit facilities are described below.

iSTAR Term Loan

      Concurrently with the consummation of the merger, a wholly owned subsidiary of Intown will enter into a new term loan facility with iSTAR Financial Inc., to replace Intown’s existing $75 million dollar revolving line of credit with Washington Mutual Bank. Intown will, on a full recourse basis, guarantee the iSTAR Loan.

      The iSTAR loan will be a 3-year term loan in the amount of $100 million. Interest will accrue on the iSTAR loan at a rate equal to the greater of:

•	7.75% per annum; or

•	a variable rate equal to the sum of:

•	the one-month London Interbank Offered Rate; plus

•	4.5%.

      The iSTAR Loan will be secured by first-priority mortgages or deeds of trust on 42 extended stay hotels, 30 of which are existing Intown Suites hotels owned by subsidiaries of Intown, and 12 of which are currently Suburban Lodge extended stay hotels owned by subsidiaries of Suburban Lodges. The iSTAR loan will also be secured by a first-priority security interest in all personal property and other assets of the borrower and its subsidiaries used in connection with the operation of the mortgaged hotels. The iSTAR loan will contain a number of customary affirmative covenants and will require Intown and the borrower to meet specified financial covenants.

SouthTrust Revolving Term Loan Line of Credit Facility

      Concurrently with the consummation of the Merger, Intown will enter into a modification of its existing $25 million revolving credit facility with SouthTrust Bank, which will increase the total loan amount under this facility to $50 million. The modified SouthTrust loan will consist of a three-year revolving commitment to provide individual term loans, each with a maturity date three years from the date of the funding, up to an aggregate outstanding amount of $50 million. Interest will accrue on borrowings under the modified SouthTrust loan at a rate equal to the 90-day London Interbank Offered Rate plus 3.25%, with a 6.25% minimum. The modified SouthTrust loan will be secured by first-priority mortgages or deeds of trust on 19 extended stay hotels, 5 of which are existing Intown Suites hotels owned by subsidiaries of Intown and which are currently encumbered by Intown’s existing loan with SouthTrust, and 14 of which are currently Suburban Lodge hotels owned by subsidiaries of Suburban Lodges which will be newly pledged to SouthTrust. The subsidiaries encumbered by the modified SouthTrust loan will each guarantee the modified SouthTrust loan, to the extent of the amount of the modified SouthTrust loan allocated to its respective mortgaged property. The modified SouthTrust loan will also be secured by a first-priority security interest in all personal property and other assets of Intown and the encumbered subsidiaries used in connection with the operation of the mortgaged properties. The modified SouthTrust loan will contain a number of customary affirmative covenants. In addition, Intown, the encumbered subsidiaries and Holding will be required to meet specified financial covenants.

Regulatory Approvals Relating to the Merger

      We are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to consummate the merger, other than filing a certificate of merger with the Secretary of State of the State of Georgia and filing this proxy statement with the Securities and Exchange Commission. If any additional approvals or filings are required, we will use our commercially reasonable efforts to obtain those approvals and make any required filings before completing the merger.

Dissenters’ Rights

      Under Georgia law, you are entitled to dissent from the merger, and obtain payment of the fair value of your shares, if you comply with the requirements of Article 13 of the Georgia Business Corporation Code. If you wish to assert your dissenters’ rights, you must:

•	deliver to us, before the vote is taken, written notice of your intent to demand payment for your shares if the merger is effectuated; and

•	not vote your shares in favor of the merger.

Failure to vote against the merger will not constitute a waiver of your dissenters rights. Voting against the merger, however, will not satisfy your notice requirement if you intend to exercise your dissenters’ rights.

      If you do not satisfy the above requirements, you will not be entitled to payment of “fair value” for your shares under Georgia law. If the merger is approved, we will be required to deliver a written dissenters’ notice to all holders of common stock who satisfied the above requirements. We will be required to send this notice no later than 10 days after the merger is approved, and the notice must:

•	state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

•	inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

•	set a date by which we must receive the payment demand, which cannot be fewer than 30 nor more than 60 days after the date our written dissenters’ notice is delivered; and

•	send a copy of Article 13 of the Georgia Business Corporation Code along with the notice.

      If you properly assert your dissenters’ rights and we send you a dissenters’ notice, you will have to demand payment and deposit your certificates in accordance with the terms of the notice. If you do not demand payment or deposit your share certificates where required, each by the date set in the dissenters’ notice, you will not be entitled to payment for your shares.

      Within 10 days of the later of the date the merger is effectuated or receipt of a payment demand, we, by notice to each dissenter who complied with the terms of the dissenters’ notice, will be required to offer to pay to such dissenter the amount which we estimate to be the fair value of the dissenter’s shares, plus accrued interest. The offer of payment must be accompanied by:

•	our balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

•	a statement of our estimate of the fair value of the shares;

•	an explanation of how the interest was calculated;

•	a statement of the dissenter’s right to demand payment under Code Section 14-2-1327 of the Georgia Business Corporation Code; and

•	a copy of Article 13 of the Georgia Business Corporation Code.

      If you are a dissenting shareholder who accepts our offer by written notice to us within 30 days after our offer or are deemed to have accepted such offer by failure to respond within those 30 days, payment for your shares will be made within 60 days after the making of the offer or effectuating the merger, whichever is later. If we do not effectuate the merger within 60 days after the date set for demanding payment and depositing share certificates, we will have to return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If, after returning deposited certificates and releasing transfer restrictions, we then effectuate the merger, we would be required to send a new dissenters’ notice and repeat the payment demand procedure.

      A dissenter could notify us in writing of such shareholder’s own estimate of the fair value of the shares and amount of interest due, and demand payment thereof, if:

•	the dissenter believed that the amount offered by us is less than the fair value of the shares or that the interest due is incorrectly calculated; or

•	we, having failed to effectuate the merger, did not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

      A dissenter would waive the right to demand payment and would be deemed to have accepted our offer unless the dissenter were to notify us of his, her or its demand in writing in the manner described above within 30 days after we offered payment for such shareholder’s shares.

      If we were not to offer payment within the specified time:

•	the dissenting shareholder could demand our balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any, and we would be required to provide the information to the shareholder within ten days after receipt of a written demand for the information; and

•	the shareholder, at any time, within a three year period following the merger, could notify us of such shareholder’s own estimate of the fair value of the shares and the amount of interest due and demand payment of his estimate of the fair value of such shareholder’s shares and interest due.

      If a demand for payment remains unsettled, we will be required to commence a proceeding within 60 days after receiving the payment demand and petition a state court in Georgia to determine the fair value of the shares and accrued interest. If we fail to commence the proceeding within the 60 day period, we will be required to pay each dissenter whose demand remained unsettled the amount demanded.

      A copy of Article 13 of the Georgia Business Corporation Code is attached to this proxy statement as Appendix G.

Amendment of our Rights Plan

      On January 29, 2002, concurrently with the execution and delivery of the merger agreement, we amended the terms of our Amended and Restated Rights Agreement, dated as of May 4, 2001, between us and American Stock Transfer & Trust Company, as rights agent, to provide, among other things, that as a result of the merger agreement, the voting agreement, and the transactions contemplated thereby:

•	none of Holding, Intown or Sub would be deemed to be an acquiring person under the terms of the rights agreement;

•	no share acquisition date or distribution date would occur under the terms of the rights agreement; and

•	the rights under the rights agreement will expire as of the effective time of the merger.

The effect of these amendments is to provide that the merger agreement, voting agreement and the merger would not trigger the rights, and that the rights will no longer be outstanding after the merger.

Other Effects of the Merger

      Our common stock is currently traded on The Nasdaq National Market under the symbol “SLAM.” After the merger, our common stock will no longer be traded on The Nasdaq National Market and will be deregistered pursuant to the Securities Exchange Act of 1934, as amended.

THE MERGER AGREEMENT

      The following is a summary of the material terms and provisions of the merger agreement. The merger agreement is attached as Appendix A and is incorporated into this proxy statement by reference. We encourage you to read the complete merger agreement carefully for the precise legal terms of the merger agreement and other information that may be important to you.

Effective Time of the Merger

      The merger agreement provides that the closing of the merger will take place no later than the fifth business day following the satisfaction or waiver of the conditions to the merger, or at such other time as the parties agree. Concurrently with the closing, we and Intown will file a certificate of merger and all other necessary documents with the Secretary of State of Georgia to complete the merger. The merger will become effective at the time the certificate of merger is duly filed or at another time as the parties may agree, which will be specified in the certificate. We expect that, if all conditions to the merger have been satisfied or waived, the merger will occur within five business days after the special meeting. We currently anticipate that the merger will be completed by the end of the second quarter of 2002.

      Completion of the merger could be delayed if there is a delay in satisfying conditions to the merger. There can be no assurances as to whether, and on what date, the parties will satisfy all conditions to the merger. If the merger is not completed on or before May 14, 2002, either we or Intown may terminate the merger agreement. However, neither party may terminate the merger agreement if that party’s failure to fulfill any of its obligations under the merger agreement was the primary cause of, or resulted in, the merger not being completed by that date.

General

      The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, Sub will be merged with and into Suburban Lodges, and the separate existence of Sub will cease. Following the effective time of the merger, Suburban Lodges will continue as the surviving corporation and a wholly owned subsidiary of Intown. When the merger occurs:

•	each outstanding share of the common stock of Sub will be converted into a share of the common stock of the surviving corporation; and

•	each outstanding share of our common stock, except for shares held by Holding, Intown, Sub or Suburban Lodges and shares as to which dissenters’ rights are properly exercised by a dissenting shareholder, will be converted into the right to receive:

•	$8.25 in cash, without interest and less any required withholding taxes; plus

•	one unit representing a non-transferable proportionate beneficial interest in the liquidating trust; and

•	shares of our common stock held by us, Holding, Intown and Sub will be canceled.

      No dissenting shareholder will be entitled to any portion of the merger consideration or other distributions unless and until the dissenting shareholder fails to comply with Article 13 of the Georgia Business Corporation Code. Shares of our common stock as to which dissenters’ rights have been exercised will be treated in accordance with Article 13 of the Georgia Business Corporation Code. If any person who otherwise would be deemed a dissenting shareholder fails to properly comply with Article 13 of the Georgia Business Corporation Code, that person’s shares will be treated as though they had been converted as of the later of the effective time of the merger or the occurrence of such an event into the right to receive the merger consideration, without interest. See “The Merger — Dissenters’ Rights” on page 41.

Treatment of Equity Plans

      We have agreed to take all action necessary to ensure that all outstanding stock options issued pursuant to any of our stock option and incentive award plan, our non-employee directors stock option and fee plan or our employee stock option plan will be exercisable in full immediately before the merger.

      All options that are not exercised before the merger will be cancelled as of the effective time of the merger in exchange for:

•	a cash payment equal to the amount, if any, by which $8.25 exceeds the per share exercise price of the option, multiplied by the number of shares of common stock subject to the option, less all required tax withholding; and

•	with respect only to options for which the holder would receive a payment as a result of the preceding clause, that number of liquidating trust beneficial interest units equal to the number of shares of our common stock that the holder could have purchased if he or she had exercised his or her in-the-money options in full, assuming that they were fully vested, less any portion of the options previously exercised immediately before the merger.

      The consideration received in exchange for cancellation of options will constitute ordinary income. With respect to our employees who are option holders, we will be required to collect all applicable withholding taxes from the cash payment, including federal, state, local and/or foreign income and employment withholding taxes, and the actual payment received for canceled Suburban Lodges options will be reduced by the amount of those withholding taxes.

      No cash payments or distributions of liquidating trust beneficial interest units will be made with respect to canceled Suburban Lodges options which have an exercise price per share of $8.25 or more.

Surrender and Exchange of Share Certificates

      Intown has appointed American Stock Transfer & Trust Company to be the paying agent under the merger agreement. At or before the effective time, Intown will deposit an amount in cash equal to the aggregate amount of cash merger consideration to be paid to persons who held our common stock plus the aggregate amount of cash consideration to be paid in exchange for cancellation of options. The paying agent will cause the applicable merger consideration to be paid to our shareholders in exchange for properly tendered stock certificates and to our option holders as set forth in the merger agreement.

      As soon as reasonably practicable after the effective time of the merger, the paying agent will send persons who held our common stock immediately before the merger became effective a letter of transmittal containing instructions for use in effecting the exchange of their Suburban Lodges common stock certificates for the merger consideration payable to them. If you held shares of our common stock immediately before the effective time of the merger, when you surrender your stock certificate or certificates to the paying agent in accordance with the instructions to be provided by the paying agent, the paying agent will deliver the merger consideration owed to you pursuant to the merger agreement. You should not send in your share certificates until you receive a letter of transmittal. No interest will be paid or accrue on any cash payable to you.

      Any portion of the merger consideration which remains undistributed by the paying agent 180 days after the effective time will be delivered to the surviving corporation. If, at that time, you have not previously exchanged your certificates, you may only look to the surviving corporation, and then only as a general creditor, for payment of the merger consideration owed to you.

      If you do not have your share certificate, you may make an affidavit of that fact. In addition, you may be required to post a bond in a reasonable amount to be determined by the surviving corporation with respect to the missing share certificate. Upon receipt of the affidavit and any required bond, the paying agent will issue the merger consideration to you.

Escrow Deposit

      On the date that the merger agreement was duly executed and delivered by the parties, Iron deposited $5 million in cash with SouthTrust Bank, to be held in escrow and disbursed by SouthTrust in accordance with the terms of the merger agreement and the deposit escrow agreement.

Transfers

      After the effective time of the merger, our stock transfer books will be closed and there will be no further registration of transfers of shares of our common stock on the records of Suburban Lodges.

Representations and Warranties

      We made customary representations and warranties in the merger agreement relating to various aspects of our business and financial statements and other matters, including, among other things:

•	our and our subsidiaries’ organization, qualification, good standing and requisite corporate power and authority;

•	our and our subsidiaries’ organizational documents;

•	our and our subsidiaries’ capital structure;

•	our authority to enter into, and carry out the obligations under, the merger agreement and the enforceability of the merger agreement;

•	the vote required by our shareholders in connection with the merger agreement and the merger;

•	the effect of our rights agreement and state anti-takeover laws in connection with the merger agreement and the merger;

•	the opinion of our financial advisor;

•	the absence of conflicts, violations or defaults under our organizational documents, applicable laws and agreements;

•	the absence of required filings, consents and approvals of governmental entities relating to the merger;

•	our and our subsidiaries’ compliance with applicable laws and agreements;

•	our documents and reports filed and to be filed, including this proxy statement, with the Securities and Exchange Commission and the accuracy and completeness of the information contained in those documents and reports;

•	the fair presentation of our financial statements according to GAAP;

•	the absence of undisclosed material liabilities;

•	the absence of changes or material events in Suburban Lodges and Suburban Lodges’ business that have not been reported to the SEC since December 31, 2000;

•	tax matters;

•	the title, condition and operation of our and our subsidiaries’ properties and other assets;

•	our and our subsidiaries’ secured indebtedness;

•	the absence of undisclosed change of control agreements;

•	litigation matters;

•	our and our subsidiaries’ contracts and arrangements;

•	pension, benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974;

•	labor and employment matters;

•	environmental matters;

•	our and our subsidiaries’ ownership of intellectual property;

•	our and our subsidiaries’ ownership and licensing of software;

•	brokers’ fees and expenses;

•	insurance matters;

•	our notes and accounts receivable;

•	potential conflicts of interest;

•	the absence of discussions or negotiations with any other person regarding the sale of Suburban Lodges;

•	franchising matters;

•	major suppliers; customers and franchisees; and

•	certain matters regarding the operation of our hotels.

      The merger agreement also contains representations and warranties of Holding, Intown and Sub relating to various aspects of their business, including, among other things:

•	their organization, qualification, good standing and requisite corporate power and authority;

•	their authority to enter into, and carry out the obligations under, the merger agreement and the enforceability of the merger agreement;

•	the absence of conflicts, violations or defaults under their organizational documents, applicable laws and agreements;

•	the absence of required filings, consents and approvals of governmental entities relating to the merger;

•	the accuracy and completeness of the information provided in connection with this proxy statement;

•	brokers’ fees and expenses;

•	adequate financing to undertake the merger;

•	the absence of any conduct of business by Sub; and

•	the absence of litigation affecting the transactions contemplated by the merger agreement.

      The representations and warranties of each party will expire at the time the merger occurs or upon termination of the merger agreement in accordance with its terms.

Conduct of Business Prior to the Merger

      We have agreed, the during the period from the date of the merger agreement through the effective time of the merger that we will:

•	conduct our and our subsidiaries’ businesses in, and take no action outside, the ordinary course of business and in a manner consistent with prior practice and to use our commercially reasonable efforts to preserve intact our business organizations;

•	keep available the services of our current officers and employees and preserve the current relationships with our customers, suppliers and other persons with whom we have material business relations;

•	comply in all material respects with all applicable laws and regulations wherever our business is conducted, including, the timely filing of all reports, forms or other documents with the SEC;

•	not take any action or fail to take any action, the taking of which or the failure of which to take would have, either individually or in the aggregate, a material adverse impact on our assets or financial condition as reflected on our balance sheet as of September 30, 2001;

•	continue to operate our properties in a manner consistent with our 2002 operating and capital budgets; and

•	continue to make adequate reserves on our balance sheet for tax liabilities that accrue through the closing date consistent with our past custom and practice in filing our tax returns.

      In addition, the merger agreement places specific restrictions on our ability and the ability of our subsidiaries to, among other things and with some exceptions:

•	declare or pay any dividends or make other distributions on our capital stock;

•	split, combine or reclassify any capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock;

•	repurchase or otherwise acquire any shares of capital stock;

•	issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents;

•	amend the rights agreement except as necessary to comply with the provisions of the merger agreement;

•	modify or adjust any options to acquire shares of our common stock;

•	take any action that would, or could reasonably be expected to, result in any of the conditions to the obligations of us, Holding, Intown or Sub to consummate the merger not being satisfied;

•	amend our articles of incorporation or bylaws or other equivalent organizational documents;

•	create, assume or incur any indebtedness for borrowed money or guaranty any indebtedness of another person, other than indebtedness owing to, or guaranties of indebtedness owing to, us;

•	make any loans or advances to any other person other than loans or advances between subsidiaries or between us and any of our subsidiaries;

•	sell, transfer, assign, mortgage, pledge, lease or otherwise dispose of any assets or properties, or permit any property, business or assets to be subject to any mortgage, lien, security interest, deed to secure debt, deed of trust or other encumbrance, restriction or charge of any kind, or enter into, amend, or cancel any agreement, contract, commitment or arrangement for any of the foregoing, or cause or allow any of the foregoing to occur;

•	merge or consolidate with any other entity in any transaction, or sell any business or assets in a single transaction or series of transactions;

•	change accounting policies except as required by GAAP or applicable law;

•	amend or terminate any existing employment, severance, consulting, or other compensation agreement or arrangement or enter into any new employment, severance, consulting or other compensation agreement or arrangement or increase in any manner the base compensation of, or enter into any new bonus or incentive agreement with any of our directors, officers, employees or consultants;

•	adopt, amend or terminate any employee benefit plan or increase the benefits provided under any employee benefit plan or make any promise or commitment to undertake any of the forgoing in the future, except as required by applicable law;

•	amend any existing collective bargaining agreement or enter into a new collective bargaining agreement;

•	amend or cancel or agree to the amendment or cancellation of any material contract;

•	renew any material contract, or enter into any new contract, agreement or commitment, that, in each case, is not terminable by us upon 30 days notice, or less, without a fee or other penalty;

•	pay, loan or advance, other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business, any amount to, or market, sell, transfer or lease any properties or assets, real, personal or mixed, tangible or intangible, to, or enter into any agreement with, any officer or director or any affiliate of any officer or director;

•	form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof;

•	file any tax returns or make any tax election other than in the ordinary course of business consistent with past practice or settle or compromise any tax liability involving amounts in excess of $50,000 in the aggregate;

•	pay, discharge, settle or satisfy any claims, litigation, or any lien, charge or encumbrance, in each case, involving amounts in excess of $50,000 in the aggregate; provided that we are required to remedy and satisfy, i.e., not bond over, prior to closing, in a fashion approved by Intown in its reasonable discretion, a scheduled list of items, including all “standard exceptions” and mechanic’s, materialmen’s and similar liens, so as to cause none of the title policies delivered at closing to have any exceptions for any of the scheduled items;

•	pay, discharge or satisfy any liabilities or obligations, whether absolute, accrued, asserted or unasserted, contingent or otherwise, charge or encumbrance, in each case, involving amounts paid to a single recipient in excess of $50,000 individually, and $150,000 in the aggregate;

•	acquire any real or personal property, other than acquisitions of personal property that are in the ordinary course of business and consistent with past practice;

•	fail to timely and correctly account for any and all customer deposits and any and all guest related charge backs; or

•	authorize, or commit or agree to take, any of the actions listed above.

      Under the merger agreement, we have also provided a written explanation of the operational limitations imposed by the provisions listed above to our executive officers, regional managers, district managers and property level managers.

Agreement Not to Solicit Other Offers

      In the merger agreement, we have agreed that we will not, nor will we authorize or permit any of our subsidiaries, or any of our or their respective officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents, to directly or indirectly:

•	solicit, initiate or encourage the submission of any acquisition proposal, as defined below; or

•	participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal.

      The merger agreement does not, however, prohibit us or our board of directors from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited acquisition proposal prior to the approval of the merger agreement by our shareholders if, and to the extent that:

•	our board of directors, after taking into consideration advice of outside counsel, determines in good faith that such an action is required for it to comply with its fiduciary obligations to our shareholders under applicable Georgia law;

•	prior to taking such an action, we receive an executed confidentiality agreement from such person or entity;

•	our board of directors concludes in good faith, after receiving advice from an independent financial advisor, that the acquisition proposal is a superior proposal, as defined below, so long as we provide immediate oral and written notice to Intown of:

•	the receipt of the acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal;

•	the material terms and conditions of the acquisition proposal or inquiry;

•	the identity of the person or entity making the acquisition proposal or inquiry; and

•	our intention to furnish information to, or enter into discussions or negotiations with, such person or entity.

      As defined in the merger agreement, the term “acquisition proposal” means any bona fide proposal with respect to a merger, consolidation, share exchange, tender offer or similar transaction involving us or any of our subsidiaries, or any purchase or other acquisition of all or any portion of our or our subsidiaries’ assets or any equity interest in us, other than in the ordinary course of business consistent with past practice.

      As defined in the merger agreement, the term “superior proposal” means any proposal, on its most recently amended or modified terms, if amended or modified, made by a third party to enter into an alternative transaction, as defined below, which our board of directors determines in its good faith judgment, after receiving the advice of an independent financial advisor, to be more favorable to our shareholders than the merger from a financial point of view taking into account all relevant factors, including whether, in the good faith judgment of our board of directors, after receiving the advice of an independent financial advisor, the third party is reasonably able to finance the transaction, and any proposed changes to the merger agreement that may be proposed by Intown in response to such alternative transaction prior to the date of such determination.

Board Recommendations

      Under the terms of the merger agreement, our board is required to:

•	recommend to our shareholders that they vote in favor of the merger;

•	use all commercially reasonable efforts to obtain the necessary approvals by our shareholders of the merger agreement; and

•	otherwise comply with all legal requirements applicable to such meeting.

      Moreover, our board of directors and each committee thereof are generally prohibited from:

•	withdrawing, qualifying or modifying, or proposing publicly to withdraw, qualify or modify, in a manner adverse to Intown, their approval or recommendation of the merger or the merger agreement;

•	approving or recommending, or proposing publicly to approve or recommend, any transaction involving an alternative transaction; or

•	causing us to enter into any acquisition agreement, as defined below, related to any alternative transaction.

      However, if our board of directors determines in good faith, after receipt of a superior proposal, and after taking into consideration advice from outside counsel with respect to its fiduciary duties to our shareholders under applicable Georgia law, that the pursuit of the proposal is required for our board of directors to comply with its fiduciary obligations to our shareholders under applicable law, and Intown does not, within three business days, make an offer to adjust the terms and conditions of the merger agreement enabling our board of directors to proceed with its recommendation to vote in favor of the merger, then the merger agreement will not prohibit us or our board of directors from:

•	informing our shareholders and publicly announcing that we or it no longer believes that the merger is advisable and no longer recommends approval;

•	entering into an acquisition agreement with respect to the superior proposal;

•	approving or recommending the superior proposal; and

•	terminating the merger agreement if we have entered into an agreement with respect to the superior proposal, and the termination would not be considered a breach of the merger agreement; however, a termination by us under these circumstances would require us to pay Intown the termination fee described below.

      In addition, the merger agreement does not prohibit us from taking and disclosing to our shareholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act with respect to a tender or exchange offer by a third party, if applicable, or from making any disclosure to our shareholders if, in the good faith judgment of our board of directors, after consultation with outside counsel, failure to disclose would be inconsistent with applicable law, provided, that we, our board of directors and any committee of our board of directors, will not recommend that shareholders tender or exchange their shares unless the alternative transaction is a superior proposal.

      As defined in the merger agreement, the term “alternative transaction” means any transaction involving an acquisition proposal from a third party.

      As defined in the merger agreement, the term “acquisition agreement” means any letter of intent, agreement in principle, acquisition agreement or other similar agreement.

Additional Agreements

      In addition to the covenants relating to the conduct of our business before completion of the merger, we have agreed with Holding, Intown and Sub to perform additional specified covenants in the merger agreement. The principal additional covenants are as follows:

Access to Information and Confidentiality

      Subject to the confidentiality agreement we entered into with Intown, and to the extent permitted by applicable law, we have agreed that we will allow, and we will cause our officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents to allow Intown, and Intown’s officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents, reasonable access at all reasonable times during the period prior to the merger to our and our subsidiaries officers, employees, agents, properties, offices and other facilities, books and records, and to furnish Intown with all financial, operating and other data and information as they, through their respective representatives, may reasonably request. We are not required to provide access to or disclose information where such access or disclosure would:

•	result in the loss of any attorney-client privilege, or

•	be prohibited by any confidentiality or non-disclosure agreement binding us or any of our subsidiaries.

We have agreed to furnish Intown with our and our subsidiaries monthly financial and operating data and information that we normally prepare as promptly as possible, but in no event later than twenty-five days after the end of each calendar month.

      We have also agreed to permit Intown, from and after the date of the merger agreement and until the earlier of the effective time of the merger or termination of the merger agreement, except to the extent it would expressly violate applicable law, to have a representative present at Suburban Lodges for purposes of assuring compliance with the terms of the merger agreement. We have the right to have one or more representatives present at all times for any inspections, interviews and communications conducted by Intown or its representatives, which in each case must be reasonably related to the transactions contemplated by the merger agreement and conducted in a manner that does not interfere unreasonably with the conduct of our business.

Notification of Certain Matters

      We and Intown have agreed to promptly notify one another of:

•	the occurrence, or nonoccurrence, of any event which would be reasonably likely to cause any representation or warranty made by it contained in the merger agreement to be materially untrue or inaccurate; and

•	any failure by us, in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either party under the merger agreement.

provided, that the delivery of these notices will not limit or otherwise affect the remedies available under the merger agreement to the notice recipient.

      We have also agreed that if any event or matter arising after the date of the merger agreement which, if existing or occurring on the date of the merger agreement, would have been required to be set forth or described in the company disclosure letter or which is necessary to correct any information in the company disclosure letter which has been rendered inaccurate thereby, we will, for informational purposes only, promptly supplement, or amend, and deliver to Intown the company disclosure letter we delivered pursuant to the merger agreement.

Reasonable Efforts; Further Assurances

      We, with Holding, Intown and Sub, have agreed to use all commercially reasonable efforts to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the merger and the other transactions contemplated by the merger agreement including, without limitation, using all commercially reasonable efforts to obtain all licenses, permits, approvals, consents, authorizations, qualifications and orders of each governmental entity and any other third parties that are necessary, proper or advisable to consummate the merger and the transactions contemplated by the merger agreement and to cause the conditions to closing described below to be satisfied.

      In addition, if, after the date of the merger agreement, any administrative or judicial action or proceeding is instituted or threatened to be instituted, challenging any transaction contemplated by the merger agreement as violative of any law, or if any rule or regulation is enacted by a governmental entity which would make the merger or the transactions contemplated by the merger agreement illegal or would otherwise prohibit or materially impair or delay the merger or the transactions contemplated by the merger agreement, we agreed with Holding, Intown and Sub that we and they will cooperate in all respects with each other and use respective commercially reasonable efforts to contest that action or proceeding and to have any order vacated or reversed.

      In connection with, and without limiting the two immediately preceding paragraphs, we have agreed:

•	to use commercially reasonable efforts to ensure that no state anti-takeover statute or similar statute or regulation is or becomes operative with respect to the merger agreement, the merger or any other transactions contemplated by the merger agreement or the voting agreement;

•	if any state anti-takeover statute or similar statute or regulation is or becomes operative with respect to the merger agreement, the voting agreement, the merger or any other transaction contemplated by the merger agreement or the voting agreement, to use commercially reasonable efforts to ensure that the merger agreement, the voting agreement, the merger and any other transactions contemplated by the merger agreement or the voting agreement may be completed as promptly as reasonably practicable on the terms contemplated by the merger agreement and the voting agreement and otherwise to minimize the effect of the relevant statute or regulation on the merger and the other transactions contemplated by the merger agreement and the voting agreement; and

•	to use commercially reasonable efforts and to cooperate with Intown and Sub for purposes of:

•	obtaining all consents and/or notifications required in connection with the transactions contemplated by the merger agreement and continuation of certain of our secured indebtedness, on terms no less favorable than the terms currently applicable to us;

•	obtaining estoppel certificates from lenders of certain secured indebtedness;

•	obtaining consents and/or notifications necessary to re-brand any Suburban Lodge branded hotels as InTown Suites branded hotels;

•	providing for the termination and/or transfer of some of our third party management agreements, in each case upon or following the merger; and

•	assisting Intown in obtaining financing for some or all of the consideration payable to our shareholders and holders of options to acquire our common stock pursuant to the merger.

      In addition, we agreed with Holding, Intown and Sub that we and they will cooperate in good faith and use commercially reasonable efforts to ensure that each of Chicago Title Insurance Company and LandAmerica Financial Group, Inc. is prepared at the closing to issue with respect to each parcel of real estate owned by us or our subsidiaries a title insurance policy, and a corresponding lender’s title insurance policy, and all endorsements attached to the pro forma title insurance policies provided before the date of the merger agreement in accordance with each of the title policies, subject only to certain permitted exceptions, upon receipt of its required title insurance premium and performance of any actions necessary to be performed by Intown, us or our subsidiaries under or in connection with the title insurance commitments, execution and delivery to Chicago Title and LandAmerica of standard seller title affidavits and such other usual and customary obligations such as delivery of organizational documents, authorizing resolutions and consents, and evidence of good standing. In addition, we have agreed to use commercially reasonable efforts to address other matters related to title and survey as may be reasonably requested by Intown.

Shareholder Litigation

      We have agreed to give Intown the opportunity to participate in the defense or settlement of any shareholder litigation against us and our directors relating to the transactions contemplated by the merger agreement. Although we are prohibited from settling these matters without Intown’s consent, Intown has agreed its consent will not be unreasonably withheld.

Indemnification

      For a period of six years after the effective time, Intown will cause the surviving corporation to:

•	continue in full force and effect all rights to indemnification by us now existing in favor of each of our and our subsidiaries’ present and former directors and officers as provided in our articles of incorporation, bylaws or written agreements, in each case as in effect on the date of the merger agreement, and perform, in a timely manner, its obligations with respect to those rights; and

•	maintain in effect the current, or provide similar, directors’ and officers’ liability insurance policies for the benefit of the persons covered by such policies with respect to matters occurring prior to the effective time.

      However, if the surviving corporation would be required to expend more than 200% of current annual premiums to maintain our current or a similar directors’ and officers’ liability insurance policy, the surviving corporation will only be required to obtain the maximum amount of insurance that is obtainable for annual premiums equal to 200% of our current annual premiums. If the surviving corporation elects to reduce the amount of insurance coverage as a result, it will furnish to the directors and officers currently covered by such directors’ and officers’ coverage reasonable notice of the reduction in coverage and will, to the extent additional coverage is available, provide those people with the opportunity to pay any additional premiums as may be necessary to maintain the existing level of directors’ and officers’ insurance coverage.

      Any claims for indemnification made as a result of the provisions of the merger agreement described above as to which Intown or the surviving corporation receives written notice prior to the sixth anniversary of the effective time of the merger will survive, regardless of whether the claims have been finally adjudicated or settled.

Public Announcements

      We have agreed with Intown that each of us will consult with the other before issuing any press release or otherwise making any public statements with respect to the merger agreement or the merger and to refrain from issuing any such press release or making any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or trading system to which we or Intown are a party.

Special Meeting

      We have agreed to cause the special meeting to be duly called and held as soon as reasonably practicable after the date of the merger agreement for the purpose of voting on the approval and adoption of the merger agreement and the merger. We have agreed to take all action necessary in accordance with applicable law and our articles of incorporation and bylaws to duly call, give notice of, and convene the special meeting.

      Subject to applicable fiduciary duties owned to our shareholders, we have agreed to solicit from shareholders entitled to vote at the special meeting, proxies in favor of approval of the merger and the merger agreement and to take all other action as will be reasonably necessary to secure the vote or consent of our shareholders required by the Georgia Business Corporation Code or the merger agreement to effect the merger.

Proxy Statement

      We have agreed to prepare and file this proxy statement with the SEC as promptly as reasonably practicable following execution of the merger agreement and use all commercially reasonable efforts to respond to the comments of the SEC and to cause this proxy statement to be mailed to our shareholders at the earliest reasonably practical time.

Director Resignations

      We will cause to be delivered to Intown, resignations of all the directors of our subsidiaries to be effective upon the consummation of the merger. We will cause such directors, prior to resignation, to appoint new directors nominated by Intown to fill the vacancies.

     Company Options

      We have agreed to take all action necessary to ensure that all outstanding options to acquire our common stock will be exercisable in full immediately before the merger and that options to acquire our common stock that are not exercised prior to the merger will be canceled as of the effective time of the merger in exchange for the option consideration described in “— Treatment of Equity Plans” on page 45.

     Third Party Notifications

      Under the merger agreement, we delivered to each of our major suppliers and our major customers a notice relating to restrictions applicable to us.

     Unacquired Assets

      Prior to the effective time of the merger we will:

•	create the liquidating trust,

•	organize the liquidating company, and

•	take all steps necessary to complete the transactions necessary to provide for the transfer of the assets that Intown does not wish acquire to the liquidating company and liquidating trust.

      We have agreed that the liquidating trust and the liquidating company will indemnify Holding, Intown, Sub and the surviving corporation for certain costs, expenses and liabilities incurred by any of them in connection with the formation and operation of the liquidating company and the liquidating trust.

     Employee Benefit Plans

      Intown has agreed that on or prior to the first anniversary of the effective time of the merger all of our employees who continue employment with the surviving corporation or any of its subsidiaries after the merger will be eligible to participate in employee benefit programs maintained for the benefit of employees of the surviving corporation, or any subsidiaries of the surviving corporation, Intown or Holding on the same basis and subject to the same terms and conditions as similarly situated employees of the surviving corporation, Intown, Holding, or any of their respective subsidiaries. Prior to the commencement of eligibility to participate in an employee benefit program of Holding, Intown or any of their respective subsidiaries by any continuing employee, Intown has agreed to continue our corresponding benefit plan and our employee’s participation in the plan. Notwithstanding the above, our employees that stay with Suburban Lodges after the merger will be eligible to participate in Intown’s 401(k) plan, subject to the terms of the plan. Each of Holding and Intown will, or will cause its subsidiaries to, cause each of its benefit plans to treat the prior service of our and our affiliates’ employees immediately prior to the closing of the merger as service rendered to Intown or its subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting under the plan, but not benefits accrual, to the same extent that service is recognized under corresponding plans, programs or arrangements of ours or our affiliates prior to the closing of the merger. In addition, each of our employees will be given credit for his or her service to us or any of our subsidiaries prior to the effective time of the merger for purposes of determining vacation entitlements. However, any crediting of service will not operate to duplicate any benefit or the funding of that benefit. Intown has also agreed that the surviving corporation will be responsible for providing all legally-mandated continuation coverage for our employees that stay with Suburban Lodges after the merger, and their covered dependents, who experience a loss of coverage due to a “qualifying event,”

within the meaning of Section 603 of the Employee Retirement Income Security Act of 1974, as amended, which occurs at any time after the effective time of the merger, as well as for all former employees of ours and our affiliates who, as of the effective time of the merger, have elected or are eligible to and within the applicable time periods, elect continuation coverage.

Conditions Precedent

     Conditions to the Obligations of Each Party

      The respective obligations of Suburban Lodges, Holding, Intown and Sub to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	we will have obtained the approval and adoption of the merger agreement and the merger through the affirmative vote of a majority of our outstanding shares of our common stock;

•	no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the merger or the transactions relating to the company and the liquidating trust will be in effect; and

•	all actions by or in respect of or filings with any governmental entity required to permit the merger have been obtained or made.

Additional Conditions to Obligations of Holding, Intown and Sub

      The obligations of Holding, Intown and Sub to effect the merger are also subject to the following conditions:

•	all of the representations and warranties given by us in the merger agreement:

•	will have been true and correct in all material respects as of the date of the merger agreement; and

•	will be true and correct in all material respects as of the effective time of the merger, except for representations and warranties addressing matters only as of a particular date, which will be true and correct in all material respects as of the earlier date;

Although the determination of whether our representations and warranties are true and correct in all material respects will be made without giving effect to any exceptions or qualifications for “material” or “materiality” or “company material adverse effect,” as defined below, contained in any representation or warranty, but this condition to the obligations of Holding, Intown and Sub will be deemed to be satisfied in full unless, in the aggregate, all failures of our representations and warranties to be true and correct will cost Holding, Intown, us, and/or any subsidiary of ours, or would reasonably be expected to cost Holding, Intown, us and/or any subsidiary of ours, an amount, net of insurance proceeds, equal to or in excess of $5 million;

•	we will have performed in all material respects all agreements, covenants and obligations required to be performed and complied with by us under the merger agreement;

•	there will not be any action, proceeding, application or counterclaim by any third party pending before any court or governmental regulatory or administrative agency, authority or tribunal which challenges or seeks to challenge, restrain or prohibit the merger or the transactions relating to the liquidating company and the liquidating trust;

•	since the date of the merger agreement, there will not have occurred any change, condition, event or development that has resulted in, or could reasonably be expected to result in, whether individually or in the aggregate, a company material adverse effect;

•	other than as expressly permitted in the merger agreement, from and after the date of the merger agreement, there will not have been any sale, transfer, license, conveyance, pledge or other disposition of all or any part of our hotel properties;

•	Intown will have received owner’s title insurance policies and endorsements for all of our hotel properties and lender’s title insurance policies and endorsements for all of those properties, with each policy subject only to the permitted exceptions and other or additional exceptions as may be reasonably acceptable to Intown, and otherwise in substantially the form of the pro forma title commitments that we obtained prior to signing the merger agreement, with several matters that we agreed to remedy having been remedied and satisfied to the reasonable satisfaction of Intown;

•	our legal counsel must have delivered to Intown its signed legal opinions;

•	we must have delivered to Intown one real property estoppel in a form that is satisfactory to Intown;

•	we must have delivered to Intown the consent of two of our lenders to the re-branding of certain Suburban Lodge branded hotels to InTown Suites branded hotels;

•	we must have delivered to Intown estoppels from certain of our lenders;

•	we, the liquidating trust and the liquidating company must have entered into an indemnification agreement; and

•	we will have delivered to Intown a policy of environmental liability insurance effective as of the effective time of the merger.

      A “company material adverse effect” means any change, event or effect that, when taken together with all other adverse changes, events or effects that have occurred, is or is reasonably likely to:

•	be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of us and our subsidiaries taken as a whole, but only if such change, event or effect will, or would be reasonably expected to cost Intown, Suburban Lodges and/or any subsidiary of Suburban Lodges an amount equal to or in excess of $5 million in the aggregate; or

•	prevent or materially delay our performance of any of our material obligations under the merger agreement beyond May 14, 2002;

excepting:

•	our failure, in and of itself, to meet analysts’ earnings forecasts or estimates or changes in the market price of our common stock in and of itself;

•	any effect resulting from any change in general economic conditions or any other change affecting the hotel industry generally, including any change in general economic conditions due to any act of war, terrorism or threat of war or terrorism which changes do not disproportionately affect us and our subsidiaries; provided that it is understood and agreed that the foregoing exclusion will not exclude any change, event or effect that would otherwise be a company material adverse effect caused by any act of war or terrorism or threat of war or terrorism directed at the hotel industry which disproportionately affects Suburban Lodges and its subsidiaries as compared to the hotel industry as a whole; or

•	any change, event or effect resulting from actions taken or omitted at the request of Holding, Intown or Sub or any other actions by us or any of our subsidiaries or omissions to act required or contemplated by the merger agreement.

      The obligations of Holding, Intown and Sub to effect the merger are not subject to a financing condition. However, Intown may exercise its right to terminate the merger agreement without cause, as a result of which we would be entitled to receive the $5 million deposit that Intown has placed in escrow.

Additional Conditions to our Obligations

      Our obligations to effect the merger are also subject to the following conditions:

•	each representation and warranty given by Holding, Intown and Sub in the merger agreement that is qualified by materiality will be true and correct in all respects as of the date of the merger agreement and as of the effective time of the merger;

•	each representation and warranty given by Holding, Intown and Sub in the merger agreement that is not qualified by materiality will be true and correct in all material respects as of the date of the merger agreement and as of the effective time of the merger;

•	Holding, Intown and Sub will have performed, in all material respects, all obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger; and

•	there will not be any action, proceeding, application or counterclaim by any third party pending before any court or governmental regulatory or administrative agency, authority or tribunal which challenges or seeks to challenge, restrain or prohibit the merger.

Termination

      The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger:

•	by mutual written consent of Intown and Suburban Lodges;

•	by either Holding, Intown and Sub, on the one hand, or us, on the other, if:

•	any court of competent jurisdiction or other governmental entity issues an order, decree, ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action becomes final and nonappealable;

•	the merger is not completed by May 14, 2002, for any reason, with the exception that a party may not terminate the merger agreement if its failure to fulfill any of its obligations under the merger agreement has been the primary cause of, or resulted in, the failure to consummate the merger on or before that date;

•	the merger agreement and the merger fail to be approved and adopted by our shareholders at the special meeting;

•	by Holding, Intown or Sub:

•	if our board of directors or any committee of our board:

•	withdraws or modifies in a manner adverse to Holding, Intown or Sub its approval or recommendation of the merger or the merger agreement;

•	causes us to enter into an agreement with respect to an alternative transaction with a third party that has made a bona fide proposal to acquire us, our subsidiaries, or our respective assets;

•	endorses, approves or recommends any alternative transaction; or

•	resolves to do any of the above;

•	if any of the conditions to the obligations of Holding, Intown and Sub to consummate the merger become incapable of being fulfilled and are not waived by Holding, Intown and Sub;

•	if (1) we breach, in any material respect, any of our representations, warranties, covenants or other obligations under the merger agreement or, as of any date after the date of the merger agreement, our representations and warranties fail to be true and correct in all material respects as of that date causing one of the closing conditions to Holding’s, Intown’s and Sub’s performance under the merger agreement not to be satisfied, and (2) if the breach can be cured, we do not cure it within ten business days after we are notified of it in writing by Intown so that the condition to closing can be satisfied on or before the time the merger becomes effective; or

•	for any other reason in its sole discretion, regardless of whether the conditions to the obligations of the parties to consummate the merger have been satisfied;

•	by us, if:

•	any of the conditions to the obligations of Holding, Intown or Sub to consummate the merger become incapable of fulfillment and are not waived by us;

•	if Holding, Intown or Sub breaches in any material respect any of their respective representations, warranties or obligations under the merger agreement and they do not cure the breach within ten days after they are notified of it by us in writing, or provide us with reasonable assurance that they will cure the breach prior to the effective time of the merger; or

•	in compliance with its obligations in the merger agreement with respect to superior proposals:

•	our board of directors withdraws or modifies, in a manner adverse to Intown or Sub, its approval or recommendation of the merger or the merger agreement; and

•	we enter into an agreement with another party that has made a proposal that our board of directors considers to be superior to the terms of the merger agreement.

Escrow Deposit and Termination Right

      On January 29, 2002, Intown deposited $5 million in cash with SouthTrust Bank, to be held in escrow and disbursed by SouthTrust in accordance with the terms of the merger agreement and the escrow agreement. We will sign an instruction to the escrow agent for the deposit to be returned to Intown upon consummation of the merger pursuant to the terms of the merger agreement. If any of Holding, Intown or Sub exercises its respective right to terminate the merger agreement without cause, or the conditions precedent for the obligations of Holding, Intown and Sub set forth in the merger agreement are satisfied or waived and Holding, Intown or Sub nonetheless fails to consummate the merger as and when it is required to do so under the merger agreement, then Intown will be required to sign and deliver written instructions directing the escrow agent to release the deposit to us in accordance with the terms of the deposit escrow agreement, as payment of liquidated damages and not as a penalty, to reimburse us for our time, expense and lost opportunity costs of pursuing the merger. A more detailed description of the deposit escrow agreement is set forth under the heading “Related Agreements — Escrow Agreement” on page 62.

Payment of Termination Fee and Expense Reimbursement

      We will be required to pay Intown a $5 million termination fee if:

•	any of Holding, Intown or Sub terminates the merger agreement because our board of directors:

•	withdraws or modifies its approval or recommendation of the merger or the merger agreement in a manner adverse to Intown;

•	causes us to enter an agreement with respect to an alternative transaction;

•	endorses, approves or recommends any alternative transaction; or

•	we terminate the merger agreement because:

•	our board of directors withdraws or modifies in a manner adverse to Intown its approval or recommendation of the merger; and

•	we enter into an agreement with respect to a superior proposal.

      We will also be obligated to pay Intown the $5 million termination fee, if any of Holding, Intown or Sub terminates the merger agreement based on a breach of our representations, warranties or covenants in any material respect, but only if:

•	Holding’s, Intown’s or Sub’s termination of the merger agreement is the result of:

•	one or more breaches of our representations and warranties which were known to be false when made; or

•	a knowing or willful breach by us or our covenants;

•	we were not entitled to terminate the merger agreement as a result of a breach of any representations, warranties or covenants of Holding, Intown or Sub in any material respect when such termination right was exercised; and

•	within 12 months of such termination, we enter into any agreement relating to an acquisition proposal.

The merger agreement provides, however, that none of the following transactions will cause the termination fee to become payable under this tail provision:

•	the sale or transfer of assets that we decide, based on the advice of tax counsel, are necessary in order to meet the asset and income test requirements of Section 856(c) of the Internal Revenue Code if we elect to become taxable as a real estate investment trust beginning with our taxable year ended December 31, 2002 or December 31, 2003, or any merger effected for the purpose of converting us into a real estate investment trust so long as that merger qualifies as a reincorporation for tax purposes and does not result in a change in the beneficial ownership of shares of our common stock;

•	the sale or transfer of 15 or fewer of our properties, in the aggregate, during the one year following the termination of the merger agreement; and

•	the sale or transfer of all or any portion of our franchise business.

      If any of Holding, Intown or Sub terminates the merger agreement based on an uncured breach of our representations, warranties, covenants or other obligations under the merger agreement, we will be required to pay to Intown, upon demand, the actual, documented out-of-pocket costs and expenses of Intown or Sub reasonably incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, any financing fees, costs and expenses, and the reasonable fees of attorneys, accountants, brokers, investment advisors and other representatives and advisors, up to a maximum of $3 million, less any amounts that we may have previously paid to Intown by us in respect of those costs, but only if:

•	Holding’s, Intown’s or Sub’s termination of the merger agreement is the result of:

•	one or more breaches of our representations and warranties which were known to be false when made; or

•	a knowing or willful breach by us or our covenants; and

•	we were not entitled to terminate the merger agreement as a result of a breach of any representations, warranties or covenants of Holding, Intown or Sub in any material respect when such termination right was exercised.

      No expense reimbursement will be payable, however, if the $5 million termination fee described above has been paid or is payable, and the amount of any such termination fee that becomes payable in the future will be reduced by the amount of any expense reimbursement that we are required to pay to Intown.

Amendments

      The merger agreement may not be amended, modified or altered except in writing as approved by the board of directors or other governing body of each of the parties. However, after approval of the merger by our shareholders, no amendment may be made without the further approval of our shareholders if the effect of the amendment would be to reduce or change the form of the per share merger consideration.

Waivers

      At any time before the effective time of the merger, any party to the merger agreement, by action taken by its board of directors, may

•	extend the time for the performance of any of the covenants, obligations or other acts of any other party to the merger agreement; or

•	waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations.

Any such extension or waiver must be in writing.

RELATED AGREEMENTS

Voting Agreement

      The following description is qualified in its entirety by the voting agreement which is attached as Appendix E to this proxy statement, and which is incorporated into this proxy statement by reference.

      Immediately prior to the execution and delivery of the merger agreement, Intown entered into a voting agreement with David E. Krischer, Dan J. Berman, Paul A. Criscillis, Jr., Kevin R. Pfannes, Gregory C. Plank, G, Hunter Hilliard, John W. Spiegel, Raymond A. D. French, Paul R. Coulson and Sharwell Securities Trading LTD. Mr. Coulson currently serves as a director of Sharwell. Collectively, these persons had the power to vote approximately 28.85% of our outstanding common stock. In the voting agreement each of these parties agreed:

•	to revoke any prior proxies, voting agreements or powers of attorney he or it may have given with respect to his or its shares and to irrevocably appoint Intown or its designee as proxy or attorney in fact to vote his or its shares prior to the termination of the merger agreement at any meeting of the shareholders or pursuant to any written consent in lieu of a meeting:

•	in favor of adoption of the merger agreement and approval of the merger and the transactions contemplated by the merger agreement;

•	against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of ours under the merger agreement which would result in any of the conditions to the merger agreement not being fulfilled;

•	in favor of any other matter necessary for the consummation of the transactions contemplated by the merger agreement and considered and voted upon by our shareholders at any meeting of shareholders or in a written consent in lieu of a meeting;

•	against any extraordinary corporate transaction, other than the merger contemplated by the merger agreement, such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation or other change of control involving us or any of our subsidiaries, including but not limited to any acquisition proposal;

•	against any sale or transfer of a material amount of our or our subsidiaries’ assets or securities, other than with respect to, contemplated or permitted by, the merger agreement; and

•	against any amendment of our articles of incorporation and bylaws or other proposal or transaction involving us or any of our subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the merger agreement or the merger or change in any manner the voting rights of any class of our capital stock;

•	that notwithstanding the above, if Intown elects not to exercise its rights to vote any of the shares pursuant to its proxies, each shareholder agrees in his or its capacity as a shareholder of ours and not in his capacity as a director or officer of ours, to vote his shares during the term of the voting agreement as indicated above at any meeting of our shareholders, or pursuant to any written consent in lieu of a meeting or otherwise.

      In addition, each of the shareholders has agreed:

•	to refrain from transferring shares subject to the voting agreement during the term of the voting agreement without Intown’s prior written consent, except for transfers to subsidiaries, by will or by operation of law, or in connection with estate and tax planning purposes, for which the transferees will have to agree with Intown in writing to be subject to the voting agreement;

•	not to solicit any acquisition proposal;

•	to consult with Intown prior to making any public announcements with respect to the transactions contemplated by the voting agreement;

•	to waive his or its dissenters rights; and

•	to use all reasonable efforts to take all action and to all things necessary, proper or advisable to consummate the merger, and to refrain from taking any action intended to impede, frustrate or prevent the merger.

      The voting agreement will terminate on the earlier to occur of:

•	the termination of the merger agreement; or

•	the effective time of the merger.

      The persons listed above have signed the voting agreement solely in their capacities as our shareholders, and not in their capacities as our directors or our officers, as applicable.

Escrow Agreement

      The following description is qualified in its entirety by the deposit escrow agreement which is attached as Appendix F to this proxy statement, and which is incorporated into this proxy statement by reference.

      On the date the merger agreement was executed, we entered into a deposit escrow agreement with Intown and SouthTrust Bank, as escrow agent and Intown delivered $5 million to the escrow agent to be held as a deposit for liquidated damages, payable to us if Holding, Intown or Sub exercise their respective right to terminate the merger agreement without cause, or the conditions precedent for the obligations of Holding, Intown or Sub set forth in the merger agreement are satisfied or waived and Holding, Intown or Sub nonetheless fails to complete the merger. The deposit will be invested in secure, interest bearing instruments or accounts. The deposit and any earnings on it will constitute the escrow fund. SouthTrust will only release the escrow fund in accordance with either written instructions signed by us and Intown, or a final order, decree or judgment of a court of competent jurisdiction. We and Intown have agreed to each pay one half of SouthTrust’s fees and reasonable expenses for administering the escrow fund.

MARKET PRICES OF COMMON STOCK AND DIVIDEND INFORMATION

Suburban Lodges Market Price Data

      The principal market on which shares of Suburban Lodges common stock are traded is The Nasdaq National Market, under the ticker symbol SLAM. The following table sets forth, for the calendar quarters indicated, the high and low closing prices per share of Suburban Lodges common stock as reported by The Nasdaq National Market:

	Sales Price

	High		Low

2000
First Quarter		$6.81		$5.00
Second Quarter		$6.66		$5.25
Third Quarter		$7.75		$5.50
Fourth Quarter		$7.00		$5.00
2001
First Quarter		$6.69		$5.00
Second Quarter		$7.97		$5.38
Third Quarter		$8.74		$5.75
Fourth Quarter		$7.77		$5.95
2002
First Quarter (through and including February , 2002)	$		$

      As of                     , 2002 there were approximately                holders of record of Suburban Lodges common stock. The total number of common shares outstanding as of                     , 2002, was 11,979,260.

Recent Closing Prices

      On                     , 2002, the last practicable trading day before the printing of this proxy statement, the high and low sales prices of shares of our common stock were $                    and $                    , respectively. On January 28, 2002, the last trading day before the public announcement of the merger agreement, the high and low sales prices of our shares of common stock were $8.00 and $7.86, respectively.

      YOU ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR OUR SHARES OF COMMON STOCK. We cannot give you any assurance as to the future price of Suburban Lodges common stock.

Dividend Policy

      We have never declared or paid dividends on our common stock. In addition, the merger agreement prohibits, prior to the effective time of the merger, the payment of any dividends with respect to our common stock without Intown’s prior consent. Our line of credit agreement with SouthTrust Bank includes a net worth maintenance requirement which could have the effect of limiting our ability to pay dividends in the future. In addition, the merger agreement prohibits, prior to the effective time of the merger, the payment of any dividends with respect to our common stock without Intown’s prior consent. We have made no determination as to whether we will pay any cash dividends in the future if the merger is not completed.

SHAREHOLDER PROPOSALS

      Following the merger, we will not be a publicly held company. We intend to hold an annual meeting in 2002 only if the merger is not completed. Any shareholder of Suburban Lodges intending to submit a proposal for inclusion in the proxy statement and form of proxy for our 2002 annual meeting of shareholders, in the event that it is held, must have submitted the proposal to the attention of our Secretary at our principal executive office sufficiently far in advance so that it was received by us no later than December 11, 2001. In addition, shareholders of Suburban Lodges may present proposals which are proper subjects for consideration at an annual meeting, including nominees for election to the board, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the shareholder must comply with the procedures specified by our bylaws, a copy of which will be furnished to any shareholder without charge. Our bylaws require that all shareholders who intend to make proposals at an annual shareholders’ meeting submit their proposals to the Secretary of Suburban Lodges during the period from 90 to 120 days before the date of the annual meeting.

OTHER MATTERS

      As of the date of this proxy statement, our board of directors does not know of any other matters that will be presented for consideration at the special meeting other than as described in this proxy statement. However, if any other matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the enclosed form of proxy will be deemed to confer authority to the individuals named as proxies to vote your shares represented by such proxy with respect to any additional matters that are within the purposes set forth in the notice of the special meeting as determined by a majority of our board of directors.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, including us, who file electronically with the SEC. The address of that site is http://www.sec.gov. After the merger, we will no longer file reports with the SEC.

      Intown has supplied all information contained in this proxy statement relating to Holdings, Intown and Sub and we have supplied all such information relating to us.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT AND THE EXHIBITS TO IT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED                     , 2002. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

among
INTOWN HOLDING COMPANY, L.L.C.,
INTOWN SUITES MANAGEMENT, INC.,
INTOWN SUB, INC.
and
SUBURBAN LODGES OF AMERICA, INC.
Dated as of January 29, 2002

AGREEMENT AND PLAN OF MERGER

i

ii

Exhibits
Exhibit 5.1(d)	Explanation of Operational Limitations
Exhibit 5.4(f)	Form of Lender Estoppel
Exhibit 5.8	Press Release
Exhibit 6.2(f)	Opinion of Counsel to the Company
Exhibit 6.2(g)	Lender Consents
Exhibit 6.2(h)	Indemnification Agreement

iii

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 29, 2002 by and among INTOWN HOLDING COMPANY, L.L.C., a Georgia limited liability company (“Holding”); INTOWN SUITES MANAGEMENT, INC., a Georgia corporation and a wholly owned subsidiary of Holding (“Parent”); INTOWN SUB, INC., a Georgia corporation and wholly owned subsidiary of Parent (“Sub”), and SUBURBAN LODGES OF AMERICA, INC., a Georgia corporation (the “Company”).

W I T N E S S E T H:

      WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by Sub;

      WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions of this Agreement and in accordance with the Georgia Business Corporation Code (the “GBCC”), Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation;

      WHEREAS, prior to the Effective Time (as hereinafter defined), the Company shall (i) cause certain of its Subsidiaries (as hereinafter defined) to contribute certain of the Unacquired Assets (as hereinafter defined), to SUBURBAN LIQUIDATING COMPANY, L.L.C., a Georgia limited liability company (the “Liquidating Company”), and (ii) contribute certain of the Unacquired Assets to SUBURBAN LIQUIDATING TRUST, a Georgia trust (the “Liquidating Trust”), as further set forth herein;

      WHEREAS, as of the date hereof, David E. Krischer, Dan J. Berman, Paul A. Criscillis, Jr., Kevin R. Pfannes, Gregory C. Plank, G. Hunter Hilliard, John W. Spiegel, Raymond A.D. French, Paul R. Coulson and Sharwell Securities Trading Ltd. (collectively, the “Principal Shareholders”) have the power to vote shares of the common stock, par value $.01 per share, of the Company (including any and all rights to be attached thereto to acquire shares of Series A Participating Cumulative Preferred Stock of the Company pursuant to the Company Rights Plan (as hereinafter defined), the “Company Common Stock”), representing approximately 28.86% of the outstanding Company Common Stock;

      WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent entering into this Agreement, the Principal Shareholders have entered into a voting agreement, dated as of the date hereof (the “Voting Agreement”), pursuant to which, among other things, the Principal Shareholders have granted a proxy in favor of Parent with respect to the shares of Company Common Stock over which they have the power to vote, subject to the terms and conditions contained therein;

      WHEREAS, concurrently with the execution and delivery of this Agreement, the Amended and Restated Rights Agreement, dated as of May 4, 2001, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Company Rights Plan”) has been amended to ensure that (i) none of Holding, Parent or Sub will become an “Acquiring Person” (as defined in the Company Rights Plan) as a result of this Agreement, the Merger or the Voting Agreement, (ii) no “Share Acquisition Date” or “Distribution Date” (each as defined in the Company Rights Plan) will occur as a result of this Agreement, the Merger or the Voting Agreement and (iii) all outstanding rights to purchase Series A Participating Cumulative Preferred Stock of the Company issued and outstanding under the Company Rights Plan will expire at the Closing (as hereinafter defined);

      WHEREAS, the Board of Directors of the Company has unanimously determined that the Merger and this Agreement are fair to, and in the best interests of, the Company and the holders of the Company Common Stock (the “Company Shareholders”);

      WHEREAS, the Board of Directors of Parent and Sub, and the Membership Committee of Holding, have each unanimously approved this Agreement and the Merger, upon the terms and subject to the conditions set forth herein;

      WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement and the Merger, and the transactions contemplated hereby; and

      WHEREAS, the Board of Directors of the Company has unanimously resolved to recommend approval of this Agreement and the Merger to the Company Shareholders.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.1.     The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the GBCC, at the Effective Time (as hereinafter defined), Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation following the Merger (the “Surviving Corporation”). The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the State of Georgia.

      SECTION 1.2.     Effective Time; Closing. As promptly as reasonably practicable (and in any event within five (5) business days) after the satisfaction or waiver of the conditions set forth in Article VI hereof, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”), with the Secretary of State of the State of Georgia and by making all other filings or recordings required under the GBCC in connection with the Merger, in such form as is required by, and executed in accordance with, the relevant provisions of, the GBCC. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Georgia, or at such other time as the parties hereto agree, which shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the “Effective Time”). On the date of such filing, a closing (the “Closing”) shall be held at 10:00 a.m., Eastern Standard Time, at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303, or at such other time and location as the parties hereto shall otherwise agree.

      SECTION 1.3.     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the GBCC and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

      SECTION 1.4.     Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the following securities:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.4(b) and Dissenting Shares (as hereinafter defined), if any) shall be canceled and, subject to Section 1.5, shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive, upon surrender of the certificate that formerly evidenced such share of Company Common Stock in the manner provided in Section 1.7, (i) an amount in cash equal to Eight and 25/100 Dollars ($8.25) per share, without interest (the “Per Share Cash Merger Consideration;” the Per Share Cash Merger Consideration multiplied by the number of issued and outstanding shares of Company Common Stock at the Effective Time is referred to herein as the “Cash Merger Consideration”) and (ii) one beneficial interest unit in the Liquidating Trust (a “Beneficial Interest”), having the rights and subject to the restrictions set forth in the Trust Agreement (as hereinafter defined) (the “Per Share Non-Cash Merger Consideration;” the Per Share Non-Cash Merger Consideration multiplied by the number of issued and outstanding shares of Company Common Stock at the Effective Time is referred to herein as the “Non-Cash Merger Consideration;” and the Cash Merger Consideration and the Non-Cash Merger Consideration is referred to herein as the “Common Stock Merger Consideration”);

(b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Holding, Parent or Sub and each share of Company Common Stock that is owned by the Company as treasury stock shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto;

(c) At the Effective Time, all shares of the Company Common Stock converted pursuant to Section 1.4(a) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of a certificate (“Certificate”) representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration (as hereinafter defined) in accordance with Section 1.4(a); and

(d) Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

      SECTION 1.5.     Dissenting Shares.

      (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by Company Shareholders who have properly exercised dissenters’ rights with respect to such shares of Company Common Stock in accordance with Sections 14-2-1321 and 14-2-1323 of the GBCC (the “Dissenting Shares”) shall not be exchangeable for the right to receive the Per Share Cash Merger Consideration and the Per Share Non-Cash Merger Consideration (collectively, the “Per Share Merger Consideration”) pursuant to Section 1.4(a), and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Article 13 of the GBCC unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to demand payment under the GBCC. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be deemed to have been converted into and have become exchangeable for, as of the Effective Time, as described in Section 1.4(a), the right to receive the Per Share Merger Consideration set forth in such provisions, without any interest thereon.

      (b) The Company shall give Parent (i) prompt notice of any demands for payment for Dissenting Shares pursuant to Article 13 of the GBCC received by the Company, withdrawals of such demands, and any other instruments served pursuant to the GBCC and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment pursuant to Article 13 of the GBCC. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable law, make any payment with respect to any such demands for payment or offer to settle or settle any such demands.

      SECTION 1.6.     Stock Option Plans; Change of Control Payments.

      (a) The Company shall take all action necessary to ensure that, pursuant to the Company’s Stock Option and Incentive Award Plan (the “1996 Plan”), the Non-employee Directors’ Stock Option and Fee Plan (the “Directors’ Plan”), the Employee Stock Option Plan (the “1997 Plan,” which together with the 1996 Plan and the Directors’ Plan, constitute the “Company Stock Option Plans”), all outstanding options to acquire Company Stock (the “Company Options”) shall be exercisable in full immediately prior to the consummation of the Merger and all Company Options that are not exercised prior to the consummation of the Merger will be canceled as of the Effective Time in exchange for the consideration described in Section 1.6(b).

      (b) In exchange for the cancellation of each such holder’s Company Options (regardless of exercise price), such holder shall be entitled to receive, as of the Effective Time (subject to Section 1.7(b)) (i) an amount in cash (which may be $.00) determined by multiplying (A) the excess, if any, of the Per Share Cash Merger Consideration over the applicable exercise price per share of the Company Options by (B) the number of shares of Company Common Stock such holder could have purchased had such holder exercised such Company Options in full and assuming the Company Options were fully vested (less any portion of such Company Options previously exercised) immediately prior to the consummation of the Merger (the “Cash Option Consideration;” the aggregate Cash Option Consideration payable to all of the holders of Company Options is sometimes referred to herein as the “Total Cash Option Consideration”), and (ii) if and with respect only to the Company Options for which such holder shall be entitled to receive any Cash Option Consideration greater than $.00 as a result of the foregoing clause, that number of Beneficial Interests equal to that number of shares of Company Common Stock such holder could have purchased had such holder exercised such Company Options in full and assuming the Company Options were fully vested (less any portion of such Company Options previously exercised) immediately prior to the consummation of the Merger (the “Non-Cash Option Consideration” and together with the Cash Option Consideration the “Option Consideration”), and each such Company Option shall thereafter be canceled.

      (c) At the Closing, immediately following the Effective Time, the Surviving Corporation shall pay to the officers of the Company identified in Section 1.6(c) of the Company Disclosure Letter (as hereinafter defined) the amounts set forth therein (subject to adjustment as further set forth in Section 1.6(c) of the Company Disclosure Letter), and (i) as a condition to the receipt of such amounts at the Closing, each such officer shall release all claims against Holding, Parent, Sub and the Surviving Corporation other than claims against Holding, Parent, Sub and the Surviving Company for (A) obligations under each Change of Control Agreement (as hereinafter defined) to provide such officers with any continuing benefits required to be provided after the Effective Time, (B) any rights as an Indemnified Party described in Section 5.7(a) hereof and (C) any claim for a breach of the covenants set forth in Sections 5.7(b), 5.7(c) or 5.7(d) hereof (each an “Officer Release”); and (ii) the Surviving Corporation shall release all claims against such officers other than claims against such officers for (A) fraud and (B) other claims related to or arising out of this Agreement or the transactions contemplated by this Agreement. If any officer refuses to sign the Officer Release applicable to his Change of Control Agreement, then the determination of what, if any, amounts are due and payable to such officer pursuant to his Change of Control Agreement will be determined solely by the terms of his Change of Control Agreement.

      SECTION 1.7.     Surrender of Shares of Company Common Stock; Stock Transfer Books.

      (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent (the “Paying Agent”) for (i) the holders of shares of Company Common Stock reasonably acceptable to the Company to receive the funds necessary to make the payments to such holders pursuant to Section 1.4(a)(i) upon surrender of their Certificates and (ii) for the holders of Company Options to receive the payment of any Cash Option Consideration provided for in Section 1.6(b) upon surrender and cancellation of the Company Options. Parent will, on or prior to the Effective Time, deposit with the Paying Agent the Cash Merger Consideration and Total Cash Option Consideration to be paid in respect of the shares of Company Stock and Company Options, respectively (the “Fund”). The Fund shall be invested by the Paying Agent as directed by Parent; provided that such investments shall be in obligations of, or guaranteed by, the United States of America or any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc., or Standard and Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, or repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of US $100 million (based upon the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments, shall be placed in the Fund and be payable to the Surviving Corporation upon demand of non-disbursed funds pursuant to Section 1.7(d) hereof. Parent shall promptly replace any monies lost through any investment made pursuant to this Section 1.7(a) to the extent such loss results in the Fund being equal to less than the amount initially deposited by Parent (after adjustment for any payment to holders of shares of Company Common Stock and Company Options pursuant hereto), and Parent shall in any event be liable for the payment of the Cash Merger Consideration and Total Cash Option Consideration, notwithstanding any losses in the Fund. The Fund shall not be used for any purpose except as expressly provided in this Agreement. The Paying Agent shall make the payments provided for in Sections 1.4 and 1.6(b).

      (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Per Share Merger Consideration pursuant to Section 1.4, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. Until so surrendered, each such Certificate shall, at and after the Effective Time, represent for all purposes, only the right to receive such Per Share Merger Consideration. No interest shall accrue or be paid to any beneficial owner of shares of Company Common Stock or any holder of any Certificate with respect to the Per Share Merger Consideration payable upon the surrender of any Certificate. If payment of the Per Share Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Per Share Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. If any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Per Share Merger Consideration such holder is entitled to receive pursuant to Section 1.4.

      (c) Parent and the Surviving Corporation shall cause the Paying Agent to pay the amount of Cash Option Consideration payable to each holder of a Company Option pursuant to Section 1.6(b) as soon as reasonably practicable following the Effective Time.

      (d) At any time following one hundred eighty (180) days after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Fund which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock and holders of Company Options (including, without limitation, all interest and other income received by the Paying Agent in respect of all amounts held in the Fund or other funds made available to it), and thereafter each such holder shall be entitled to look only to (i) the Surviving Corporation (subject to abandoned property, escheat and other similar laws), and only as general creditors thereof, with respect to any Per Share Cash Merger Consideration that may be payable upon due surrender of the Certificates held by such holder and any Cash Option Consideration payable upon due surrender and cancellation of such Company Options, and (ii) the Liquidating Trust (subject to abandoned property, escheat and other similar laws) with respect to any Per Share Non-Cash Merger Consideration that may be issuable upon due surrender of the Certificates held by such holder and any Non-Cash Option Consideration issuable upon due surrender and cancellation of such Company Options. If any Certificates representing shares of Company Common Stock shall not have been surrendered immediately prior to such date on which the Per Share Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined), any such cash, shares, dividends or distributions payable in respect of such Certificate (other than the Per Share Non-Cash Merger Consideration or any cash, shares, dividends or distributions payable in respect thereof, which shall automatically and ratably inure to the benefit of the holders of Beneficial Interests of the Liquidating Trust) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Holding, the Surviving Corporation, Parent, Sub, the Liquidating Trust or the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Per Share Merger Consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar law.

      (e) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, except for Parent and Sub, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable law, and all consideration paid pursuant to this Article I upon the surrender or exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificate.

      (f) Holding, Parent, Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Per Share Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock and from the Option Consideration otherwise payable pursuant to this Agreement to any holder of Company Options such amounts that Holding, Parent, Sub, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Holding, Parent, Sub, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or of Company Options, as the case may be, in respect of which such deduction and withholding was made by Holding, Parent, Sub, the Surviving Corporation or the Paying Agent. The Surviving Corporation, Holding, Parent or the Paying Agent, as the case may be, shall timely pay or cause to be paid any amounts withheld pursuant to this Section 1.7(f) for applicable foreign, federal, state and local taxes to the appropriate Governmental Entity on behalf of such holders of Company Common Stock or Company Options.

      (g) Except as otherwise provided in this Agreement, the Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for shares of Company Common Stock.

      SECTION 1.8.     Escrow Deposit. On the date hereof, Parent has deposited in escrow with SouthTrust Bank (the “Escrow Agent”) in accordance with the terms of the Escrow Agreement dated the date hereof among Parent, the Company and the Escrow Agent (the “Escrow Agreement”) cash in the amount of Five Million Dollars ($5,000,000) (the “Deposit”), which amount shall be held and disbursed in accordance with the terms of this Agreement and the Escrow Agreement.

ARTICLE II

THE SURVIVING CORPORATION

      SECTION 2.1.     Articles of Incorporation. The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until, subject to Section 5.7(a), the same shall thereafter be altered, amended or repealed in accordance with applicable law or such Articles of Incorporation.

      SECTION 2.2.     Bylaws. The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until, subject to Section 5.7(a), the same shall thereafter be altered, amended or repealed in accordance with applicable law, the Articles of Incorporation of the Surviving Corporation or such Bylaws.

      SECTION 2.3.     Directors and Officers. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Sub at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Sub at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to each of Holding, Parent and Sub, in each case except as set forth in the written disclosure letter (which letter shall in each case specifically identify by reference to Sections of this Agreement any exceptions to each of the representations and warranties set forth herein) delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”), as follows:

      SECTION 3.1.     Organization and Standing. Each of the Company and each Subsidiary (as hereinafter defined) (i) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to the jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or other power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be in good standing or so qualified or licensed, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect (as hereinafter defined). The Company has furnished or made available to Parent true and complete copies of its articles of incorporation the “Company Articles of Incorporation”) and bylaws (the “Company Bylaws”) and the articles of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary, each as amended to date. Such articles of incorporation, bylaws or equivalent organizational documents are in full force and effect, and neither the Company nor any Subsidiary is in violation of any provision of its articles of incorporation, bylaws or equivalent organizational documents.

      SECTION 3.2.     Capitalization; Subsidiaries.

      (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $1.00 par value per share (the “Preferred Stock”), including 500,000 shares designated as Series A Participating Cumulative Preferred Stock (the “Series A Preferred Stock”). As of the date hereof, (i) 11,975,127 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) Company Options to acquire 1,202,574 shares of Company Common Stock in the aggregate are outstanding pursuant to the Company Stock Option Plans, and 2,099,750 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the Company Stock Option Plans, and (iv) no shares of Preferred Stock are issued or outstanding. Section 3.2(a) of the Company Disclosure Letter sets forth a correct and complete list of the Company Options (and exercise prices) outstanding as of the date hereof. Except pursuant to the Company Rights Plan, or as set forth above or in Section 3.2(a) of the Company Disclosure Letter, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or any Subsidiary. All shares of Company Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.2(a) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Stock or any capital stock of any Subsidiary or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

      (b) Section 3.2(b) of the Company Disclosure Letter sets forth a correct and complete list of, and the jurisdiction of organization of, each corporation, association, subsidiary, partnership, limited liability company or other entity of which the Company controls, directly or indirectly, 10% or more of the outstanding equity interests (each a “Subsidiary” and collectively, the “Subsidiaries”). Except as set forth in Section 3.2(b) of the Company Disclosure Letter, the Company owns, directly or indirectly, beneficially and of record all of the issued and outstanding capital stock of each Subsidiary and does not own an equity interest in any other corporation, association, partnership, limited liability company or other entity, other than in the Subsidiaries. Each outstanding share of capital stock or interest of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and except as set forth on Section 3.2(b) of the Company Disclosure Letter, each such share owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

      SECTION 3.3.     Authority for Agreement.

      (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining necessary shareholder approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including, without limitation, the unanimous approval of the Board of Directors of the Company) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (in each case other than the approval and adoption of this Agreement by the affirmative vote of a majority of the voting power of the then outstanding shares of Company Common Stock and the filing and recordation of appropriate merger documents as required by the GBCC). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Holding, Parent and Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws (as hereinafter defined) affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity. The affirmative vote of holders of the outstanding shares of Company Common Stock entitled to vote at a duly called and held meeting of shareholders is the only vote of the Company’s Shareholders necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

      (b) At a meeting duly called and held on January 28, 2002, the Board of Directors of the Company unanimously (i) determined that, as of the date thereof, this Agreement and the Voting Agreement and the other transactions contemplated hereby and thereby, including the Merger, are fair to, and in the best interests of, the Company and the Company Shareholders, (ii) approved, authorized and adopted this Agreement, the Merger and the other transactions contemplated hereby, (iii) resolved, subject to Section 5.5 of this Agreement, to recommend approval and adoption of this Agreement and the Merger by the Company Shareholders, and (iv) amended the Company Rights Plan to ensure that (x) none of Holding, Parent or Sub will become an “Acquiring Person” (as defined in the Company Rights Plan) as a result of this Agreement, the Merger or the Voting Agreement, (y) no “Share Acquisition Date” or “Distribution Date” (each as defined in the Company Rights Plan) will occur as a result of this Agreement, the Merger or the Voting Agreement and (z) all outstanding rights to purchase Series A Participating Cumulative Preferred Stock of the Company issued and outstanding under the Company Rights Plan will expire at the Closing. The actions taken by the Board of Directors of the Company constitute approval of the Merger, this Agreement and the Voting Agreement and the other transactions contemplated hereby and thereby by the Board of Directors of the Company under the provisions of Section 14-2-1132 of the GBCC such that Section 14-2-1132 of the GBCC does not apply to this Agreement, the Merger, the Voting Agreement, or the transactions contemplated hereby or thereby. Other than Section 14-2-1132 of the GBCC, no state anti-takeover or similar statute in Georgia, or to the knowledge of the Company, in any other jurisdiction, is applicable to Holding, Parent or Sub in connection with the Merger, this Agreement, the Voting Agreement or any of the transactions contemplated hereby or thereby.

      (c) Salomon Smith Barney Inc. (the “Independent Advisor”) has delivered to the Board of Directors of the Company its written opinion, dated the date of this Agreement, to the effect that, as of such date and based on the assumptions, qualifications and limitations contained therein, the Per Share Merger Consideration is fair, from a financial point of view, to the Company Shareholders. The Company has provided a complete and accurate copy of such opinion to Parent solely for informational purposes.

      SECTION 3.4.     No Conflict. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate the Company Articles of Incorporation or Company Bylaws or equivalent organizational documents of any of its Subsidiaries, (ii) subject to Section 3.5, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law (a “Law”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) except as set forth in Section 3.4 of the Company Disclosure Letter, result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations under, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or Material Contract (as hereinafter defined) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of any of them is bound or affected, except, in the case of clauses (ii) and (iii) above, to the extent that any such conflict, violation, breach, default or other occurrences would not have, either individually or in the aggregate, a Company Material Adverse Effect.

      SECTION 3.5.     Required Filings and Consents. Except as set forth in Section 3.5 of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and filing and recordation of appropriate merger documents as required by the GBCC, (ii) for filings contemplated by Section 3.14, and (iii) for other immaterial consents, approvals, authorizations, permits, filings, registrations and notifications from or with local authorities or municipalities.

      SECTION 3.6.     Compliance. Except as set forth in Section 3.6 of the Company Disclosure Letter, each of the Company and its Subsidiaries (i) has been operated at all times in compliance in all material respects with all Laws applicable to the Company or any of its Subsidiaries or by which any property, business or asset of the Company or any of its Subsidiaries is bound or affected and (ii) is not in material default or violation of any material notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises, or other instruments or obligations to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected. Except as set forth in Section 3.6 of the Company Disclosure Letter, neither the Company nor any Subsidiary has received any written or, to the knowledge of the Company, oral communication during the past two (2) years from a Governmental Entity that alleges that the Company or a Subsidiary is not in compliance in any material respect with any applicable Law.

      SECTION 3.7.     SEC Filings, Financial Statements.

      (a) The Company and each Subsidiary, as necessary, has filed all forms, reports, statements and documents required to be filed with the United States Securities and Exchange Commission (the “SEC”) since January 1, 1999 (collectively, the “SEC Reports”), each of which has complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, each as in effect on the date so filed. When filed, none of the SEC Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) contained any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (b) Each of the (i) audited consolidated balance sheets of the Company as of December 31, 2000 and December 31, 1999 and the related consolidated statements of operations, cash flows and changes in shareholders’ equity included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the “10-K”), in each case, including any related notes thereto, as filed with the SEC, and (ii) unaudited consolidated balance sheets of the Company as of September 30, 2001 and December 31, 2000, and the related consolidated statements of operations for each of the three month periods ended September 30, 2001 and September 30, 2000 and the nine month periods ended September 30, 2001 and September 30, 2000, and consolidated statements of cash flows for the nine month periods ended September 30, 2001 and September 30, 2000, in each case, including any related notes thereto, as filed with the SEC (collectively, the “Company Financial Statements”), have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto, or in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, recurring audit adjustments) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective date thereof and the consolidated results of its operations and changes in cash flows for the periods indicated.

      (c) Except as disclosed in Section 3.7(c) of the Company Disclosure Letter, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company and the Subsidiaries, taken as a whole, other than (i) liabilities disclosed or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2001, including the notes thereto, (ii) liabilities disclosed in the SEC Reports, (iii) liabilities incurred on behalf of the Company in connection with this Agreement and the contemplated Merger, and (iv) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2001, none of which are, individually or in the aggregate, reasonably likely to be material to the Company and the Subsidiaries, taken as a whole. Section 3.7(c) of the Company Disclosure Letter sets forth a complete and correct list of all indebtedness guaranteed by the Company or any Subsidiary.

      (d) The Company has heretofore furnished or made available to Parent a complete and correct copy of any amendments or modifications which the Company intends to file but which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC as exhibits to the SEC Reports pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

      SECTION 3.8.     Absence of Certain Changes or Events.

      (a) Except as contemplated by this Agreement or as disclosed in the SEC Reports filed prior to the date hereof, since December 31, 2000, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practice and there has not been (i) any event or occurrence of any condition that individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of the Company or any Subsidiary, (iii) except as set forth in Section 3.8(a) of the Company Disclosure Letter, any material change in accounting methods, principles or practices employed by the Company or any Subsidiary, or (iv) except as set forth in Section 3.8(a) of the Company Disclosure Letter, any action of the type described in Sections 5.1(b) or 5.1(c) which had such action been taken after the date of this Agreement would be in violation of any such Section.

      (b) Since December 31, 2000, the Company has not received any written or, to the knowledge of the Company, oral notice of (or, in the case of any contract, lease or other arrangement that terminates or is extended by its terms without the giving of notice, has otherwise become aware of) the termination or extension of any Material Contract (as hereinafter defined), or suffered any damage, destruction or loss (whether or not covered by insurance) to any Company Property (as hereinafter defined) or any personal property of the Company or any Subsidiary which, individually or in the aggregate, could reasonably be expected to result in the Company’s or a Subsidiary’s loss of $50,000 or more.

      SECTION 3.9.     Taxes.

      (a) Except as set forth in Section 3.9(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries have timely filed all material Tax Returns (as hereinafter defined) required to be filed by any of them. All such Tax Returns are true, correct and complete in all material respects. All Taxes (as hereinafter defined) of the Company and its Subsidiaries which are (i) shown as due on such Tax Returns, (ii) otherwise due and payable or (iii) to the Company’s knowledge, claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the SEC Reports in accordance with GAAP. The Company and its Subsidiaries have never received written notice from an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction that has not since been cured by the filing of such return. There are no liens for any Taxes upon the assets of the Company or any of its Subsidiaries, other than statutory liens for Taxes not yet due and payable and liens for real estate Taxes contested in good faith. Except as set forth in Section 3.9(a) of the Company Disclosure Letter, no Tax Returns of the Company or its Subsidiaries are under audit or examination by any taxing authority, and the Company does not know of any proposed or threatened Tax claims, audits or assessments against the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code. None of the Company and its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than any of the Company and its Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time, in each case beyond the date of this Agreement, with respect to a Tax assessment or deficiency. Each of the Company and each Subsidiary has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, shareholders or other third parties. Except as set forth in Section 3.9(a) of the Company Disclosure Letter, the unpaid Taxes of the Company and its Subsidiaries for the current taxable period did not, as of the most recent Company Financial Statements, exceed the reserve for Tax liability set forth on the face of the balance sheet in the most recent Company Financial Statements. For purposes of this Agreement, (x) “Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, occupancy, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity, and (y) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

      (b) Section 3.9(b) of the Company Disclosure Letter sets forth with reasonable specificity all jurisdictions in which the Company or any Subsidiary currently has a presence requiring it to pay Taxes (a “Taxable Presence”) and all jurisdictions in which the Company or any Subsidiary has had a Taxable Presence since January 1, 1998. The Company has made available to Parent correct and complete copies of (i) all Tax Returns filed in connection with the three year period ending on December 31, 2000 and (ii) all correspondence with any Tax authorities (including, without limitation, all audits, notices and requests for information from or to taxing authorities) since January 1, 1998.

      SECTION 3.10.     Assets.

      (a) Except as set forth in the 10-K, the SEC Reports filed thereafter, or in Section 3.10(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries have good, marketable and, for the real property only, insurable title to, or a valid leasehold interest in, all of their real and personal properties and assets reflected in the 10-K or acquired after December 31, 2000 (other than any Unacquired Assets, or assets reflected in any SEC Reports filed after the 10-K as having been disposed of since December 31, 2000 or otherwise disposed of since December 31, 2000 in the ordinary course of business consistent with past practice), in each case free and clear of all title defects, liens, encumbrances and restrictions, except for (i) liens, encumbrances or restrictions which secure indebtedness which are properly reflected in the 10-K; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after December 31, 2000, provided that the obligations secured by such liens are not delinquent; (iv) such title defects, liens and encumbrances and restrictions disclosed in the Title Documents (as hereinafter defined); and (v) such title defects, liens and encumbrances and restrictions, if any, that do not individually or in the aggregate, materially detract from the value of the assets subject thereto or materially impact the operation of the Company or any Subsidiary. Except as set forth in Section 3.10(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries either own or have valid leasehold interests in all properties and assets used by them in the conduct of their business. At the Effective Time, the personal property of the Company and each Subsidiary (the “Personal Property”) at each Company Property (as hereinafter defined) shall be in sufficient levels so as to allow for uninterrupted full service at each such Company Property in a manner consistent with the Company’s ordinary course of business and past practices with respect to such Company Property.

      (b) Except as set forth in Section 3.10(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any of its assets with an individual value of $50,000 or an aggregate value in excess of $100,000, in each case, other than with respect to any transfers of Unacquired Assets.

      (c) Except for such property as shall have been taken out of service on a temporary basis for repairs or replacement consistent with the Company’s past practices and normal industry practices, the buildings, fixtures and equipment of the Company and its Subsidiaries are in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put. The buildings, fixtures and equipment of the Company and its Subsidiaries are sufficient for the continued conduct of the business of the Company and its Subsidiaries after the Effective Time in substantially the same manner as conducted prior to the Effective Time. Section 3.10(c) of the Company Disclosure Letter sets forth a complete and accurate list of those rooms in any of the Company’s hotels that are not available for occupancy as of a date within ten (10) days prior to the date hereof, and a brief explanation of why each such room is not so available.

      (d) Section 3.10(d) of the Company Disclosure Letter (and the Title Documents (as hereinafter defined)) sets forth a correct and complete list of all real property (i) owned or leased by the Company or a Subsidiary, (ii) as to which the Company or a Subsidiary has a license, easement or right of way to use, (iii) as to which the Company or a Subsidiary has the option to purchase, lease, license or acquire an easement or right of way or (iv) in which the Company or a Subsidiary has any other interest. The list of real property in Section 3.10(d) of the Company Disclosure Letter that is identified as being owned by the Company or a Subsidiary includes a correct and complete list by owner, property name, city and state of all real property (other than any Unacquired Assets) owned by the Company or any Subsidiaries (the “Company Properties”), and correctly identifies which entity is the record owner of title to each such tract of real property (each being a “Company Property”). With respect to each such Company Property, the entity identified in Section 3.10(d) of the Company Disclosure Letter as owner, owns good, marketable and insurable fee simple title to such Company Property, free and clear of all defects, liens, encumbrances and restrictions other than (i) those existing title matters listed as exceptions in the pro forma title policies or title insurance commitments listed in Section 3.10(d) of the Company Disclosure Letter (the “Title Documents”), (ii) those matters listed on Section 3.10(d) of the Company Disclosure Letter as “Company Cure Items,” (collectively, the “Company Cure Items”), (iii) the rights of hotel guests, as hotel guests only, and (iv) such other matters as shall be set forth on Section 3.10(d) of the Company Disclosure Letter, (all such matters referenced in clauses (i), (iii) and (iv) hereof being sometimes collectively called the “Permitted Exceptions”). To the Company’s knowledge, after reasonable inquiry, there are no private restrictions that affect the Company Properties other than the Permitted Exceptions.

      (e) Except as described on Section 3.10(e) of the Company Disclosure Letter and for the Permitted Exceptions, no Company Property or Personal Property or any interest of the Company or any Subsidiary in any Company Property or Personal Property is subject to any outstanding agreements of sale, options or other rights of third parties to acquire or use any interest therein.

      (f) Except as disclosed in Section 3.10(f) of the Company Disclosure Letter, the Company Properties, and all present uses and operations thereof, comply in all material respects with all applicable zoning, land-use, building, fire, health, labor, safety, subdivision and other law and all deed or other title covenants and restrictions applicable thereto.

      (g) The Company has delivered or made available to Parent true, correct and complete copies of all material engineering, electrical, structural, soils, seismic, archaeological, ecological, geological, hydrological/water effluence or other similar reports, maintenance plans, plans and specifications, site plans, licenses, permits and certificates of occupancy covering all or any portion of the Company Properties and improvements which are in the possession or control of the Company, the Subsidiaries, or their respective affiliates.

      (h) Except as disclosed on Section 3.10(h) of the Company Disclosure Letter or in the Title Documents: (i) there are no outstanding and unpaid impact fees or other charges in connection with any Company Property; (ii) there are no pending or, to the Company’s knowledge, threatened special assessments or reassessments with respect to any Company Property or any part thereof; and, (iii) there is no pending or, to the Company’s knowledge, threatened condemnation, expropriation, requisition (temporary or permanent) or similar proceeding with respect to any Company Property or any part thereof. Section 3.10(h) of the Company Disclosure Letter sets forth a correct and complete list of the letters of credit issued on behalf of the Company or any Subsidiary in favor of any Governmental Entity or other third party as security for an obligation of the Company or any Subsidiary. Section 3.10(h) of the Company Disclosure Letter sets forth a correct and complete list of the performance bonds issued on behalf of, or set-aside agreements entered into by, the Company or any Subsidiary in favor of any Governmental Entity or other third party as security for an obligation of the Company or any Subsidiary as of the date hereof and the amount thereof as of the date hereof.

      (i) Except as disclosed in Section 3.10(i) of the Company Disclosure Letter, the Title Documents, or the surveys for each Company Property that have been delivered to Parent on or before the date hereof (collectively, the “Surveys”), water, sewer, electric, telephone, and storm water and drainage facilities and all other utilities required by Laws and in the normal operation of all buildings located on each Company Property are available and are installed across public property or valid easements to the property lines of such Company Property, and are connected pursuant to valid permits and are adequate to service such Company Property for its current use.

      (j) Except with regard to any of the Unacquired Assets, environmental matters which are addressed in Section 3.17 or as disclosed in Section 3.10(j) of the Company Disclosure Letter: (i) all material licenses, concessions, building, and other permits, certificates of use and occupancy, including (but not limited to) final or permanent certificates of occupancy, (the “Real Estate Permits”), have been obtained for the Company Properties as required in connection with any material construction, renovations, expansions, or other improvements at any Company Property and in connection with the present use and operation of the Company Properties; (ii) the Real Estate Permits are the only licenses, concessions, permits, certificates or other similar requirements necessary in order to own and operate the Company Properties for their present use and operation without interruption; (iii) the Real Estate Permits are in full force and effect and there exists no material violation thereof; (iv) the Company and/or each Subsidiary, as applicable, is in compliance with all material terms and conditions of any Real Estate Permits; (v) no action or proceeding relating to the Real Estate Permits is pending or, to the Company’s knowledge, threatened, which may result in revocation or cancellation of a Real Estate Permit; (vi) except as referenced in any of the Surveys or Title Documents, no physical conditions with respect to any of the Company Properties exist that violate in any material respect any applicable law, code, rule, ordinance or regulation; (vii) all vendors and suppliers have been paid in full (and shall be paid in full as of the Closing), except for accounts payable in the ordinary course of business consistent with past practice, and except as disclosed in the Title Documents, there are no liens, claims of lien or lien rights that encumber or materially adversely affect any of the Real Estate Permits; and (viii) there are no liquor licenses that are held by the Company, any Subsidiary or any affiliate of any of them, nor are any liquor licenses necessary for the current operation of the Company Properties or any part thereof.

      (k) Except as disclosed on Section 3.10(k) of the Company Disclosure Letter, neither the Company nor any Subsidiary, if applicable, is in material default with respect to any contracts pertaining to the Company Properties, nor, to the Company’s and each Subsidiary’s knowledge, are there any facts or circumstances which with the passage of time or the giving of notice, or both, would constitute or result in any such default.

      (l) Except as disclosed in Section 3.10(l) of the Company Disclosure Letter, within the immediately preceding twelve (12) month period, there have not been actual or, to the Company’s knowledge, threatened or imminent (i) changes in the zoning of any of the Company Properties or any part thereof materially and adversely affecting the current use, occupancy or value thereof; or (ii) restrictions, limitations or regulations issued. The Company has not received written or, to the knowledge of the Company, oral notice of any such changes being proposed or under consideration by any Governmental Entity having or asserting jurisdiction over any Company Property or the ownership thereof. To the Company’s knowledge, after reasonable inquiry, no sewer moratorium or like governmental order is in effect which adversely affects the operations of any Company Property.

      (m) The Company has made available to Parent correct and complete copies of all Material Contracts (as hereinafter defined) relating to the Company Properties, including all modifications, renewals and extensions, together with any guaranties and any other agreements relating thereto.

      (n) Except as set forth in the Title Documents or in Section 3.10(n) of the Company Disclosure Letter, there are no ad valorem tax protests, appeals or other similar tax proceedings pending against the Company Properties.

      (o) The indebtedness listed in Section 3.10(o) of the Company Disclosure Letter is a correct and complete list of all indebtedness and all financing that encumbers the Company Properties or any part thereof (the “Secured Debt”). None of the Company or any Subsidiary or any Company Property is in material default or violation of any of the agreements, rights or restrictions relating to any of the Secured Debt, nor are there any facts or circumstances that with the passage of time or the giving of notice or both are reasonably likely to constitute or result in any such default or violation.

      (p) Except as set forth in Section 3.10(p) of the Company Disclosure Letter, no condemnation, eminent domain or similar proceedings have been instituted or, to the Company’s knowledge, threatened against any of the Company Properties or, to the Company’s knowledge, any surrounding properties that could be likely to have a material adverse effect on any Company Properties or the operation of the business conducted thereon, and the Company does not know, nor has the Company or any Subsidiary received notice, of any (i) existing or proposed plans to widen, modify, realign or close any street or highway adjacent to or in close proximity to (i.e., within 500 yards of) any Company Properties, or of any pending condemnation actions or proposed public improvements affecting any Company Properties (including its improvements), or (ii) pending or threatened judicial, municipal or administrative proceedings with respect to, or in any manner affecting, any Company Property including the improvements thereon.

      (q) Except as set forth in Section 3.10(q) of the Company Disclosure Letter, neither the Company nor any Subsidiary is a party, and no Company Property nor any portion thereof is subject to any, pending litigation, arbitration or administrative proceeding (i) with any person or entity having or claiming any interest in any Company Property, or (ii) affecting or questioning title to or use of or otherwise affecting the Company, any Subsidiary, any Company Property or any part thereof or the Company’s or any Subsidiary’s ability to perform its obligations under this Agreement nor, to the Company’s knowledge, is such litigation, arbitration or administrative proceeding threatened. Neither the Company nor any Subsidiary is subject to or in default under any judgment, order, injunction or decree of any Governmental Entity applicable to the Company, any Subsidiary or any Company Property.

      (r) Section 3.10(r) of the Company Disclosure Letter lists a description and the amount of all security deposits, letters of credit and/or similar deposits taken by the Company or by a third party. There are no inducements, concessions, bonuses, side agreements, free rental, rebates, or other matters reducing the rental or other sums payable under any Lease (as hereinafter defined) that will not be satisfied by the Effective Time, except as set forth in Section 3.10(r) of the Company Disclosure Letter. The Company or its Subsidiaries own the entire owner’s interest in and to all service contracts, leases, occupancy and/or guest agreements (other than Advance Reservation Information (as hereinafter defined)) affecting the Company Properties (collectively, the “Leases”). Except for the Permitted Exceptions, none of the Leases or the rentals or other sums payable thereunder have been assigned or otherwise encumbered. There are no defaults under any of such Leases, nor, to the Company’s knowledge, do circumstances exist which, with the giving of notice or the passage of time, or both, would constitute a default by anyone whomsoever, and neither the Company nor any Subsidiary has received any notice from any tenant that the landlord under the Leases is in default under any of such Leases, or that there exists circumstances which, with the giving of notice or the passage of time, or both, would constitute a default thereunder. Except as set forth in Section 3.10(r) of the Company Disclosure Letter, as of the date of this Agreement there are no leasing commissions binding upon the Company Properties, the Company or any Subsidiary that will not be satisfied prior to the Effective Time.

      (s) Except for the capital expenditures escrow accounts required under the Company’s collateralized mortgage bonds disclosed in Section 3.10(o) of the Company Disclosure Letter, the Company represents and warrants that there is no reserve for repair, replacement, or replenishment of furniture, fixtures or equipment at the Company Properties or any portion thereof.

      (t) None of the Company or any Subsidiary is in default or material non-compliance under any Permitted Exceptions or Company Cure Items which, individually or in the aggregate, would have a material adverse effect on the Company, a Subsidiary or any property. No written or, to the Company’s knowledge, oral notices of default or non-compliance have been received by the Company or any Subsidiary with respect to any Permitted Exceptions or Company Cure Items.

      (u) Except as set forth in Section 3.10(u) of the Company Disclosure Letter and other than arising in the ordinary course of business after the date hereof, the Company has no outstanding construction payables to any materialmen, laborers, vendors or suppliers for any work performed or materials supplied in connection with any Company Property that may or will give rise to a lien, claim of lien or any lien rights that would encumber such Company Property.

      SECTION 3.11.     Change of Control Agreements. Except pursuant to Section 1.6 and as set forth in Section 3.11 of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any current or former director, officer or employee of the Company and/or any Subsidiary. Except as set forth in Section 3.11 of the Company Disclosure Letter, without limiting the generality of the foregoing, no amount paid or payable by the Company or any Subsidiary in connection with the Merger or the other transactions contemplated by this Agreement, including accelerated vesting of options, (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. The Company represents and warrants that the amounts determined in accordance with Section 1.6(c) of the Company Disclosure Letter will be sufficient to satisfy in full all obligations of the Company to make payments then due and owing under the change of control agreements with such officers that are identified in Section 1.6(c) of the Company Disclosure Letter (the “Change of Control Agreements”), provided that the Surviving Corporation shall thereafter honor all obligations under each such Change of Control Agreement to provide such officers with any continuing benefits required to be provided thereafter.

      SECTION 3.12.     Litigation. Except for such matters disclosed in Section 3.12 of the Company Disclosure Letter and those which, if adversely determined individually or in the aggregate, are not, and would not reasonably be expected to be, material to the Company, there are no claims, suits, actions, investigations, examinations, audits, indictments or information, or administrative, arbitration or other proceedings (“Litigation”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. Except as set forth in Section 3.12 of the Company Disclosure Letter, and for such matters which individually or in the aggregate, are not, and would not reasonably be expected to be, material to the Company, there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to the Company or any of its Subsidiaries which have not yet been paid or satisfied in full.

      SECTION 3.13.     Contracts and Commitments. Section 3.13 of the Company Disclosure Letter sets forth a true, correct and complete list of the following contracts to which the Company or a Subsidiary is a party (including every amendment, modification or supplement to the foregoing): (i) any contracts of employment; (ii) any contracts or agreements which limit or restrict the Company, any Subsidiary or, to the knowledge of the Company, any employee, from engaging in any business in any jurisdiction; (iii) agreements or arrangements for the purchase or sale of any assets (otherwise than in the ordinary course of business or relating to the Unacquired Assets); (iv) all bonds, debentures, notes, loans, credit or loan agreements or commitments, mortgages, indentures, warranties or guarantees or other agreements or contracts in each case relating to the borrowing of money; (v) agreements with unions, material independent contractor agreements and material leased or temporary employee agreements; (vi) individual leases of any personal property pursuant to which the Company is required to make annual payments in excess of $24,000 and groups of two or more leases of personal property with the same or affiliated counterparties pursuant to which the Company is required to make aggregate annual payments in excess of $24,000; (vii) any management agreements; (viii) any agreements that restrict the Company from hiring employees or acquiring ownership interests in other entities (in each case other than agreements with staffing or temporary services firms and other agreements which the Company is prohibited from disclosing pursuant to written confidentiality or non-disclosure agreements); (ix) franchise agreements, area franchise agreements, or licenses to operate an extended-stay lodging business or hotel; (x) all other contracts, agreements or commitments pursuant to which annual payments made by or to the Company or a Subsidiary exceed $50,000 and groups of two or more contracts, agreements, or commitments with the same or affiliated counterparties pursuant to which annual payments made by or to the Company or a Subsidiary exceed $50,000 in the aggregate (including any such operating agreements, service and maintenance contracts, equipment leases, vehicle leases, property leases for employees, supply contracts, billboard, signage, promotional or other advertising agreements or leases, hotel or operational permits or licenses affecting or used in connection with the operation of any Company Property or any portion thereof, but excluding guest contracts entered into in the ordinary course of business); and (xi) any other contracts material to the operation of the business of the Company (individually, a “Material Contract” and collectively, “Material Contracts”). The Company has delivered or made available true, correct and complete copies of all Material Contracts to Parent or its representatives. Neither the Company nor any of its Subsidiaries is in default under any Material Contract, which defaults individually or in the aggregate would reasonably be expected to be material to the Company or any Subsidiary, and no circumstances exist that, with the passing of time or the giving of notice, or both, would result in a default by the Company or any Subsidiary under any Material Contract, and neither the Company nor any Subsidiary has received any notice from any party thereto that the Company or any Subsidiary is in default thereunder, or that circumstances exist which, with the giving of notice or the passage of time, or both, would constitute a default thereunder. The Material Contracts are in full force and effect in all material respects, have been duly executed by the Company or one of its Subsidiaries where applicable, and none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material default of its obligations under such contracts. Except for this Agreement, the Material Contracts, the Permitted Encumbrances and as set forth on Section 3.13 of the Company Disclosure Letter, there are no leases, service contracts or other agreements in force or effect that (a) grant to any person or entity any right, title, interest or benefit in or to all or any part of the Company Properties, or (b) grant or create any rights relating to the use, maintenance, operation, construction or management of all or any part of the Company Properties.

      SECTION 3.14.     Information Supplied. The proxy statement to be mailed to the Company Shareholders in connection with the meeting (the “Shareholders’ Meeting”) to be called to consider the Merger (the “Proxy Statement”) at the date such document is first published, sent or delivered to Company Shareholders or, unless promptly corrected, at any time during the pendency of the Shareholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information both supplied by and relating to Holding, Parent or Sub for inclusion or incorporation by reference in the foregoing document.

      SECTION 3.15.     Employee Benefit Plans.

      (a) The term “Company Benefit Plan” shall mean each plan, fund, program, agreement, arrangement or scheme, in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of the Company or any of its Subsidiaries or their dependents (whether written or oral), including, without limitation, each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), determined without regard to whether such plan is subject to ERISA); each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and each other employee benefit plan, fund, program, agreement or arrangement. Section 3.15(a) of the Company Disclosure Letter contains a complete and accurate list of each Company Benefit Plan the Company or any of its Subsidiaries has sponsored, maintained or contributed to within the last three (3) calendar years. Each Company Benefit Plan currently in effect is identified as a “current plan” on such list.

      (b) The term “ERISA Affiliate Plan” shall mean each Company Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any person (whether incorporated or unincorporated), that together with the Company would be deemed a “single employer” within the meaning of Section 414 of the Code, (an “ERISA Affiliate”), or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time.

      (c) Except as set forth in Section 3.15(c) of the Company Disclosure Letter,

(i) With respect to each Company Benefit Plan identified in Section 3.15 of the Company Disclosure Letter, the Company has heretofore delivered or made available to Parent complete and accurate copies of the plan documents and any amendments thereto (or if the plan is not written, a written description thereof), any related trust or other funding vehicle, annual reports required to be filed with any Governmental Entity with respect to such plan, actuarial reports, funding and financial information returns and statements, all contracts with any parties providing services or insurance to such plan, copies of material correspondence with all Governmental Entities, plan summaries or summary plan descriptions, summary annual reports, booklets and personnel manuals and any other reports or summaries required under ERISA, the Code and all other applicable laws, regulations, orders or other legislative, administrative or judicial promulgations (“Applicable Benefit Laws”), the most recent determination letter received from the Internal Revenue Service with respect to each such plan intended to qualify under Section 401 of the Code, and such other documentation with respect to any Company Benefit Plan as is reasonably requested by Parent.

(ii) The Company and its Subsidiaries have maintained all employee data necessary to administer each Company Benefit Plan, including data required to be maintained under Sections 107 and 209 of ERISA, and such data is true and correct and is maintained in a usable form.

(iii) No Company Benefit Plan or ERISA Affiliate Plan is or was subject to Title IV of ERISA or Section 412 of the Code, nor is any Company Benefit Plan or ERISA Affiliate Plan a “multiemployer pension plan,” as defined in Section 3(37) of ERISA, or subject to Section 302 of ERISA. Neither the Company, any of its Subsidiaries, an ERISA Affiliate nor a predecessor in interest of any of them has or has had an obligation to reimburse another employer, either directly or indirectly, including through indemnification or otherwise, for making contributions to a plan that is or was subject to Title IV of ERISA.

(iv) Each Company Benefit Plan has been established, registered, qualified, invested, operated and administered in all material respects in accordance with its terms in compliance with all Applicable Benefit Laws and in accordance with all understandings, written or oral, between the Company or its respective current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees, as applicable. Neither the Company nor any of its Subsidiaries has incurred, and no facts exist which reasonably could be expected to result in any material liability to the Company or any of its Subsidiaries with respect to any Company Benefit Plan or any ERISA Affiliate Plan, including without limitation, any liability, tax, penalty or fee under ERISA, the Code or any Applicable Benefit Law (other than to pay premiums, contributions or benefits in the ordinary course).

(v) All obligations regarding each Company Benefit Plan have been satisfied, and there are no outstanding defaults or violations by any party to any Company Benefit Plan. No taxes, penalties or fees are owing under any Company Benefit Plan.

(vi) No fact or circumstance exists that could adversely affect the tax-exempt status of a Company Benefit Plan that is intended to be tax-exempt. Further, each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination or other letter indicating that it is so qualified, or intends to submit a request for a determination letter within the applicable remedial amendment period, and the Company is not aware of any reason why such determination letter would not be issued by the Internal Revenue Service.

(vii) The assets of each Company Benefit Plan are reported at their fair market value on the financial statements of each such plan as of the dates indicated on such statements.

(viii) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees (or any of their dependents, spouses or beneficiaries) of the Company, any or its Subsidiaries or any predecessor in interest of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than continuation coverage mandated by Applicable Benefit Laws and only to the extent required under such laws.

(ix) All contributions or premiums required to be made by any Company under the terms of each Company Benefit Plan or by Applicable Benefit Laws have been made in a timely fashion in accordance with Applicable Benefit Laws and the terms of the Company Benefit Plan. Each Company Benefit Plan is fully funded or fully insured on both an ongoing and termination or wind-up basis.

(x) No insurance policy or any other insurance contract or agreement affecting any Company Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder.

(xi) There have been no improper withdrawals, applications or transfers of assets from any Company Benefit Plan or the trusts or other funding media relating thereto, and neither the Company nor any of its Subsidiaries nor any of their agents has been in breach of any fiduciary obligation with respect to the administration of any Company Benefit Plan or the trusts or other funding media relating thereto.

(xii) Each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) of the Company by its terms or in the summary plan description for such plan provides that such plan may be amended, revised or terminated by the Company or the administrator of such plan, subject to contractual notice requirements.

(xiii) Except as contemplated by Section 1.6, the execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement will not (A) entitle any current or former employee, director, officer, consultant, independent contractors, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual.

(xiv) Except for payments under the Change of Control Agreements described in Section 3.11, the Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate the Company to make any payments that will not be deductible for federal income tax purposes by reason of Section 280G of the Code.

(xv) There are no pending, or, to the Company’s knowledge, threatened Litigation by, against, involving or on behalf of any Company Benefit Plan by any current or former employee, director, officer, consultant, independent contractors, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of the Company, any of its Subsidiaries or any predecessor in interest covered under such Company Benefit Plan, by any Governmental Entities or otherwise involving any such Company Benefit Plan (other than routine claims for benefits) that and, to the Company’s knowledge, there exists no state of facts which after notice or lapse of time or both reasonably could be expected to give rise to any Litigation.

      SECTION 3.16.     Labor and Employment Matters. Except as set forth in Section 3.16 of the Company Disclosure Letter:

(a) Employees of the Company and its Subsidiaries (including both present and former employees) have not been, and, with respect to current employees, currently are not, represented by a labor organization or group which was either certified or voluntarily recognized by any labor relations board, including, without limitation, the United States National Labor Relations Board (“NLRB”) or certified or voluntarily recognized by any other Governmental Entity;

(b) The Company and its Subsidiaries have not been and are not a signatory to a collective bargaining agreement with any trade union, labor organization or group;

(c) No representation election petition or application for certification has been filed by employees of the Company or its Subsidiaries or is pending with the NLRB or any other Governmental Entity and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees of the Company has occurred, is in progress or, to the Company’s knowledge, is threatened;

(d) Neither the Company nor its Subsidiaries have engaged in any unfair labor practice and there is no pending or, to the knowledge of the Company, threatened labor board proceeding of any kind against the Company or its Subsidiaries or any proceeding (involving claims of unfair representation of the Company’s employees) against any trade union, labor union, employee organization or labor organization representing the Company’s employees;

(e) No grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been threatened, filed or is pending against the Company or any of its Subsidiaries;

(f) No labor dispute, walk out, strike, slowdown, hand billing, picketing, or work stoppage (sympathetic or otherwise) involving the employees of the Company or its Subsidiaries has occurred, is in progress or has been threatened;

(g) No breach of contract and/or denial of fair representation claim has been filed or is pending or, to the knowledge of the Company, threatened against the Company, its Subsidiaries and/or to the knowledge of the Company, any trade union, labor union, employee organization or labor organization representing the employees of the Company or its Subsidiaries (in such union or organization’s capacity as a representative of any such employee during the period that the employee was employed by the Company or one of its Subsidiaries) based on claims of the Company’s past or present employees;

(h) No claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation, benefits, child labor or record keeping violations has been filed or is pending or threatened under the Fair Labor Standards Act, Davis-Bacon Act, Walsh-Healey Act, or Service Contract Act or any other federal, state, local or foreign law, regulation or ordinance;

(i) No discrimination and/or retaliation claim, complaint, charge or investigation has been filed or is pending or threatened against the Company or its Subsidiaries under the 1866 or 1964 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”), the Fair Labor Standards Act (“FLSA”), ERISA, 42 U.S.C. 1981 (“Section 1981”) or any other federal law or comparable state fair employment practices act or foreign law;

(j) If the Company and/or its Subsidiaries are a federal or state contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show cause notice, conciliation proceeding, sanction or debarment proceeding has been threatened or filed or is pending with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state or foreign agency or court and no desk audit or on-site review is in progress;

(k) No citation by the Occupational Safety and Health Administration (“OSHA”) is pending against the Company or its Subsidiaries and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving the Company or its Subsidiaries has been filed or is pending or threatened against the Company or its Subsidiaries under OSHA or any other applicable law relating to occupational safety and health, and Section 3.16(k) of the Company Disclosure Letter sets forth a true, correct and complete list of all citations, investigations and audits issued by OSHA involving the Company or any of its Subsidiaries, and, to the knowledge of the Company, all other violations of OSHA by the Company or any of its Subsidiaries, in each case occurring within three (3) years prior to the date of this Agreement;

(l) No workers’ compensation or retaliation claim, complaint, charge or investigation has been filed or is pending against the Company or its Subsidiaries;

(m) No investigation or citation of the Company or its Subsidiaries is pending and no enforcement proceeding has been initiated or is pending or threatened under federal or foreign immigration law;

(n) Neither the Company nor any Subsidiary has taken any action that would constitute a “mass layoff,” “mass termination” or “plant closing” within the meaning of the United States Worker Adjustment and Retraining Notification Act (“WARN”) or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law or failed to comply with those laws;

(o) No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company or any Subsidiary and its respective employees has been filed or is pending or, to the Company’s knowledge, threatened against the Company or its Subsidiaries under any applicable law;

(p) The Company and its Subsidiaries have maintained and currently maintain adequate insurance as required by applicable law with respect to workers’ compensation claims and unemployment benefits claims;

(q) The Company and its Subsidiaries are in material compliance with all applicable laws, regulations and orders and all contracts or collective bargaining agreements governing or concerning labor relations, union and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupations safety and health, including, without limitation, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA, Section 1981 and the Rehabilitation Act of 1973 and all regulations under such acts (collectively, the “Labor Laws”);

(r) Neither the Company nor any Subsidiary is liable for any material liabilities, judgments, decrees, orders, arrearage of wages or taxes, fines or penalties for failure to comply with any of the Labor Laws, except where any such liability would not have a Company Material Adverse Effect;

(s) The Company and its Subsidiaries have provided Parent with a copy of their policy for providing leaves of absence under the FMLA; and

(t) The Company and its Subsidiaries have paid or accrued all current assessments under workers’ compensation legislation, and neither the Company nor any Subsidiary has been subject to any special or penalty assessment under such legislation which has not been paid.

      SECTION 3.17.     Environmental Compliance and Disclosure. Except as set forth in Section 3.17 of the Company Disclosure Letter:

(a) Each of the Company and its Subsidiaries has filed all notices or other information that are required under all Environmental Laws (as hereinafter defined) applicable to the Company or any Subsidiary. Each of the Company and its Subsidiaries possesses, and is in material compliance with, all permits, licenses, consents, and any other governmental authorizations or approvals (hereinafter “Environmental Permits”) required under Environmental Laws. The Company and each of its Subsidiaries is in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Environmental Permits or contained in any Environmental Laws, including, but not limited to, with respect to the use, storage, treatment, manufacture, generation, disposal and handling of Hazardous Materials (as hereinafter defined);

(b) Neither the Company nor any Subsidiary has received notice of actual, pending or, to the knowledge of the Company, threatened Litigation, or any judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration or other procedure), including liability under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act (“RCRA”) or any other Environmental Laws, from any governmental agency or any third party and, to the knowledge of the Company, there are no facts or circumstances which could form the basis for the assertion of any claim against the Company or any Subsidiary under any Environmental Laws including, without limitation, CERCLA and RCRA, with respect to any on-site or off-site location;

(c) Except as set forth in Section 3.17 of the Company Disclosure Letter no Hazardous Materials have ever been, are being, or, to the knowledge of the Company, are threatened to be, spilled, released, discharged, disposed, placed or otherwise caused to become located in buildings or the soil, sub-surface strata, air, water or ground water under, or upon any plant, facility, site, area or property currently or previously owned or leased by the Company or any Subsidiary or on which the Company or any Subsidiary is conducting or has conducted its business or operations in material violation of Environmental Laws and as a result of the business or operations of the Company or any Subsidiary;

(d) Neither the Company nor any Subsidiary has entered into or agreed to, nor does it contemplate entering into, any consent decree or order, and neither the Company nor any Subsidiary is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Laws;

(e) Neither the Company nor any Subsidiary has been subject to any administrative or judicial proceeding pursuant to and, to the knowledge of the Company, has not been alleged to be in violation of, applicable Environmental Laws either now or any time during the past five (5) years;

(f) Neither the Company nor any Subsidiary has received notice that it is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Laws and arising out of any act or omission of the Company or any Subsidiary, its employees, agents or representatives or, to the knowledge of the Company, arising out of the ownership, use, control or operation by the Company or any Subsidiary of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by the Company or any Subsidiary) or any other area on which the Company or any Subsidiary is conducting or has conducted its business or operations from which any Hazardous Materials were released into the environment (the term “release” meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term “environment” meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air) and there is no basis for any such notice and, to the knowledge of the Company, none are threatened or foreseen;

(g) The Company has heretofore provided or made available to Parent true, correct and complete copies of all material files and, to the Company’s knowledge, other material information in the possession of the Company and each Subsidiary relating to environmental matters. Neither the Company nor any Subsidiary has paid any fines, penalties or assessments within the last five (5) years with respect to environmental matters; and

(h) None of the assets owned by the Company or any Subsidiary or any real property leased by the Company or any Subsidiary contain any underground storage tanks, any friable asbestos, dioxins, or lead paint in such quantities that would require removal or remediation or that would constitute a material violation of Environmental Laws, or any regulated polychlorinated biphenyls (“PCBs”), except for those PCBs contained in electrical transformers owned by a third party.

      As used in this Section 3.17, the term “Environmental Laws” means any and all laws (including without limitation statutes, regulations, and common law) of the United States, any state or political subdivision thereof, or any other nation or political subdivision, for the protection of the environment or human health and safety, including without limitation, judgments, awards, decrees, regulations, rules, standards, requirements, orders and permits issued by any court, administrative agency or commission or other Governmental Entity under such laws, and shall include without limitation CERCLA (42 USC §§ 9601 et seq.), the Clean Air Act (42 USC §§ 7401 et seq.), RCRA (42 USC §§ 6901 et seq.), the Clean Water Act (33 USC §§ 1251 et seq.), OSHA (29 U.S.C. §§ 651 et seq.), the Toxic Substance Control Act (15 USC §§ 2601 et seq.), and the Safe Drinking Water Act (42 USC §§ 300f et seq.).

      As used in this Section 3.17, the term “Hazardous Materials” means any waste, pollutant, hazardous substance, toxic, radioactive, ignitable, reactive or corrosive substance, hazardous waste, special waste, controlled waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which is in any way governed by or subject to any Environmental Law, rule or regulation of any Governmental Entity.

      SECTION 3.18.     Intellectual Property.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of: (i) all United States and foreign patents, trademark, service mark and copyright registrations and applications for any of the above, and material trademarks, trade names, service marks and copyrights owned by the Company and its Subsidiaries (the “Intellectual Property Rights”) and (ii) all United States and foreign patents, trademarks, trade names, service marks and copyrights licensed to the Company or any of its Subsidiaries (the “Licensed Rights”). Except as set forth on Section 3.18(a) of the Company Disclosure Letter, neither the Company nor any Subsidiary has (i) any unpatented inventions which have been the subject of a patent application, (ii) any material copyrightable works of authorship which have not been the subject of a copyright registration or application therefor, including but not limited to software code, manuals and other text works, photographs, video recordings, and audio recordings, or (iii) any mask works. Prior to the date hereof, the Company has provided Parent with reasonable access to the Company’s and its Subsidiaries’ material trade secrets, proprietary information, databases and data. The Company represents and warrants that, except as expressly set forth in Section 3.18(a) of the Company Disclosure Letter, (i) the Intellectual Property

Rights are free and clear of any liens, claims or encumbrances, are not subject to any license (royalty bearing or royalty free) and are not subject to any other arrangement requiring any payment to any person or the obligation to grant rights to any person in exchange; (ii) the Licensed Rights are free and clear of any liens, claims, encumbrances, royalties or other obligations; and (iii) the Intellectual Property Rights and the Licensed Rights are all such material rights necessary to the conduct of the business of each of the Company and its Subsidiaries as presently conducted. Except as set forth in Section 3.18(a) of the Company Disclosure Letter, the validity of the Intellectual Property Rights and title thereto and the validity of the Licensed Rights, (i) have not been challenged in any prior Litigation; (ii) are not being challenged in any pending Litigation to which the Company or any Subsidiary is a party or is otherwise bound; and (iii) to the knowledge of the Company, are not the subject(s) of any threatened or proposed Litigation. The business of each of the Company and its Subsidiaries, as presently conducted, does not conflict with and, to the knowledge of the Company, has not been alleged to conflict with any patents, trademarks, trade names, service marks, copyrights or other intellectual property rights of others. The consummation of the transactions contemplated hereby will not result in the loss or material impairment of any of the Intellectual Property Rights or the Company’s or its Subsidiaries’ right to use any of the Licensed Rights. To the Company’s knowledge, there are no third parties using any of the Intellectual Property Rights material to the business of the Company or its Subsidiaries as presently conducted, except as expressly authorized by the Company.

(b) Each of the Company or one or more of its Subsidiaries owns, or possesses sufficiently broad and valid rights to, each computer software program that is material to the conduct of the business of the Company and its Subsidiaries. There are no infringement suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary with respect to any software owned or licensed by the Company or any Subsidiary. Section 3.18(b) of the Company Disclosure Letter includes a complete and accurate list of all owned and licensed software used by the Company or any Subsidiary.

(c) Each of the electronic data processing, communications, telecommunications, reservation systems disaster recovery services and other computer systems used in connection with the business of the Company and its Subsidiaries (collectively, the “Technology Systems”) is functioning in all material respects as designed and, to the knowledge of the Company, is adequate in all material respects for its intended use and for the conduct of the business. Such Technology Systems shall continue to be available to service the business after the Closing. There are no material malfunctions or design failures with respect to any of the Technology Systems. Except as set forth in Section 3.18(c) of the Company Disclosure Letter, all of the Technology Systems have written support agreements in place that are adequate to support and maintain the Technology Systems. True, correct and complete copies of all such agreements have been made available to Parent.

      SECTION 3.19.     Brokers. Except pursuant to the Independent Advisor Engagement Letter (as hereinafter defined), a copy of which has been provided to Parent solely for informational purposes, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Other than the Independent Advisor Engagement Letter, there are no agreements between the Company and the Independent Advisor pursuant to which such firm would be entitled to any payment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement.

      SECTION 3.20.     Insurance Policies. The Company has delivered to Parent prior to the date hereof a correct and complete list of all insurance policies in force naming the Company, any of its Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any Subsidiary has paid or is obligated to pay all or part of the premiums, including, without limitation, all casualty, liability, and other real estate-related insurance, all of which is listed on Section 3.20 of the Company Disclosure Letter, together with all deductibles relating thereto. Except as disclosed in Section 3.20 of the Company Disclosure Letter, all premiums for such policies and other amounts due in connection therewith have been paid in full. Complete and correct copies of all premium notices and all renewal notices for such policies received by the Company or any Subsidiary since January 1, 2001 have been delivered to Parent. All policies are issued by reputable and financially sound insurers and provide adequate coverage for the business of the Company in accordance with customary and sound practice for hotel product of the class maintained by the Company in its respective jurisdiction. Neither the Company nor any Subsidiary has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of the Company and the Subsidiaries is in compliance in all material respects with all conditions contained therein. Except as set forth in Section 3.20 of the Company Disclosure Letter, there are no pending claims against such insurance policies by the Company or any Subsidiary as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by the Company or any Subsidiary.

      SECTION 3.21.     Notes and Accounts Receivable.

      (a) Except as disclosed in Section 3.21(a) of the Company Disclosure Letter, there are no notes receivable of the Company or any Subsidiary owing by any director, officer, shareholder, Franchisee or employee of the Company or any Subsidiary.

      (b) Except as disclosed in Section 3.21(b) of the Company Disclosure Letter, all accounts and notes receivable of the Company and any Subsidiary are current or covered by adequate reserves for uncollectibility, and there are no material disputes regarding the collectibility of any such accounts receivable.

      (c) Except as described on Section 3.21(c) of the Company Disclosure Letter, no accounts or notes receivable or any interest of the Company or any Subsidiary therein is subject to any outstanding agreements of sale, options or other rights of third parties to acquire any interest therein, nor have any of the same been collaterally assigned, pledged, liened, hypothecated, encumbered, or transferred as security or otherwise.

      SECTION 3.22. Transactions with Affiliates. Except as set forth in Section 3.22 of the Company Disclosure Letter (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or its Subsidiaries), no director, officer or other “affiliate” or “associate” (as such terms are hereinafter defined) of the Company or any Subsidiary or any entity in which, to the knowledge of the Company, any such director, officer or other affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such person) has any interest in: (i) any contract, arrangement or understanding with, or relating to the business or operations of Company or any Subsidiary; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any Subsidiary; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company or any Subsidiary.

      SECTION 3.23. No Existing Discussions. As of the date hereof, neither the Company, any Subsidiary, their respective affiliates, nor any of their respective advisors, is engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an Acquisition Proposal (as hereinafter defined).

      SECTION 3.24. Franchising Matters.

      (a) Disclosure Documents. The Company’s and/or any Subsidiaries’ (for purposes of this Section 3.24, collectively referred to as the “Franchisor”) past and present franchise disclosure documents and/or franchise offering circulars (collectively “FOCs”) utilized for any area franchises, individual franchises, any other type of franchise the Franchisor offers, and/or, if applicable, any licenses (for purposes of this Section 3.24, the franchises or licenses thereunder are collectively referred to as “Franchises” and the franchisees party to such Franchises are collectively referred to as “Franchisees”) in effect as of the date hereof: (i) materially comply and have materially complied with all applicable United

States Federal Trade Commission (“FTC”) franchise disclosure regulations, any other applicable foreign or federal laws and regulations, and state franchise and business opportunity sales laws and regulations; (ii) include and accurately state all material information (including but not limited to the discussion of litigation matters) set forth in them; (iii) do not omit any information that would render the statements therein materially misleading; (iv) accurately state the Franchisor’s position as to whether it provides to prospective area or individual franchisees “earnings claims” information (as that term is defined in the FTC’s franchise disclosure regulations and the North American Securities Administrators Association’s current Uniform Franchise Offering Circular Guidelines); (v) have been timely revised to reflect any material changes or developments in the Franchisor’s franchise system, agreements, operations, financial condition, litigation matters, or other matters requiring disclosure under any applicable foreign, federal, or state law; and (vi) include all material documents (including but not limited to audited financial statements for the Franchisor) required by any applicable foreign, federal, or state law to be provided to prospective franchisees.

      (b) Franchise and License Agreements. The Franchisor’s past and present agreements with its Franchisees: (i) materially comply with applicable foreign, federal, or state laws and regulations; (ii) do not include provisions that would prevent or otherwise impair the Franchisor’s ability to undergo a change in ownership or control; (iii) do not obligate the Franchisor to buy back or otherwise acquire the stock, assets, or contractual rights of Franchisees; (iv) do not impose on the Franchisor an obligation to guarantee the lease obligations, third party financing obligations, or other material obligations to third parties of the Franchisees; and (v) impose on Franchisees an obligation to comply with all applicable federal, state, and local laws and regulations. Franchisor’s current form franchise agreements are attached to its 2001 Uniform FOC’s. Except as set forth in Section 3.24(b) of the Company Disclosure Letter, Franchisor has made no material commitments (whether oral or written) to Franchisees not specifically stated in the agreements listed in Section 3.13 of the Company Disclosure Letter.

      (c) Registration and Disclosure Compliance. Except as set forth in Section 3.24(c) of the Company Disclosure Letter, all of the currently effective Franchises of the Franchisor have been sold in material compliance with applicable foreign, federal, state, and/or local franchise disclosure and registration requirements. As a result, except as set forth in Section 3.24(c) of the Company Disclosure Letter, as to each current franchisee, sale, and to the extent required by applicable law:

(i) each prospective franchisee was provided with any required FOC in accordance with applicable law;

(ii) to the Company’s knowledge, at least five (5) business days before execution of any franchise agreements with the Franchisor governed by U.S. law, each prospective franchisee was provided with a completed execution copy of the Franchisor’s area franchise agreement, individual franchise agreement, or, if applicable, license agreement, respectively, together with any related documents (e.g., spousal consent form, phone transfer agreement, software license, security agreement, equipment lease, national account agreement) with all pertinent specific information for such prospective franchisee set forth in those agreements and documents;

(iii) each FOC provided to a prospective franchisee complied in all material respects at the time of the delivery of such FOC with applicable foreign, federal, state, and/or local laws regarding such franchise offering circulars;

(iv) each of the Franchisor’s required FOCs were either properly registered with appropriate franchise regulatory authorities, covered by a proper notice filing with appropriate franchise regulatory authorities, or qualified for an exemption from such registration or notice filing requirements;

(v) each of the Franchisor’s offerings were, where applicable, either properly registered with appropriate business opportunity sales authorities or qualified for an exemption from such registration requirements;

(vi) the Franchisor obtained signed acknowledgments of receipt for the delivery of each FOC to prospective area franchisees, individual franchisees, and, if applicable, licensees;

(vii) to the extent that the Franchisor may have experienced lapses in one or more jurisdictions for its registrations for area franchise offerings, individual franchise offerings, and/or, if applicable, license offerings, the Franchisor did not offer or sell during the period of any such lapses any such area franchises, individual franchises, or, if applicable, licenses (A) in those jurisdictions, (B) to be operated outside those jurisdictions by residents of those jurisdictions, or (C) the sale of which might otherwise have triggered the application of the franchise registration laws of those jurisdictions during the periods of any such lapse;

(viii) to the extent required by foreign, federal, state, and/or local law, the Franchisor has substantially complied with all applicable franchise advertising, and franchise sales broker filing requirements;

(ix) neither the Franchisor nor, to the knowledge of the Company, after reasonable inquiry, any area franchisor or any of their employees, sales agents, or sales brokers for area franchises, individual franchises, or, if applicable, licenses, have provided information to prospective Franchisees that materially differs from the information contained in the FOCs provided to such prospects (including but not limited to “earnings claim” information);

(x) the Franchisor has substantially complied with the requirements of appropriate franchise regulatory authorities by filing amendments to its FOCs to reflect any material changes or developments in the Franchisor’s franchise system, agreements, operations, financial condition, litigation or other matters requiring disclosure; and

(xi) where required the Franchisor materially complied with foreign, federal, state, and/or local laws requiring registration, disclosure, and/or other compliance activities associated with any “material modifications” made to the Franchisor’s then current area franchises, individual franchises, or, if applicable, licenses.

      (d) Franchise and Related Litigation. The Franchisor’s 2001 FOCs are the most recent form of FOCs. The Franchisor has not received notice of any threatened administrative, criminal and/or civil action against it and/or any persons disclosed in Item II of the Franchisor’s most recent applicable FOCs for its area franchise agreement and individual franchise agreement where such threatened administrative, criminal and/or material civil action alleges a violation of a foreign and/or United States franchise, antitrust law, or securities law, fraud, unfair or deceptive practices, or comparable allegations as well as actions other than ordinary routine litigation incidental to the Franchisor’s business which are significant in the context of the number of the Franchisor’s franchisees and the size, nature, or financial condition of the franchise system or its business operations.

      (e) Advertising Fund. Except as set forth in Section 3.24(e) of the Company Disclosure Letter, the Franchisor is not aware of any material allegations that any of the expenditures from the Advertising Funds (as hereinafter defined) have been unauthorized, paid to the Franchisor for anything other than expressly permitted by the contractual provisions associated with the Advertising Fund, or was otherwise improper. Franchisor has maintained and administered any collective advertising funds comprised of money paid by Franchisees (“Advertising Funds”) in compliance with all applicable state, national, and international laws. The only covenants or agreements governing the Advertising Funds are contained in the franchise agreements.

      (f) Franchise Terminations. Since 1991, to the knowledge of the Company, after reasonable inquiry, the Franchisor’s termination of or effort to terminate or refusal to renew any Franchisee has materially complied with applicable foreign, federal, state, and/or local franchise termination laws and regulations, including, without limitation, but not limited to, having provided any such Franchisee involved in such a nonrenewal or termination any statutorily required notice and opportunity to cure. Since 1991, the Franchisor has complied with all other applicable foreign, federal or state laws and/or regulations relating to ongoing franchise relationships, the termination of such relationships, and/or the non-renewal of such relationships.

      (g) Defaults. Except as set forth in Section 3.24(g) of the Company Disclosure Letter, the Franchisor is not in default on any area franchise agreement, individual franchise agreement or license agreement with any current Franchisee, and a true, correct and complete list of all such agreements with Company affiliates is set forth in Section 3.24(g) of the Company Disclosure Letter, none of which have been collaterally assigned, pledged, liened, hypothecated, encumbered, or transferred as security or otherwise, and all of the same are in full force and effect. Except as set forth in Section 3.24(g) of the Company Disclosure Letter, no current franchisee, is in default of any area franchise agreements, individual franchise agreements or licenses and neither the Franchisor nor any current franchisee has purported to terminate any of the foregoing. Except as set forth in Section 3.24(g) of the Company Disclosure Letter, there have been no fees received by Franchisor pursuant to an area franchising agreement, franchise agreement, or license (if applicable) that are, or will be after the consummation of this transaction, subject to a claim of refund.

      Section 3.25.     Major Suppliers, Customers and Franchisees.

      (a) Section 3.25(a) of the Company Disclosure Letter sets forth a list of each supplier of goods or services to Company and the Subsidiaries to whom the Company and the Subsidiaries paid in the aggregate more than $50,000 during the 12-month period ended December 31, 2001 (each a “Major Supplier” and, collectively, “Major Suppliers”), together with in each case the amount paid during such period. Except as set forth in Section 3.25(a) of the Company Disclosure Letter, neither the Company nor any Subsidiary is engaged in any material dispute with any Major Supplier and, to the knowledge of the Company, no Major Supplier intends to terminate, limit or reduce its business relations with the Company or any Subsidiary. Except as set forth in Section 3.25(a) of the Company Disclosure Letter, the Company has no reason to believe that the consummation of the transactions contemplated hereunder will have any material adverse effect on the business relationship of the Company or any Subsidiary with any Major Supplier. Except as set forth in Section 3.25(a) of the Company Disclosure Letter, none of the officers or directors of the Company or any Subsidiary, or any “affiliate” or “associate” of any officer or director of the Company or any Subsidiary, or any company or other organization in which any officer or director of the Company or any Subsidiary or any “affiliate” or “associate” of any officer or director of the Company or any Subsidiary has a direct or indirect or indirect financial interest, has any financial interest in any Major Supplier of the Company or any Subsidiary (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons).

      (b) Section 3.25(b) of the Company Disclosure Letter sets forth a list of each corporate customer which accounted for net revenue to the Company and the Subsidiaries in the aggregate of more than $50,000 during the 12-month period ended November 30, 2001 or December 31, 2001 (as reflected in Section 3.25(b) of the Company Disclosure Letter) (each a “Major Customer” and, collectively, “Major Customers”) together with, in each case, the amount of net revenue produced during such period. Except as set forth in Section 3.25(b) of the Company Disclosure Letter, neither the Company nor any Subsidiary is engaged in any material dispute with any Major Customer and, to the knowledge of the Company, no Major Customer intends to terminate, limit or reduce its business relations with the Company or any Subsidiary. Except as set forth in Section 3.25(b) of the Company Disclosure Letter, the Company has no reason to believe that the consummation of the transactions contemplated hereunder will have any material adverse effect on the business relationship of the Company or any Subsidiary with any Major Customer. Except as set forth in Section 3.25(b) of the Company Disclosure Letter, none of the officers or directors of the Company or any Subsidiary, or any “affiliate” or “associate” of any officer or director of the Company or any Subsidiary, or any company or other organization in which any officer or director of the Company or any Subsidiary or any “affiliate” or “associate” of any officer or director of the Company or any Subsidiary has a direct or indirect financial interest, has any financial interest in any Major Customer of the Company or any Subsidiary (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons).

      (c) Section 3.25(c) of the Company Disclosure Letter sets forth a correct and complete list of the Company’s and each Subsidiaries’ franchisees, and a correct and complete list of the applicable renewal or termination date under the applicable franchise agreement for each such franchisee. Except as set forth in Section 3.25(c) of the Company Disclosure Letter, no Franchisee of the Company or any of its Subsidiaries during the current calendar year has notified the Company or any Subsidiary that it will alter its relationship with the Company or its Subsidiaries, or notified the Company or any Subsidiary that it has filed or intends to file suit in connection with such relationship, or notified the Company or any Subsidiary of any other dispute that such franchisee has with respect to such relationship.

      SECTION 3.26.     Hotel Matters.

      (a) The Company has, except as set forth in Section 3.26(a) of the Company Disclosure Letter, timely and correctly accounted for any and all customer deposits and any and all guest related charge backs in all material respects, pursuant to the laws of the applicable jurisdiction.

      (b) Section 3.26(b) of the Company Disclosure Letter sets forth a correct and complete listing of any advance reservations for guest rooms in the Company Properties as of the dates specified therein (collectively, “Advance Reservation Information”).

      SECTION 3.27.     Disclosure. No representation or warranty made by the Company in this Agreement or in the Company Disclosure Letter contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in the circumstances in which they were made, not misleading. The information and disclosures contained in each section of the Company Disclosure Letter shall be deemed to be a part of, and qualify, the particular representation or warranty to which such section expressly relates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF HOLDING, PARENT AND SUB

      Each of Holding, Parent and Sub jointly and severally represents and warrants to the Company as follows:

SECTION 4.1. Organization and Standing. Such person (a) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (b) has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be in good standing or so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on Holding, Parent or Sub, as applicable.

SECTION 4.2. Authority for Agreement. Such person has all necessary corporate or other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by such person of this Agreement, and the consummation by each such person of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate or other action and no other corporate or other proceedings on the part of such person are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the GBCC). This Agreement has been duly executed and delivered by such person and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each such person, enforceable against such person in accordance with its terms.

SECTION 4.3. No Conflict. The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate the articles of incorporation or bylaws or other organizational documents (as applicable) of such person, (ii) conflict with or violate any Law applicable to such person or by which any property or asset of such person is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any material payment obligation (other than pursuant hereto) or result in the creation of a lien or other encumbrance on any property or asset of such person pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such person is a party or by which such person or any property or asset of either of them is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay the performance by such person of its respective obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

SECTION 4.4. Required Filings and Consents. The execution and delivery of this Agreement by each of Holding, Parent and Sub do not, and the performance of this Agreement by such person will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and filing and recordation of appropriate merger documents as required by the GBCC, (ii) for filings contemplated by Section 3.14, and (iii) where failure to obtain any such consents, approvals, authorizations or permits, or to make any such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such person of any of its respective obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

SECTION 4.5. Information Supplied. None of the information supplied or to be supplied by such person for inclusion or incorporation by reference in the Proxy Statement will, at the date such document is first published, sent or delivered to Company Shareholders or, unless promptly corrected, at any time during the pendency of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by such person with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the foregoing document.

SECTION 4.6. Brokers. Except for Arthur Andersen LLP, whose fees and expenses are the sole responsibility of Holding, Parent and Sub, no broker, finder, investment banker or other person is entitled to any brokerage, financial advisor’s, finder’s or other similar fee or commission payable by such person in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Holding, Parent or Sub.

SECTION 4.7. Financing. Either Holding, Parent or Sub has available and has reserved, or has received written commitments from third-party lenders to obtain, subject to the terms and conditions contained therein (the “Financing Commitments”), together with cash to be acquired from the Company in connection with the Merger, all of the funds necessary to consummate the Merger, including, the payment in full of the Cash Merger Consideration and the Total Cash Option Consideration in accordance with the terms of Article I, hereof and to pay all of its fees and expenses related to the transactions contemplated by this Agreement. Such Financing Commitments have not been amended, except for such amendments in writing that have previously been provided to the Company, or rescinded, and remain in full force and effect as of the date hereof. None of such persons is aware of any facts or circumstances that create a reasonable basis for any such persons to believe it will not be able to obtain financing in accordance with the Financing Commitments.

SECTION 4.8. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Merger and the transactions contemplated hereby, Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

SECTION 4.9. Disclosure. No representation or warranty made by such person in this Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

SECTION 4.10. Litigation. There is no Litigation pending or, to the knowledge of such party, threatened against such party before or by any Governmental Entity that questions the validity of this Agreement, or any action to be taken by such person in connection with the consummation of the Merger, or would otherwise prevent or delay the consummation of the Merger.

ARTICLE V

COVENANTS

      SECTION 5.1.     Conduct of the Business Pending the Merger.

      (a) The Company covenants and agrees that between the date of this Agreement and the Effective Time, without Parent’s prior written consent (which consent or denial shall not be unreasonably delayed) and except as otherwise contemplated or authorized by this Agreement, (i) the business of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice; (ii) the Company and its Subsidiaries shall use commercially reasonable efforts to preserve intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or its Subsidiaries has material business relations; (iii) the Company and its Subsidiaries will comply in all material respects with all applicable Laws and regulations wherever its business is conducted, including, without limitation, the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act; (iv) the Company will not take any action or fail to take any action, the taking of which or the failure of which to take would have, either individually or in the aggregate, a material adverse impact on the assets or financial condition of the Company as reflected on the balance sheet of the Company as of September 30, 2001 (disregarding, for purposes of this Section 5.1(a)(iv), any such adverse impact resulting from seasonal trends or changes in the economy or the hotel industry generally and any other adverse effect that would be disregarded for purposes of determining whether a Company Material Adverse Effect has occurred pursuant to the definition thereof set forth in Section 8.11(b) hereof); (v) the Company will continue to operate its properties (including by expending money for repairs, maintenance and replacements) in a manner consistent with the operating and capital budgets of the Company for 2002, complete and accurate copies of which are included in Section 5.1(a) of the Company Disclosure Letter; and (vi) the Company will continue to make adequate reserves on its balance sheet for Tax liabilities that accrue through the Closing Date consistent with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

      (b) The Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not, nor shall the Company permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for purposes of effectuating the Divestiture (as hereinafter defined), and dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company (including, without limitation, any direct or indirect distributions of or in respect of amounts received in connection with any sale, transfer or other disposition of any of the Unacquired Assets);

(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase or otherwise acquire any shares of its capital stock; (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of Company Common Stock upon the exercise of Company Options outstanding as of the date of this Agreement; (v) amend the Company Rights Plan except as necessary to comply with the provisions of this Agreement; (vi) modify or adjust any Company Options or other options to acquire shares of Company Common Stock except as necessary to comply with the provisions of this Agreement; or (vii) subject to Sections 5.5 and 5.9 hereof, take any action that would, or could reasonably be expected to, result in any of the conditions set forth in Article VI not being satisfied.

      (c) Except as expressly contemplated or authorized by this Agreement or as set forth on Section 5.1(c) of the Company Disclosure Letter, the Company covenants and agrees that between the date of this Agreement and the Effective Time, without the prior written consent of Parent (which consent or denial shall not be unreasonably delayed), the Company shall not, nor shall the Company permit any of its Subsidiaries to, (i) amend its articles of incorporation or bylaws or other equivalent organizational documents; (ii) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than indebtedness owing to, or guaranties of indebtedness owing to, the Company; (iii) make any loans or advances to any other person other than loans or advances between any Subsidiaries of the Company or between the Company and any of its Subsidiaries; (iv) sell, transfer, assign, mortgage, pledge, lease or otherwise dispose of any of its assets or properties, or permit any of its property, business or assets to be subject to any mortgage, lien, security interest, deed to secure debt, deed of trust or other encumbrance, restriction or charge of any kind, or enter into, amend, or cancel any agreement, contract, commitment or arrangement for any of the foregoing, or cause or allow any of the foregoing to occur; (v) merge or consolidate with any other entity in any transaction, or sell any business or assets in a single transaction or series of transactions; (vi) change its accounting policies except as required by GAAP or applicable Law; (vii) amend or terminate any existing employment, severance, consulting, or other compensation agreement or arrangement or enter into any new employment, severance, consulting or other compensation agreement or arrangement or increase in any manner the base compensation of, or enter into any new bonus or incentive agreement with any directors or officers of the Company; (viii) amend or terminate any existing employment, severance, consulting, or other compensation agreement or arrangement (other than documented terminations for cause in material compliance with applicable laws) or enter into any new employment, severance, consulting or other compensation agreement or arrangement (other than any at-will employment arrangement to fill an employment vacancy for the same general compensation and benefits as the predecessor employee) or increase in any manner the base compensation of, or enter into any new bonus or incentive agreement with any non-officer employees or consultants; (ix) adopt, amend or terminate any Company Benefit Plan or increase the benefits provided under any Company Benefit Plan or make any promise or commitment to undertake any of the forgoing in the future, except as required by applicable Law; (x) amend any existing collective bargaining agreement or enter into a new collective bargaining agreement; (xi) amend or cancel or agree to the amendment or cancellation of any Material Contract (other than agreements with customers in the ordinary course of business); (xii) renew any Material Contract (other than agreements with customers in the ordinary course of business), or enter into any new contract, agreement or commitment, that, in each case, is not terminable by the Company upon 30 days notice (or less) without a fee or other penalty to the Company (including, without limitation any contract, commitment or agreement to acquire additional Technology Systems); provided, however, that this clause (xii) shall not prohibit the Company from entering into any new franchise agreement with any new or existing Franchisees substantially in the form of the agreements attached to the Company’s 2001 FOCs; (xiii) pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business) any amount to, or market, sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any “affiliate” or “associate” of any of its officers or directors; (xiv) except to the extent contemplated by the transactions described in Section 5.16, form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof; (xv) file any Tax Returns or make any tax election (in each case other than in the ordinary course of business consistent with past practice) or settle or compromise any tax liability involving amounts in excess of $50,000 in the aggregate; (xvi) pay, discharge, settle or satisfy any claims, litigation, or any lien, in each case, involving amounts in excess of $50,000 in the aggregate; provided that the Company shall remedy and satisfy (i.e., not bond over) prior to Closing, in a fashion approved by the Parent in the Parent’s reasonable discretion, all Company Cure Items (without regard to the dollar limitations set forth in this clause (xvii)), including all “standard exceptions” and mechanic’s, materialmen’s and similar liens, so as to cause none of the title policies delivered at Closing to have any exceptions for any Company Cure Items); (xviii) pay, discharge or satisfy any liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), charge or encumbrance, in each case, involving amounts paid to a single recipient in excess of $50,000 individually, and $150,000 in the aggregate; (xix) acquire any real property or Personal Property, other than acquisitions of Personal Property that are in the ordinary course of business and consistent with past practice; (xx) fail to timely and correctly account for any and all customer deposits and any and all guest related charge backs; and (xxi) commit or agree to take any of the actions described in this Section 5.1(c); provided, however, that Parent’s prior written consent may not be unreasonably withheld in connection with the covenants set forth in Sections 5.1(c)(viii), 5.1(c)(xi) or 5.1(c)(xii) hereof. Further, Parent acknowledges that its consent rights under Sections 5.1(a) and 5.1(c) are subject to the implied duty of good faith, as applicable to contracts governed by Georgia law. Notwithstanding anything in this Agreement to the contrary, Holding, Parent and Sub agree that the Company may incur and pay reasonable fees, costs and expenses in connection with consummation of the transactions contemplated by this Agreement, and may maintain, administer and make expenditures from the Advertising Funds.

      (d) As soon as is reasonably practicable after the date hereof, the Company shall deliver to its (i) executive officers, (ii) regional managers, (iii) district managers and (iv) property level managers an explanation of the operational limitations imposed by the provisions contained herein substantially in the form of Exhibit 5.1(d).

      SECTION 5.2.  Access to Information; Confidentiality.

      (a) To the extent permitted by applicable Law, from the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents (collectively, the “Representatives”) of the Company to, afford the Representatives of Holding, Parent and Sub reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and its Subsidiaries, and shall furnish Holding, Parent and Sub with all financial, operating and other data and information as Holding, Parent or Sub, through its Representatives, may reasonably request. Nothing in this Section 5.2 shall require the Company to provide access to or disclose information where such access or disclosure would (i) result in the loss of any attorney-client privilege or (ii) be prohibited by any confidentiality or non-disclosure agreement binding on the Company or any Subsidiary. The parties hereto shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of clause (i) of the preceding sentence apply. The Company shall furnish to Holding, Parent and Sub monthly financial and operating data and information of the Company and all Subsidiaries normally prepared by the Company as promptly as possible, but in no event later than twenty-five (25) days following the end of each calendar month. Holding and the Company will remain subject to the terms of a confidentiality agreement between Holding and the Company dated October 2, 2000 (the “Confidentiality Agreement”), and by executing this Agreement, Parent and Sub shall become a party to the Confidentiality Agreement and agree to be bound by the terms thereof to the extent Holding is so bound.

      (b) Without limiting the generality of the foregoing, the Company agrees and acknowledges that, from and after the date hereof and until the earlier of the Effective Time or the termination of this Agreement, Parent shall be permitted, except to the extent it would expressly violate applicable Law, to have a representative present at the Company or any Subsidiary for purposes of assuring compliance with the terms of this Agreement. The Company shall have the right to have one or more representatives present at all times of any inspections, interviews and communications conducted by Parent or its representatives pursuant to this Section 5.2. Any investigations, inspections, interviews and communications pursuant to this Section 5.2 shall be reasonably related to the transactions contemplated hereby and conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.

      (c) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

      SECTION 5.3.  Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or nonoccurrence, of any event which would be reasonably likely to cause any representation or warranty made by it contained in this Agreement to be materially untrue or inaccurate (without giving effect to any qualifier with respect to materiality (including “Company Material Adverse Effect”) contained therein) and (ii) any failure by such party (or Holding or Sub, in the case of Parent) in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. If any event or matter arises after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter or which is necessary to correct any information in the Company Disclosure Letter which has been rendered inaccurate thereby, then the Company shall, for informational purposes only, promptly supplement, or amend, and deliver to Parent the Company Disclosure Letter which it has delivered pursuant to this Agreement.

      SECTION 5.4.  Reasonable Efforts; Further Assurances.

      (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement including, without limitation, using all commercially reasonable efforts to obtain all licenses, permits, approvals, consents, authorizations, qualifications and orders of each Governmental Entity and any other third parties that are necessary, proper or advisable to consummate the Merger and the transactions contemplated hereby (each a “Required Approval”) and to cause the conditions to Closing set forth in Article VI to be satisfied.

      (b) Each of the parties hereto shall, in connection with the efforts referenced in Section 5.4(a) to obtain all Required Approvals, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submissions and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) promptly inform the other party of the timing and content of any communications with the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

      (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.4(a) and 5.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as hereinafter defined), or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Merger or the transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the transactions contemplated hereby, each of the parties hereto shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other action or order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable. Notwithstanding any provision of this Agreement to the contrary, neither Parent nor the Surviving Corporation shall be required under the terms of this Agreement to dispose of or hold separate all or any portion of the businesses or assets of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries in order to remedy or otherwise address the concerns (whether or not formally expressed) of any Governmental Entity under any antitrust statute or regulation. For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to regulate mergers, acquisitions or other business combinations.

      (d) At and after the Effective Time, the officers and directors of the Surviving Corporation and Parent will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company, reasonably necessary to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

      (e) In connection with, and without limiting the foregoing, the Company shall (i) use commercially reasonable efforts to ensure that no state anti-takeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement or the Voting Agreement and (ii) if any state anti-takeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Voting Agreement, the Merger or any other transaction contemplated by this Agreement or the Voting Agreement, use its commercially reasonable efforts to ensure that this Agreement, the Voting Agreement, the Merger and any other transactions contemplated by this Agreement or the Voting Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and the Voting Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement and the Voting Agreement.

      (f) Without limiting the generality of the foregoing, the Company agrees to use commercially reasonable efforts and to cooperate with Holding, Parent and Sub for purposes of (i) obtaining all consents and/or notifications required in connection with the transactions contemplated by this Agreement and continuation of the Secured Debt, on terms no less favorable than the terms currently applicable to the Company; (ii) obtaining an estoppel certificate substantially in the form of Exhibit 5.4(f)(ii) hereto (the “Lender Estoppel”) from all lenders of Secured Debt (the “Secured Lenders”); (iii) obtaining consents and/or notifications necessary to re-brand any Suburban branded assets as Intown Suites branded assets; and (iv) providing for the termination and/or transfer of any or all of the third party management agreements listed in Section 5.4(f) of the Company Disclosure Letter, in each case upon or following the consummation of the Merger. In addition, the Company acknowledges and agrees that Parent intends to finance some or all of the Cash Merger Stock Consideration and the Total Cash Option Consideration from one or more financing sources pursuant to the Financing Commitments. Toward that end, the Company agrees to cooperate in good faith and use commercially reasonable efforts to assist the Parent in obtaining such financing.

      (g) Without limiting the generality of the foregoing, the parties agree to cooperate in good faith and use their commercially reasonable efforts to ensure that each of Chicago Title Insurance Company and

LandAmerica Financial Group, Inc. (the “Title Companies”) is prepared at the Closing to issue with respect to the Company Properties a title insurance policy (ALTA Owner’s Title Insurance Policy — Form B), and a corresponding lender’s title insurance policy, and all endorsements attached to the Title Documents in accordance with each of the Title Documents subject only to the Permitted Exceptions (upon receipt of its required title insurance premium and performance of any actions necessary to be performed by Parent or the Company or the Subsidiaries under or in connection with such Title Documents, execution and delivery to the Title Companies of standard seller title affidavits and such other usual and customary obligations such as delivery of organizational documents, authorizing resolutions and consents, and evidence of good standing).

      SECTION 5.5.  Board Recommendations.

      (a) In connection with the Merger and Shareholders’ Meeting, the Board of Directors of the Company shall (i) subject to Section 5.5(b), recommend to the Shareholders that they vote in favor of the Merger and use all commercially reasonable efforts to obtain the necessary approvals by the Company Shareholders of this Agreement and (ii) otherwise comply with all legal requirements applicable to such meeting.

      (b) Neither the Board of Directors of the Company, nor any committee thereof, shall, except as expressly permitted by this Section 5.5(b) (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the approval or recommendation of the Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any transaction involving an Acquisition Proposal (as hereinafter defined) from a third party (an “Alternative Transaction”), or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Alternative Transaction. Notwithstanding the foregoing, if, prior to the approval of this Agreement by the Company Shareholders, the Board of Directors of the Company determines in good faith, after it has received a Superior Proposal (as hereinafter defined) in compliance with Section 5.9 and after taking into consideration advice from outside counsel with respect to its fiduciary duties to Company Shareholders under applicable Georgia law, that such action is required for the Board of Directors of the Company to comply with its fiduciary obligations to the Company Shareholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentences) inform Company Shareholders and publicly announce that it no longer believes that the Merger is advisable and no longer recommends approval (a “Subsequent Determination”) and enter into an Acquisition Agreement with respect to a Superior Proposal and approve or recommend such Superior Proposal, but only at a time that is after the third business day (or the second business day in the case of a material amendment to a Superior Proposal) following Parent’s receipt of written notice advising Parent that the Board of Directors of the Company is prepared to accept a Superior Proposal. Such written notice shall specify the material terms and conditions of such Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing), identify the person making such Superior Proposal and state that the Board of Directors of the Company intends to make a Subsequent Determination. During such three (3) business day period, the Company shall provide an opportunity for Parent to propose such adjustments to the terms and conditions of this Agreement as would enable the Board of Directors to proceed with its recommendation to its shareholders without a Subsequent Determination. For purposes of this Agreement, a “Superior Proposal” means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction which the Board of Directors of the Company determines in its good faith judgment (after receiving the advice of an independent financial advisor) to be more favorable to the Company Shareholders than the Merger from a financial point of view taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of the Company (after receiving the advice of an independent financial advisor), the third party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Parent in response to such Alternative Transaction prior to the date of such determination).

      (c) Nothing contained in this Section 5.5 or any other provision hereof shall prohibit the Company or any member of the Board of Directors of the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act with respect to a tender or exchange offer by a third party, or (ii) from making any disclosure to the Company Shareholders if, in the good faith judgment of the Board of Directors of the Company, or such member, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable Law; provided, however, neither the Company, its Board of Directors or any committee of the Board of Directors, shall, except as specifically permitted by Section 5.5(b), withdraw, qualify, or modify, or propose to withdraw, qualify or modify, its position with respect to the Merger or this Agreement or approve or recommend, or propose to approve or recommend an Alternative Transaction. Subject to the first sentence of this Section 5.5(c), the taking and disclosure of a position contemplated by Rule 14e-2(a)(2) and (3) promulgated under the Exchange Act shall not constitute a withdrawal, qualification or modification of the Company’s position with respect to the Merger or this Agreement.

      SECTION 5.6.  Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder Litigation against the Company and its directors relating to the transactions contemplated by this Agreement or the Merger; provided, however, that no such settlement shall be agreed to without Parent’s consent which consent will not be unreasonably withheld.

      SECTION 5.7.  Indemnification.

      (a) It is understood and agreed that all rights to indemnification by the Company now existing in favor of each present and former director and officer of the Company or its Subsidiaries (the “Indemnified Parties”) as provided in the Company Articles of Incorporation or the Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent, shall survive the Merger and Parent shall (i) cause the Surviving Corporation to continue in full force and effect for a period of at least six (6) years from the Effective Time and (ii) perform, or cause the Surviving Corporation to perform, in a timely manner, the Surviving Corporation’s obligations with respect thereto. Parent and Sub agree that any claims for indemnification hereunder as to which they have received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled.

      (b) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies (“D&O Insurance”) for the benefit of those persons covered by such policies (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.7(b) more than an amount per year equal to two hundred percent (200%) of current annual premiums paid by the Company for such insurance (such amount, the “Maximum Premium”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than two hundred percent (200%) of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to two hundred percent (200%) of current annual premiums. If the Surviving Corporation elects to reduce the amount of insurance coverage pursuant to the preceding sentence, it will furnish to the officers and directors currently covered by such D&O coverage reasonable notice of such reduction in coverage and shall, to the extent additional coverage is available, afford such persons the opportunity to pay such additional premiums as may be necessary to maintain the existing level of D&O Insurance Coverage.

      (c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.7.

      (d) The obligations set forth in this Section 5.7 shall be joint and several obligations of Parent and the Surviving Corporation, and each of the Company’s current and former officers and directors who may be Indemnified Parties or covered by the D&O Insurance shall be intended third party beneficiaries thereof and shall be entitled to enforce such obligations directly against Parent or the Surviving Corporation, as the case may be.

      SECTION 5.8.  Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading system to which Parent or the Company is a party. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be as set forth in Exhibit 5.8 to this Agreement.

      SECTION 5.9.  Acquisition Proposals. The Company shall not, nor shall it authorize or permit any of its Subsidiaries or Representatives to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal or (b) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries with respect to, or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal prior to the approval of this Agreement by the Company Shareholders if, and to the extent that, (A) the Board of Directors of the Company, after taking into consideration advice of independent outside legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary obligations to the Company Shareholders under applicable Georgia law, (B) prior to taking such action, the Company receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity and (C) the Board of Directors of the Company concludes in good faith (after receiving the advice of an independent financial advisor), that the Acquisition Proposal is a Superior Proposal. The Company shall provide immediate oral and written notice to Parent of (a) the receipt of any such Acquisition Proposal or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (b) the material terms and conditions of such Acquisition Proposal or inquiry, (c) the identity of such person or entity making any such Acquisition Proposal or inquiry and (d) the Company’s intention to furnish information to, or enter into discussions or negotiations with, such person or entity. The Company shall continue to keep Parent informed of the status and details of any such Acquisition Proposal or inquiry. For purposes of this Agreement, “Acquisition Proposal” means any bona fide proposal with respect to a merger, consolidation, share exchange, tender offer or similar transaction involving the Company or any Subsidiary, or any purchase or other acquisition of all or any portion of the assets of the Company or any Subsidiary or any equity interest in the Company (other than in the ordinary course of business consistent with past practice).

      SECTION 5.10.  Company Shareholders’ Meeting.

      (a) The Company shall cause the Shareholders’ Meeting to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Company shall take all action necessary in accordance with applicable Law and the Company Articles of Incorporation and Company Bylaws to duly call, give notice of, and convene the Shareholders’ Meeting.

      (b) Subject to Sections 5.5 and 5.9 hereof, the Company shall solicit from holders of shares of Company Stock entitled to vote at the Shareholders’ Meeting proxies in favor of such approval and shall take all other action as shall be reasonably necessary to secure the vote or consent of such holders required by the GBCC or this Agreement to effect the Merger.

      SECTION 5.11.  Proxy Statement.

      (a) In consultation with Parent, the Company will as promptly as reasonably practicable following the execution of this Agreement prepare, and file the Proxy Statement with the SEC and will use all commercially reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company Shareholders at the earliest reasonably practical time. The Company shall furnish all information concerning it and the holders of its capital stock as Parent may reasonably request in connection with this Agreement and the transactions contemplated by this Agreement. Each party to this Agreement will notify the other parties promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information with respect thereto, and will supply the other parties with copies of all correspondence between such party or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger. If (i) at any time prior to the Shareholders’ Meeting, any event should occur relating to the Company or any of its Subsidiaries that, in the good faith judgment of the Company, should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will promptly inform Holding and Parent and (ii) if at any time prior to the Shareholders’ Meeting, any event should occur relating to Parent or Sub or any of their respective associates or affiliates, or relating to the plans of any such persons for the Company after the Effective Time that, in the good faith judgment of Parent, should be set forth in an amendment of, or a supplement to, the Proxy Statement, Parent will promptly inform the Company, and in the case of (i) or (ii) the Company will, upon learning of such event, promptly prepare, and the Company shall file and, if required, mail such amendment or supplement to the Company Shareholders; provided, prior to such filing or mailing, the Company and Parent shall consult with each other with respect to such amendment or supplement and shall incorporate the other’s reasonable comments thereon. Parent shall vote, or cause to be voted, in favor of the Merger and this Agreement all shares of Company Stock directly or indirectly beneficially owned by it.

      (b) The Company hereby consents to the inclusion in the Proxy Statement of the recommendation of the Board of Directors of the Company described in Section 3.3, subject to any modification, amendment or withdrawal thereof, and represents that the Independent Advisor has, subject to the terms of its engagement letter with the Company (the “Independent Advisor Engagement Letter”), consented to the inclusion of its opinion in the Proxy Statement. The Company and its counsel shall permit Parent and its counsel to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Proxy Statement, the Merger or this Agreement.

      SECTION 5.12.  Director Resignations. The Company shall cause to be delivered to Parent resignations of all the directors of the Company’s Subsidiaries to be effective upon the consummation of the Merger. The Company shall cause such directors, prior to resignation, to appoint new directors nominated by Parent to fill such vacancies.

      SECTION 5.13.  Company Options. As promptly as practicable following the date hereof, the Company shall take all action necessary to ensure that all outstanding Company Options shall be exercisable in full immediately prior to the consummation of the Merger and that all Company Options that are not exercised prior to the Merger will be canceled as of the Effective Time in exchange for the Option Consideration described in Section 1.6 of this Agreement. The Company will provide evidence of cancellation reasonably satisfactory to Parent for each Company Option at or prior to the Effective Time.

      SECTION 5.14.  Third Party Notifications. As soon as is reasonably practicable after the date hereof, the Company shall deliver to each of (i) its Major Suppliers and (ii) its Major Customers a notice relating to certain restrictions applicable to the Company, in form reasonably acceptable to the Company and Parent.

      SECTION 5.15.  Title Documents and Surveys. The Company agrees to use its commercially reasonable efforts to address matters related to the Title Documents or the Surveys as may be reasonably requested by Parent.

      SECTION 5.16.  Unacquired Assets. Prior to the Effective Time, the Company, or its Subsidiaries, (a) shall (i) create the Liquidating Trust, which shall be governed by a trust agreement having substantially the terms set forth on Section 5.16 of the Company Disclosure Letter (the “Trust Agreement”) and (ii) organize the Liquidating Company, which shall be governed by an operating agreement and plan of liquidation having substantially the terms set forth on Section 5.16 of the Company Disclosure Letter (the “Operating Agreement”) and (b) shall have taken all steps necessary, in a fashion reasonably acceptable to Holding, Parent and Sub, to complete the transactions set forth in Section 5.16 of the Company Disclosure Letter with respect to the assets of the Company and its Subsidiaries identified therein (the “Unacquired Assets”) (the transactions set forth in Section 5.16 of the Company Disclosure Letter are referred to herein as the “Divestiture”). The parties hereto understand and agree that all of the Unacquired Assets will be owned by the Liquidating Trust or the Liquidating Company from and after the Effective Time, provided, however, that none of Holding, Parent, Sub, the Surviving Corporation or any of their respective officers, directors, employees, agents, affiliates, successors or assigns shall have any liability or responsibility for the consummation of the Divestiture, or for any cost, expense or liability associated therewith (including without limitation the administration of the Liquidating Trust and Liquidating Company), or for any cost, expense or liability attributable to any of the Unacquired Assets, including those surviving liabilities in connection with the acquisition agreements for the Unacquired Assets, which liabilities will be expressly assumed by the Liquidating Company. The Liquidating Trust and Liquidating Company shall indemnify, defend and hold harmless Holding, Parent, Sub and the Surviving Corporation, and their respective officers, directors, employees, agents, affiliates, successors and assigns for any cost, expense or liability incurred by any of the foregoing in connection with the Divestiture, or any of the Unacquired Assets under the terms of the Indemnification Agreement (as hereinafter defined). Notwithstanding any other provision of this Agreement to the contrary, and subject to all documents related to the Divestiture being reasonably acceptable to Parent, it is understood and agreed that consummation of the Divestiture as more fully described in Section 5.16 of the Company Disclosure Letter will not constitute or result in (i) breach or violation of any representation, warranty, covenant or agreement of the Company set forth herein, or (ii) a Company Material Adverse Effect, or a change or event that will be considered in determining whether a Company Material Adverse Effect has occurred. At or prior to the Effective Time, the Company shall complete the Divestiture in a manner that does not require the Divestiture to be registered under applicable state and Federal securities laws. Notwithstanding any other provision of this Agreement to the contrary, the Divestiture will be restructured to the extent necessary to ensure that it is completed in a manner that does not require that the Divestiture be registered under applicable state and Federal securities laws.

      SECTION 5.17  Other Party Cooperation. Upon request from Parent from time to time prior to the Effective Time, the Company shall use commercially reasonable efforts prior to the Effective Time to obtain appropriate approval or nonoposition letters from landowners of certain properties adjacent to certain of the Company Properties in connection with Parent’s attempt to obtain certain variances or similar actions which Parent may elect to pursue with respect to such Company Properties as well as consents, estoppels or subordination, non-disturbance or attornment agreements from certain parties to or beneficiaries of agreements, declarations or covenants that affect any of the Company Properties, or Governmental Entities regarding any of the Company Properties (each, a “Real Property Estoppel”), each as reasonably requested in writing by Parent.

      SECTION 5.18     Certain Tax Matters.

      (a) Tax Periods Ending on or Before the Effective Time. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Effective Time which are filed after the Effective Time. Parent agrees to file all such Tax Returns in a manner that treats the Divestiture for Tax purposes consistently, except as otherwise required by law, with the Tax treatment described in Section 5.16 of the Company Disclosure Letter. Parent agrees to deliver to the trustee of the Liquidating Trust a copy of all such tax returns at least ten (10) days before the date such tax returns are filed; provided, that Parent acknowledges that the date of delivery for such tax returns will be the date that a tax return in substantially the form as the return filed is delivered to the trustee of the Liquidating Trust.

      (b) Tax Periods Beginning Before and Ending After the Effective Time. Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and its Subsidiaries for Tax periods which begin before the Effective Time and end after the Effective Time. Parent agrees to file all such Tax Returns in a manner that treats the Divestiture for Tax purposes consistently, except as otherwise required by law, with the Tax treatment described in Section 5.16 of the Company Disclosure Letter. Parent agrees to provide the trustee of the Liquidating Trust a copy of all such tax returns at least ten (10) days before the date such tax returns are filed; provided, that Parent acknowledges that the date of delivery for such tax returns will be the date that a tax return in substantially the form as the return filed is delivered to the trustee of the Liquidating Trust

      (c) Tax Sharing Agreements. Any tax sharing agreement with respect to or involving the Company (or any of its Subsidiaries) shall be terminated as of the Effective Time and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

      SECTION 5.19     Inventory. No later than the Effective Time, the Company shall deliver to Parent a reasonably complete and correct inventory of all Personal Property of the Company and its Subsidiaries as of a date that is within ten (10) days prior to the date of the Closing.

      SECTION 5.20     Employee Benefit Plans.

      (a) The Company shall amend the Suburban Lodges of America, Inc. Employee Savings Plan (“401(k) Plan”) to bring it into compliance with applicable law prior to the Closing, to terminate the 401(k) Plan effective immediately prior to the Closing, to cease all further contributions to the 401(k) Plan for pay periods beginning on or after the Closing (other than as required to repay loans made thereunder), to cease making any additional loans to participants under the 401(k) Plan effective as of the termination of such plan. Within a reasonable period prior to the Closing, the Company shall provide to Parent a copy of the amended 401(k) Plan, a completed Internal Revenue Service Form 5310 with attachments in respect of the termination of the 401(k) Plan and written resolutions authorizing the termination of the 401(k) Plan and other actions contemplated by this Section 5.20(b), each of which shall be reasonably satisfactory to Parent.

      (b) From and after the date hereof, the Company shall (i) provide all documentation and information requested by or on behalf of Parent with respect to the Company Benefit Plans, including, but not limited to nondiscrimination testing data for the 401(k) Plan for 1995 through 1998, a copy of the Section 125/cafeteria plan document, a copy of the insurance policy for the Company’s long term disability policy, and all information needed to file Internal Revenue Service Form 5310 or to make such other filings with the Internal Revenue Service or the Department of Labor as Parent may require; (ii) take all action necessary to correct any compliance deficiencies identified in any schedule or annex to this Agreement or otherwise identified with reasonable detail to Company or its Subsidiaries by Parent with respect to any Company Benefit Plan; and (iii) provide evidence reasonably satisfactory to Parent of such corrections.

      (c) Parent agrees that within twelve (12) months of the Closing all employees of the Company who continue employment with the Surviving Corporation or any subsidiary thereof after the Effective Time (“Continuing Employees”) will be eligible to participate in employee benefit programs maintained for the benefit of employees of the Surviving Corporation, any Subsidiary of the Surviving Corporation, Parent or Holding (each a “Parent Benefit Plan”) on the same basis and subject to the same terms and conditions as similarly situated employees of the Surviving Corporation, Parent and Holding or any of their respective subsidiaries; provided that the determination of “similarly situated” and the effective time of such participation shall be in the discretion of Parent or Holding. Prior to the commencement of eligibility to participate in a Parent Benefit Plan by any Continuing Employee, Parent agrees to continue the corresponding Company Benefit Plan and the Continuing Employee’s participation in such plan. Notwithstanding the foregoing, the Continuing Employees shall be eligible to participate in the Intown

Suites Management, Inc. 401(k) Salary Reduction Plan and Trust as of the first entry date following the Closing, which is expected to be July 1, 2002, subject to the terms of such plan. Each of Holding and Parent shall, or shall cause its subsidiaries to, cause each Parent Benefit Plan to treat the prior service with the Company and its affiliates of each Continuing Employee immediately prior to the Closing as service rendered to Parent or its subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not benefit accrual) to the same extent such service is recognized under corresponding plans, programs or arrangements of the Company or its affiliates prior to the Closing; provided, however, that each such employee shall be given credit for his or her service with the Company or any of its Subsidiaries prior to the Effective Time for purposes of determining the amount of vacation to which such employee is entitled in accordance with Parent’s policies following the Effective Time; provided, further, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit. Parent agrees that the Surviving Corporation shall be responsible for providing all legally-mandated continuation coverage for Continuing Employees and their covered dependents who experience a loss of coverage due to a “qualifying event” (within the meaning of Section 603 of ERISA) which occurs at any time on or after the Effective Time, as well as for all former employees of the Company and its affiliates who, as of the Effective Time, have elected or are eligible to and within the applicable time periods, elect continuation coverage. Nothing in this Section 5.20(c) is intended to create any employment obligation other than as employees at will who may be terminated with or without cause.

      (d) The Company agrees that three (3) business days prior to the Effective Time, it will provide a schedule to Parent which identifies (i) each employee who will be on FMLA leave at the Effective Time and his or her job title and description, salary and benefits; (ii) each employee who has requested FMLA leave to begin after the Effective Time; (iii) a description of the leave requested; and (iv) a copy of all notices provided to such employee regarding that leave.

      SECTION 5.21     Environmental Insurance. On or prior to the date hereof, the Company has provided to Parent a form of environmental insurance policy relating to the Company’s Dale Mabry site (the “Environmental Policy”). The Company shall use its reasonable best efforts to cause the Environmental Policy to be provided to Parent at the Closing, to be effective at such time.

      SECTION 5.22     Software Support. Prior to the Effective Time, the Company agrees to use its commercially reasonable efforts and to cooperate with Parent to cause Radiant Systems, Inc. to enter into an agreement with the Company in form and substance reasonably satisfactory to Parent for the provision of transition support for the legacy system.

      SECTION 5.23.     Undertaking of Holding. Holding shall perform, or cause to be performed, when due, all obligations of each of Parent, Sub and Surviving Corporation under this Agreement.

ARTICLE VI

CONDITIONS

      SECTION 6.1.     Conditions to the Obligations of Each Party. The respective obligations of Parent, Sub and the Company to effect the Merger are subject to the satisfaction at the Effective Time of the following conditions, unless waived in writing by all parties:

(a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company Shareholders, if and to the extent required by the GBCC, the Company Articles of Incorporation and the Company Bylaws;

(b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Divestiture shall be in effect; provided, however, that the parties invoking this condition shall use all commercially reasonable efforts to have any such order or injunction vacated; and

(c) All actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made.

      SECTION 6.2.     Conditions to Obligations of Holding, Parent and Sub to Effect the Merger. The obligations of Holding, Parent and Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of the Company set forth in Article III of this Agreement (A) shall have been true and correct in all material respects as of the date of this Agreement and (B) shall be true and correct in all material respects as of the Effective Time, in each case except to the extent that such representations and warranties address matters only as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and in the case of clauses (A) and (B) without giving effect to any exceptions or qualifications for “material” or “materiality” or “Company Material Adverse Effect” contained in the text of the representation or warranty; provided, however, that the condition to the obligations of Holding, Parent and Sub set forth in this Section 6.2(a)(i) shall be deemed to be satisfied in full unless, in the aggregate, all such failures of the Company’s representations and warranties to be true and correct as set forth above will cost Holding, Parent, the Company and/or any Subsidiary, or would reasonably be expected to cost Holding, Parent, the Company and/or any Subsidiary, an amount, net of insurance proceeds actually received or reasonably certain to be received, equal to or in excess of $5,000,000 (for the avoidance of doubt, and without limiting the generality of the foregoing, the parties are agreed that, for the purpose of the foregoing determination, (A) each breach of any representation or warranty (without giving effect to any exceptions or qualifications with respect to materiality contained therein), regardless of whether it is material in and of itself, shall be counted for this purpose, and (B) the dollar threshold contained in Section 3.8(b) shall not apply), (ii) the Company shall have performed in all material respects all agreements, covenants and obligations required to be performed and complied with by it under this Agreement (it being understood that for purposes of Section 6.2(a)(ii), but without limiting the generality of the language contained therein, the Company shall be deemed to have failed to perform “in all material respects” covenants required to be performed and complied with by it under this Agreement to the extent it breaches in any respect whatsoever any covenant set forth in Section 5.1(b)(i), 5.1(c)(ii) or 5.1(c)(vii)), and (iii) the Company shall have delivered to Parent a certificate to the effect that each of the conditions specified in (i) and (ii) above is satisfied in all respects;

(b) There shall not be pending any action, proceeding, application or counterclaim by any third party before any court or governmental regulatory or administrative agency, authority or tribunal which challenges or seeks to challenge, restrain or prohibit the consummation of the Merger or the Divestiture;

(c) Since the date of this Agreement, there shall not have occurred any change, condition, event or development that has resulted in, or could reasonably be expected to result in, whether individually or in the aggregate, a Company Material Adverse Effect;

(d) Other than as expressly permitted herein, from and after the date of this Agreement, there shall have been no sale, transfer, license, conveyance, pledge or other disposition of all or any part of the Company Properties;

(e) Parent shall have received owner’s title insurance policies and endorsements for all of the Company Properties hereunder and lender’s title insurance policies and endorsements for all of the Company Properties, with each such policy subject only to the Permitted Exceptions and such other or additional exceptions as shall be reasonably acceptable to Parent and otherwise in substantially the form of the Title Documents referenced in Section 3.10(d) to the Company Disclosure Letter (with all Company Cure Items remedied and satisfied to the reasonable satisfaction of Parent) (for the avoidance of doubt, any changes or modifications to the exceptions listed in the Title Documents or the endorsements attached thereto that shall not be reasonably satisfactory to Parent shall be deemed to be substantial);

(f) Kilpatrick Stockton LLP, counsel to the Company, shall have delivered to Parent its signed opinion in form and substance reasonably satisfactory to Parent, as to the matters set forth on Exhibit 6.2(f) hereof and, with respect to the Divestiture, to the effect that the issuance of the Beneficial Interests in conformity with the terms of the Agreement is not required to be registered under Section 5 of the Securities Act;

(g) The Company shall have delivered to Parent evidence reasonably satisfactory to Parent to the effect that those certain lenders to the Company and its Subsidiaries identified on Exhibit 6.2(g) hereto shall have consented to the rebranding of Suburban Lodges branded assets as Intown Suites branded assets and (i) written confirmation from each of the lenders under its Secured Debt (other than SouthTrust Bank) (A) as to the outstanding principal balance of the loan, (B) to the effect that, to the lender’s knowledge, the Company is not in default thereunder, and (C) setting forth a list of the instruments or agreements constituting the loan documents thereunder, or (ii) such other evidence of such matters as shall be reasonably satisfactory to Parent;

(h) The Company, the Liquidating Trust and the Liquidating Company shall have entered into an Indemnification Agreement substantially in the form of Exhibit 6.2(h) hereto (the “Indemnification Agreement”); and

(i) The Company shall have delivered to Parent a policy of environmental liability insurance substantially in the form of the Environmental Policy, effective as of the Effective Time.

      SECTION 6.3.     Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Holding, Parent and Sub in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time;

(b) The representations and warranties of Holding, Parent and Sub in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time;

(c) Holding, Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time;

(d) Holding, Parent and Sub shall have delivered to the Company a certificate to the effect that each of the conditions specified in Sections 6.3(a), (b) and (c) is satisfied in all respects; and

(e) There shall not be pending any action, proceeding, application or counterclaim by any third party before any court or governmental regulatory or administrative agency, authority or tribunal which challenges or seeks to challenge, restrain or prohibit the consummation of the Merger.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

      SECTION 7.1.     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the Company Shareholders:

(a) by mutual written consent of duly authorized representatives of Parent and the Company;

(b) by any of Holding, Parent, Sub or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party terminating this Agreement pursuant to this Section 7.1(b) shall use all commercially reasonable efforts to have such order, decree, ruling or action vacated;

(c) by any of Holding, Parent, Sub or the Company if the Merger shall not have been consummated by May 14, 2002 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to Holding, Parent or Sub if the failure of any of such parties to fulfill any obligation of such party under this Agreement has been the primary cause of, or resulted in, the failure to consummate the Merger on or before such date, and the right to terminate this Agreement under this Section 7.1(c) shall not be available to the Company if the failure of the Company to fulfill any obligation of such party under this Agreement has been the primary cause of, or resulted in, the failure to consummate the Merger on or before such date;

(d) by Holding, Parent or Sub if the Board of Directors of the Company or any committee of the Board of Directors of the Company (i) shall have withdrawn or shall have modified in a manner adverse to Holding, Parent or Sub its approval or recommendation of the Merger or this Agreement, (ii) causes the Company to enter into an agreement with respect to an Alternative Transaction, (iii) shall have endorsed, approved or recommended any Alternative Transaction or (iv) shall have resolved to do any of the foregoing;

(e) by any of the Company, Holding, Parent or Sub, if this Agreement and the Merger shall fail to be approved and adopted by the Company Shareholders at the Shareholders’ Meeting (including any adjournment thereof);

(f) By Holding, Parent or Sub, if either (i) any of the conditions set forth in Sections 6.1 or 6.2 shall have become incapable of fulfillment and shall not have been waived by Holding, Parent and Sub or (ii) (A) the Company shall breach in any material respect any of its representations, warranties, covenants or other obligations hereunder or, as of any date after the date of this Agreement, the representations and warranties of the Company shall fail to be true and correct in all material respects as of such date such that, in either such case, the condition to the obligations of Holding, Parent and Sub set forth in Section 6.2(a) would not then be satisfied, and (B) if and to the extent such breach or failure is capable of being cured by Company, within ten (10) business days after written notice of such breach or failure to the Company from Parent, the Company shall not have taken or caused to be taken such actions as shall be necessary to cure such breach or failure to the extent necessary in order for the condition to the obligations of Holding, Parent and Sub set forth in Section 6.2(a) to be satisfied on or before the Effective Time;

(g) by the Company, if (i) any of the conditions set forth in Sections 6.1 or 6.3 shall have become incapable of fulfillment and shall not have been waived by the Company or (ii) Holding, Parent or Sub shall breach in any material respect any of their respective representations, warranties or obligations hereunder and, within ten (10) days after written notice of such breach to Parent from the Company, such breach shall not have been cured in all material respects or waived by the Company and Parent or Sub, as the case may be, shall not have provided reasonable assurance to the Company that such breach will be cured in all material respects on or before the Effective Time;

(h) by the Company if, in compliance with its obligations under Sections 5.5 and 5.9, (i) the Board of Directors of the Company shall have withdrawn or shall have modified in a manner adverse to Holding, Parent or Sub its approval or recommendation of the Merger or this Agreement and (ii) the Company shall have entered into an agreement with respect to a Superior Proposal; or

(i) by Holding, Parent or Sub, for any other reason in its sole discretion, regardless of whether the conditions in Article VI have been satisfied.

      SECTION 7.2.     Effect of Termination.

      (a) In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith be terminated and have no further effect except as specifically provided herein and, except as provided in this Section 7.2 and in Section 8.12, there shall be no liability on the part of any party hereto, provided that nothing herein shall relieve any party from liability for fraud in connection with, or any willful breach of, this Agreement.

      (b) If Holding, Parent or Sub exercises its right to terminate this Agreement under Section 7.1(d), or the Company exercises its right to terminate this Agreement under Section 7.1(h), the Company shall pay to Parent upon demand Five Million Dollars ($5,000,000) less any amount previously paid or then payable to Parent pursuant to Section 7.2(d) hereof (the “Termination Fee”), payable in same-day funds.

      (c) If within one year after termination of this Agreement pursuant to Section 7.1(f)(ii) (but only to the extent (i) the Company is not entitled to terminate this Agreement pursuant to Section 7.1(g)(ii) at the time of such termination and (ii) such termination is the result of (x) one or more breaches of representations or warranties of the Company which were known to the Company to be false when made or (y) a knowing and willful breach by the Company of the agreements and covenants required to be performed and complied with by it under this Agreement), the Company shall enter into any agreement relating to, or consummate, an Acquisition Proposal with a person other than Holding, Parent or Sub, then immediately prior to, and as a condition of, consummation of such transaction the Company shall pay to Parent upon demand the Termination Fee, payable in same-day funds; provided that no such amount shall be payable if the Termination Fee shall have been paid in accordance with Section 7.2(b) of this Agreement; provided further that, solely for purposes of this Section 7.2(c), the term Acquisition Proposal shall not include any: (i) proposals related to the sale or transfer of certain assets that the Company decides, based on the advice of tax counsel, are necessary in order to meet the asset and income test requirements of Section 856(c) of the Code if the Company elects to become taxable as a real estate investment trust beginning with its taxable year ended December 31, 2002 or December 31, 2003, or for any merger effected for the purpose of converting the Company into a real estate investment trust so long as such merger qualifies as a reincorporation pursuant to Section 368(A)(1)(f) of the Code and does not result in a change in beneficial ownership of shares of Company Common Stock, (ii) proposals related to the sale or transfer of fifteen (15) or fewer Company Properties (in the aggregate) during the one year following the termination of this Agreement and (iii) proposals related to the sale or transfer of all or any portion of the Company’s franchise business.

      (d) If Holding, Parent or Sub exercises its right to terminate this Agreement under Section 7.1(f)(ii) (but only to the extent (i) the Company is not entitled to terminate this Agreement pursuant to Section 7.1(g)(ii) at the time of such termination and (ii) such termination is the result of (x) one or more breaches of representations or warranties of the Company which were known to the Company to be false when made or (y) a knowing and willful breach by the Company of the agreements and covenants required to be performed and complied with by it under this Agreement), then the Company shall pay to Parent upon demand, payable in same day funds, the actual, documented out-of-pocket costs and expenses of Holding, Parent or Sub reasonably incurred in connection with this Agreement and the transactions contemplated by this Agreement (including, without limitation, any financing fees, costs and expenses, and the reasonable fees of attorneys, accountants, brokers, investment advisors and other representatives and advisors), up to a maximum of $3,000,000 less any amounts previously paid to Parent by the Company in respect thereof (the “Expense Reimbursement”); provided that no such amount shall be payable if the Termination Fee shall have been paid or is then payable in accordance with Section 7.2(b) or 7.2(c) of this Agreement.

      (e) If Holding, Parent or Sub exercises its right to terminate this Agreement under Section 7.1(i), or the conditions precedent to the obligations of Holding, Parent and Sub set forth in Sections 6.1 and 6.2 shall be satisfied or waived and Holding, Parent or Sub shall nonetheless fail to consummate the Closing as and when required to do so hereunder, then Parent shall, upon demand, sign and deliver written instructions directing the Escrow Agent to release the Deposit to the Company, in accordance with the terms of the Escrow Agreement, as payment of liquidated damages and not as a penalty, to reimburse the Company for its time, expense and lost opportunity costs of pursuing the Merger. The parties hereto understand and agree that the Deposit is reasonable as liquidated damages in light of the costs and expenses that would be incurred by the Company if such a termination were to occur, and in light of the difficulty of proving the amount of actual damages that would be suffered by the Company in such an event.

      (f) Notwithstanding anything to the contrary set forth in this Agreement, (i) if either party fails promptly to pay to the other any amounts due under this Section 7.2, such party shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid; and (ii) each of Holding, Parent and Sub acknowledges and expressly agrees that neither the Company nor any of its Subsidiaries shall have any liability for any breach of a representation, warranty, covenant or other agreement hereunder except to the extent such breach results in the Company’s obligation to provide Parent with the Expense Reimbursement pursuant to Section 7.2(d).

      SECTION 7.3.     Amendments. This Agreement may not be amended, modified or altered except by action of the board of directors or other governing body of each of the parties hereto set forth in an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the Company Shareholders (if required), no amendment may be made without the further approval of the Company Shareholders if the effect of such amendment would be to reduce the Per Share Merger Consideration or change the form thereof.

      SECTION 7.4.     Waiver. At any time prior to the Effective Time, whether before or after the Shareholders’ Meeting, any party hereto, by action taken by its board of directors, may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE VIII

GENERAL PROVISIONS

      SECTION 8.1.     No Third Party Beneficiaries. Other than the provisions of Sections 1.6(c), 5.7 and 5.20(c) hereof, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto.

      SECTION 8.2.     Entire Agreement. This Agreement, the Confidentiality Agreement and the other documents, schedules and instruments referred to herein and to be delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof. The parties hereby agree that for purposes of this Agreement (including, but not limited to conditions to Closing) neither party has made to the other any representations, warranties or covenants or other disclosures other than those specifically contained in this Agreement or the Company Disclosure Letter.

      SECTION 8.3.     Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Sub may freely assign its rights to another wholly owned subsidiary of Parent without such prior written approval but no such assignment shall relieve Sub of any of its obligations hereunder.

      SECTION 8.4.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      SECTION 8.5.     Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 8.6.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to principles of conflicts of law thereof.

      SECTION 8.7.     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      SECTION 8.8.     Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

      SECTION 8.9.     Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

      SECTION 8.10.     Survival of Representations and Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that (i) the agreements set forth in Articles I and VIII and Sections 5.4, 5.7, 5.16 and 5.20(c) shall survive the Effective Time indefinitely, and (ii) the agreements set forth in Sections 5.2 and 7.2 and in Article VIII shall survive the termination of this Agreement indefinitely.

      SECTION 8.11.     Certain Definitions.

      (a) For purposes of this Agreement, the terms “associate” and “affiliate” shall have the same meaning as set forth in Rule l2b-2 promulgated under the Exchange Act, and the term “person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

      (b) For purposes of this Agreement, the phrase “Company Material Adverse Effect” shall mean, with respect to the Company, any change, event or effect that, when taken together with all other adverse changes, events or effects that have occurred, is or is reasonably likely to (i) be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of the Company and its Subsidiaries taken as a whole or (ii) prevents or materially delays the performance by the Company of any of its material obligations under this Agreement beyond May 14, 2002; provided, however, that a Company Material Adverse Effect shall not include (x) in and of itself failure by the Company to meet analysts’ earnings forecasts or estimates or changes in the market price of the Company Common Stock in and of itself or (y) any effect resulting from any change in general economic conditions or any other change affecting the hotel industry generally, including any such change in general economic conditions due to any act of war, terrorism or threat of war or terrorism which changes do not disproportionately affect the Company and its Subsidiaries (provided that it is understood and agreed that the foregoing exclusion shall not exclude any change, event or effect that would otherwise be a Company Material Adverse Effect caused by any act of war or terrorism or threat of war or terrorism directed at the hotel industry which disproportionately affects the Company and its Subsidiaries as compared to the hotel industry as a whole), or (z) any change, event or effect resulting from actions taken (or omitted) at the request of Holding, Parent or Sub or any other actions of the Company or any Subsidiary (or omissions to act) required or contemplated by this Agreement; provided, further, that for purposes of clause (i) of this definition, a change, event or effect shall be deemed to be “material” only if it will cost Parent, the Company and/or any Subsidiary, or would be reasonably expected to cost Parent, the Company and/or any Subsidiary, an amount equal to or in excess of $5,000,000 in the aggregate.

      (c) For purposes of this Agreement, the phrases “to the knowledge of the Company,” “known to the Company,” and similar formulations shall mean the actual knowledge of the executive officers of the Company and, with respect to any particular matter, any other officers of the Company having primary responsibility for such matter.

      SECTION 8.12     Unacquired Assets. Notwithstanding anything in this Agreement to the contrary, prior to the Effective Time, the Company may sell, transfer, assign, mortgage, pledge, lease or otherwise dispose of the Unacquired Assets, or permit the Unacquired Assets to be subject to any mortgage, lien, security interest, deed to secure debt, deed of trust or other encumbrance, restriction or charge of any kind, or enter into, amend, or cancel any agreement, contract, commitment or arrangement for any of the foregoing, or cause or allow any of the foregoing to occur; provided, however, that the Company must obtain Parent’s consent, not to be unreasonably withheld or delayed, prior to taking any such action with respect to the Unacquired Assets to the extent any such action would impose any obligation or liability on the Company that would survive the Effective Time; provided, further, that, to the extent the Company enters into any contract related to the sale, transfer, assignment, mortgage, pledge, lease or other disposition of any of the Unacquired Assets, the Company agrees to provide in such contract that the contract will be freely assignable by the Company in connection with a transfer of the related Unacquired Asset and that upon any such assignment the Company shall be released from any and all obligations or liabilities under such contract. Without limiting the generality of the foregoing, the parties agree that any exception to the representations and warranties in Article III hereof that refers to the Unacquired Assets shall be deemed to be excepted from the relevant representation or warranty only to the extent there are no obligations, liabilities or other material adverse implications that would inure to Parent, the Company or any Subsidiary as a result of the relevant act, omission or circumstance relating to the Unacquired Assets.

      SECTION 8.13.     Fees and Expenses. Except as provided in Section 7.2, and as provided below, all costs and expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

      SECTION 8.14.     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.14:

If to Holding, Parent or Sub:

Intown Suites Management, Inc.

2102 Piedmont Road
Atlanta, Georgia 30324
Fax: (404) 875-7534
Attn: David M. Vickers

with a copy to:

King & Spalding

191 Peachtree Street
Atlanta, Georgia 30303
Fax: (404) 572-5100

Attn:	Alan J. Prince, Esq.
Susan J. Kolodkin, Esq.

If to the Company:

Suburban Lodges of America, Inc.

300 Galleria Parkway, Suite 1200
Atlanta, Georgia 30339
Fax: (770) 951-1021

Attn:	David E. Krischer
Kevin R. Pfannes

with a copy to:

Kilpatrick Stockton, LLP

1100 Peachtree Street, NE, Suite 2800
Atlanta, Georgia 30309-4530
Fax: (404) 815-6555

Attn:	Michael H. Trotter, Esq.
Daniel T. Falstad, Esq.

      IN WITNESS WHEREOF, the Company, Holding, Parent and Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SUBURBAN LODGES OF AMERICA, INC.

By:	/s/ DAVID E. KRISCHER

Name:	David E. Krischer

Title:	Chief Executive Officer

INTOWN HOLDING COMPANY, L.L.C.

By:	/s/ DAVID M. VICKERS

Name:	David M. Vickers

Title:	Managing Member

INTOWN SUITES MANAGEMENT, INC.

By:	/s/ DAVID M. VICKERS

Name:	David M. Vickers

Title:	Chief Executive Officer

INTOWN SUB, INC.

By:	/s/ DAVID M. VICKERS

Name:	David M. Vickers

Title:	President

APPENDIX B

[LETTERHEAD OF SALOMON SMITH BARNEY INC.]

January 28, 2002

The Board of Directors

Suburban Lodges of America, Inc.
300 Galleria Parkway, Suite 1200
Atlanta, GA 30339

Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Suburban Lodges of America, Inc. (“Suburban”) of the Per Share Merger Consideration (defined below) provided for in an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among Suburban, Intown Holding Company, L.L.C. (“Holding”), Intown Suites Management, Inc., a wholly owned subsidiary of Holding (“Parent”), and Intown Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”). As more fully described in the Merger Agreement, (i) certain assets which will not be acquired by Merger Sub (the “Unacquired Assets”) will be contributed by Suburban and certain of its subsidiaries to Suburban Liquidating Company, L.L.C. (“Liquidating Company”) and/or Suburban Liquidating Trust (“Liquidating Trust” and, such contribution, the “Asset Transfer”) and (ii) following the Asset Transfer, Merger Sub will be merged with and into Suburban (the “Merger” and, together with the Asset Transfer, the “Transaction”) pursuant to which each outstanding share of the common stock, par value $0.01 per share, of Suburban (“Suburban Common Stock”) will be converted into the right to receive (x) $8.25 in cash, without interest (the “Cash Amount”), and (y) one beneficial interest unit in the Liquidating Trust (the “Beneficial Interest” and, together with the Cash Amount, the “Per Share Merger Consideration”).

      In arriving at our opinion, we reviewed a form of an execution copy of the Merger Agreement and certain related documents and held discussions with certain senior officers, directors and other representatives and advisors of Suburban concerning the business, operations and prospects of Suburban. We examined certain publicly available business and financial information relating to Suburban as well as certain financial forecasts and other information and data for Suburban which were provided to or otherwise discussed with us by the management of Suburban, including management estimates, third party appraisals and executed purchase and sale agreements relating to the Unacquired Assets. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Suburban Common Stock; the historical and projected operating data of Suburban; and the financial condition and capitalization of Suburban. We considered, to the extent publicly available, the financial terms of other transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Suburban. In connection with our engagement, we were requested to solicit, and we held discussions with, certain third parties regarding the possible acquisition of all or a part of Suburban. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

      In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. As you are aware, we are not real estate appraisers and, for purposes of our analysis of the value of the Unacquired Assets, have relied, with your consent, on management estimates, third party appraisals and purchase prices specified in executed purchase and sale agreements relating to the Unacquired Assets provided to or discussed with us by the management of Suburban. With respect to financial forecasts and estimates, third party appraisals and other information

B-1

The Board of Directors
Suburban Lodges of America, Inc.
January 28, 2002

and data provided to or otherwise reviewed by or discussed with us, we have been advised that such forecasts and estimates, appraisals and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Suburban and the value of the Unacquired Assets. We have assumed, with your consent, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, and in compliance with all applicable laws (including, with respect to the Asset Transfer, laws relating to insolvency and fraudulent conveyance). In addition, representatives of Suburban have advised us, and we therefore also have assumed, that the final terms of the Merger Agreement and related documents will not vary materially from the forms of the Merger Agreement and related documents reviewed by us. We have not made or, with the exception of third party appraisals made available to us with respect to certain of the Unacquired Assets, been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Suburban nor have we made any physical inspection of the properties or assets (including the Unacquired Assets) of Suburban. We are not expressing any opinion as to what the value of a Beneficial Interest actually will be when issued in the Transaction or thereafter or the prices at which a Beneficial Interest would trade (if a public trading market for such Beneficial Interests existed) or would otherwise be transferable at any time. We also express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Suburban or the effect of any other transaction in which Suburban might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

      Salomon Smith Barney Inc. has acted as financial advisor to Suburban in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee upon delivery of this opinion. We and our affiliates in the past have provided services to Suburban unrelated to the proposed Transaction, for which services we and our affiliates have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Suburban for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Suburban, Holding and their respective affiliates.

      Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Suburban in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to matters relating to the Transaction.

      Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Suburban Common Stock.

Very truly yours,

/s/ Salomon Smith Barney Inc.
SALOMON SMITH BARNEY INC.

B-2

APPENDIX C

FORM OF SUBURBAN LODGES LIQUIDATING TRUST AGREEMENT

      THIS AGREEMENT AND DECLARATION OF TRUST (this “Agreement”) is by and between                              , a                      (the “Trustee”), and SUBURBAN LODGES OF AMERICA, INC., a Georgia corporation (the “Company”).

      WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of January 29, 2002 (the “Merger Agreement”), among Intown Holding Company, L.L.C., a Georgia limited liability company (“Holding”), Intown Suites Management, Inc., a Georgia corporation and a wholly owned subsidiary of Holding (“Parent”), Intown Sub, Inc., a Georgia corporation and a wholly owned subsidiary of Parent (“Sub”) and the Company;

      WHEREAS, the Merger Agreement provides for, among other things, the merger of Sub with and into the Company (the “Merger”), with the Company as the surviving corporation, pursuant to which each issued and outstanding share of common stock, $.01 par value per share of the Company (“Company Common Stock”) will be converted into the right to receive $8.25 per share in cash (without interest), plus a beneficial interest in the liquidating trust created hereby (the “Liquidating Trust”);

      WHEREAS, in furtherance of the transactions contemplated by the Merger Agreement, the Company has agreed, among other things, that it shall, prior to the consummation of the Merger, transfer to the Liquidating Trust all of its limited liability company interest in Suburban Lodges Liquidating Company, LLC, a Georgia limited liability company (the “Liquidating Company”) and the assets listed on Schedule A attached hereto (collectively, the “Assets”); and

      WHEREAS, at a special meeting of the shareholders of the Company held on                     , 2002, the Merger Agreement and the Merger was approved and adopted, the creation of the Liquidating Trust and the form of this Trust Agreement were approved, the Trustee was elected and the officers of the Company were authorized to transfer the Assets to the Trustee;

      NOW THEREFORE, in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, subject to the terms and provisions set out below, the Company hereby grants, releases, assigns, transfers, conveys and delivers unto the Trustee all of its right, title and interest in the Assets in trust for the uses and purposes stated herein. The Trustee hereby accepts such Assets and such Liquidating Trust, subject to the same terms and provisions, to wit:

ARTICLE I

NAME AND DEFINITIONS

      1.1     Name. This trust shall be known as the “Suburban Lodges Liquidating Trust” (the “Liquidating Trust”).

      1.2     Certain Terms Defined. For all purposes of this instrument, unless the context otherwise requires:

(a) “Agreement” or “Trust Agreement” shall mean this instrument as originally executed or as it may from time to time be amended pursuant to the terms hereof.

(b) “Asserted Liability” shall mean a Liability of which the Trustee has actual knowledge, which has been asserted in writing, or otherwise overtly asserted or identified as a claim against the Trust Estate.

(c) “Beneficiaries” shall initially mean the holders of (i) Company Common Stock (other than Dissenting Shares), and their legal representatives, and (ii) Company Options entitled to receive Non-Cash Option Consideration pursuant to Section 1.6(b)(ii) of the Merger Agreement, who pursuant to the Merger Agreement and in accordance with the terms hereof, shall have received appropriate Beneficial Interests in the Trust Estate.

(d) “Beneficial Interest” shall mean the share of each Beneficiary in the Trust Estate determined in accordance with Section 3.1(a).

(e) “Company Common Stock” shall have the meaning ascribed to such term in the recitals.

(f) “Company Options” shall have the meaning ascribed to such term in the Merger Agreement.

(g) “Dissenting Shares” shall have the meaning ascribed to such term in the Merger Agreement.

(h) “Effective Time” shall have the meaning ascribed to such term in the Merger Agreement.

(i) “Final Liability” shall mean a Litigation Liability which is evidenced by a final non-appealable judgment; or an Asserted Liability or a Litigation Liability which the Trustee determines should be accepted or settled and paid out from the Trust Estate.

(j) “Indemnification Agreement” shall mean that certain Indemnification Agreement dated as of even date herewith, among Holding, Parent, Sub, the Company, the Trustee, as trustee of the Liquidating Trust and the Liquidating Company.

(k) “Liabilities” shall mean any unsatisfied debts, claims, judgments, decrees, suits or other payment obligations related to Trust Estate or arising under the Indemnification Agreement, whether contingent or fixed, acknowledged or disputed as to validity, or identified or asserted prior to or after creation of the Liquidating Trust.

(l) “Liquidating Company” shall have the meaning ascribed to such term in the recitals.

(m) “Litigation Liability” shall mean a Liability which involves any legal action for which the Trustee has received service of process.

(n) “Non-Cash Option Consideration” shall have the meaning ascribed to such term in the Merger Agreement.

(o) “SEC” shall mean the U.S. Securities and Exchange Commission.

(p) “Trustee” shall mean the original Trustee and its successors.

(q) “Trust Estate” shall mean all the property held from time to time by the Trustee under this Agreement of Trust including but not limited to (i) the Assets, (ii) the proceeds (including but not limited to rent, sales payments and recovery of claims) from such property held, or from the sale thereof, (iii) dividends and other cash distributions received from the Liquidating Company or any other entity, (iv) interest earned on any monies or securities held by the Trustee under this Trust Agreement, and (v) any royalties or income of any kind.

      1.3     Meaning of Other Terms. Terms defined in the Merger Agreement and not otherwise specifically defined herein, shall, when used herein, have the meanings ascribed to them in the Merger Agreement. Except where the context otherwise requires, words importing the masculine gender include the feminine and the neuter, if appropriate, words importing the singular number shall include the plural number and vice versa, and words importing persons shall include firms, associations, corporations, and limited liability companies. All references herein to Articles, Sections, and other subdivisions refer to the corresponding Articles, Sections, and other subdivisions of this Agreement; and the words herein, hereof, hereby, hereunder, and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, or subdivision of the Agreement.

ARTICLE II

NATURE OF TRANSFER

      2.1     Purpose and Objective of Liquidating Trust. The sole purpose and objective of this Liquidating Trust is to hold, for the exclusive benefit of the Beneficiaries, the Trust Estate, to collect income earned by the Trust Estate, to liquidate the Trust Estate in a manner calculated to conserve and protect the Trust Estate until such time as the proceeds can be distributed to the Beneficiaries, and to collect and distribute the income and proceeds therefrom to the Beneficiaries in as prompt and orderly a fashion as possible after the payment of expenses and liabilities and the making of reasonable provision for claims and contingent liabilities, including without limitation any claims pursuant to the Indemnification Agreement. The Liquidating Trust shall not have, nor shall it permit the Liquidating Company to have, any objective to continue or engage in the conduct of a trade or business.

      2.2     Appointment and Acceptance of Trustee.                              , a                , is hereby named, constituted, and appointed as Trustee, to act and serve as Trustee of this Liquidating Trust and to perform the powers and functions of Trustee to accomplish the objective of the Liquidating Trust as provided in this Agreement. The Trustee is willing, and does hereby accept the appointment, to act and serve as Trustee of this Liquidating Trust and to hold the Trust Estate and administer the Liquidating Trust pursuant to the terms of this Agreement.

      2.3     Transfer of Assets to Trust. All right, title, and interests of the Company in and to the Assets are hereby vested in the Liquidating Trust and preserved for the benefit of the Beneficiaries. From and after the Effective Time, all of the Assets shall be administered by the Trustee, on behalf of the Beneficiaries and the other persons with an interest in the Liquidating Trust as provided herein. Prior to the creation of the Liquidating Trust, the Company shall have executed or caused to be executed and delivered to, the Trustee, any and all documents and other instruments as may be necessary or useful to convey the Assets to, and to confirm title to the Assets in, the Liquidating Trust. The Company will, upon reasonable request of the Trustee, execute, acknowledge and deliver such further instruments and do such further acts as may be necessary or proper to transfer to the Trustee any portion of the Assets intended to be conveyed hereby and to vest in the Trustee the powers, instruments or funds in trust hereunder.

      2.4     No Reversion to the Company. The Liquidating Trust shall be irrevocable and in no event shall any part of the Trust Estate revert to the Company, except as required by the Indemnification Agreement.

      2.5     Assignment for Benefit of Beneficiaries. The Trustee hereby declares and agrees that it is holding the Trust Estate solely for the benefit of the Beneficiaries of the Liquidating Trust, and retains only such incidents of ownership as are necessary to undertake the actions and transactions authorized herein.

ARTICLE III

BENEFICIARIES

      3.1     Identification of Beneficiaries; Calculation of Beneficial Interests.

(a) A list of the Company Shareholders provided by the Company’s transfer agent is set forth in Schedule B attached hereto. The transfer agent shall certify to the Trustee the name, address and taxpayer identification number of each of the Company Shareholders on such list and the certificate numbers and the number of shares of Company Common Stock owned by each such Company Shareholder immediately prior to the Effective Time. A list of holders of Company Options entitled to receive Non-Cash Option Consideration provided by the Company is set forth in Schedule C attached hereto (the “Option Holder List”). The Option Holder List shall include the name, address and taxpayer identification number of each of the option holders as well as each eligible grant made to such holder, the date of such grant and the exercise price. The Trustee may rely conclusively on the accuracy and completeness of Schedules B and C and the Trustee shall maintain similar lists of the names and addresses of the Beneficiaries until the final distribution of the Trust Estate. The Beneficial Interest of each Beneficiary will be equal to the percentage determined by dividing:

(i) the number of shares of Company Common Stock (other than Dissenting Shares) held by such Beneficiary, plus, in the case of any Beneficiary entitled to Non-Cash Option Consideration pursuant to Section 1.6(b)(ii) of the Merger Agreement, the number of shares of Company Common Stock such Beneficiary could have purchased had such Beneficiary exercised such Company Options in full and assuming the Company Options were fully vested (less any portion of such Company Options previously exercised), in each case, immediately prior to the Effective Time, by

(ii) the total number of shares of Company Common Stock (other than Dissenting Shares) outstanding held by Beneficiaries, plus the total number of shares of Company Common Stock issuable to Beneficiaries entitled to Non-Cash Option Consideration pursuant to Section 1.6(b)(ii) of the Merger Agreement, if all such Beneficiaries exercised such Company Options in full and assuming the Company Options were fully vested (less any portion of such Company Options previously exercised), in each case, immediately prior to the Effective Time.

(b) The Beneficial Interests shall not be represented by certificates, and no Beneficiary shall be entitled to such a certificate.

(c) For ease of administration, the Trustee will have the discretion to express the Beneficial Interests in terms of units.

(d) Each distribution by the Trustee to the Beneficiaries will be made pro rata according to the Beneficiaries’ respective Beneficial Interests in the Trust.

      3.2     Rights of Beneficiaries. Each Beneficiary shall be entitled to participation in the rights and benefits due to a Beneficiary under the Trust Agreement according to his Beneficial Interest. Each Beneficiary shall take and hold the same subject to all the terms and provisions of the Trust Agreement. The Beneficial Interest of each Beneficiary will be declared and shall be in all respects personal property, and upon the death of an individual Beneficiary, his Beneficial Interest shall pass to his legal representative, and such death shall not terminate or affect the validity of the Trust Agreement. A Beneficiary shall have no title to, possession of, management of, or control of, the Trust Estate except as expressly provided in the Trust Agreement. No widower, widow, heir, or devisee or any person who may be a Beneficiary shall have any right of dower, homestead, or inheritance, or of partition, or of any other right, statutory or otherwise, in any property whatever forming a part of the Trust Estate, but the whole title to all the Trust Estate shall be vested in the Trustee and the sole interest of the Beneficiaries shall be the rights and benefits given to such persons under the Trust Agreement. The Beneficiaries will be treated as the grantors and deemed owners of the Liquidating Trust, and they will be treated for federal income tax purposes as owning undivided proportionate interests in its assets.

      3.3     No Transfer of Interests of Beneficiaries. After the Effective Time, no Beneficial Interests may be transferred (whether by the Beneficiary in person or by a duly authorized agent or attorney, or by the properly appointed legal representatives of the Beneficiary), nor may a Beneficiary have authority or power to sell, assign, transfer, encumber, or in any other manner anticipate or dispose of his Beneficial Interest; provided, however, that the Beneficial Interest of a Beneficiary shall be assignable or transferable by will, intestate succession, or operation of law.

      3.4     Applicable Law. As to matters affecting the title, ownership, transferability, or attachment of the Beneficial Interest, the laws from time to time in force in the State of Georgia shall govern except as otherwise herein specifically provided.

ARTICLE IV

DURATION AND TERMINATION OF LIQUIDATING TRUST

      4.1     Duration. Subject to Section 4.2 and Section 4.3, the existence of the Liquidating Trust shall terminate on the third anniversary of the Effective Time, unless an earlier termination is required by the applicable laws of the State of Georgia or upon the action of the Beneficiaries as provided herein, or unless earlier terminated by the exhaustion of the Trust Estate through the distribution to the Beneficiaries, payment or discharge of the liabilities of the Liquidating Trust, or the payment of expenses of, and claims against the Liquidating Trust. Notwithstanding the foregoing, if there remain any contingent or unliquidated claims or any other outstanding contingent liabilities for which the Liquidating Trust may be responsible (including pursuant to the terms of the Indemnification Agreement), the Liquidating Trust term may be extended, solely with respect to such claims and liabilities, for a period that is reasonably necessary to resolve such claims and liabilities; provided, however, that if the life of the Liquidating Trust must be extended for such purposes beyond third anniversary of the Effective Time, prior to such extension the Trustee shall receive no-action assurances from the SEC Division of Corporation Finance regarding the registration and reporting requirements of the Liquidating Trust under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any other applicable federal securities act based on such extension, and then may be extended only pursuant to (a) the provisions of a no-action letter received from the SEC or (b) guidelines outlined in an oral no-action position taken by the SEC staff that are confirmed by the Trustee in a letter to the SEC.

      4.2     Termination by Beneficiaries. Subject to the limitations set forth in Section 4.3, the Liquidating Trust may be terminated at any time by the action of Beneficiaries having more than 66.7% of the aggregate Beneficial Interests as evidenced in the manner provided in Article XII; provided, however, that the Liquidating Trust may not be terminated under this Section 4.2 by the Beneficiaries (i) unless prior to any such termination, all assets of the Liquidating Company consisting of real property shall have been sold by the Liquidating Company for cash with the proceeds of such sales having been distributed to the Trustee for distribution to the holders of Beneficial Interests and (ii) unless prior to any such termination, the Trustee has determined that there remain no contingent or unliquidated claims or other outstanding contingent liabilities for which the Liquidating Trust may be responsible.

      4.3     No Termination During Holdback. Notwithstanding Section 4.1, Section 4.2 or Section 5.6, no termination shall occur prior to the first anniversary of the Effective Time, which time period shall be extended to the extent of and for the time period of any pending or asserted claim for indemnification pursuant to the Indemnification Agreement. The Liquidating Company may not make any distributions prior to the first anniversary of the Effective Time. In addition, the Liquidating Company must withhold distributions to the extent that, and for the time period that, any claim for indemnification remains pending under the Indemnification Agreement that is asserted prior to the first year anniversary of the Effective Time and that survives such first year anniversary.

      4.4     Continuance of Trustee’s Authority after Termination. After the termination of the Liquidating Trust and for the purpose of winding up the affairs of the Liquidating Trust, the Trustee shall continue to have the authority to act as such until its duties have been fully performed. Except as otherwise specifically provided herein, upon the termination of the Liquidating Trust, the Trustee shall have no further duties or obligations hereunder.

ARTICLE V

ADMINISTRATION OF TRUST ESTATE

      5.1     Sale of Trust Estate. The Trustee may, in its capacity as a member of the Liquidating Company, exercise any applicable voting rights for the Liquidating Company to transfer, assign, or otherwise dispose of all or any part of the Unacquired Assets as the Liquidating Company deems appropriate at public auction or at private sale for cash or marketable securities.

      5.2     Continuing Efforts to Resolve Claims and Liabilities. The Trustee will make continuing efforts to resolve any contingent or unliquidated claims and outstanding contingent liabilities for which the Liquidating Trust may be responsible, cause the disposition of any of the Assets constituting part or all of the Trust Estate, make timely distributions, and not unduly prolong the duration of the Liquidating Trust.

      5.3     Continued Collection of Property of Liquidating Trust. All property that is determined to be a part of the Trust Estate shall continue to be collected by the Trustee and held as a part of the Trust Estate. The Trustee shall hold the Trust Estate without being obligated to provide for or pay any interest thereon to any Beneficiary, except to the extent of such Beneficiary’s share of interest actually earned by the Liquidating Trust after payment of the Liquidating Trust’s liabilities and expenses as provided in Section 5.4.

      5.4     Payment of Claims, Expenses and Liabilities. The Trustee shall pay from the Trust Estate all claims, expenses, charges, liabilities, and obligations of the Trust Estate, and other liabilities and obligations that the Trustee specifically assumes and agrees to pay pursuant to this Agreement and such transferee liabilities that the Trustee may be obligated to pay as transferees of the Trust Estate, including among the foregoing, and without limiting the generality of the foregoing, interest, taxes, assessments, and public charges of every kind and nature and the costs, charges, and expenses connected with or growing out of the execution or administration of the Liquidating Trust and such other payments and disbursements as are provided in this Agreement or which may be determined to be a proper charge against the Trust Estate by the Trustee. The Trustee may, in its discretion, make reasonable provision, by reserve or otherwise out of the Trust Estate, for such amount as the Trustee in good faith may reasonably determine to be necessary or desirable to meet current or future claims and liabilities of the Liquidating Trust, whether fixed or contingent.

      5.5     Interim Distributions. Subject to the limitations set forth in Sections 4.3, the Trustee shall distribute, or cause to be distributed, to the Beneficiaries on the close of business on such record date as the Trustee may determine, in proportion to the respective Beneficial Interests of the Beneficiaries in the Trust Estate, (i) an amount in cash which represents the income from investments, and (ii) cash comprising the Trust Estate; provided, however, that the amount described in (i) and (ii) shall be reduced by the retention of reasonable amounts of cash and property determined in the sole discretion of the Trustee to be sufficient to meet claims, estimated expenses and contingent liabilities, including obligations under the Indemnification Agreement.

      5.6     Final Distribution. If the Trustee determines that all claims, debts, liabilities, and obligations of the Liquidating Trust have been paid or discharged, including those arising under the Indemnification Agreement (except those of Beneficiaries with respect to their interests herein), or if the existence of the Liquidating Trust shall terminate pursuant to Sections 4.1 or 4.2, the Trustee shall, as expeditiously as is consistent with the conservation and protection of the Trust Estate, distribute the Trust Estate to each Beneficiary of record on the close of business on such record date as the Trustee may determine, in proportion to each Beneficiary’s Beneficial Interest therein. All distributions pursuant to Sections 5.5 and 5.6 hereof shall be made in cash. No securities or other property including, but not limited to, membership interests in the Liquidating Company, may be distributed to Beneficiaries.

      5.7     Fiscal Year. The fiscal year of the Liquidating Trust shall end on December 31 of each year unless the Trustee deems it advisable to establish some other date as the date on which the fiscal year of the Liquidating Trust shall end.

      5.8     Annual Reports to Beneficiaries; Federal Income Tax Information. As soon as practicable after the close of each fiscal year (including the year in which the Liquidating Trust terminates as provided in Article IV or this Article V), but in any event within 90 days thereafter, the Trustee shall prepare and mail to each Beneficiary a report for such fiscal year showing the assets and liabilities of the Liquidating Trust and of the Liquidating Company at the end of each such fiscal year and the receipts and disbursements of the Liquidating Trust and the Liquidating Company for the period, including dates and amounts of distributions made by the Trustee and information regarding interest income received by the Trustee on any obligations owing to the Liquidating Trust, the Liquidating Company or the Trustee, and

such other information for such fiscal year as is reasonably available to the Trustee which may be necessary or useful in determining the amount of taxable income from the Liquidating Trust that such Beneficiary may be required to include in his federal income tax return for such year. Such report shall also describe the changes in the Liquidating Trust’s and the Liquidating Company’s assets during the period and the actions taken by the Trustee during the period or such other information as the SEC may indicate. The financial statements contained in such report shall be prepared in accordance with generally accepted accounting principles, but need not be audited by an independent public accountant. In addition, after receipt of a request in good faith, or in their discretion without such request, the Trustee may furnish to any person who has been a Beneficiary at any time during the preceding fiscal year a statement containing such further information as is reasonably available to the Trustee which may be helpful to such person for federal, state or local income tax purposes. The Trustee shall file tax returns and other informational filings with governmental authorities on behalf of the Liquidating Trust pursuant to the applicable provisions of U.S. Treasury Regulation Section 1.671-4. If more than one method of reporting is available to the Trustee pursuant to the foregoing U.S. Treasury Regulation, the Trustee shall choose from among the applicable methods in a manner consistent with the manner required of liquidating trusts as defined in U.S. Treasury Regulation Section 301.7701-4(d) and which otherwise reflects the grantor trust status of the Liquidating Trust for federal income tax purposes.

      5.9     Interim Reports to Beneficiaries. During the course of a fiscal year, whenever a material event relating to the Liquidating Trust’s assets occurs, the Trustee shall, within a reasonable period of time after such occurrence, prepare and mail to the Beneficiaries an interim report describing such event. The occurrence of a material event need not be reported on an interim report if an annual report pursuant to Section 5.9 will be issued at approximately the same time that such interim report would be issued and such annual report describes the material event as it would be discussed in an interim report. The occurrence of a material event will be determined solely by the Trustee. Copies of all such reports shall be mailed concurrently to Parent.

ARTICLE VI

POWERS AND LIMITATIONS OF THE TRUSTEE

      6.1     Limitations on Trustee. The Trustee shall not at any time, on behalf of the Liquidating Trust or Beneficiaries, enter into or engage in any business, except to the extent that the conduct of the business activities is necessary to conserve or maintain the Trust Estate and to facilitate expeditious liquidation of the Trust Estate. The Trustee shall have no power to invest or reinvest any of the funds held in the Trust Estate, except that the Trustee may, on a temporary basis or for purposes of retaining a reasonable amount of property to meet expenses, obligations, claims and contingent liabilities, invest any portion of the Trust Estate in demand and time deposits at savings institutions, investment grade commercial paper, short-term certificates of deposit or Treasury bills, securities with short-term original or remaining maturities issued by state or local governments (or agencies or instrumentalities thereof) or AAA rated money market funds if, in the opinion of nationally recognized tax counsel to the Liquidating Trust, such investment would not cause the Liquidating Trust to fail to qualify as a liquidating trust for U.S. federal tax purposes. Notwithstanding the foregoing, the Trustee has no duty to diversify investments. The Trustee shall be restricted to the holding and collection of the Trust Estate and the payment and distribution thereof for the purpose set forth in this Agreement and to the conservation and protection of the Trust Estate and the administration thereof in accordance with the provisions of this Agreement. The Trustee shall not be under any duty to reinvest such part of the Trust Estate as may be in cash, or as may be converted into cash, nor shall the Trustee be chargeable with interest thereon except to the extent that interest may be paid to the Trustee on such cash amounts. In no event shall the Trustee receive any property, make any distribution, satisfy or discharge any obligation, claim, liability or expense or otherwise take any action which is inconsistent with a complete liquidation of the Liquidating Trust.

      6.2     Specific Powers of Trustee. Subject to the provisions herein, the Trustee shall have the following specific powers in addition to any powers conferred upon it by any other Section or provision of this Agreement of Trust; provided, however, that enumeration of the following powers shall not be considered in any way to limit or control the power of the Trustee to act as specifically authorized by any other Section or provision of this Agreement or to act in such a manner as the Trustee may deem necessary or appropriate to carry out the purpose of the Liquidating Trust or to confer on the Beneficiaries the benefits intended to be conferred upon them by this Agreement.

(a) To determine the terms on which assets comprising the Trust Estate should be sold or otherwise disposed of and to cause the sale of such assets;

(b) To collect and receive any and all money and other property of whatsoever kind or nature due to or owing or belonging to the Liquidating Trust and to give full discharge and acquittance therefor;

(c) Pending sale or other disposition or distribution, to retain all or any assets constituting part of the Trust Estate;

(d) To retain and set aside such funds of the Trust Estate as the Trustee shall deem necessary or expedient to pay or provide for the payment of (i) unpaid claims, liabilities, debts or other obligations of the Liquidating Trust, (ii) contingencies, and (iii) the expenses of administering the Trust Estate;

(e) To do and perform any acts or things necessary or appropriate to carry out the purpose of the Liquidating Trust, including acts or things necessary or appropriate to maintain assets held by the Trustee pending sale or other disposition thereof or distribution thereof to the Beneficiaries;

(f) To employ such agents and advisors (which may include the Trustee, one or more of the Beneficiaries, or limited liability companies, corporations or partnerships owned or controlled by the Trustee or Beneficiaries (including the Company) or former officers or employees of the Company) and to confer upon them such authority as the Trustee may deem necessary, appropriate or expedient, and to pay reasonable compensation therefor from the Trust Estate; provided that any such agreements or arrangements with a person or entity affiliated with the Trustee shall be on terms no less favorable to the Liquidating Trust than those available to the Liquidating Trust in similar agreements or arrangements with unaffiliated third parties, and such agreements or arrangements shall be terminable, without penalty, on 60 days’ prior written notice by the Liquidating Trust;

(g) To cause any investments of the Trust Estate to be registered and held in the name of the Trustee or in the names of a nominee or nominees without increase or decrease of liability with respect thereto;

(h) To institute or defend actions or declaratory judgments or other actions and to take such other action, in the name of the Liquidating Trust or of the Company if otherwise required, as the Trustee may deem necessary or desirable to enforce any instruments, contracts, agreements, or causes of action relating to or forming a part of the Trust Estate;

(i) To cancel, terminate, or amend any instruments, contracts, or agreements relating to or forming a part of the Trust Estate, and to execute new instruments, contracts or agreements, notwithstanding that the terms of any such instruments, contracts, or agreements may extend beyond the term of the Liquidating Trust, provided that no such new instrument, contract or agreement shall permit the Trustee to engage in any activity prohibited hereunder;

(j) In the event any of the property which is or may become a part of the Trust Estate is situated in any state or other jurisdiction in which the Trustee is not qualified to act as Trustee, to nominate and appoint an individual or corporate trustee qualified to act in such state or other jurisdiction in connection with the property situated in that state or other jurisdiction as a trustee of such property and require from such trustee such security as may be designated by the Trustee. The trustee so appointed shall have all the rights, powers, privileges and duties and shall be subject to the conditions and limitations of this Liquidating Trust, except as limited by the Trustee and except where the same may be modified by the laws of such state or other jurisdiction (in which case, the laws of the state or other jurisdiction in which such trustee is acting shall prevail to the extent necessary). Such trustee shall be answerable to the Trustee herein appointed for all monies, assets and other property which may be received by it in connection with the administration of such property. The Trustee hereunder may remove such trustee, with or without cause, and appoint a successor trustee at any time by the execution by the Trustee of a written instrument declaring such trustee removed from office, and specifying the effective date of removal;

(k) To perform any act authorized, permitted, or required under any instrument, contract, agreement, or cause of action relating to or forming a part of the Trust Estate, whether in the nature of an approval, consent, demand, or notice thereunder or otherwise, unless such act would require the consent of the Beneficiaries in accordance with the express provisions of this Agreement; and

(l) To contest, defend, settle and compromise any and all claims, suits or other actions that are or may be brought by or against the Liquidating Trust or the Trustee relating to the Assets, the Liquidating Trust, the Trustee or Trust Estate.

ARTICLE VII

TRUSTEE

      7.1 Generally. The Trustee accepts and undertakes to discharge the Liquidating Trust created by this Agreement, upon the terms and conditions thereof. The Trustee shall not be subject to any personal liability whatsoever to any person in connection with the Trust Estate or the affairs of this Liquidating Trust, except for its own misconduct knowingly and intentionally committed in bad faith. The following rules of construction apply to the Trust Agreement:

(a) The Trustee shall not be required to perform any duties or obligations except for the performance of such duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Trustee.

(b) In the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth, accuracy and completeness thereof, on the statements and certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement.

(c) The Trustee shall not be liable for any error of judgment made in good faith, to the extent permitted under Georgia law.

(d) The Trustee shall not be liable with respect to any action taken or omitted to be taken by it in accordance with (i) a written opinion of legal counsel addressed to the Trustee or (ii) the direction of Beneficiaries having aggregate Beneficial Interests of more than 66.7% of all Beneficial Interests relating to the exercise by the Trustee of any trust or power conferred upon the Trustee under this Agreement.

      7.2 Reliance by Trustee. Except as otherwise provided in Section 7.1:

(a) The Trustee may rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed by them to be genuine and to have been signed or presented by the proper party or parties.

(b) The Trustee may consult with legal counsel to be selected by it and the Trustee shall not be liable for any action taken or suffered by it in accordance with the advice of such counsel.

(c) Persons dealing with the Trustee shall look only to the Trust Estate to satisfy any liability incurred by the Trustee in good faith to any such person in carrying out the terms of this Liquidating Trust, and the Trustee shall have no personal or individual obligation to satisfy any such liability to the extent permitted under Georgia law.

      7.3 Indemnification of Trustee. The Trustee shall be indemnified by and receive reimbursement from the Trust Estate against and from any and all claims, losses, liabilities or damages which such

Trustee may incur or sustain, in the good faith exercise and performance of any of the powers and duties of such Trustee under this Agreement; however, no party other than the Trustee shall have the right to cause the Liquidating Trust to indemnify the Trustee. The Trustee shall purchase with assets of the Trust Estate, such insurance as it determines, in the exercise of its discretion, adequately insures that it shall be indemnified against any such loss, liability or damage pursuant to this Section.

      7.4 No Duty Not to Compete. The Trustee, in its individual capacity or through corporations, limited liability companies, partnerships or other entities which it controls or in which it has an interest, may engage in or possess any interest in any business venture, including, but not limited to, the ownership, financing, management of real property, or the investment of securities, or the provision of any services in connection with such activities, whether or not in competition with any part of the Trust Estate. The Trustee has no duty to present any business opportunity to the Liquidating Trust before taking advantage of such opportunity either in its individual capacity or through participation in any entity.

ARTICLE VIII

PROTECTION OF PERSONS DEALING WITH THE TRUSTEE

      8.1 Action by Trustee. Except as otherwise provided by resolution adopted or approved by the Trustee, all action with respect to the disposition and distribution of the Trust Estate required or permitted to be taken by the Trustee, in its capacity as Trustee, may be taken by approval, consent, vote or resolution authorized by the Trustee then serving.

      8.2 Reliance on Statement by Trustee. Any person dealing with the Trustee shall be fully protected in relying upon the Trustee’s certificate signed by the Trustee that it has authority to take any action under this Liquidating Trust. Any person dealing with the Trustee shall be fully protected in relying upon the Trustee’s certificate setting forth the facts concerning the calling of any meeting of the Beneficiaries, the giving of notice thereof, and the action taken at such meeting, including the aggregate Beneficial Interests of Beneficiaries taking such action.

      8.3     Application of Money Paid or Transferred to Trustee. No person dealing with the Trustee shall be required to follow the application by the Trustee of any money or property which may be paid or transferred to the Trustee.

ARTICLE IX

COMPENSATION OF TRUSTEE

      9.1     Amount of Compensation. In lieu of commissions or other compensation fixed by law for trustees, the Trustee shall receive as compensation for its services as Trustee hereunder while it is serving as Trustee the amounts set forth in Schedule D attached hereto, or such compensation as may subsequently be approved by Beneficiaries having aggregate Beneficial Interests of more than 66.7% of all Beneficial Interests.

      9.2     Expenses. The Trustee shall be reimbursed from the Trust Estate for all out-of-pocket expenses reasonably incurred by it or any of its affiliates in the performance of its duties in accordance with this Agreement, including the payment of reasonable fees and/or expenses to agents, advisors or legal counsel.

ARTICLE X

TRUSTEE AND SUCCESSOR TRUSTEE

      10.1     Number of Trustee. Subject to the provisions of Section 10.3 relating to the period pending the appointment of a successor trustee, there shall be one Trustee of the Liquidating Trust.

      10.2     Resignation and Removal. The Trustee may resign and be discharged from the Liquidating Trust hereby created by delivering at least thirty (30) days prior written notice to each Beneficiary;

provided that such resignation shall not become effective until a qualified successor Trustee has been appointed hereunder under Section 10.3 and such successor has accepted its appointment in writing delivered to the resigning Trustee under Section 10.4. Any Trustee may be removed at any time, with or without cause, by Beneficiaries having aggregate Beneficial Interests of more than 66.7% of all Beneficial Interests.

      10.3     Appointment of Successor. If at any time the Trustee shall resign or be removed, or die or become incapable of action, or be adjudged a bankrupt or insolvent, a vacancy shall be deemed to exist and a successor may be appointed by Beneficiaries having aggregate Beneficial Interests of more than 67% of all Beneficial Interests. If such vacancy is not so filled by the Beneficiaries within 60 days, the resigning Trustee may apply to a court of competent jurisdiction for an order of such court appointing a qualified successor Trustee.

      10.4     Acceptance of Appointment by Successor Trustee. Any successor trustee appointed hereunder shall execute an instrument accepting such appointment hereunder and shall deliver one counterpart thereof to the Beneficiaries in the next report delivered to the Beneficiaries pursuant to Article V hereof and, in the case of a resignation, to the resigning Trustee. Thereupon such successor trustee shall, without any further act, become vested with all the estate, properties, rights, powers, trusts, and duties of his predecessor in the Liquidating Trust hereunder with like effect as if originally named therein, but the retiring Trustee shall nevertheless, when requested in writing by the successor trustee, execute and deliver an instrument or instruments conveying and transferring to such successor trustee upon the trust herein expressed, all of the estates, properties, rights, powers and trusts of such retiring Trustee, and shall duly assign, transfer, and deliver to such successor trustee all property and money held by him hereunder.

      10.5     Bonds. No bond shall be required of any original Trustee hereunder. Unless required by the remaining Trustee(s) or a vote of the Beneficiaries holding in the aggregate more than 66.7% of all Beneficial Interests prior to a successor trustee’s acceptance of an appointment as such pursuant to Section 10.4, or unless a bond is required by law, no bond shall be required of any successor trustee hereunder. If a bond is required by law, no surety or security with respect to such bond shall be required unless required by law or unless required by the Beneficiaries (in the case of a successor trustee). If a bond is required by a vote of the Beneficiaries holding in the aggregate more than 66.7% of all Beneficial Interests, the Beneficiaries shall determine whether, and to what extent, a surety or security with respect to such bond shall be required.

ARTICLE XI

CONCERNING THE BENEFICIARIES

      11.1     Evidence of Action by Beneficiaries. Whenever in this Agreement it is provided that the Beneficiaries may take any action (including any vote, the making of any demand or request, the giving of any notice, consent, or waiver, the removal of a Trustee, the appointment of a successor trustee, or the taking of any other action), the fact that at the time of taking any such action, such holders have joined therein may be evidenced (i) by any instrument or any number of instruments of similar tenor executed by the Beneficiaries in person or by agent or attorney appointed in writing, or (ii) by the record of a meeting of the Beneficiaries duly called and held in accordance with the provisions of Article XII.

      11.2     Limitations on Suits by Beneficiaries. No Beneficiary shall have any right by virtue of any provision in this Agreement to institute any action or proceeding at law or in equity against any party other than the Trustee, upon or under or with respect to the Trust Estate or any agreements relating to or forming parts of the Trust Estate, and the Beneficiaries do hereby waive any such right.

      11.3     Requirement of Undertaking. The Trustee may request any court to require, and any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Agreement, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided, that the provisions of this Section shall not apply to any suit by the Trustee, and such undertaking shall not be required from the Trustee or otherwise required in any suit by any Beneficiary or group of Beneficiaries having aggregate Beneficial Interests of more than 66.7% of all Beneficial Interests.

ARTICLE XII

MEETING OF BENEFICIARIES

      12.1     Purpose of Meetings. A meeting of the Beneficiaries may be called at any time and from time to time pursuant to the provisions of this Article for the purposes of taking any action which the terms of this Agreement permit Beneficiaries having specified aggregate Beneficial Interests to take either acting alone or with the Trustee.

      12.2     Meeting Called by Trustee. The Trustee then serving may at any time call a meeting of the Beneficiaries to be held at such time and at such place within or outside the State of California as the Trustee shall determine. Written notice of every meeting of the Beneficiaries shall be given by the Trustee (or the Beneficiaries as provided in Section 12.3), which written notice will set forth the time and place of such meeting and in general terms the action proposed to be taken at such meeting and shall be mailed not more than 60 nor less than 10 days before such meeting is to be held to all of the Beneficiaries of record not more than 60 days before the date of such meeting. The notice shall be directed to the Beneficiaries at their respective addresses as they appear in the records of the Trustee.

      12.3     Meeting Called on Request of Beneficiaries. Within 30 days after written request to the Trustee by Beneficiaries having aggregate Beneficial Interests of 33.35% or more of all Beneficial Interests to call a meeting of all the Beneficiaries, which written request shall specify in reasonable detail the action proposed to be taken, the Trustee shall proceed under the provisions of Section 12.2 to call a meeting of the Beneficiaries, and if the Trustee fails to call such meeting within such 30-day period then such meeting may be called by the Beneficiaries having aggregate Beneficial Interests of 33.35% or more of all Beneficial Interests or by their designated representative.

      12.4     Persons Entitled to Vote at Meeting of Beneficiaries. Each Beneficiary retaining rights to distributions from the Trust Estate on the record date shall be entitled to vote at a meeting of the Beneficiaries either in person or by his proxy duly authorized in writing. The signature of the Beneficiary on such written authorization need not be witnessed or notarized.

      12.5     Quorum. At any meeting of Beneficiaries, the presence of Beneficiaries having aggregate Beneficial Interests sufficient to take action on any matter for the transaction of which such meeting was called shall be necessary to constitute a quorum, but if less than a quorum be present, Beneficiaries having aggregate Beneficial Interests of more than 66.7% of the aggregate Beneficial Interests of all Beneficiaries represented at the meeting may adjourn such meeting with the same effect and for all intents and purposes as though a quorum had been present.

      12.6     Adjournment of Meeting. Any meeting of Beneficiaries at which a quorum is present may be adjourned from time to time and a meeting may be held at such adjourned time and place without further notice.

      12.7     Conduct of Meetings. The Trustee shall appoint the Chairman and the Secretary of the meeting. The vote upon any resolution submitted to any meeting of Beneficiaries shall be by written ballot. The Chairman of the meeting shall count all votes cast at the meeting for or against any resolution and shall make and file with the Secretary of the meeting his verified written report.

      12.8     Record of Meeting. A record of the proceedings of each meeting of Beneficiaries shall be prepared by the Secretary of the meeting. The record shall be signed and verified by the Secretary of the meeting and shall be delivered to the Trustee to be preserved by them. Any record so signed and verified shall be conclusive evidence of all the matters therein stated.

      12.9     Action Without a Meeting. Any action may be taken by the Beneficiaries without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by Beneficiaries having aggregate Beneficial Interests not less than the percentage that would be necessary to authorize or take such action at a meeting at which all Beneficiaries were present.

      12.10     Waiver of Notice. Whenever notice is required to be given under this Article, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated in such Article for such notice, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting. Neither the business to be transacted at, nor the purpose of, any meeting of Beneficiaries need be specified in any written waiver of notice.

      12.11     Required Vote. Unless specified elsewhere in this Agreement, a vote of Beneficiaries holding aggregate Beneficial Interests of more than 66.7% of all Beneficial Interests is required to approve of any action or proposal submitted to the Beneficiaries for a vote at a meeting.

ARTICLE XIII

AMENDMENTS

      13.1     Consent of Beneficiaries. At the direction or with the consent (evidenced in the manner provided in Section 11.1) of Beneficiaries having aggregate Beneficial Interests of more than 66.7% of all Beneficial Interests, the Trustee shall promptly make and execute a declaration amending this Agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or amendments hereto, provided, however, that no such amendment shall permit the Trustee to engage in any activity prohibited hereunder or affect the Beneficiaries’ rights to receive their pro rata shares of the Trust Estate at the time of distribution or otherwise materially and adversely affect the rights of the Beneficiaries. In addition to any amendments otherwise authorized herein, this Agreement may be amended from time to time by the Trustee, without the consent of any of the Beneficiaries, (i) to add to the representations, duties or obligations of the Trustee or surrender any right or power granted to the Trustee herein; and (ii) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement; provided, however, that no amendment shall be adopted pursuant to this Section 13.1 unless the adoption thereof (1) is for the benefit of or not adverse to the interests of the Beneficiaries; and (2) does not alter the interest of a Beneficiary in any way without the consent of the Beneficiaries adversely affected thereby. From and after the Effective Time, Parent shall be deemed a third-party beneficiary under this Trust Agreement. Notwithstanding anything to the contrary contained herein, no amendment to provisions of Section 2.1 (purpose of the Liquidating Trust), Section 3.1(d) (pro rata distribution), Section 3.2(b) (no certificates), Section 3.3 (no transfer of beneficial interests), Section 4.1 (duration), Section 4.3 (Indemnification Agreement Holdback), Section 5.6 (distributions must be cash), Section 5.8 (annual reports), Section 5.9 (interim reports) and this Section 13.1 (amendments), may be made unless consented to in writing by Parent.

      13.2     Notice and Effect of Amendment. Promptly after the execution by the Trustee of any such declaration of amendment, the Trustee shall give notice of the substance of such amendment to the Beneficiaries or, in lieu thereof, the Trustee may send a copy of the amendment to each Beneficiary. Upon the execution of any such declaration of amendment by the Trustee, this Agreement shall be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties and immunities of the Trustee and the Beneficiaries under this Agreement shall thereafter be determined, exercised, and enforced hereunder subject in all respects to such modification and amendment, and all the terms and conditions of any such amendment shall be thereby deemed to be part of the terms and conditions of this Agreement for any and all purposes.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

      14.1     Documents. A copy of this Agreement and all amendments thereof shall be available at all reasonable times for inspection by any Beneficiary or his duly authorized representative at                .

      14.2     Intention of Parties to Establish Liquidating Trust; Federal Income Tax Intentions. This Agreement is not intended to create and shall not be interpreted as creating an association, partnership, limited liability company, corporation or joint venture of any kind. It is intended as a trust to be governed and construed in all respects as a trust. It is intended that the Liquidating Trust be classified for federal income tax purposes as a liquidating trust within the meaning of U.S. Treasury Regulation 301.7701-4(d). The Beneficiaries are intended to be treated for federal income tax purposes as having received the Assets from the Company and then as having contributed the Assets to the Liquidating Trust, and such transfer of the Assets is intended to be treated as a distribution to the Company Shareholders. The Beneficiaries will be treated as the grantors and deemed owners of the Liquidating Trust and they will be treated for federal income tax purposes as owning undivided interests in the Assets comprising the Trust Estate.

      14.3     Tax Withholding. The Trustee may withhold from any amount held on behalf of or distributable from the Trust at any time to any Beneficiary, and may deposit such amounts withheld with the applicable taxing authority, such sum or sums as the Trustee determines are required by law to be withheld in respect of any taxes or other charges with respect to such Beneficiary. The Trustee may require any Beneficiary to provide, in the manner required by the Trustee, such information that the Trustee determines is required to satisfy the Trustee’s obligations under applicable tax law, and the Trustee may condition any distribution to any Beneficiary upon compliance with such requirement. Amounts withheld pursuant to this Section 14.3 with respect to a Beneficiary shall be treated as having been distributed to such Beneficiary for purposes of determining the distributions which such Beneficiary has received and is entitled to receive hereunder.

      14.4     Laws as to Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, and the Company, the Trustee and the Beneficiaries consent and agree that this Agreement shall be governed by and construed in accordance with such laws.

      14.5     Separability. In the event any provision of this Agreement or the application thereof to any person or circumstances shall be finally determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

      15.6     Notices. Any notice or other communication by the Trustee to any Beneficiary shall be deemed to have been sufficiently given, for all purposes, if given by U.S. mail addressed to such person at his address as shown in the records of the Trustee.

      15.7     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

      15.8     Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties hereto.

[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed, sealed and acknowledged, effective this day of                     , 2002.

TRUSTEE:

BY:
NAME:
TITLE:

COMPANY:

SUBURBAN LODGES OF AMERICA, INC.

By:
Name:
Title:

APPENDIX D

FORM OF

INDEMNIFICATION AGREEMENT

      THIS INDEMNIFICATION AGREEMENT (this “Agreement”) dated as of January 28, 2002 is entered into by and among Intown Holding Company, L.L.C., a Georgia limited liability company (“Holding”), Intown Suites Management, Inc., a Georgia corporation and a wholly owned subsidiary of Holding (“Parent”); Intown Sub, Inc., a Georgia corporation and wholly owned subsidiary of Parent (“Sub”), Suburban Lodges of America, Inc., a Georgia corporation (the “Company”),                          a                               , as trustee (“Trustee”) of the Suburban Liquidating Trust, a Georgia trust (the “Liquidating Trust”), and Suburban Liquidating Company, L.L.C., a Georgia limited liability company (the “Liquidating LLC” and together with the Liquidating Trust, the “Indemnitors”).

W I T N E S S E T H:

      WHEREAS, Holding, Parent, Sub and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of January 28, 2002, which provides for, among other things, the merger of Sub with and into the Company (the “Merger”), with the Company as the surviving corporation, in accordance with the provisions of the Georgia Business Corporation Code (“GBCC”);

      WHEREAS, at the Effective Time, the Company Shareholders and certain holders of Company Options (the “Beneficiaries”) will own all of the beneficial interests (the “Beneficial Interests”) in the Liquidating Trust, which will own at least 99% of the outstanding limited liability interests in the Liquidating LLC;

      WHEREAS, at or prior to the Effective Time, and as of the result of the transactions described in Section 5.16 of the Company Disclosure Letter (the “Divestiture”), the Indemnitors will own the Unacquired Assets;

      WHEREAS, in consideration of each of Holding’s, Parent’s and Sub’s agreements herein and in the Merger Agreement, the Indemnitors have agreed to cooperate with Holding, Parent and Sub with respect to the acquisition of the Company by Holding, Parent and Sub upon the terms and subject to the conditions set forth in the Merger Agreement, and to indemnify Holding, Parent, Sub and certain other related parties as contemplated herein.

      NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

      SECTION 1.  Definitions. Except as expressly provided herein to the contrary, or as otherwise defined herein, all of the capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement.

      SECTION 2.  Representation and Warranties of the Indemnitors and the Company. Each of the Indemnitors and the Company jointly and severally hereby represents and warrants to Holding, Parent and Sub, as follows:

      SECTION 2.1.  Organization; Standing; Purpose and Duration.

      (a) The Liquidating Trust (i) is a trust, duly organized, validly existing and in good standing under the laws of the state of Georgia, (ii) has all requisite trust power and authority to own, lease and operate its properties and assets and to conduct its affairs in accordance with the Trust Agreement and (iii) has as its sole purpose the holding of the Unacquired Assets (either directly, or indirectly through the Liquidating LLC) and the liquidation of the Unacquired Assets and distribution of the proceeds thereof (net of any obligations of the Liquidating Trust or the Liquidating LLC) to the Beneficiaries in accordance with the Trust Agreement. The existence of the Liquidating Trust shall terminate on the earliest to occur of (i) the exhaustion of the trust estate through the distribution to the Beneficiaries, payment or discharge of the liabilities of the Liquidating Trust, or the payment of expenses of, and claims against the Liquidating Trust, (ii) a termination required by the applicable laws of the State of Georgia, (iii) a termination by action of the Beneficiaries in accordance with the Trust Agreement or (iv) the third anniversary of the Effective Time; provided, that the term of the Liquidating Trust may be extended beyond the third anniversary of the Effective Time upon the Trustee’s receipt of no-action assurances from the Securities and Exchange Commission (“SEC”) Division of Corporation Finance regarding the registration and reporting requirements of the Liquidating Trust under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any other applicable federal securities act, based on such extension, and then only pursuant to (a) the provisions of a no-action letter received from the SEC or (b) guidelines outlined in an oral no-action position taken by the SEC staff that are confirmed by the Trustee in a letter to the SEC (the date on which the Liquidation Trust terminates pursuant to the foregoing, the “Termination Date”). The Beneficial Interests in the Liquidating Trust are not certificated and are not transferable or assignable except by will, intestate succession, by operation of law, or upon divorce or incapacity of the beneficiary, or some other similar event.

      (b) The Liquidating LLC (i) is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of Georgia, (ii) has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to conduct its affairs in accordance with the Operating Agreement, (iii) is duly qualified or licensed to do business as a limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on the Liquidating LLC or the Liquidating Trust, (iv) has as its sole purpose the holding and liquidation of the Unacquired Assets and the distribution of the proceeds thereof to the Liquidating Trust in accordance with the Operating Agreement and (v) will dissolve at a date and time no later than the termination of the existence of the Liquidating Trust. The Operating Agreement provides that only the Liquidating Trust and the managing member of the Liquidating LLC may be members of the Liquidating LLC.

      SECTION 2.2.  Authority for Agreement. Each of the Indemnitors and the Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Indemnitors and the Company of this Agreement, and the consummation by the Indemnitors and the Company of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate or other action and no other corporate or other proceedings on the part of the Indemnitors or the Company are necessary to authorize this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Indemnitors and the Company and, assuming due authorization, execution and delivery by Holding, Parent and Sub, constitutes a legal, valid and binding obligation of each of the Indemnitors and the Company, enforceable against them in accordance with its terms.

      SECTION 2.3.  No Conflict. The execution and delivery of this Agreement by each of the Indemnitors and the Company do not, and the performance of this Agreement by each of the Indemnitors and the Company and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with or violate the articles of incorporation or organization, bylaws, trust agreement, operating agreement, or other governing documents of the Indemnitors or the Company, as applicable, (b) conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law applicable to the Indemnitors or the Company, or by which any property or asset of the Indemnitors or the Company is bound or affected, or (c) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Indemnitors or the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Indemnitors or the Company is a party or by which the Indemnitors, the Company, or any property or asset of either of them is bound or affected, except in each case, for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay the performance by the Indemnitors or the Company of their respective obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.

      SECTION 2.4.  Required Filings and Consents. The execution and delivery of this Agreement by the Indemnitors and the Company do not, and the performance of this Agreement by the Indemnitors and the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

      SECTION 2.5     Ownership. At or prior to the Effective Time, and as a result of the Divestiture, the Indemnitors will own the Unacquired Assets and except as set forth on Schedule 2.5 attached hereto (a) as to any real property included as part of the Unacquired Assets, will have good, marketable and insurable fee simple title, in each case free and clear of all liabilities, claims, liens, options, charges, participations and encumbrances of any kind or character whatsoever (collectively, “Liens”) and (b) as to any promissory notes included as part of the Unacquired Assets, will own such promissory notes free and clear of all Liens.

      SECTION 3.     Survival of Representations and Warranties. The respective representations and warranties of the Indemnitors contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto, and each representation and warranty contained herein shall survive the closing of the transactions contemplated hereby until the earlier to occur of the Termination Date or the expiration of the applicable statute of limitations, including extensions thereof.

      SECTION 4.     Indemnification.

      SECTION 4.1     General Indemnification. The Indemnitors shall defend and indemnify Holding, Parent, Sub and the Company, and their respective agents, affiliates, subsidiaries, controlling persons, officers, directors, employees, successors and assigns (collectively, the “Indemnitees”) for, and hold the Indemnitees wholly harmless from and against, any and all losses, liabilities, damages, costs (including, without limitation, court costs) and expenses (including, without limitation, reasonable attorneys’ fees) incurred by any such Indemnitee as a result of, or in connection with, any one or more of the following:

(a) the Divestiture (including, without limitation, to the extent such steps are taken, the formation of the Indemnitors, the transfer of the Unacquired Assets to the Indemnitors, the transfer by Suburban Holdings, LP of all of its limited liability company interest in the Liquidating LLC to SLA Properties, Inc. (“SLAPI”) and Suburban Management, Inc. (“SMI”), the transfer by Suburban Construction, Inc. (“SCI”), SLAPI and SMI of their respective limited liability company interests in the Liquidating LLC to the Company, the issuance of a 1% limited liability company interest in the Liquidating LLC to its managing member, the transfer by the Company of all of its limited liability company interest in the Liquidating LLC to the Trustee, the transfer of Beneficial Interests to the Beneficiaries, any tax consequences associated with any of the foregoing and any liability (including, without limitation, any environmental liability or litigation) arising out of or related to any of the Unacquired Assets);

(b) all matters otherwise relating to the Indemnitors, whether arising or occurring prior to or after the Effective Time;

(c) the failure of the Divestiture to comply with applicable state and Federal securities laws; and

(d) the amounts paid to holders of Dissenting Shares to the extent any such amounts are attributable to Beneficial Interests as determined by a court in accordance with Section 14-2-1330 of the GBCC.

      Any of the foregoing described in clauses (a), (b), (c) or (d) above are collectively herein referred to as “Losses.”

      SECTION 4.2     Procedures

      (a) In the event that an Indemnitee shall receive written notice of any claim or proceeding by a third party other than an Indemnitor (a “Third Party Claimant”) against such Indemnitee that, if successful, might result in Losses for which such Indemnitee is entitled to be indemnified under Section 4.1 (a “Third Party Claim”), such Indemnitee shall give the Indemnitors promptly (and in any event within ten (10) business days) written notice of such claim, together with a copy of the written notice of the Third Party Claimant asserting the Third Party Claim (collectively, the “Claim Notice”); provided, however, that failure to make such delivery shall not affect the indemnification provided hereunder except to the extent that such failure materially prejudices Indemnitor’s ability to contest such Third Party Claim.

      (b) If a Third Party Claim is made against an Indemnitee, the Indemnitors shall be entitled to participate in the defense thereof and, if the Indemnitors so choose, assume the defense thereof with counsel of its choice reasonably acceptable to the Indemnitee. Should the Indemnitors so elect to assume the defense of a Third Party Claim, the Indemnitors shall not be liable to the Indemnitee for any legal expenses incurred by the Indemnitee in connection with the defense thereof, except as provided below. If the Indemnitors assume such defense, the Indemnitee shall have the right, but not the obligation, to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitors; provided that if the incurrence of any such fees and expenses of counsel was reasonably necessary to respond timely to legal process for any period after the Claim Notice is given during which the Indemnitors have not assumed the defense thereof such fees and expenses shall be paid by the Indemnitors if and to the extent that they are reasonable and the Indemnitors are responsible for indemnifying Indemnitee for such Third Party Claim. If the Indemnitors do not assume the defense of a Third Party Claim within ten (10) days after the giving by the Indemnitee to the Indemnitors of a valid Claim Notice with respect to the Third Party Claim, the Indemnitors shall be liable to the Indemnitee for all reasonable fees and expenses of counsel employed by the Indemnitee if and in proportion to the extent that the Indemnitee is responsible for indemnifying Indemnitee for such Third Party Claim. If the Indemnitors choose to defend any Third Party Claim, all the Indemnified Parties shall reasonably cooperate in the defense thereof at the expense of the Indemnitors. Such cooperation shall include the retention and (upon the Indemnitors’ request) the provision to the Indemnitors of non-privileged records and information which are relevant to such Third Party Claim, and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to act as a witness or respond to legal process. Regardless of whether the Indemnitors assume the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitors’ prior written consent (which consent shall not be unreasonably withheld or delayed). If the Indemnitors assume the defense of the Third Party Claim, the Indemnitors may agree to settle the Third Party Claim, so long as such settlement releases the Indemnitee completely and unconditionally in connection with such Third Party Claim (and with any claims arising therefrom or related thereto) and such settlement is not otherwise prejudicial (financially or otherwise) to the Indemnitee. Notwithstanding the foregoing, the Indemnitors shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee that the Indemnitee reasonably determines, after conferring with outside counsel, cannot be separate from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separate from that for money damages, the Indemnitors shall be entitled to assume the defense of the portion relating to money damages as provided above.

      (c) In the event that an Indemnitee claims right to payment pursuant to this Agreement (other than pursuant to a Third Party Claim), such Indemnitee shall send written notice of such claim (a “Direct Claim Notice”) to the Indemnitors promptly upon learning of the facts forming the basis of such claim (a “Direct Claim”); provided, however, that failure to promptly deliver such a notice shall not affect the indemnification provided hereunder except to the extent that such failure materially prejudices Indemnitor’s ability to contest such Direct Claim. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnitee has given such notice, the Indemnitee and Indemnitors shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and as soon as reasonably practicable, and in no event more than ten (10) business days of the final determination of the merits and amount of such claim, the Indemnitors shall deliver to the Indemnitee immediately available funds in an amount determined sufficient to satisfy such claim in accordance with the terms hereof.

      SECTION 4.3 (a)     Claims Period. Neither Indemnitor shall be required to indemnify any Indemnitees under Section 4.1 with respect to any Losses or any Direct Claim unless either Indemnitor shall have been properly notified of a Third Party Claim or a Direct Claim pursuant to Section 4.2 giving rise to such Losses on or before the earlier to occur of the second anniversary of the Effective Time or termination of the Liquidating Trust in accordance with its terms. Notwithstanding the foregoing, if, prior to the close of business on the earlier to occur of the second anniversary of the Effective Time or termination of the Liquidating Trust in accordance with its terms, either Indemnitor shall have been properly notified of a Third Party Claim or a Direct Claim pursuant to Section 4.2 and such Third Party Claim or Direct Claim, as the case may be, shall not have been finally resolved or disposed of at such date, such Third Party Claim or Direct Claim, as the case may be, shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

      (b) Limit on Liability. The claims for indemnity of Indemnitees hereunder shall be payable solely by, and shall be enforceable solely against, the Indemnitors, it being specifically understood and agreed that no holder of Beneficial Interests shall have any personal liability to any Indemnitee for any claim for indemnification hereunder and that the Indemnitees shall look solely to the Indemnitor for payment or satisfaction of any and all such claims for indemnification.

      (c) Remedies. To the maximum extent permitted by law, and except for any claims for equitable relief or claims involving fraud or bad faith, the indemnities set forth in this Agreement shall be the exclusive remedies of the Indemnitees for the recovery of any money damages for all Losses and any Direct Claim, and the Indemnitees shall not be entitled to any other indemnification rights or other remedies of any nature whatsoever with respect thereto, all of which are hereby waived.

      SECTION 4.4     Holdback. Each of the Indemnitors agrees that it will not, prior to the first anniversary of the Effective Time, declare or make any distributions (other than payment of fees, costs and out-of-pocket expenses of Trustee and the managing member of the Liquidating Company) to the members of the Liquidating Company or Beneficiaries, as applicable (the “Initial Holdback Period”). Following the Initial Holdback Period, each of the Indemnitors agrees that it will not declare or make distributions (other than payment of fees, costs and out-of-pocket expenses of Trustee and the managing member of the Liquidating Company) to the members of the Liquidating Company or Beneficiaries, as applicable, to the extent of the disputed amount of any Third Party Claim or Direct Claim for which either Indemnitor shall have been properly notified pursuant to Section 4.2 which are pending at the expiration of the Initial Holdback Period until such claim is finally resolved or disposed of in accordance with the terms hereof; provided, however, that the Indemnitors may declare or make distributions to the extent that the Indemnitors have cash on hand greater than the disputed amount of any such pending Third Party Claims or Direct Claims.

      SECTION 5.     Miscellaneous.

      SECTION 5.1     Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

      SECTION 5.2     Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

      SECTION 5.3     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Time is of the essence with respect to all provisions of this Agreement.

      SECTION 5.4     Assignment. This Agreement may not be transferred or assigned by Indemnitors but may be assigned by Holding, Parent or Sub to any of its affiliates or to any successor to its business and will be binding upon and inure to the benefit of any such affiliate or successor.

      SECTION 5.5     Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original, but both of which together shall constitute one and the same Agreement.

      SECTION 5.6     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by delivery, telegram or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any national courier service, provided that any notice delivered as herein provided shall also be delivered by telecopy at the time of such delivery. All communications hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

(a)	If to Holding, Parent or Sub:

Intown Suites Management, Inc.

2102 Piedmont Road
Atlanta, Georgia 30324
Telecopier: (404) 875-7534
Attention: David M. Vickers

           with a copy to:

King & Spalding

191 Peachtree Street
Atlanta, Georgia 30303-1763
Telecopier: (404) 572-5100

Attention:	Alan J. Prince, Esq.
Susan J. Kolodkin, Esq.

(b)	If to the Company or the Indemnitors:

Suburban Lodges of America, Inc.

300 Galleria Parkway, Suite 1200
Atlanta, Georgia 30339
Telecopier: (770) 951-1021
Attention: Kevin R. Pfannes

           with a copy to:

Kilpatrick Stockton, LLP

1100 Peachtree Street, NE, Suite 2800
Atlanta, Georgia 30309-4530
Telecopier: (404) 815-6555

Attention:	Michael H. Trotter, Esq.
Daniel T. Falstad, Esq.

      SECTION 5.7     No Distribution. The Liquidating Trust covenants and agrees that it will not sell, transfer or otherwise dispose of the limited liability company interests in the Liquidating LLC held by it.

      SECTION 5.8     Disclosure.

      (a) As soon as practicable after the close of each fiscal year (including the year in which the Liquidating Trust terminates in accordance with its terms), but in any event within ninety (90) days thereafter, the Trustee shall prepare and mail to each of the Beneficiaries a report for such fiscal year showing the assets and liabilities of the Liquidating Trust and of the Liquidating Company at the end of each such fiscal year and the receipts and disbursements of the Liquidating Trust and the Liquidating Company for the period, including dates and amounts of distribution made by the Trustee. Such report shall also describe the changes in the Liquidating Trust’s and the Liquidating Company’s assets during the period and the actions taken by the Trustee during the period or such other disclosure as the SEC may indicate. The financial statements contained in such report shall be prepared in accordance with generally accepted accounting principles, but need not be audited by an independent public accountant.

      (b) During the course of a fiscal year, whenever a material event relating to the Liquidating Trust’s or the Liquidating Company’s assets occurs, the Trustee shall, within a reasonable period of time after such occurrence, prepare and mail to the Beneficiaries an interim report describing such event. The occurrence of a material event need not be reported on an interim report if an annual report will be issued at approximately the same time that such interim report would be issued and such annual report describes the material event as it would be discussed in an interim report.

      SECTION 5.9     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, without regard to its principles of conflicts of laws.

      SECTION 5.10     Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      IN WITNESS WHEREOF, the Company, Indemnitors, Holding, Parent and Sub have caused this Agreement to be duly executed as of the day and year first above written.

INTOWN HOLDING COMPANY, L.L.C.

By:

Name:

Title:

INTOWN SUITES MANAGEMENT, INC.

By:

Name:

Title:

INTOWN SUB, INC.

By:

Name:

Title:

SUBURBAN LODGES OF AMERICA, INC.

By:

Name:

Title:

SUBURBAN LIQUIDATING TRUST

By:

Name:

Title:

SUBURBAN LIQUIDATING COMPANY L.L.C.

By:

Name:

Title:

APPENDIX E

VOTING AGREEMENT

      THIS VOTING AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”) dated as of January 29, 2002, is made and entered into among Intown Suites Management, Inc., a Georgia corporation (“Parent”), and each party listed under the heading Shareholders on the signature pages hereof (each a “Shareholder” and collectively, the “Shareholders”).

W I T N E S S E T H:

      WHEREAS, Parent, Intown Sub, Inc., a Georgia corporation and wholly owned subsidiary of Parent (“Sub”), Intown Holding Company, L.L.C., a Georgia limited liability company and the sole shareholder of Parent (“Holding”) and Suburban Lodges of America, Inc., a Georgia corporation (the “Company”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, which provides for, among other things, the merger of Sub with and into the Company (the “Merger”) on the terms and conditions contained in the Merger Agreement (all capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

      WHEREAS, as of the date hereof each Shareholder beneficially owns (except as otherwise provided in Schedule A hereto) and has the power to vote the number of shares of common stock, par value $.01 per share, of the Company (the “Common Stock”) set forth beside such Shareholder’s name on Schedule A hereto (all of such shares of Common Stock, together with any other shares of capital stock of the Company acquired by any of such Shareholders, including shares of Common Stock acquired through the exercise of any stock option, after the date hereof and prior to the Termination Date (as hereinafter defined), being referred to herein collectively as the “Shares”); and

      WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required that the Shareholders agree, and in order to induce Parent to enter into the Merger Agreement, the Shareholders have agreed, to enter into this Agreement.

      NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

      1.  Certain Covenants.

1.1. Grant of Proxy; Voting Agreement.

(a) Each Shareholder hereby revokes or has previously revoked all prior proxies, voting agreements or powers-of-attorney given or entered into with respect to any of his, her or its Shares (other than the agreements relating to Mr. Raymond A. D. French’s power to dispose or direct the disposition of the Shares referred to in Schedule A), and hereby irrevocably (to the fullest extent permitted by law) constitutes and appoints Parent, or any designee of Parent, as his, her or its true and lawful proxy and attorney-in-fact, for and in the name, place and stead of such Shareholder, to vote his, her or its Shares, at any time after the date of this Agreement and prior to the Termination Date (as hereinafter defined) (the “Term”), at any annual, special or other meeting of the shareholders of the Company and at any adjournment or postponements thereof, or pursuant to any written consent in lieu of a meeting or otherwise, in the following manner:

(i) in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement,

(ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Merger Agreement not being fulfilled,

(iii) in favor of any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the shareholders of the Company at any such meeting of shareholders or in such written consent, and

(iv) against: (A) any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation or other change of control involving the Company or any Subsidiary, including but not limited to any Acquisition Proposal (as defined in the Merger Agreement), (B) any sale or transfer of a material amount of the assets or securities of the Company or any Subsidiary (other than with respect to, contemplated or permitted by, the Merger Agreement) and (C) any amendment of the Company’s articles of incorporation and bylaws or other proposal or transaction involving the Company or any Subsidiary, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement or the Merger or change in any manner the voting rights of any class of the Company’s capital stock.

(b) Notwithstanding the foregoing grant to Parent of the irrevocable proxies, if Parent elects not to exercise its rights to vote any of the Shares pursuant to the irrevocable proxies, each Shareholder agrees in his, her or its capacity as a shareholder of the Company and not in his or her capacity as a director or officer of the Company, to vote his, her or its Shares during the Term as indicated in Section 1.1(a) at any annual, special or other meeting of the shareholders of the Company and at any adjournment or postponements thereof, or pursuant to any written consent in lieu of a meeting or otherwise.

(c) Each Shareholder agrees that his, her or its irrevocable proxy and all other power and authority intended to be conferred by Section 1.1(a) are coupled with an interest sufficient in law to support an irrevocable power and shall not be terminated by any act of such Shareholder or by the occurrence of any event or events except as provided herein.

(d) The irrevocable proxies shall not be affected by the death, disability or dissolution of any Shareholder, and shall be binding upon the heirs, successors and assigns of each Shareholder.

1.2. Lock-up. Each Shareholder, severally and not jointly, covenants and agrees that during the Term, such Shareholder shall not, without Parent’s prior written consent, directly or indirectly, (a) sell, assign, transfer (including by operation of law), pledge, encumber or otherwise dispose of any of such Shareholder’s Shares, (b) deposit any of such Shareholder’s Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shareholder’s Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement, (c) enter into any contract, option or other agreement or understanding with respect to the direct or indirect sale, pledge, encumbrance, assignment, transfer (including by operation of law) or other disposition of any of such Shareholder’s Shares, or (d) take any action which is intended to have the effect of preventing or disabling such Shareholder from performing such Shareholder’s obligations under this Agreement. Notwithstanding the foregoing, in connection with any transfer not undertaken pursuant to any Acquisition Proposal, any Shareholder may transfer any or all of such Shareholder’s Shares as follows: (i) to any subsidiary, partner or member of such Shareholder, (ii) by will or by operation of law or (iii) in connection with estate and tax planning purposes, including transfers to such Shareholder’s spouse, ancestors, descendants or any trust, limited liability company or partnership for any of their benefits or to a charitable trust or an organization exempt from federal income tax under Section 501(c)(3) of the Internal Revenue Code; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, (x) each person or entity to which any of such Shares or any interest in any of such Shares is or may be transferred (A) shall have executed and delivered to Parent a counterpart to this Agreement pursuant to which such person or entity shall be bound by all of the terms and provisions of this Agreement, and (B) shall have agreed in writing with Parent to hold such Shares or interest in such Shares subject to all of the terms and provisions of this Agreement, and (y) this Agreement shall be the legal, valid and binding agreement of such person, enforceable against such person in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created by this Agreement is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors’ rights and to general equity principles.

1.3. No Solicitation. Prior to the Termination Date, no Shareholder shall, nor shall it authorize or permit any person acting as an agent of any such Shareholder on any Shareholder’s behalf, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal or (b) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries with respect to, or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Each Shareholder agrees to cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Each Shareholder will notify Parent immediately if any party contacts such Shareholder following the date hereof (other than Parent or Sub or an affiliate or an associate of Parent or Sub) concerning any Acquisition Proposal.

1.4. Public Announcement. Each Shareholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein, and shall not issue any such press release or make any such public statement without the prior consent of Parent, except as may be required by applicable law.

1.5. Waiver of Dissenters’ Rights. Each Shareholder hereby waives, and agrees not to exercise or assert, any dissenters’ rights under Section 1301 et seq. of the Georgia Business Corporation Code in connection with the Merger.

1.6. Legending of Shares. If reasonably requested by Parent and at Parent’s expense, each Shareholder agrees that any certificates representing his, her or its Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy, and may not be sold or otherwise transferred, except in accordance herewith. Subject to the terms of Section 1.2 hereof, each Shareholder agrees that such Shareholder will not transfer any of his, her or its Shares without first having the aforementioned legend affixed to the certificates representing such Shares.

1.7. Further Assurances. Subject to Section 6.12, each Shareholder agrees to use all reasonable efforts to (i) take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and (ii) refrain from taking any action intended to impede, frustrate or prevent the Merger. Each Shareholder also agrees that, from time to time, at Parent’s reasonable request, each Shareholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Parent the power to carry out and give effect to the provisions of this Agreement.

      2.  Representations, Warranties and Covenants of the Shareholders. Each of the Shareholders, severally and not jointly, represents and warrants to Parent, as of the date hereof, that:

2.1. Authorization. Such Shareholder has the requisite power and authority to enter into and deliver this Agreement and to fully perform the obligations required to be performed by such Shareholder hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder, and this Agreement has been duly executed by such Shareholder. The execution, delivery and performance of this Agreement has been duly and validly authorized by such Shareholder acting in a fiduciary, representative or corporate capacity (if applicable). Assuming this Agreement has been duly and validly executed by a duly authorized officer of Parent, this Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable against him, her or it in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors’ rights and to general equity principles.

2.2. No Violation. The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of law, statute, rule or regulation to which such Shareholder is subject, (b) violate any order, judgment or decree applicable to such Shareholder, (c) violate, conflict with, or result in a breach or default under, or cause the termination of, any term or condition of any court order, trust document, will, agreement, document or other instrument to which such Shareholder is a party or by which such Shareholder or such Shareholder’s properties may be bound, (d) require the consent of any other party to any of the items referred to above or (e) violate any of the governing documents of the Company, except for such violations, conflicts, breaches, defaults, or terminations which are not reasonably likely to have a material adverse effect on such Shareholder’s ability to satisfy his, her or its obligations under this Agreement.

2.3. No Consent. No authorization, consent or approval of, or any filing with, any public body or authority is necessary for the execution and delivery of this Agreement and consummation by the Shareholder of the transactions contemplated by this Agreement.

2.4. Ownership. Subject to the information contained in Schedule A, such Shareholder is the beneficial owner of, and, except as set forth on Schedule A, owns good and marketable record title to, the number of Shares set forth beside such Shareholder’s name and federal tax identification number on Schedule A, free and clear of any and all liens, restrictions, claims, equities, charges, options, rights of first refusal, or encumbrances, with no defects of title whatsoever, except for such restrictions arising under applicable securities law and this Agreement. Except as set forth on Schedule A, such Shareholder owns no shares of capital stock of the Company or any other equity security of the Company or right of any kind to have any such equity security issued. Such Shareholder has the exclusive right, power and authority to vote the Shares set forth on Schedule A owned by such Shareholder, and with the exception of this Agreement, such Shareholder is not party to or bound by any agreements affecting or relating to such Shareholder’s right to transfer or vote the Shares owned by such Shareholder. Each of the Shareholders has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to any of the Shares.

2.5. Shareholder Has Adequate Information. Such Shareholder is a sophisticated party with respect to his, her or its Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the Shares and has independently and without reliance upon Parent and based on such information as such Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Shareholder acknowledges that Parent has not made and does not make any representation or warranty to such Shareholder, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

      3.  Representations and Warranties of Parent. Parent represents and warrants to each Shareholder, as of the date hereof, that:

3.1. Authorization. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary corporation action on the part of the Parent. Parent has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the qualification however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors’ rights and to general equity principles.

3.2. No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require Parent to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity, other than such filings required under federal securities laws, or (b) violate, or cause a breach of or default under, any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon Parent, except for such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on Parent’s ability to satisfy its obligations under this Agreement.

      4.     Survival of Representations and Warranties. The respective representations and warranties of each Shareholder and Parent contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto, and each representation and warranty contained herein shall survive the closing of the transactions contemplated hereby until the expiration of the applicable statute of limitations, including extensions thereof.

      5.     Termination. This Agreement shall terminate upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement pursuant to Section 7.1 thereof (the “Termination Date”). At the Termination Date, this Agreement shall thereupon become void and be of no further force and effect, provided that nothing herein shall relieve any party from liability hereof for breaches of this Agreement prior to the Termination Date.

      6.     Miscellaneous.

6.1 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto.

6.2 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof. The parties hereby agree that for purposes of this Agreement neither party has made to the other any representations, warranties or covenants or other disclosures other than those specifically contained in this Agreement. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

6.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder except in compliance with Section 1.2 hereof without the prior written approval of the other parties; provided, however, that Parent may freely assign its rights to another wholly owned subsidiary of Holding or Parent (whether direct or indirect) without such prior written approval but no such assignment shall relieve Parent of any of its obligations hereunder.

6.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

6.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

6.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to principles of conflicts of law thereof.

6.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.8 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

6.9 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

6.10 Fees and Expenses. All costs and expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.11 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.11:

If to Parent:

Intown Suites Management, Inc.

2102 Piedmont Road
Atlanta, Georgia 30324
Telecopier: (404) 875-7534
Attention: David M. Vickers

with a copy to:

King & Spalding

191 Peachtree Street
Atlanta, Georgia 30303
Telecopier: (404) 572-5100

Attention:	Alan J. Prince, Esq.
Susan J. Kolodkin, Esq.

If to any of the Shareholders:

At the address set forth under such Shareholder’s name on Schedule A with a copy to:

Sutherland Asbill & Brennan LLP

999 Peachtree Street, N.E.
Atlanta, Georgia 30309-3996
Telecopier: (404) 853-8806
Attention: Philip P. Gura, Esq.

with a copy to:

Kilpatrick Stockton LLP

1100 Peachtree Street, NE, Suite 2800
Atlanta, Georgia 30309-4530
Telecopier: (404) 815-6555

Attention:	Michael H. Trotter, Esq.
Daniel T. Falstad, Esq.

      6.12     Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) no Shareholder makes any agreement or understanding herein in any capacity other than in such Shareholder’s capacity as a record holder and beneficial owner of Shares, (b) if, during the Term, any Shareholder or any representative of any Shareholder is a member of the Company’s Board of Directors or an officer of the Company, nothing herein shall be construed to limit or affect any action or inaction by any such officer or director acting in such person’s capacity as a director or officer of the Company and solely in the exercise of his or her fiduciary duties and responsibilities in such capacity, and (c) no Shareholder shall have any liability to Parent or any of its affiliates under this Agreement or otherwise as a result of any action or inaction by any Shareholder, or any officer, partner, member or employee, as applicable, of any Shareholder serving on the Company’s Board of Directors acting in such person’s capacity as a director or officer of the Company and solely in the exercise of his or her fiduciary duties and responsibilities in such capacity.

      6.13     Obligations Several. The obligations of each Shareholder under this Agreement shall be several and not joint. No Shareholder shall have any liability, duty or obligation arising out of or resulting from any failure by any other Shareholder to comply with the terms and conditions of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

INTOWN SUITES MANAGEMENT, INC.

By:	/s/ DAVID M. VICKERS

Name:	David M. Vickers

Title:	Chief Executive Officer

[signatures continued on following page]

SHAREHOLDERS:

/s/ DAVID E. KRISCHER

David E. Krischer

/s/ DAN J. BERMAN

Dan J. Berman

/s/ PAUL A. CRISCILLIS, JR.

Paul A. Criscillis, Jr.

/s/ KEVIN R. PFANNES

Kevin R. Pfannes

/s/ GREGORY C. PLANK

Gregory C. Plank

/s/ G. HUNTER HILLIARD

G. Hunter Hilliard

/s/ JOHN W. SPIEGEL

John W. Spiegel

/s/ RAYMOND A.D. FRENCH

Raymond A.D. French

/s/ PAUL R. COULSON

Paul R. Coulson

SHARWELL SECURITIES TRADING LTD.

By:	/s/ PAUL R. COULSON

Paul R. Coulson, Director

SCHEDULE A

Name and Address of Shareholder	Shares

David E. Krischer	2,750,203	(1)
5410 New Wellington Close Atlanta, Georgia 30327
Dan J. Berman	100,931	(2)
200 Seamarsch Court Atlanta, Georgia 30328
Paul A. Criscillis	10,000	(3)
3455 Bridle Trail SE Marietta, GA 30067
Kevin R. Pfannes	3,127	(4)
4124 Manson Avenue SE Smyrna, Georgia 30082
Gregory C. Plank	1,050	(5)
960 Tyrone Place Roswell, Georgia 30075
G. Hunter Hilliard	73,293
2570 Mountain Road Alpharetta, Georgia 30004
John W. Spiegel	13,129
3745 Randall Mill Rd NW Atlanta, GA 30327
Raymond A.D. French	307,839	(6),(7)
c/o Covington & Burling 1330 Avenue of the Americas New York, New York 10019 Attn.: Leonard Chazen, Esq
Paul R. Coulson	0	(8)
c/o Yeoman Int’l Holdings 6 rue Adolphe Fischer L-1520 Luxembourg
Sharwell Securities Trading LTD	197,000	(9)
c/o Yeoman Int’l Holdings 6 rue Adolphe Fischer L-1520 Luxembourg Attn.: Paul R. Coulson

(1)	of which (a) 307,144 shares are held in street name in a margin account with Salomon Smith Barney with no loans outstanding subject to a stock power; (b) 550,000 shares are held in the name of Parrotts Cove Associates, LP, a family limited partnership of which David Krischer is a limited partner and the sole general partner, in an account with Banc of America Securities; and (c) 550,000 shares are pledged as collateral on a loan to David Krischer from BB&T Bank pursuant to a secured note due October 25, 2002, and are subject to BB&T’s right of foreclosure upon default on the underlying note and a signed but undated and uncompleted irrevocable stock power.

(2)	of which: (a) 300 shares are owned by Dan Berman and Ilene Berman as joint tenants with right of survivorship and held in street name in an account with Salomon Smith Barney and (b) 100 shares are owned by Dan Berman and Ilene Berman as joint tenants with right of survivorship and held in street name in an account with UBS Paine Webber.

(3)	all of which are owned by Paul A. Criscillis and Diane R. Criscillis as joint tenants with right of survivorship and held in street name in an account with Wachovia Investments, Inc.

(4)	of which 117 shares are held in an individual retirement account with UBS PaineWebber as trustee for the benefit of Kevin R. Pfannes.

(5)	all of which are held in an individual retirement account with Merrill Lynch as trustee for the benefit of Gregory C. Plank.

(6)	of which 254,543 are held in managed accounts of Mr. French’s parents, Raymond J.R. French and Alys G.C. French, and the remaining 53,296 are owned by Raymond A.D. French outright. Mr. Raymond A.D. French has the sole power to vote or to direct the vote, and to dispose of or to direct the disposition of these 307,839 shares.

(7)	Mr. French also has the shared power to dispose or direct the disposition of an additional 470,261 (inclusive of the 197,000 shares held by Sharwell Securities Trading Ltd.) which Mr. Raymond A.D. French may be deemed to own beneficially.

(8)	as of the date hereof, Mr. Coulson owns no shares, outright or beneficially, and has no power to vote or to direct the vote, or to dispose of or to direct the disposition of, any shares. Mr. Coulson is a Director of Sharwell Securities Trading Ltd. which owns 197,000 shares outright and has the sole power to direct the vote and the shared power to dispose or direct the disposition thereof.

(9)	over which Sharwell Securities Trading Ltd. has the sole power to vote or to direct the vote and the shared power to dispose or direct the disposition thereof.

APPENDIX F

DEPOSIT ESCROW AGREEMENT

      THIS DEPOSIT ESCROW AGREEMENT (this “Agreement”) dated as of January 29, 2002 (the “Effective Date”) is entered into by and among SUBURBAN LODGES OF AMERICA, INC., a Georgia corporation (the “Secured Party”), INTOWN SUITES MANAGEMENT, INC., a Georgia corporation (the “Depositor”), and SOUTHTRUST BANK, a state banking corporation organized and existing under the laws of the State of Alabama, as escrow agent (the “Escrow Agent”).

      WHEREAS, Intown Holding Company, LLC, the Depositor, Intown Sub, Inc. (“Sub”) and the Secured Party have entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof, which provides for, among other things, the merger of Sub with and into the Secured Party (the “Merger”) on the terms and conditions contained in the Merger Agreement (all capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

      WHEREAS, the Depositor has agreed to deliver, or cause to be delivered, to the Escrow Agent, funds in the amount of $5,000,000 as a deposit (the “Deposit”) for the payment of liquidated damages, if any are payable, to the Secured Party pursuant to Section 7.2(e) of the Merger Agreement, to be held, administered and disbursed by the Escrow Agent in accordance with the terms and provisions of this Agreement.

      NOW THEREFORE, in consideration of the promises and of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Appointment of Escrow Agent. The Secured Party and the Depositor do hereby appoint the Escrow Agent as escrow agent for the purposes described herein.

2. Acceptance of Appointment by Escrow Agent. The Escrow Agent does hereby accept the appointment as escrow agent and agrees to act in accordance with the terms and conditions described herein.

3. Escrow Fund. The Depositor has delivered to, or caused to be delivered to, Escrow Agent the Deposit as contemplated by Section 1.8 of the Merger Agreement, and Escrow Agent hereby acknowledges receipt of the Deposit. The Deposit shall be held, maintained, invested and secured by the Escrow Agent in accordance with the terms, conditions and restrictions herein described (the Deposit and any earnings thereon, if any, shall be collectively herein referred to as the “Escrow Fund”). The Escrow Agent shall release the Escrow Fund only in accordance with (a) the instructions set forth in Exhibit A or (b) a final order, decree or judgment of a court of competent jurisdiction in the United States of America from which no appeal may be taken, whether because of lapsed time or otherwise, in an action initiated by any of the parties hereto.

4. Investment and Maintenance of Escrow Fund. The Escrow Agent shall invest and reinvest the Escrow Fund in investments of the type specified on Exhibit B, as directed in written instructions signed by both the Secured Party and the Depositor and which shall be considered acceptable in the sole discretion of the Escrow Agent. The Escrow Agent shall have sole discretion to select the brokers, dealers or other traders of securities in connection with the investment of the Escrow Fund. During the term of this Agreement, the Escrow Agent shall provide the Secured Party and the Depositor with written monthly statements containing the beginning balance of the Escrow Fund, as well as all principal and income transactions for the statement period. The Escrow Agent shall have the express authority to liquidate any and all investments consisting in whole or in part of the Escrow Fund to make any and all payments under this Agreement. In the event that any or all of the Escrow Fund is of the type which cannot be invested or each of the Secured Party and the Depositor sign and deliver written instructions to the Escrow Agent expressly requesting that the Escrow Fund not be invested, the Escrow Agent shall securely hold and maintain the Escrow Fund in the escrow account.

5. Liability of Escrow Agent. The Escrow Agent shall not be liable for any loss to the Escrow Fund resulting from the investment(s) enumerated in Exhibit B or any investment(s) requested in written instructions signed by the Depositor and the Secured Party, except as provided below. The Escrow Agent shall not be liable for any: (i) actions taken pursuant to written instructions signed by the Depositor and the Secured Party; (ii) inaction resulting from the failure of either the Depositor or the Secured Party to provide the Escrow Agent with written instructions as to investment directives; (iii) inaction resulting from the exercise of the Escrow Agent’s sole discretion in the choice of requested investments; or, (iv) any loss resulting from the liquidation of any investment(s) prior to such investment’s maturity date for the purpose of making required payments under this Agreement. The Escrow Agent shall not be held liable for any actions taken in good faith reliance upon written instructions signed by the Depositor and the Secured Party. The Escrow Agent shall not be held liable for any action or inaction taken in good faith, except that it may be held liable for its own gross negligence or willful misconduct, if so determined by a court of competent jurisdiction. Under no circumstances shall the Escrow Agent be held liable for any special, indirect or consequential damages of any kind, even though the Escrow Agent may have been placed on notice of the likelihood of such loss.

6. Rights and Duties of Escrow Agent. The Escrow Agent shall only be required to perform the duties expressly described herein. No further duties shall be implied from this Agreement or any other written or oral agreement by and between the Escrow Agent, the Depositor and the Secured Party made previous or subsequent to this Agreement, unless such written amendment to this Agreement is executed by all parties to this Agreement. The Escrow Agent may rely upon any written instructions believed in good faith to be genuine when signed and presented by the requesting parties and shall not have a duty to inquire or investigate the validity of any such written instruction. The Escrow Agent shall not be required to solicit funds from either the Depositor or the Secured Party in connection with this Agreement. The Escrow Agent shall be permitted to execute any and all powers under this Agreement directly or through its agents and/or attorneys, and shall be allowed to seek counsel from any professional regarding the performance of this Agreement, which professionals shall be selected at the sole discretion of the Escrow Agent. Should the Escrow Agent become uncertain as to its duties under this Agreement, it shall be permitted to immediately abstain from further action until such duties are expressly defined in a writing signed by all of the parties hereto, and shall only be required to protect and keep the Escrow Fund in its current investment(s) until such time as a written agreement among the parties is executed or a court of competent jurisdiction shall render an order directing further action. Upon release of the Escrow Fund as set forth in Exhibit A hereto, the Escrow Agent shall be fully released from any and all further obligations, except for the provision of written notice to the other parties to this Agreement, setting forth in such notice the date of release of the Escrow Fund, the party to whom released and the amount released, such notification to be in the form of the Escrow Agent’s final monthly statement. Upon the above referenced notification, the Escrow Agent shall be released from further obligations to any other party to this Agreement.

7. Resignation and Succession of Escrow Agent. The Escrow Agent may resign and be discharged of all duties and obligations under this Agreement by providing ten (10) calendar days written notice of such resignation to both the Depositor and the Secured Party. Such resignation shall take effect upon the appointment of a successor escrow agent as provided herein. Upon any such notice of resignation, the Depositor and the Secured Party, acting jointly, shall appoint a successor escrow agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $100,000,000, unless otherwise agreed by the Depositor and the Secured Party. Upon the acceptance in writing of any appointment as the Escrow Agent hereunder by a successor escrow agent, such successor escrow agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall promptly deliver the Escrow Fund and all materials and instruments in its possession which relate to the Escrow Fund to such successor and be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession in accordance with this

Section 7. The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing the Escrow Agent, plus any costs and fees incurred by the Escrow Agent in connection with the termination of this Agreement. Any merger, consolidation or the purchase of all or substantially all of the Escrow Agent’s corporate assets resulting in a new corporate entity shall not be considered a successor for the purposes of this Section 7, and, subject to the obligations of the Escrow Agent under Section 12 hereof the Escrow Fund shall be transferred to such entity without written consent under this Agreement.

8. Termination of Escrow Agent. The Escrow Agent may be discharged from its duties under this Agreement, with or without cause, by the Depositor and the Secured Party, acting jointly, upon ten (10) calendar days written notice from the Depositor and the Secured Party and upon the payment of any and all costs and fees due to Escrow Agent. In such event, the Escrow Agent shall be entitled to rely upon written instructions signed by the Depositor and the Secured Party as to the disposition and delivery of the Escrow Fund. Upon thirty (30) calendar days after receipt of such written notice of termination, if no successor has been named, the Escrow Agent shall immediately cease further action under this Agreement and shall have no further obligations hereunder except to hold the Escrow Fund as a depository.

9. Taxes and Fees. The Depositor and the Secured Party each represent that its Federal Employer Identification Number listed in Section 11 is true and correct, and that each will notify the Escrow Agent in writing immediately upon any change to such number. The Depositor and the Secured Party shall, jointly and severally, indemnify and hold harmless the Escrow Agent against and in respect to liability for taxes and/or any penalties or interest attributable to the investment of the Escrow Fund by Escrow Agent pursuant to this Agreement. Depositor and Secured Party also agree to pay 50% of the compensation for the services rendered by the Escrow Agent under this Agreement. Compensation for services rendered by the Escrow Agent shall be paid per the instructions set forth on Exhibit C, and Depositor and Secured Party agree to jointly pay or reimburse the Escrow Agent for all reasonable expenses and disbursements, including reasonable attorney’s fees, incurred in connection with the preparation, execution, performance, delivery, modification or termination of this Agreement (with each party paying 50% of such expenses and disbursements).

10. Indemnification of Escrow Agent. Depositor and the Secured Party shall jointly and severally indemnify, defend and hold harmless the Escrow Agent and its directors, officers, agents and employees from all loss, liability or expense arising from the execution and/or performance of this Agreement or the undertaking of any instructions from the Depositor or the Secured Party, except for those acts by the Escrow Agent which shall constitute gross negligence or willful misconduct, and such indemnification shall include reasonable attorney’s fees. The Escrow Agent’s right of indemnification shall survive the resignation or termination of the Escrow Agent and the termination of the duties described in this Agreement.

11. Notices. All communications, notices and instructions required herein shall be in writing and shall be deemed to have been duly given if delivered by hand or first class, registered mail, return receipt requested, postage prepaid, or by facsimile transmission if followed by letter and affirmative confirmation of receipt is received (such facsimile notice to be effective on the date such affirmative confirmation of receipt is received), or by overnight courier (such notice to be effective the following business day if instructions to deliver such notice on the next business day are given) and addressed as follows:

If to the Escrow Agent:	SouthTrust Bank Corporate Trust Department 79 West Paces Ferry Road, N.W. Atlanta, Georgia 30305 Attn: Virginia Petty 404-841-4670 — Direct 404-841-4766 — Facsimile

If to the Secured Party:	Suburban Lodges of America, Inc. 300 Galleria Parkway — Suite 1200 Atlanta, Georgia 30339 Attn: Kevin R. Pfannes Facsimile: (770) 951-1021
With a copy to:	Kilpatrick Stockton, LLP 1100 Peachtree Street, NE, Suite 2800 Atlanta, Georgia 30309-4530 Attn: Michael H. Trotter, Esq. Daniel T. Falstad, Esq. Facsimile: (404) 815-6555
If to the Depositor:	Intown Suites Management, Inc. 2102 Piedmont Road Atlanta, Georgia 30324 Attn: David M. Vickers Facsimile: (404) 875-7534
With a copy to:	King & Spalding 191 Peachtree Street Atlanta, Georgia 30303 Attention: Alan J. Prince, Esq. Susan J. Kolodkin, Esq. Facsimile: (404) 572-5100

In the event the Escrow Agent shall receive such written instructions and shall determine pursuant to its sole discretion that verification of such instructions shall be required, then the Escrow Agent shall be permitted to seek confirmation of such instructions by way of telephone contact to the author of such written instructions. Verification of the instructions by the purported author of the instructions called at the telephone number placed on the instructions shall serve to verify such instructions.

12. Assignment. This Agreement shall not be assignable absent written consent of the parties hereto. Any assignment absent written consent shall be deemed void ab initio, except that the merger or acquisition of all or substantially all the assets of the parties shall not require written consent, but shall require written notice to all the parties hereto. Notwithstanding the foregoing, all covenants contained in this Agreement by or on behalf of the parties hereto shall bind and inure to the benefit of such parties and their respective heirs, administrators, legal representatives, successors and assigns.

13. Modification of Agreement. This Agreement shall constitute the complete and entire understanding of the parties hereto regarding the escrow transactions contemplated hereby, and shall supersede any and all prior agreements between or among them. The provisions of this Agreement shall not be waived, modified, amended, altered or supplemented, in whole or in part, except by a writing signed by all the parties hereto.

14. Performance on Holidays. Should the performance date pursuant to any provision of this Agreement fall upon a bank holiday or on a day on which banks are not generally open for business, the performance by the Escrow Agent on the succeeding business day shall be deemed to be in full compliance with the terms hereof.

15. Choice of Law. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia. The parties further waive any right to a trial by jury with respect to any judicial proceeding arising out of occurrences related to this Agreement.

16. Force Majeure. No party to this Agreement shall be liable to any other party for losses arising out of, or the inability to perform its obligations under the terms of this Agreement, due to acts of God, which shall include, but shall not be limited to, fire, floods, strikes, mechanical failure, war, riot, nuclear accident, earthquake, terrorist attack, computer piracy, cyber-terrorism or other acts beyond the control of the parties hereto.

17. Execution. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SOUTHTRUST BANK

By:	/s/ VIRGINIA PETTY

Name: Virginia Petty
Title: Vice President and Trust Officer

SUBURBAN LODGES OF AMERICA, INC.

By:	/s/ DAVID E. KRISCHER

Name: David E. Krischer
Title: Chief Executive Officer

INTOWN SUITES MANAGEMENT, INC.

By:	/s/ DAVID M. VICKERS

Name: David M. Vickers
Title: Chief Executive Officer

Exhibit A

Disbursement Instructions

      1. If (a) either (i) the Depositor or Sub exercises its right to terminate the Merger Agreement pursuant to Section 7.1(i) thereof or (ii) the conditions precedent to the obligations of the Depositor and Sub as set forth in Sections 6.1 and 6.2 of the Merger Agreement shall have been satisfied or waived and the Depositor or Sub nonetheless fail to consummate the Closing as and when required under the Merger Agreement, and (b) each of the Secured Party and the Depositor sign and deliver to the Escrow Agent written instructions directing release of the Deposit to the Secured Party and any remaining portion of the Escrow Fund not paid to the Secured Party to the Depositor (the “Release Notice”), then as soon as practicable (but in no event more than three business days) after receipt of the Release Notice, the Escrow Agent shall release (i) the Deposit to the Secured Party and (ii) any remaining portion of the Escrow Fund not paid to the Secured Party to the Depositor, by wire transfer of immediately available funds to the bank accounts specified by the Secured Party and the Depositor (as applicable) in the Release Notice.

      2. If (a) (i) the Merger Agreement is terminated by the Depositor for any reason other than as described in subsection (a)(i) of the immediately preceding paragraph, (ii) the Merger Agreement is terminated by the Secured Party for any reason other than because the conditions precedent to the obligations of Depositor and Sub as set forth in Sections 6.1 and 6.2 of the Merger Agreement shall have been satisfied or waived and the Depositor or Sub nonetheless fails to consummate the Closing as and when required under the Merger Agreement, or (iii) the transactions contemplated by the Merger Agreement are consummated in accordance with the terms of the Merger Agreement, and (b) each of the Secured Party and the Depositor sign and deliver to the Escrow Agent written instructions directing return of the Escrow Fund to the Depositor (the “Return Notice”), then as soon as practicable (but in no event more than three business days) after receipt of the Return Notice, the Escrow Agent shall return the Escrow Fund to the Depositor, by wire transfer of immediately available funds to the bank account specified by the Depositor in the Return Notice.

      3. If the Depositor refuses to sign the Release Notice, or the Secured Party refuses to sign the Return Notice, then either such refusing party shall provide prompt written notice of its refusal to the Escrow Agent and the other party hereto, specifying in reasonable detail the basis for its refusal (the “Dispute Notice”). If the Depositor and the Secured Party cannot agree upon a resolution of the dispute within fifteen (15) calendar days of the receipt of the relevant Dispute Notice, any of the parties hereto, including the Escrow Agent, may institute legal proceedings in the United States District Court for the Northern District of Georgia with respect to the Escrow Fund, and the Escrow Agent may tender the Escrow Fund into the registry and custody of the court, and in such instance, the Escrow Agent shall thereupon be discharged from further duties or liabilities with respect to such Escrow Fund to the extent permitted by applicable law; provided, however, the Escrow Agent shall still be bound by the terms of the Escrow Agreement until its termination.

Exhibit B

Investments

      The Escrow Agent shall administer the Escrow Fund under the terms of this Agreement and shall from time to time invest and reinvest the Escrow Fund in any one or more of the following:

(a) obligations of the United States of America;

(b) general obligations of any State of the United States of America;

(c) general obligations of any political subdivision of a State of the United States of America, if such obligations are related by at least two recognized rating services as at least “AA;”

(d) certificates of deposit of the Escrow Agent and any national bank or banks insured by the Federal Deposit Insurance Corporation with a net worth in excess of $100,000,000;

(e) obligations of state or municipal public housing authorities chartered by the United States of America and guaranteed by the United States of America;

(f) demand interest bearing accounts of the Escrow Agent; and

(g) money market funds of the Escrow Agent which invest in any of the preceding (a) through (f), or rated not less than AAAM by Standard & Poors.

In the absence of joint written instructions as provided in Section 4, the Escrow Agent shall invest the Escrow Fund in money market funds of the type described in the preceding clause (g).

Exhibit C

Fees

      As compensation for services rendered under this Agreement, the Escrow Agent shall receive an Acceptance Fee of $500.00 to be paid 50% by the Depositor and 50% by the Secured Party upon the execution and delivery of this Agreement, and an Annual Administration Fee of $1,500.00, which shall be paid and 50% by the Depositor and 50% by the Secured Party, annually thereafter, in advance. There will be an additional annual charge of $500.00 if the Escrow Fund is not invested in J. P. Morgan Cash Management Money Market Fund. As set forth in Section 9 of the Agreement, compensation shall be paid to the Escrow Agent 50% by the Depositor and 50% by the Secured Party.

APPENDIX G

ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE

14-2-1301. Definitions.

      As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder. (Code 1981, § 14-2-1301, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p. 1231, § 16.)

14-2-1302. Right to dissent.

      (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) Alters or abolishes a preferential right of the shares;

(B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

(E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(F) Cancels, redeems, or repurchases all or part of the shares of the class; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

      (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. (Code 1981, § 14-2-1302, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 58; Ga. L. 1999, p. 405, § 11.))

14-2-1303. Dissent by nominees and beneficial owners.

      A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. (Code 1981, § 14-2-1303, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1320. Notice of dissenters’ rights.

      (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

      (b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken. (Code 1981, § 14-2-1320, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p. 1231, § 17.)

14-2-1321. Notice of intent to demand payment.

      (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

      (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1321, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1322. Dissenters’ notice.

      (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

      (b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article. (Code 1981, § 14-2-1322, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1323. Duty to demand payment.

      (a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

      (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

      (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1323, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1324. Share restrictions.

      (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

      (b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action. (Code 1981, § 14-2-1324, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1325. Offer of payment.

      (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

      (b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.

      (c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later. (Code 1981, § 14-2-1325, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 59; Ga. L. 1993, p. 1231, § 18.)

14-2-1326. Failure to take action.

      (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure. (Code 1981, § 14-2-1326, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1990, p. 257, § 20.)

14-2-1327.	Procedure if shareholder dissatisfied with payment or offer.

      (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

      (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

      (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due. (Code 1981, § 14-2-1327, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 60; Ga. L. 1990, p. 257, § 21; Ga. L. 1993, p. 1231, § 19.)

14-2-1330. Court action.

      (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      (b) The corporation shall commence the proceeding, which shall be a non-jury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

      (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

      (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment. (Code 1981, § 14-2-1330, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 61; Ga. L. 1993, p. 1231, § 20; Ga. L. 2000, p. 1589, § 3.)

14-2-1331. Court costs and counsel fees.

      (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

      (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable;

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

      (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (Code 1981, § 14-2-1331, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1332. Limitation of actions.

      No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322. (Code 1981, § 14-2-1332, enacted by Ga. L. 1988, p. 1070, § 1.)

SUBURBAN LODGES OF AMERICA, INC.
PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON __________, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, having received Notice of the Special Meeting of Shareholders and revoking all prior proxies, hereby appoints ________________ and __________________, and each of them, attorneys or attorney of the undersigned, with full power of substitution in each of them, for and in the name of the undersigned, to attend the Special Meeting of Shareholders of Suburban Lodges of America, Inc. (the “Company”) to be held at _________________ on ___________ , 2002 at 9:00 a.m., Eastern Time, and any postponement or adjournment thereof, and to vote and act upon the following matters in respect to all shares of common stock of the Company that the undersigned will be entitled to vote or act upon, with all powers the undersigned would possess, if personally present:

1.	Adoption and approval of the Agreement and Plan of Merger, dated as of January 29, 2002, among Intown Holding Company, L.L.C., Intown Suites Management, Inc., Intown Sub, Inc. (“Sub”) and the Company (the “Agreement”), and the merger of Sub with and into the Company (the “Merger”).

☐	FOR adoption and approval of the Agreement and approval of the Merger

☐	AGAINST adoption and approval of the Agreement and approval of the Merger

☐	ABSTAIN with respect to adoption and approval of the Agreement and approval of the Merger

2.	In their discretion with respect to such other business as may properly come before the meeting or any postponement, adjournment, or adjournments thereof.

     The shares represented by this Proxy will be voted as directed by the undersigned and indicated herein. IF NO DIRECTION IS GIVEN WITH RESPECT TO THE ADOPTION AND APPROVAL OF THE AGREEMENT AND APPROVAL OF THE MERGER, THIS PROXY WILL BE VOTED “FOR” THE APPROVAL OF THE AGREEMENT AND THE MERGER, AND THE PROXIES WILL VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT OR ADJOURNMENTS THEREOF.

     PLEASE COMPLETE, DATE SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING PRE-PAID ENVELOPE.

     This proxy is revocable at or at any time prior to the Special Meeting. Attendance of the undersigned at the Special Meeting or any postponement or adjournment thereof will not be deemed to revoke this Proxy unless the undersigned shall affirmatively indicate at such meeting the intention of the undersigned to vote such shares in person.

Dated:__________________________, 2002 (BE SURE TO DATE THE PROXY)

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If shares are held by more than one owner, each must sign. Executors, administrators, trustees, guardians, and others signing in a representative capacity should give their full titles